Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

JBG SMITH Properties

(Exact name of registrant as specified in governing instruments)

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, MD 20815

Tel: (240) 333-3600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Steven A. Museles

Chief Legal Officer and Corporate Secretary

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, MD 20815

Tel: (240) 333-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David W. Bonser

Abigail C. Smith

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Shares, par value $0.01 per share	23,313,165	$33.005	$769,451,011	$89,180

(1)Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common shares on September 15, 2017, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities hereunder until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion

Dated September 15, 2017

PROSPECTUS

23,313,165 Shares

JBG SMITH Properties

Common Shares of Beneficial Interest

This prospectus relates to the offer and sale from time to time of up to 23,313,165 shares of our common shares of beneficial interest by the selling shareholders named in this prospectus or in supplements to this prospectus.  The registration of the common shares of beneficial interest to which this prospectus relates does not require the selling shareholders to offer or sell those shares. We cannot predict when or in what amounts the selling shareholders may sell any of the shares offered by this prospectus. We are filing the registration statement pursuant to contractual obligations that exist with the selling shareholders.

We are not offering for sale any common shares of beneficial interest in the registration statement of which this prospectus is part.  We will not receive any proceeds from the sale of our common shares of beneficial interest by the selling shareholders, but will incur expenses. The selling shareholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common shares of beneficial interest are listed on The New York Stock Exchange (the “NYSE”) under the symbol “JBGS.” On September 14, 2017, the last sale price of our common shares of beneficial interest as reported on the NYSE was $33.50 per share.

We intend to elect to be taxed as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017. Our common shares of beneficial interest are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common shares of beneficial interest, including, subject to certain exceptions, a 7.5% limit, in value or in number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common shares of beneficial interest.  See “Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares.”

Investing in our common shares involves risks.  See “Risk Factors” beginning on page 7 to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated      , 2017

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. None of us or the selling shareholders have authorized anyone to provide you with additional or different information. The selling shareholders are offering to sell, and seeking offers to buy, our shares only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement or free writing prospectus prepared by us is accurate only as of its date or on the date or dates which are specified in such document, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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PRESENTATION OF INFORMATION

JBG SMITH Properties (“JBG SMITH”) was organized by Vornado Realty Trust (“Vornado”) as a Maryland real estate investment trust on October 27, 2016. JBG SMITH was formed for the purpose of receiving, via the spin-off on July 17, 2017 (the “separation”), substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith. On July 18, 2017, JBG SMITH acquired the management business and certain assets of The JBG Companies (“JBG”) (the “combination”). Unless the context otherwise requires, all references to “we,” “us,” and “our,” refer to JBG SMITH after giving effect to the completion of the separation and the combination, and references to our historical business and operations refer to the business and operations of the office, multifamily and other commercial assets that were contributed by Vornado and JBG.

Prior to the separation from Vornado, JBG SMITH was a wholly owned subsidiary of Vornado and had no material assets or operations. Pursuant to a separation agreement, on July 17, 2017, Vornado distributed 100% of the then outstanding common shares of JBG SMITH on a pro rata basis to the holders of its common shares. Prior to such distribution by Vornado, Vornado Realty L.P. (“VRLP”), Vornado’s operating partnership, distributed common limited partnership units (“OP Units”) in JBG SMITH Properties LP (“JBG SMITH LP”), our operating partnership, on a pro rata basis to the holders of VRLP’s common limited partnership units (also referred to in this prospectus as “common limited partners”), consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado contributed to JBG SMITH all of the OP Units it received in exchange for common shares of JBG SMITH. Each Vornado common shareholder received one JBG SMITH common share for every two Vornado common shares held as of the close of business on July 7, 2017 (the “Record Date”).  Vornado and each of the other limited partners of VRLP received one JBG SMITH LP common limited partnership unit for every two common limited partnership units in VRLP held as of the close of business on the Record Date.

We present certain financial information and metrics in this prospectus “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in joint ventures (collectively, “partially owned entities”). Financial information “at JBG SMITH Share” is calculated on an entity-by-entity basis. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that, as of the combination, approximately 30% of our assets, as measured by total square feet, are held through joint ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors important information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated joint ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated joint ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision making authority regarding the property, joint venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our joint ventures may be subject to debt, and the refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our joint ventures or they take action inconsistent with the interests of the joint venture, we may be adversely affected. See “Risk Factors—Risks Related to our Business and Operations—Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our partners’ or co-venturers’ financial condition and disputes between us and our partners or co-venturers”. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP. For more information on our joint venture arrangements, see “Our Joint Venture Arrangements”.

Unless the context otherwise requires, the terms listed below have the meanings set forth next to such terms.

“annualized rent” means (i) for office and other assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of June 30, 2017, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of June 30, 2017, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

“buy-sell right” means a right pursuant to which one member (the “initiating member”) of a joint venture may, if certain conditions are met, force the other member (the “non-initiating member”) to either, with the choice to be made by the non-initiating member, (1) sell its interest in the joint venture to the initiating member or (2) purchase the initiating member’s interest in the joint venture, in either case for a price based on a value for the joint venture’s property proposed by the initiating member.

The “combination” means the combination of JBG SMITH with the management business and certain select assets of JBG in accordance with the MTA which occurred at 12:01 a.m. Eastern on July 18, 2017.

“common limited partners” means holders of common limited partnership units of VRLP or JBG SMITH LP, as applicable.

The “distribution” means, unless otherwise specified, the pro rata distribution by Vornado to its common shareholders of all JBG SMITH common shares held by Vornado which occurred at 11:59 p.m. Eastern Time on July 17, 2017.

The “distribution by VRLP” means the pro rata distribution by VRLP, immediately prior to the distribution by Vornado, of all outstanding OP Units to holders of VRLP’s common limited partnership units, consisting of Vornado and the other common limited partners of VRLP.

“estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2017, including all remaining acquisition costs, hard costs, soft costs, tenant improvements, leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses.

“estimated potential development density” reflects management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of June 30, 2017.

“free rent” means the amount of base rent and operating expenses that are abated according to the applicable lease agreement(s).

“future development pipeline” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of June 30, 2017 where we (i) own land or control the land through a ground lease  or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.

“GAAP” means accounting principles generally accepted in the United States.

“Gateway Markets” means those metropolitan areas that receive the largest volumes of inbound investment capital and have the highest levels of institutional ownership. These markets are generally characterized by advanced infrastructure and connectivity to a wide range of domestic and international destinations as well as a deep pool of educated workers, an extensive network of public and private institutions and concentrations of Fortune 500 and/or high-profile headquarters. Although not necessarily the fastest-growing cities nationally, Gateway Markets generally provide long-term stability for both owners and occupiers. Gateway Markets generally command the highest rents and pricing for top-tier assets and achievable per-square-foot sales pricing is comparable to other global business hubs.

“GSA” means the General Services Administration, which is the independent federal government agency that manages real estate procurement for the federal government and federal agencies.

“Included Assets” means the Vornado Included Assets and the JBG Included Assets.

“JBG” refers to JBG/Operating Partners, L.P. and its affiliated entities that conducted business under The JBG Companies® trade name prior to the completion of the combination.

“JBG Contributing Funds” means JBG/Urban Direct Member, L.L.C., JBG/Urban Development Investment Partner L.L.C. and the four JBG Funds (i.e., JBG Investment Fund VI, L.L.C., JBG Investment Fund VII, L.L.C., JBG Investment Fund VIII, L.L.C. and JBG Investment Fund IX, L.L.C.) that contributed interests in real assets to us in the combination.

“JBG Funds” means the nine real estate investment funds JBG organized since 1999.

“JBG Included Assets” means the JBG Included Properties and certain other assets related thereto, including JBG/Operating Partners L.P.

“JBG Included Properties” means the portfolio of assets in the Washington, DC metropolitan area contributed to JBG SMITH by JBG in the separation and the combination, consisting of (as of June 30, 2017) (i) 30 operating assets comprising 19 office assets totaling approximately 3.6 million square feet (2.3 million square feet at JBG’s share), nine multifamily assets totaling 2,883 units (1,099 units at JBG’s share) and two other assets totaling approximately 490,000 square feet (73,000 square feet at JBG’s share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at JBG’s share) and six multifamily assets totaling 1,334 units (1,146 units at JBG’s share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at JBG’s share) and one other asset with over 65,000 square feet (6,500 square feet at JBG’s share) and (iv) 26 future development assets totaling approximately 11.7 million square feet (8.5 million square feet at JBG’s share) of estimated potential development density.

“JBG Parties” means JBG Properties Inc., JBG/Operating Partners L.P., JBG Investment Fund VI, L.L.C., JBG Investment Fund VII, L.L.C., JBG Investment Fund VIII, L.L.C., JBG Investment Fund IX, L.L.C. and JBG/Urban Direct Member, L.L.C.

“JBG SMITH,” “our company,” “the company,” “us,” “our” and “we” refer to JBG SMITH Properties, a Maryland real estate investment trust, and its subsidiaries.

“JBG SMITH common shares” means common shares of beneficial interest, par value $0.01 per share, of JBG SMITH.

“JBG SMITH LP” means JBG SMITH Properties LP, our operating partnership.

The “JBG SMITH portfolio” means the portfolio of assets in the Washington, DC metropolitan area contributed to JBG SMITH by Vornado and JBG in the separation and the combination, consisting of (as of June 30, 2017) (i) 68 operating assets comprising 50 office assets totaling approximately 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at our share) and six multifamily assets totaling 1,334 units (1,146 units at our share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at our share) and one other asset with over 65,000 square feet (6,500 square feet at our share) and (iv) 44 future development assets totaling over 22.0 million square feet (18.3 million square feet at our share) of estimated potential development density in the Washington, DC metropolitan area, transferred to JBG SMITH by Vornado and JBG in the separation and the combination.

“JBG SMITH Share” refers to our ownership percentage of consolidated and unconsolidated assets applied to the specified metric.

“MTA” means the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado, VRLP, the JBG Parties, JBG SMITH and JBG SMITH LP, as amended.

“Metro” refers to the public transportation network serving the Washington, DC metropolitan area operated by the Washington Metropolitan Area Transit Authority.

“Metro-served” means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“near-term development” refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within the 18 months following June 30, 2017, subject to market conditions.

“net absorption” means the net change in physically occupied space over the applicable review period. Net absorption takes into account move-ins and move-outs within the existing office stock as well as the change in occupied space resulting from the delivery of newly constructed buildings and conversion/demolition of buildings over the review period. The resulting increase or decrease in physically occupied space relative to the starting inventory is characterized as net absorption. Net absorption may be expressed in square footage, or square footage as a percent of inventory based on the square footage at the start of the measurement period.

“Placemaking” refers to our approach to value creation that involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and designed public space.

“recently delivered” means assets that have been delivered within the 12 months ended June 30, 2017.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

The “separation” means the separation from Vornado of the Vornado Included Assets from Vornado’s other businesses.

“signed but not yet commenced leases” means leases for assets in the JBG SMITH portfolio that, as of June 30, 2017, have been executed but for which the contractual lease term had not yet begun and no rental payments had yet been received.

“square feet” or “SF” means the amount of rentable square feet of a property that can be rented to tenants, defined as (i) for office and other assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for the assets under construction and the near-term development assets, management’s estimate of actual rentable square feet based on current design plans as of June 30, 2017, or (iv) for the future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of June 30, 2017.

The “transaction” means the separation, distribution and combination, collectively.

“under construction” refers to assets that were under construction as of June 30, 2017.

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“urban-infill” refers to new development or an existing asset that is sited on vacant or undeveloped land within an existing community, and that is surrounded by other types of development.

“Vornado” means Vornado Realty Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including Vornado Realty L.P.

“Vornado common shares” means common shares of beneficial interest, par value $0.04 per share, of Vornado.

“Vornado Included Assets” means the Vornado Included Properties, the entities that held the Vornado Included Properties and certain debt and equity investments owned by a few transferred entities and other assets related thereto, which included all of the assets and liabilities of Vornado’s Washington, DC segment (other than the 46.2% interest in Rosslyn Plaza) and excludes Vornado’s 7.5% interest in Fashion Centre Mall and 3040 M Street.

“Vornado Included Properties” means the portfolio of Vornado/Charles E. Smith assets in the Washington, DC metropolitan contributed to JBG SMITH by Vornado in the separation and the combination, consisting of (as of June 30, 2017) (i) 38 operating assets comprising 31 office assets totaling over 10.3 million square feet (9.6 million square feet at Vornado’s share), five wholly owned multifamily assets totaling 3,133 units and two wholly owned other assets totaling approximately 275,000 square feet and (ii) 18 future development assets totaling over 10.3 million square feet (9.8 million square feet at Vornado’s share) of estimated potential development density.

“VRLP” means Vornado Realty L.P., a Delaware limited partnership through which Vornado conducts its business and holds substantially all of its interests in assets.

“Washington, DC metropolitan area” means the contiguous metropolitan area, centered on the District of Columbia, which also includes certain adjacent, nearby counties in Northern Virginia and Southern Maryland.

SUMMARY

The following is a summary of material information discussed in this prospectus. This summary may not contain all information that may be important to you before making a decision to invest in our shares. To better understand our business and financial position, you should carefully review this entire prospectus. Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus assumes the completion of the separation and the combination even if the date of the information is prior to the actual completion of the separation and the combination, and references to our historical business and operations refer to the business and operations of those office, multifamily and other commercial assets contributed by Vornado and JBG.  For a glossary of certain terms used in this prospectus, please refer to “Presentation of Information.”

Our Company

JBG SMITH represents the combination of Vornado’s Washington, DC segment (which operated as Vornado / Charles E. Smith) and the management business and certain Washington, DC metropolitan area assets of JBG. Historically, Vornado / Charles E. Smith and JBG represented two large, noteworthy, Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area.

We believe that the combination of Vornado / Charles E. Smith and JBG results in the following key strengths and competitive advantages that will contribute to our future success:

•                  We are the largest publicly traded real estate company focused on the Washington, DC metropolitan area;

•                  Our assets consist of high-quality office, multifamily and retail properties concentrated in what we believe are the most attractive Metro-served, urban-infill submarkets;

•                  We have a demonstrated track record of combining these assets in vibrant, amenity-rich mixed-use projects that create and sustain value and competitive advantage over time;

•                  We believe that we are positioned for substantial revenue growth driven by near-term opportunities embedded in our existing operating portfolio and our near-term and future development pipelines;

•                  Our Washington, DC area management platform has proven investment, operating and development skills and leverages our experience in the use of our Placemaking strategy to unlock value in large scale projects and neighborhood repositionings;

•                  We expect to access acquisition opportunities with strong prospects for growth through our proven acquisition platform that combines the longstanding market relationships, reputation and expertise of both the Vornado and JBG Washington, DC platforms;

•                  Our disciplined, research-based approach ensures our investment decisions are based on current and forecasted market fundamentals and trends, which allows us to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets;

•                  We have a proven track record of capital allocation across investment opportunities and market cycles;

•                  We have a well-capitalized balance sheet and access to a broad range of funding sources which allows us to fund our growth opportunities while maintaining prudent leverage levels; and

•                  We believe the Washington, DC metropolitan area real estate market is positioned to experience a stronger recovery over the next 24 to 36 months compared to other Gateway Markets.

Our Strategy

Our mission is to own and operate a high-quality portfolio of Metro-served, urban-infill office, multifamily and retail assets concentrated in downtown Washington, DC, our nation’s capital, and other leading urban infill submarkets with proximity to downtown Washington, DC and to grow this portfolio through value-added development and acquisitions. We have significant expertise in the Washington, DC metropolitan area across multiple product types and consider office, multifamily and retail to be our core asset classes. We are known for our creative deal-making and capital allocation skills and for our deep pool of development and value creation expertise across product types.

One of our approaches to value creation involves utilizing a series of complementary disciplines through a process that we call “Placemaking.” Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and designed public space. Through this process, we are able to drive synergies, and thus value, across those varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand.

Our Portfolio

We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of concentrating in downtown Washington, DC and other leading urban-infill submarkets with proximity to downtown Washington, DC that have high barriers to entry and key urban amenities, including being within walking distance of the Metro. Over 98% of our operating assets are Metro-served, based on our share of rentable square feet as of June 30, 2017. As of June 30, 2017, our operating portfolio consisted of 68 operating assets comprising 50 office assets totaling approximately 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share).

Our Assets Under Construction and Near-Term and Future Development Pipelines

In addition to our operating portfolio, as of June 30, 2017, we owned:

•                  11 assets under construction comprising over 1.3 million square feet (1.2 million square feet at our share) of office and 1,334 units (1,146 units at our share) of multifamily with an estimated incremental investment as of June 30, 2017 of approximately $952.4 million ($825.7 million at our share);

•                  a near-term development pipeline consisting of two assets (one multifamily and one other asset) with 433 multifamily units (303 units at our share) and over 65,000 square feet (6,500 square feet at our share) of retail; and

•                  a future development pipeline consisting of 44 future development assets with an estimated potential development density of over 22.0 million square feet (18.3 million square feet at our share).

With respect to the two assets in our near-term development pipeline, the entitlement process has been substantially completed and these projects are in position for construction to commence.  In general, given current market expectations, we estimate that we will commence construction on near-term development multifamily assets within the 18 months following June 30, 2017, while commencement of construction on near-term development office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. We plan to be an active developer, particularly of multifamily assets, and intend to manage the delivery of our development growth pipeline to meet market demand while prudently managing our long-term leverage levels and balance sheet.

Our Third-Party Real Estate Services Business

In addition to our portfolio, we have a third-party real estate services business that represents the combination of Vornado / Charles E. Smith’s and JBG’s management platforms and provides fee-based real estate services to eight JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships.

Our Management Team and Platform

We are self-managed and led by JBG’s former executive management team, and have combined talent from each of Vornado / Charles E. Smith and JBG, providing us with a seasoned management team. Our executive management team includes W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer) and Kevin (“Kai”) Reynolds (Co-Chief Development Officer), who are all former managing partners or partners of JBG with an average tenure of 18 years at JBG. These executives managed the JBG business up until the combination and have a longstanding track record in the Washington, DC market. Our senior management team also benefits from the experience and expertise of Stephen W. Theriot (Chief Financial Officer), who served as Vornado’s Chief Financial Officer from June 2013 to February 2017, and Patrick J. Tyrrell (Chief Administrative Officer), who served as Vornado’s Chief Operating Officer of its Washington, DC division from April 2003 until the combination. Our commercial leasing team is led by David Ritchey (Executive Vice President) and is supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals. Our board of trustees consists of a majority of independent trustees. In addition to the appointment of seven independent trustees, Steven Roth, Vornado’s Chairman and CEO, is Chairman of the board of trustees and Mitchell Schear, the former President of Vornado’s Washington, DC division, serves as a trustee. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all former managing partners of JBG, also serve as our trustees.

Our broad transactional skill sets, multi-asset class experience, deep organizational and financial expertise, and a long and successful track record built over 50 years, allow us to uniquely source and execute on a broad array of opportunities. Our management platform is vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, which allows us to efficiently execute on our business strategy. Our platform is also horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail, which affords us the flexibility to respond to changing market conditions by adjusting our business plans to deliver the type of asset that will meet current market demand. As a result, we are able to execute large-scale mixed-use projects without the need to partner with other operators or developers. In addition, we have developed an intimate knowledge of the Washington, DC metropolitan area and a detailed understanding of the key submarkets on a block-by-block basis. We believe that our in-depth market knowledge and extensive network of longstanding relationships with real estate owners, developers, tenants, brokers, lenders, general contractors, municipalities, local community organizations and other market participants provide us with a sustainable competitive advantage.

REIT Status

We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year ending December 31, 2017, and we intend to maintain this status in future periods.

Summary Table—Total Portfolio as of June 30, 2017

		100% Share	At JBG SMITH Share
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased	Annualized Rent (in thousands)	Annualized Rent Per Square Foot/ Monthly Rent Per Unit(1)
OPERATING
Office
In service	49	13,873,849	11,871,298	87.4%	$447,941	$44.41
Recently delivered	1	13,633	13,633	100.0%	—	—
Total/weighted average	50	13,887,482	11,884,931	87.5%	$447,941	$44.41

Multifamily
In service	13	5,317	3,533	97.0%	$81,485	$2,009
Recently delivered	1	699	699	95.9%	21,313	2,692
Total/weighted average	14	6,016	4,232	96.8%	$102,798	$2,122

Other(2)
In service	4	764,546	348,188	96.3%	$2,888	$36.51

Operating - Total/Weighted Average	68	14,652,028 SF/ 6,016 Units	12,233,119 SF/ 4,232 Units	89.8%	553,627	$44.34 per SF/ $2,122 per unit

DEVELOPMENT
Under Construction
Office(3)	5	1,343,823	1,234,068	41.8%
Multifamily	6	1,334	1,146	N/A
Total/weighted average	11	1,343,823 SF/ 1,334 Units	1,234,068 SF/ 1,146 Units	41.8%

Near-Term Development
Multifamily	1	433	303
Other	1	65,342	6,534
Total	2	65,342 SF/ 433 Units	6,534 SF/ 303 Units

Development - Total	13	1,409,165 SF/ 1,767 Units	1,240,603 SF/ 1,449 Units

Future Development	44	22,024,100	18,254,300

(1) For office assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. For other assets, represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(2) Includes three standalone retail assets and the Crystal City Marriott Hotel, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott Hotel is excluded from percent leased, annualized rent, and annualized rent per square foot metrics.

(3) In July 2017, we executed a lease for approximately 80,200 square feet at 4747 Bethesda Avenue to relocate our headquarters, which brings the asset to 27.9% pre-leased. With this lease, the under construction office assets are 48.3% pre-leased at JBG SMITH’s share.

Corporate Information

We were formed as a Maryland real estate investment trust on October 27, 2016 for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado’s Washington, DC segment. The address of our principal executive office is 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815. The telephone number for our principal executive office is (240) 333-3600.

We also maintain a website at JBGSMITH.com. Our website and the information contained therein or connected thereto is not deemed to be incorporated herein, and you should not rely on any such information in making any investment decision.

Risks Associated with Our Business

An investment in our common shares is subject to a number of risks, including risks relating to the separation. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

•                  Our portfolio of assets is geographically concentrated in the Washington, DC metropolitan area, which makes us more susceptible to regional and local adverse economic and other conditions than if we owned a more geographically diverse portfolio.

•                  A significant portion of our revenues is derived from federal government tenants, and our assets and our property development market are dependent on a metropolitan economy that is heavily reliant on actual and anticipated federal government spending, and any actual or anticipated curtailment of such spending could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

•                  Capital markets and economic conditions can materially affect our liquidity, financial condition and results of operations, as well as the value of our debt and equity securities.

•                  Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays, actual density being materially lower than estimated potential development density and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common shares.

•                  We may be unable to renew leases, lease vacant space or re-let space as leases expire, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

•                  We derive most of our revenues from office assets and are subject to risks that affect the businesses of our office tenants, which are generally financial, legal and other professional firms as well as the U.S. federal government and defense contractors.

•                  Certain of the agreements entered into in connection with the separation and the combination require us to indemnify Vornado, which could materially adversely affect our operations.

•                  We may not achieve some or all of the expected benefits of the separation and the combination, and the separation and the combination may adversely affect our business.

•                  We have a substantial amount of indebtedness, which may limit our financial and operating activities and expose us to the risk of default under our debt obligations.

•                  We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

•                  Our declaration of trust and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest.

•                  Our share price may be volatile and could decline substantially due to the trading market for our common shares being initiated only recently in connection with the separation and combination, in response to substantial sales of our common shares or for other reasons.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus in evaluating our company and our common shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements” for additional information regarding these forward-looking statements.

Risks Related to Our Business and Operations

Our portfolio of assets is geographically concentrated in the Washington, DC metropolitan area, which makes us more susceptible to regional and local adverse economic and other conditions than if we owned a more geographically diverse portfolio.

All of our assets are located in the Washington, DC metropolitan area. As a result, we are particularly susceptible to adverse economic or other conditions in this market (such as periods of economic slowdown or recession, business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, and the cost of complying with governmental regulations or increased regulation), as well as to natural disasters (including earthquakes, storms and hurricanes), potentially adverse effects of “global warming” and other disruptions that occur in this market (such as terrorist activity or threats of terrorist activity and other events), any of which may have a greater impact on the value of our assets or on our operating results than if we owned a more geographically diverse portfolio. This market experienced an economic downturn in recent years. A similar or worse economic downturn in the future could materially and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We cannot assure you that this market will grow or that underlying real estate fundamentals will be favorable to owners, operators and developers of office, multifamily or retail assets or future development assets. Our operations may also be affected if competing assets are built in this market. Moreover, submarkets within our core market may be dependent upon a limited number of industries. Any adverse economic or other conditions in the Washington, DC metropolitan area, or any decrease in demand for office, multifamily or retail assets could adversely impact our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Our assets and our property development market are dependent on a metropolitan economy that is heavily reliant on actual and anticipated federal government spending, and any actual or anticipated curtailment of such spending could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

The real estate and property development market in the Washington, DC metropolitan area is heavily dependent upon actual and anticipated government spending, and the professional services and other industries that support the federal government. Any actual or anticipated curtailment of government spending, whether due to an actual or potential change of presidential administration or control of Congress, anticipation of federal government sequestrations, furloughs or shutdowns, a slowdown of the U.S. and/or global economy or other factors, could have an adverse impact on real estate values and property development in the Washington, DC metropolitan area, on demand and willingness to enter into long-term contracts for office space by the federal government and companies dependent upon the federal government, as well as on occupancy rates and annualized rents of multifamily and retail assets by occupants or patrons whose employment is by or related to the federal government. For example, sequestration, which mainly impacted government contractors and federal government agencies, resulted in a large decrease in federal government spending, and the implementation of BRAC, which shifted Department of Defense real estate from leased space to owned bases, contributed to 5.2 million square feet of occupancy losses in the Washington, DC metropolitan area from 2012 through 2014, mainly in Northern Virginia. Similar curtailments in federal spending or changes in federal leasing policy could occur in the future, which could have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We derive a significant portion of our revenues from U.S. federal government tenants.

As of June 30, 2017, approximately 22.3% of our share of annualized rent from our office and retail leases in our operating portfolio was generated by rentals to U.S. federal government tenants. The occurrence of events that have a negative impact on the demand for federal government office space, such as a decrease in federal government payrolls or a change in policy that prevents governmental tenants from renting our office space, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting other categories of tenants. If the revenues generated by U.S. federal government tenants were to decline substantially, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be negatively impacted in a material fashion.

We may face additional risks and costs associated with directly managing assets occupied by government tenants.

As of June 30, 2017, we owned 25 assets in which some or all of the tenants are federal government agencies. As such, lease agreements with these federal government agencies contain certain provisions required by federal law, which require, among other things, that the contractor (which is the lessor or the owner of the property), agree to comply with certain rules and regulations, including, but not limited to, rules and regulations related to anti-kickback procedures, examination of records, audits and records, equal opportunity provisions, prohibition against segregated facilities, certain executive orders, subcontractor cost or pricing data, and certain provisions intending to assist small businesses. Through one of our wholly owned subsidiaries, we directly manage assets with federal government agency tenants and, therefore, we are subject to additional risks associated with compliance with all such federal rules and regulations. In addition, there are certain additional requirements relating to the potential application of certain equal opportunity provisions and the related requirement to prepare written affirmative action plans applicable to government contractors and subcontractors. Some of the factors used to determine whether such requirements apply to a company that is affiliated with the actual government contractor (the legal entity that is the lessor under a lease with a federal government agency) include whether such company and the government contractor are under common ownership, have common management, and are under common control. We own the entity that is the government contractor and the property manager, increasing the risk that requirements of the Employment Standards Administration’s Office of Federal Contract Compliance Programs and requirements to prepare affirmative action plans pursuant to the applicable executive order may be determined to be applicable to us.

Capital markets and economic conditions can materially affect our liquidity, financial condition and results of operations, as well as the value of our debt and equity securities.

There are many factors that can affect the value of our equity securities and any debt securities we may issue in the future, including the state of the capital markets and the economy. Demand for office space may decline nationwide as it did in 2008 and 2009, due to an economic downturn, bankruptcies, downsizing, layoffs and cost cutting. Government action or inaction may adversely affect the state of the capital markets. The cost and availability of credit may be adversely affected by illiquid credit markets and wider credit spreads, which may adversely affect our liquidity and financial condition, including our results of operations, and the liquidity and financial condition of our tenants. Our inability or the inability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs may materially affect our financial condition and results of operations and the value of our equity securities and any debt securities we may issue in the future.

We may acquire, develop or redevelop real estate and acquire related companies and this may create risks.

We may acquire, develop or redevelop assets or acquire real estate related companies when we believe doing so is consistent with our business strategy. We may not succeed in (i) developing, redeveloping or acquiring real estate and real estate related companies; (ii) completing these activities on time or within budget; and (iii) leasing or selling developed, redeveloped or acquired assets at amounts sufficient to cover our costs. Competition in these activities could also significantly increase our costs. Difficulties in integrating acquisitions may prove costly or time-consuming and could divert management’s attention. Acquisitions or developments in new markets or types of assets where we do not have the same level of market knowledge may result in weaker than anticipated performance. We may also abandon acquisition, development or redevelopment opportunities that we have begun pursuing and consequently fail to recover expenses already incurred. Furthermore, we may be exposed to the liabilities of assets or companies acquired, some of which we may not be aware of at the time of acquisition.

Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners’ or co-venturers’ financial condition and disputes between us and our partners or co-venturers.

As of June 30, 2017, approximately 30% of our assets measured by total square feet were held through joint ventures, and we expect to co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring noncontrolling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity, and may, under certain circumstances, be exposed to risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions, and we may be forced to make contributions to maintain the value of the property. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. We and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners’ or co-venturers’ interest, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt, and the refinancing of such debt may require equity capital calls. We will review the qualifications and previous experience of any partners and co-venturers, although we may not obtain financial information from, or undertake independent investigations with respect to, prospective partners or co-venturers. To the extent our partners and co-venturers do not meet their obligations to us or our partnerships or joint ventures or they take action inconsistent with the interests of the partnership or joint venture, we may be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

As of June 30, 2017, leases representing 3.1% of our share of the office and retail square footage in our operating portfolio will expire by the end of 2017 and 14.0% of our share of the square footage of the assets in our office and other portfolios was unoccupied and not generating rent. We cannot assure you that expiring leases, which have a number of scheduled lease expirations in the near-term, will be renewed or that our assets will be re-let at rental rates equal to or above current average rental rates or that substantial free rent, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. In addition, our ability to lease our multifamily assets at favorable rates, or at all, may be adversely affected by any increase in supply and/or deterioration in the multifamily market, is dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, housing market conditions, stock market volatility and uncertainty about the future. If the rental rates for our assets decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected.

We depend on major tenants in our office portfolio, and the bankruptcy, insolvency or inability to pay rent of any of these tenants could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

As of June 30, 2017, the 20 largest office and retail tenants in our operating portfolio represented approximately 49.5% of our share of total annualized office and retail rent. In many cases, through tenant improvement allowances and other concessions, we have made substantial upfront investments in leases with our major tenants that we may not be able to recover.

The inability of a major tenant to pay rent, or the bankruptcy or insolvency of a major tenant, may adversely affect the income produced by our office portfolio. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease with us. If a lease is rejected by a tenant in bankruptcy, we may have only a general unsecured claim for damages that is limited in amount and may only be paid to the extent that funds are available and in the same percentage as is paid to all other holders of unsecured claims. Moreover, any claim against such tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease.

If any of our major tenants were to experience a downturn in its business, or a weakening of its financial condition resulting in its failure to make timely rental payments or causing it to default under its lease, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Any such event could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We derive a significant portion of our revenues from five of our assets.

As of June 30, 2017, five of our assets in the aggregate generated approximately 25% of our share of annualized rent. The occurrence of events that have a negative impact on one or more of these assets, such as a natural disaster that damages one or more of the assets, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting a less significant property. If the revenues generated by one or more of these assets were to decline substantially, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected.

We derive most of our revenues from office assets and are subject to risks that affect the businesses of our office tenants, which are generally financial, legal and other professional firms as well as the U.S. federal government and defense contractors.

As of June 30, 2017, our 50 operating office assets generated approximately 80.9% of our share of annualized rent. As a result, the occurrence of events that have a negative impact on the market for office space, such as increased unemployment in the Washington, DC metropolitan area, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting our other segments. Our office tenants are generally financial, legal and other professional firms, as well as the U.S. federal government and defense contractors. Consequently, we are subject to factors that affect the financial, legal and professional services industries or the federal government generally, including the state of the economy, stock market volatility, and the level of unemployment. These factors could adversely affect the financial condition of our office tenants and the willingness of firms to lease space in our office buildings, which in turn may materially and adversely affect our results of operations, financial condition and ability to service current debt and to make distributions to our shareholders.

Certain of our retail assets depend on anchor or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Certain of our retail assets are anchored by large, nationally recognized tenants. At any time, such tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, such tenants may fail to comply with their contractual obligations to us, seek concessions to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases. In addition, certain of our tenants may cease operations while continuing to pay rent. Moreover, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail assets.

Loss of, or a store closure by, an anchor or major tenant could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. If sales of our other tenants decrease, they may be unable to pay their minimum rents or expense recovery charges. Such circumstances may significantly reduce our occupancy level or the rent we receive from our retail assets, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

The occurrence of any of the situations described above, particularly if it involves an anchor or major tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

We are subject to risks that affect the retail environment generally, such as weakness in the economy, consumer spending, adverse financial condition of large retail companies and competition from discount and online retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our retail assets.

A portion of our assets are in the retail real estate market. This means that we are subject to factors that affect the retail environment generally, as well as the market for retail space. The retail environment and the market for retail space have previously been, and could again be, adversely affected by weakness in national, regional and local economies, consumer spending and consumer confidence, adverse financial condition of some large retailing companies, ongoing consolidation in the retail sector, excess amount of retail space in a number of markets and increasing competition from online retailers and other online businesses, discount retailers and outlet malls. Increases in online consumer spending may significantly affect our retail tenants’ ability to generate sales in their stores. If we fail to reinvest in and redevelop our assets so as to maintain their attractiveness to retailers and shoppers, our revenue and profitability may suffer. If retailers or shoppers perceive that shopping at other venues, online or by phone is more convenient, cost-effective or otherwise more attractive, our revenues and profitability may also suffer.

Any of the foregoing factors could adversely affect the financial condition of our retail tenants and the willingness of retailers to lease space in our retail assets, which in turn, could negatively impact market rents for retail space and, therefore, materially and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We face risks associated with our tenants being designated “Prohibited Persons” by the Office of Foreign Assets Control.

Pursuant to Executive Order 13224 and other laws, the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) maintains a list of persons designated as terrorists or who are otherwise blocked or banned (“Prohibited Persons”) from conducting business or engaging in transactions in the United States and thereby restricts our doing business with such persons. In addition, our leases, loans and other agreements may require us to comply with OFAC and related requirements, and any failure to do so may result in a breach of such agreements. If a tenant or other party with whom we conduct business is placed on the OFAC list or is otherwise a party with whom we are prohibited from doing business, we may be required to terminate the lease or other agreement. Any such termination could result in a loss of revenue or otherwise negatively affect our financial results and cash flows.

Real estate is a competitive business.

We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, attractiveness of location, the quality of the property and breadth and quality of services provided. Our success depends upon, among other factors, trends of the global, national, regional and local economies, the financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population and employment trends.

We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

Our financial results depend significantly on leasing space in our assets to tenants on economically favorable terms. In addition, because a majority of our income is derived from renting real property, our income, funds available to pay indebtedness and funds available for distribution to shareholders will decrease if certain of our tenants cannot pay their rent or if we are not able to maintain occupancy levels on favorable terms. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal and other costs. During periods of economic adversity, there may be an increase in the number of tenants that cannot pay their rent and an increase in vacancy rates.

We may find it necessary to make rent or other concessions and/or significant capital expenditures to improve our assets to retain and attract tenants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

We may find it necessary to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures to retain tenants whose leases expire and to attract new tenants in sufficient numbers. If the necessary capital is unavailable, we may be unable to make such expenditures. This could result in non-renewals by tenants upon expiration of their leases and our vacant space remaining untenanted, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Affordable housing and tenant protection regulations may limit our ability to increase rents and pass through new or increased operating expenses to our tenants.

Certain states and municipalities have adopted laws and regulations imposing restrictions on the timing or amount of rent increases and other tenant protections. As of June 30, 2017, approximately 4% of the units in our operating multifamily portfolio were designated as affordable housing. In addition, Washington, DC and Montgomery County, Maryland have laws that require, in certain circumstances, an owner of a multifamily rental property to allow tenant organizations the option to purchase the building at a market price if the owner attempts to sell the property. We expect to continue operating and acquiring assets in areas that either are subject to these types of laws or regulations or where such laws or regulations may be enacted in the future. Such laws and regulations limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating expenses and could make it more difficult for us to dispose of assets in certain circumstances.

Increased competition and increased affordability of residential homes could limit our ability to retain residents, lease apartment homes and increase or maintain rents at our multifamily assets.

Our multifamily assets compete with numerous housing alternatives in attracting residents, including other multifamily assets and single-family rental homes, as well as owner-occupied single and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner-occupied single and multifamily homes due to, among other things, affordable housing prices, oversupply, low mortgage interest rates, and tax incentives and government programs that promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents at our multifamily assets.

Our success depends on our senior management team whose continued service is not guaranteed, and the loss of one or more of these persons could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

Our success and our ability to implement and manage anticipated future growth depend, in large part, upon the efforts of our senior management team, who have extensive market knowledge and relationships, and exercise substantial influence over our operational, financing, acquisition and disposition activity. Members of our senior management team have national or regional industry reputations that attract business and investment opportunities and assist us in negotiations with lenders, existing and potential tenants and other industry participants. The loss of services of one or more members of our senior management team, or our inability to attract and retain similarly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

The actual density of our future development pipeline and/or any particular future development parcel may not be consistent with the estimated potential development density set forth in this prospectus.

As of June 30, 2017, we estimate that our 44-asset future development pipeline is comprised over 22.0 million square feet (18.3 million at our share) of estimated potential development density. We caution you not to place undue reliance on the potential development density estimates for our future development pipeline and/or any particular future development parcel because they are based solely on our estimates, using data currently available to us, and our business plans as of June 30, 2017. The actual density of our future development pipeline and/or any particular future development parcel may differ substantially from our estimates based on numerous factors, including our inability to obtain necessary zoning, land use and other required entitlements, as well as building, occupancy and other required governmental permits and authorizations, and changes in the entitlement, permitting and authorization processes that restrict or delay our ability to develop, redevelop or use our future development pipeline at anticipated density levels. Moreover, we may strategically choose not to develop, redevelop or use our future development pipeline to its maximum potential development density or may be unable to do so as a result of factors beyond our control, including our ability to obtain financing on terms and conditions that we find acceptable, or at all, to fund our development activities. We can provide no assurance that the actual density of our future development pipeline and/or any particular future development parcel will be consistent with the estimated potential development density set forth in this prospectus.

We may not be able to realize potential incremental annualized rent from our office, multifamily or other lease-up opportunities set forth in this prospectus.

Based on current market demand in our submarkets and the efforts of our dedicated in-house leasing teams, we believe we can increase our occupancy and revenue at certain office, multifamily and retail assets. However, we cannot assure you that we will be able to realize potential incremental annualized rent from our office, multifamily or other lease-up opportunities. Our ability to increase our occupancy and revenue at certain office, multifamily and other assets may be adversely affected by an increase in supply and/or deterioration in the office, multifamily or other markets. In addition, if our competitors offer space at rental rates below current asking rates or below our in-place rates, we may experience difficulties attracting new tenants or retaining existing tenants and may be pressured to reduce our rental rates below those we currently charge or to offer more substantial free rent, tenant improvements, early termination rights or below-market renewal options in order to attract or retain tenants. We caution you not to place undue reliance on our belief that we can increase our occupancy and revenue at certain office, multifamily and retail assets.

We own assets in the same geographic regions as Vornado and the JBG Funds and may compete for tenants with Vornado and such JBG Funds.

Although Vornado and the JBG Funds have collectively contributed the majority of their assets located in the Washington, DC metropolitan area to our company as part of the transaction, we have not and will not acquire all of the assets of Vornado or the JBG Funds in the Washington, DC metropolitan area. We will therefore own assets in the same geographic regions as Vornado and the JBG Funds, and, as a result, we may compete for tenants with Vornado and such JBG Funds. Competition may affect our ability to attract and retain tenants and may reduce the rental rates we are able to charge, which could adversely affect our results of operations and cash flow.

Some of our potential losses may not be covered by insurance.

We maintain general liability insurance as well as all-risk property and rental value insurance coverage, with sub-limits for certain perils such as floods and earthquakes on each of our properties. However, there can be no assurance that losses incurred by us will be covered by these insurance policies. We maintain coverage for terrorism acts including terrorism involving nuclear, biological, chemical and radiological terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. We will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. However, we cannot provide assurance that such coverage will be available on commercially reasonable terms in the future.

Our mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect the ability to finance or refinance the properties.

Compliance or failure to comply with the Americans with Disabilities Act or other safety regulations and requirements could result in substantial costs.

The Americans with Disabilities Act (“ADA”) generally requires that public buildings, including our assets, meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants and/or legal fees to their counsel. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our assets, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to shareholders.

Our assets are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Terrorist attacks, such as those of September 11, 2001, may adversely affect the value of our assets and our ability to generate revenue.

Our assets are located in the Washington, DC metropolitan area, which has been and may be in the future the target of actual or threatened terrorism activity. As a result, some tenants in this market may choose to relocate their businesses to other markets or to lower-profile office buildings within this market that may be perceived to be less likely targets of future terrorist activity. This could result in an overall decrease in the demand for office space in this market generally or in our assets in particular, which could increase vacancies in our assets or necessitate that we lease our assets on less favorable terms or both. In addition, future terrorist attacks in the Washington, DC metropolitan area could directly or indirectly damage our assets, both physically and financially, or cause losses that materially exceed our insurance coverage. Properties that are occupied by federal government tenants may be more likely to be the target of a future attack.  As of June 30, 2017, 25 of our assets had federal government agencies as tenants. As a result of the foregoing, the value of our assets and our ability to generate revenues could decline materially.

Our business and operations would suffer in the event of system failures.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include unauthorized persons gaining access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our primary risks that could directly result from the occurrence of a cyber incident are theft of assets, operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

We have a limited operating history as a REIT and may not be able to successfully operate as a REIT.

We have a limited operating history as a REIT. We cannot assure you that the experience of our senior management team will be sufficient to successfully operate our company as a REIT. We are required to develop and implement control systems and procedures to maintain our qualification as a REIT, and these efforts could place a significant strain on our management systems, infrastructure and other resources. Failure to maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders.

Risks Related to the separation and the combination

We have a limited history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about us in this prospectus refers to our business as operated by Vornado and JBG separately from each other. Our historical and pro forma financial information included in this prospectus is derived from the consolidated financial statements and accounting records of Vornado or Vornado and JBG, respectively. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

•                  Prior to the separation, our business was operated by Vornado or JBG, as applicable, as part of its or their broader organizations, rather than as an independent company. Vornado and JBG performed various management functions for us, such as accounting, information technology and finance. Vornado continues to provide some of these functions to us, as described in “Certain Relationships and Related Person Transactions,” and we provide some of these functions on our own behalf through the management business we acquired from JBG. Our historical and pro forma financial results reflect allocations of expenses from Vornado or JBG, as applicable, for such functions and may be less than the expenses we would have incurred had we operated as a separate, publicly traded company. We may need to make certain investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel previously provided by Vornado. Developing our ability to operate as a separate, publicly traded company will be costly and may prove difficult. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline;

•                  Although we have entered into certain transition and other separation-related agreements with Vornado, these arrangements may not fully capture the benefits we have enjoyed as a result of being integrated with Vornado or JBG and may result in us paying higher charges than in the past for these services. In addition, services provided to us under the Transition Services Agreement will generally only be provided for up to 24 months, and this may not be sufficient to meet our needs. As a separate, independent company, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation and the combination, which could decrease our overall profitability. As a separate, independent company, we may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. Likewise, it may be more difficult for us to attract and retain desired tenants. This could have an adverse effect on our business, results of operations and financial condition;

•                  Generally, our working capital requirements and capital for our general business purposes, including acquisitions, research and development, and capital expenditures, have historically been satisfied as part of the company-wide cash management policies of Vornado or the cash management policies of JBG, as applicable. Going forward, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable to those obtained by Vornado or JBG, and the cost of capital for our business may be higher than Vornado’s or JBG’s cost of capital prior to the separation; and

•                  As a separate public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and are required to prepare our financial statements according to the rules and regulations required by the SEC. We are required to develop and implement control systems and procedures to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate as a publicly traded company.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, please refer to “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this prospectus.

We are dependent on Vornado to provide certain services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement.

Historically, we have relied on Vornado to provide certain financial, administrative and other support functions to operate our business, and we will continue to rely on Vornado for certain of these services on a transitional basis pursuant to the Transition Services Agreement that we entered into with Vornado. See “Certain Relationships and Related Party Transactions—Transition Services Agreement.” In addition, it may be difficult for us to replace the services provided by Vornado under the Transition Services Agreement, and the terms of any agreements to replace such services may be less favorable to us. Any failure by Vornado in the performance of such services, or any failure on our part to successfully transition these services away from Vornado by the expiration of the Transition Services Agreement, could materially harm our business and financial performance.

We could be required to indemnify Vornado for certain material tax obligations that could arise as addressed in the Tax Matters Agreement.

The Tax Matters Agreement that we entered into with Vornado provides special rules that allocate tax liabilities if the distribution by Vornado, together with certain related transactions, is not tax-free. Under the Tax

Matters Agreement, we may be required to indemnify Vornado against any taxes and related amounts and costs resulting from (i) an acquisition of all or a portion of the equity securities or our assets, whether by merger or otherwise, (ii) other actions or failures to act by us, or (iii) any of our representations or undertakings being incorrect or violated. In addition, under the Tax Matters Agreement, we are liable for any taxes attributable to us and our subsidiaries, unless such taxes are imposed on us or any of the REITs contributed by Vornado (i) with respect to a period before the distribution as a result of any action taken by Vornado after the distribution, or (ii) with respect to any period as a result of Vornado’s failure to qualify as a REIT for the taxable year of Vornado that includes the distribution. For a more detailed discussion, please refer to “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

Unless Vornado and JBG SMITH are both REITs immediately after the distribution and at all times during the two years thereafter, JBG SMITH could be required to recognize certain corporate-level gains for tax purposes.

Section 355(h) of the Code provides that tax-free treatment will not be available unless, as relevant here, Vornado and JBG SMITH are both REITs immediately after the distribution.

In addition, the Treasury Department and the IRS recently released temporary Treasury regulations pursuant to which, subject to certain exceptions, a REIT must recognize corporate-level gain if it acquires property from a non-REIT “C” corporation in certain so-called “conversion” transactions and engages in a Section 355 transaction within ten years of such conversion. For this purpose, a conversion transaction refers to the qualification of a non-REIT “C” corporation as a REIT or the transfer of property owned by a non-REIT “C” corporation to a REIT. JBG SMITH or its subsidiaries have acquired property pursuant to conversion transactions within ten years of the distribution. One of the exceptions applies to a distribution described in Section 355 of the Code in which the distributing corporation and the controlled corporation are both REITs immediately after such distribution and at all times during the two years thereafter.

We believe that each of Vornado and JBG SMITH qualifies as a REIT and intends to operate in a manner so that each qualified immediately after the distribution and will qualify at all times during the two years after the distribution. However, if either Vornado or JBG SMITH failed to qualify as a REIT immediately after the distribution of JBG SMITH from Vornado or fails to qualify at any time during the two years after the distribution, then, for our taxable year that includes the distribution, the IRS may assert that JBG SMITH would have to recognize corporate-level gain on assets acquired in conversion transactions. The Treasury Department recently issued a notice identifying the temporary Treasury regulations as a significant tax regulation that imposes an undue financial burden on U.S. taxpayers and/or adds undue complexity to the federal tax laws, pursuant to Executive Order 13789 (issued April 21, 2017) and, consistent with the order, intends to propose reforms to mitigate the burdens of the regulation, in a final report to be submitted to the President by September 18, 2017.  It is unclear what form any such proposed reforms would take and what the impact of such reforms would be on JBG SMITH.

We may not be able to engage in potentially desirable strategic or capital-raising transactions for the 24-month period following the separation. In addition, if we were able to engage in such transactions, we could be liable for adverse tax consequences resulting therefrom.

To preserve the tax-free treatment of the separation, for the two-year period following the separation, we are prohibited, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of our shares would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds and except in certain circumscribed manners, (iii) repurchasing common shares, (iv) ceasing to actively conduct certain of its businesses, or (v) taking or failing to take any other action that prevents the distribution and certain related transactions from being tax-free.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, please refer to “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

Potential indemnification liabilities to Vornado pursuant to the Separation Agreement could materially adversely affect our operations.

The Separation Agreement with Vornado provides for, among other things, the principal transactions required to effect the separation, certain conditions to the separation and the combination and provisions governing our ongoing relationship with Vornado. Among other things, the Separation Agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and the combination, as well as those obligations of Vornado that we assumed pursuant to the Separation Agreement. If we are required to indemnify Vornado under the circumstances set forth in this agreement, we may be subject to substantial liabilities. For a description of this agreement, please refer to “Certain Relationships and Related Person Transactions—The Separation Agreement.”

There may be undisclosed liabilities of the Vornado Included Assets or the JBG Included Assets that might expose us to potentially large, unanticipated costs.

Prior to entering into the MTA, each of Vornado and JBG performed diligence with respect to the business and assets of the other. However, these diligence reviews have necessarily been limited in nature and scope, and may not have adequately uncovered all of the contingent or undisclosed liabilities that we assumed in connection with the separation and the combination, many of which may not be covered by insurance. Now that the combination has closed, the MTA does not provide for indemnification for these types of liabilities by either party, and, therefore, we may not have any recourse with respect to such unexpected liabilities. Any such liabilities could cause us to experience losses, which may be significant, which could materially adversely affect our business, results of operations and financial condition.

Certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado or JBG, as applicable, including members of our senior management, who have an ownership interest in the JBG Funds and own carried interests in certain JBG funds and in certain of our joint ventures that entitles them to receive additional compensation if the fund or joint venture achieves certain return thresholds.

Some of our trustees and executive officers are persons who are or have been employees of Vornado or JBG. Because of their current or former positions with Vornado or JBG, certain of our trustees and executive officers own Vornado common shares or other Vornado equity awards or equity interests in certain JBG Funds and related entities. In addition, one of our trustees continues to serve on the board of trustees of Vornado. Ownership of Vornado common shares or interests in the JBG Funds, or service as a trustee or managing partner, as applicable, at both companies, could create, or appear to create, potential conflicts of interest.

Certain of the JBG Funds own assets that were not contributed to us in the combination (the “JBG Excluded Assets”), which JBG Funds are owned in part by members of our senior management. In addition, although the asset management and property management fees associated with the JBG Excluded Assets were assigned to us upon completion of the transaction, in connection with obtaining the necessary approvals from the constituent members of the JBG Funds, it was determined that the general partner and managing member interests in the JBG Funds that are held by former JBG executives (and who became members of our management team) would not be transferred to us and remain under the control of these individuals. As a result, our management’s time and efforts may be diverted from the management of our assets to management of the JBG Funds, which could adversely affect the execution of our business plan and our results of operations and cash flow.

In addition, members of our senior management have an ownership interest in the JBG Funds and own carried interests in each fund and in certain of our joint ventures that entitles them to receive additional compensation if the fund or joint venture achieves certain return thresholds. As a result, members of our senior management could be incentivized to spend time and effort maximizing the cash flow from the assets being retained by the JBG Funds and certain joint ventures, particularly through sales of assets, which may accelerate payments of the carried interest but would reduce the asset management and other fees that would otherwise be payable to us with respect to the JBG Excluded Assets. These actions could adversely impact our results of operations and cash flow.

Vornado is not required to present investments to us that satisfy our investment guidelines before pursuing such opportunities on Vornado’s behalf.

Our agreements with Vornado do not require Vornado to present to us investment opportunities that satisfy our investment guidelines before Vornado pursues such opportunities. While Vornado has advised us that it does not intend to continue to operate within the Washington, DC metropolitan area after the separation, should it choose to do so, Vornado is free to direct investment opportunities away from us, and we may be unable to compete with Vornado in pursuing such opportunities. In addition, our declaration of trust provides that a trustee who is also a trustee, officer, employee or agent of Vornado or any of Vornado’s affiliates has no duty to communicate or present any business opportunity to us.

We may not achieve some or all of the expected benefits of the separation and the combination, and the separation and the combination may adversely affect our business.

JBG SMITH is a new public company with significantly more revenues, assets and employees than management of the company was responsible for prior to the combination. The integration process will require our management to devote a significant amount of time and attention to the process of integrating the operations of the Vornado Included Assets and the JBG Included Assets. There is a significant degree of difficulty and management involvement inherent in that process, and the actions required to separate our business from that of Vornado and to implement the combination could disrupt our operations. In addition, we incurred certain transaction costs in connection with the separation and the combination, including our obligation pursuant to the MTA to pay all bona fide third-party expenses (with certain limited exceptions) incurred by Vornado and JBG in connection therewith. Furthermore, now that the separation and the combination have been completed, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Vornado, and our business is less diversified than Vornado’s business was prior to the separation. As a result, we may not be able to achieve the full strategic and financial benefits expected to result from the separation and the combination, or such benefits may be delayed due to a variety of circumstances (not all of which may be under our control), which could have a materially adverse effect on our business, financial condition and results of operations.

In connection with our separation from Vornado, Vornado will indemnify us for certain pre-distribution liabilities and liabilities related to Vornado assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Vornado’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation Agreement, Vornado agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Vornado agreed to retain, and there can be no assurance that Vornado will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Vornado any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from Vornado.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and are required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing.

In addition, the Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause our company to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could materially adversely affect our company by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

Substantial sales of our common shares may occur, which could cause our share price to decline.

In the distribution, Vornado distributed approximately 94.7 million shares to its shareholders that generally were able to be sold immediately in the public market. These shares are freely tradable without restriction or further registration under the Securities Act, unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act. In addition, we issued approximately 23.3 million additional common shares to JBG investors in the combination, as well as 13.9 million OP Units, which may be redeemed for cash or, at our option, exchanged for common shares.  These common shares, including any issued upon exchange of OP Units, will be freely tradable without further restriction upon inclusion in an effective registration statement or, generally, once certain other conditions are met under the securities laws, except with respect to common shares held by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.  The registration statement of which this prospectus forms a part includes the 23.3 million common shares referred to above.

Although we have no actual knowledge of any plan or intention on the part of any 5% or greater shareholder to sell our common shares, it is possible that some shareholders, including possibly some of our large shareholders, will sell our common shares that they receive in the distribution or the combination. For example, Vornado shareholders may sell our common shares because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common shares are not included in certain indices after the distribution. Additionally, JBG investors who received common shares in the combination and include them in the registration statement of which this prospectus forms a part will have liquidity for their investments and may decide to sell their shares to realize such liquidity. The sales of significant amounts of our common shares, or the perception in the market that this will occur, may result in the lowering of the market price of our common shares.

Risks Related to Our Indebtedness and Financing

We have a substantial amount of indebtedness, which may limit our financial and operating activities and expose us to the risk of default under our debt obligations.

On a pro forma basis, as of June 30, 2017, we had approximately $2.3 billion aggregate principal amount of consolidated debt outstanding ($2.3 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($384 million at our share), resulting in a total of over $2.6 billion aggregate principal amount of debt outstanding at our share. A subset of our outstanding debt is guaranteed by our operating partnership, and we may incur significant additional debt to finance future acquisition and development activities.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our assets or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•                  our cash flow may be insufficient to meet our required principal and interest payments;

•                  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•                  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•                  we may be forced to dispose of one or more of our assets, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•                  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•                  our default under any loan with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to make distributions to our shareholders could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Our debt agreements include restrictive covenants, requirements to maintain financial ratios and default provisions, which could limit our flexibility and our ability to make distributions and require us to repay the indebtedness prior to its maturity.

The mortgages on our assets contain customary negative covenants that, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property and to reduce or change insurance coverage. On a pro forma basis, as of June 30, 2017, we had approximately $2.3 billion aggregate principal amount of consolidated debt outstanding ($2.3 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($384 million at our share), resulting in a total of over $2.6 billion aggregate principal amount of debt outstanding at our share. We have a $1.4 billion credit facility under which we have significant borrowing capacity. Additionally, our debt agreements contain customary covenants that, among other things, restrict our ability to incur additional indebtedness and, in certain instances, restrict our ability to engage in material asset sales, mergers, consolidations and acquisitions, and restrict our ability to make capital expenditures. These debt agreements, in some cases, also subject us to guarantor and liquidity covenants, and our credit facility requires, and other future debt may require, us to maintain various financial ratios. Some of our debt agreements contain certain cash flow sweep requirements and mandatory escrows, and our property mortgages generally require certain mandatory prepayments upon disposition of underlying collateral. Our ability to borrow is subject to compliance with these and other covenants, and failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources or give possession of a secured property to the lender. Under those circumstances, other sources of capital may not be available to us, or may be available only on unattractive terms.

We may not be able to obtain capital to make investments.

Because the Code requires us, as a REIT, to distribute at least 90% of our taxable income, excluding net capital gains, to our shareholders, we depend primarily on external financing to fund the growth of our business. There is a separate requirement to distribute net capital gains or pay a corporate level tax in lieu thereof. Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments and on conditions in the capital markets generally. Although we believe that we will be able to finance any investments we may wish to make in the foreseeable future, there can be no assurance that new financing will be available or available on acceptable terms. For information about our available sources of funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and the notes to the consolidated financial statements in this prospectus.

We may not be permitted to dispose of certain assets or pay down the debt associated with those assets when we might otherwise desire to do so without incurring additional costs. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn similar returns.

As part of an acquisition of a property, or a portfolio of assets, we may agree not to dispose of the acquired assets or reduce the mortgage indebtedness for a long-term period, unless we pay certain of the resulting tax costs of the seller. Such an agreement could result in us holding assets that we would otherwise sell and not pay down or refinance the mortgage indebtedness encumbering such assets. In addition, when we dispose of assets, we may not be able to reinvest the sales proceeds and earn returns similar to those generated by the assets that were sold.

Our decision to dispose of real estate assets would change the holding period assumption in our valuation analyses, which could result in material impairment losses and adversely affect our financial results.

We evaluate real estate assets for impairment based on the projected cash flow of the asset over our anticipated holding period. If we change our intended holding period, due to our intention to sell or otherwise dispose of an asset, then under accounting principles generally accepted in the United States, we must reevaluate whether that asset is impaired. Depending on the carrying value of the property at the time we change our intention and the amount that we estimate we would receive on disposal, we may record an impairment loss that would adversely affect our financial results. This loss could be material to our results of operations in the period that it is recognized.

Risks Related to the Real Estate Industry

Real estate investments’ value and income fluctuate due to various factors.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

The factors that affect the value of our real estate include, among other things:

•                  global, national, regional and local economic conditions;

•                  competition from other available space;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  how well we manage our assets;

•                  the development and/or redevelopment of our assets;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                  changes in real estate taxes and other expenses;

•                  whether tenants and users consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  availability of financing on acceptable terms or at all;

•                  inflation or deflation;

•                  fluctuations in interest rates;

•                  our ability to obtain adequate insurance;

•                  changes in zoning laws and taxation;

•                  government regulation;

•                  consequences of any armed conflict involving, or terrorist attack against, the United States or individual acts of violence in public spaces;

•                  potential liability under environmental or other laws or regulations;

•                  natural disasters;

•                  general competitive factors; and

•                  climate changes.

The rents or sales proceeds we receive and the occupancy levels at our assets may decline as a result of adverse changes in any of these factors. If rental revenues, sales proceeds and/or occupancy levels decline, we generally would expect to have less cash available to pay indebtedness and for distribution to shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

It may be difficult to buy and sell real estate quickly, which may limit our flexibility.

Real estate investments are relatively difficult to buy and sell quickly. Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions. Moreover, our ability to buy, sell, or finance real estate assets may be adversely affected during periods of uncertainty or unfavorable conditions in the credit markets as we, or potential buyers of our assets, may experience difficulty in obtaining financing.

We may incur significant costs to comply with environmental laws and environmental contamination may impair our ability to lease and/or sell real estate.

Our operations and assets are subject to various federal, state and local laws and regulations concerning the protection of the environment including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused such release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling, and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. Our predecessor companies may be subject to similar liabilities for activities of those companies in the past. We could incur fines for environmental noncompliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or related claims arising out of environmental contamination or human exposure at or from our assets.

Most of our assets have been subjected to varying degrees of environmental assessment at various times. To date, these environmental assessments have not revealed any environmental condition material to our business. However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, human exposure to contamination or changes in cleanup or compliance requirements could result in significant costs to us.

In addition, we may become subject to costs or taxes, or increases therein, associated with natural resource or energy usage (such as a “carbon tax”). These costs or taxes could increase our operating costs and decrease the cash available to pay our obligations or distribute to equity holders.

If we default on or fail to renew at expiration the ground leases for land on which some of our assets are located or other long-term leases, our results of operations could be adversely affected.

We own leasehold interests in certain land on which some of our assets are located. If we default under the terms of any of these ground leases, we may be liable for damages and could lose our leasehold interest in the property or our option to purchase the underlying fee interest in such assets. In addition, unless we purchase the underlying fee interests in the land on which a particular property is located, we will lose our right to operate the property or we will continue to operate it at much lower profitability, which would significantly adversely affect our results of operations. In addition, if we are perceived to have breached the terms of a ground lease, the fee owner may initiate proceedings to terminate the lease. As of June 30, 2017, the remaining weighted average term of our ground leases, including unilateral as-of-right extension rights available to us, was approximately 72.2 years. Our share of annualized rent from assets subject to ground leases as of June 30, 2017 was approximately $43.3 million, or 7.8%.

Risks Related to Our Organization and Structure

Tax consequences to holders of JBG SMITH LP limited partnership units upon a sale of certain of our assets may cause the interests of our senior management to differ from your own.

Some holders of JBG SMITH LP limited partnership units, including members of our senior management, may suffer different and more adverse tax consequences than holders of our common shares upon the sale of certain of the assets owned by our operating partnership, and therefore these holders may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain assets, or whether to sell such assets at all.

Our declaration of trust and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest.

Our declaration of trust contains certain ownership limits with respect to our shares.

Generally, to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Code defines “individuals” for purposes of the requirement described in the preceding sentence to include some types of entities. Our declaration of trust authorizes our board of trustees to take such actions as it determines are necessary or advisable to preserve our qualification as a REIT. Our declaration of trust prohibits, among other things, the actual, beneficial or constructive ownership by any person of more than 7.5% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series. For these purposes, our declaration of trust includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act in the definition of “person.” Our board of trustees may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied.

This ownership limit and the other restrictions on ownership and transfer of our shares contained in our declaration of trust may:

•                  discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common shares or that our shareholders might otherwise believe to be in their best interest; or

•                  result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that might involve a premium price for our common shares or that our shareholders might otherwise believe to be in their best interest.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•                  “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then-outstanding voting shares at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose fair price and/or supermajority shareholder voting requirements on these combinations; and

•                  “control share” provisions that provide that a shareholder’s “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, we have elected in our bylaws to opt out of the control share provisions of the MGCL. However, we cannot assure you that our board of trustees will not opt to be subject to such provisions of the MGCL in the future, including opting to be subject to such provisions retroactively.

Certain provisions of Subtitle 8 of Title 3 of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain corporate governance provisions, some of which (for example, approval by at least two-thirds of all shareholders to remove a trustee) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then current market price.

The limited partnership agreement of our operating partnership requires the approval of the limited partners with respect to certain extraordinary transactions involving JBG SMITH, which may reduce the likelihood of such transactions being consummated, even if they are in the best interests of, and have been approved by, our shareholders.

The limited partnership agreement of JBG SMITH LP, our operating partnership, as amended and restated in connection with the combination, provides that we may not engage in a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets, or a reclassification, recapitalization or a change in outstanding shares (except for changes in par value, or from par value to no par value, or as a result of a subdivision or combination of our common shares), which we refer to collectively as an extraordinary transaction, unless certain criteria are met. In particular, with respect to any extraordinary transaction, if partners will receive consideration for their limited partnership units and if we seek the approval of our shareholders for the transaction (or if we would have been required to obtain shareholder approval of any such extraordinary transaction but for the fact that a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of such extraordinary transaction without shareholder approval), then the limited partnership agreement prohibits us from engaging in the extraordinary transaction unless we also obtain “partnership approval.” To obtain “partnership approval,” we must obtain the consent of our limited partners (including us and any limited partners majority owned, directly or indirectly, by us) representing a percentage interest in JBG SMITH LP that is equal to or greater than the percentage of our outstanding common shares required (or that would have been required in the absence of a tender offer) to approve the extraordinary transaction, provided that we and any limited partners majority owned, directly or indirectly, by us will be deemed to have provided consent for our partnership units solely in proportion to the percentage of our common shares approving the extraordinary transaction (or, if there is no shareholder vote with respect to such extraordinary transaction because a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of the extraordinary transaction without shareholder approval, the percentage of our common shares with respect to which such tender offer shall have been accepted). This requirement is described in more detail under “Partnership Agreement.”

The limited partners of JBG SMITH LP may have interests in an extraordinary transaction that differ from those of common shareholders, and there can be no assurance that, if we are required to seek “partnership approval” for such a transaction, we will be able to obtain it. As a result, if a sufficient number of limited partners oppose such an extraordinary transaction, the limited partnership agreement may prohibit us from consummating it, even if it is in the best interests of, and has been approved by, our shareholders.

Until the 2020 annual meeting of shareholders, we will have a classified board of trustees and that may reduce the likelihood of certain takeover transactions.

Our declaration of trust initially divides our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, held following the separation and the combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2020 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. There is no cumulative voting in the election of trustees. Until the 2020 annual meeting of the shareholders, our board is classified, which may reduce the possibility of a tender offer or an attempt to change control, even though a tender offer or change in control might be in the best interest of our shareholders.

We may issue additional shares in a manner that could adversely affect the likelihood of certain takeover transactions.

Our declaration of trust authorizes the board of trustees, without shareholder approval, to:

•                  cause us to issue additional authorized but unissued common or preferred shares;

•                  classify or reclassify, in one or more classes or series, any unissued common or preferred shares;

•                  set the preferences, rights and other terms of any classified or reclassified shares that we issue; and

•                  amend our declaration of trust to increase the number of shares of beneficial interest that we may issue.

The board of trustees could establish a class or series of common or preferred shares whose terms could delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders, although the board of trustees does not now intend to establish a class or series of common or preferred shares of this kind. Our declaration of trust and bylaws contain other provisions that may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders.

Substantially all of our assets are owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

Substantially all of our assets are held through JBG SMITH LP, our operating partnership, which holds substantially all of its assets through wholly owned subsidiaries. JBG SMITH LP’s cash flow is dependent on cash distributions to it by its subsidiaries, and in turn, substantially all of our cash flow is dependent on cash distributions to us by JBG SMITH LP. The creditors of each of our subsidiaries are entitled to payment of that subsidiary’s obligations to them when due and payable before distributions may be made by that subsidiary to its equity holders. Thus, JBG SMITH LP’s ability to make distributions to holders of its units depends on its subsidiaries’ ability first to satisfy their obligations to their creditors, and then to make distributions to JBG SMITH LP. Likewise, our ability to pay dividends to our shareholders depends on JBG SMITH LP’s ability first to satisfy its obligations, if any, to its creditors and make distributions payable to holders of preferred units (if any), and then to make distributions to us.

In addition, our participation in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, occurs only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the applicable direct or indirect subsidiaries are satisfied.

Risks Related to Our Status as a REIT

We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

Although we believe that we are organized and intend to operate so as to qualify as a REIT for federal income tax purposes, we may fail to remain so qualified. Qualifications are governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations and depend on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the relevant tax laws and/or the federal income tax consequences of qualifying as a REIT. If, with respect to any taxable year, we fail to maintain our qualification as a REIT and do not qualify under statutory relief provisions, we could not deduct distributions to shareholders in computing our taxable income and would have to pay federal income tax on our taxable income at regular corporate rates. The federal income tax payable would include any applicable alternative minimum tax. If we had to pay federal income tax, the amount of money available to distribute to shareholders and pay our indebtedness would be reduced for the year or years involved, and we would not be required to make distributions to shareholders in that taxable year and in future years until we were able to qualify as a REIT. In addition, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

For us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our shareholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our shares or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of assets or increases in the number of shares outstanding without commensurate increases in funds from operations would each adversely affect our ability to maintain distributions to our shareholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to “Dividend Policy.”

We face possible adverse changes in tax laws, which may result in an increase in our tax liability and adverse consequences to our shareholders.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Legislative and regulatory changes, including comprehensive tax reform, may be more likely in the 115th Congress, which convened in January 2017, because the Presidency and both Houses of Congress will be controlled by the same political party. We cannot predict when or if any new U.S. federal income tax law, regulation, or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. Any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation, could have a material adverse effect on our business, financial condition and results of operations. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our shareholders. For example, a decrease in corporate tax rates could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs.

In any event, the rules of Section 355 of the Code and the Treasury regulations promulgated thereunder, which apply to determine the taxability of the separation and the combination, have been the subject of change and may continue to be the subject of change, possibly with retroactive application, which could have a negative effect on us and our shareholders. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

Risks Related to Our Common Shares

A trading market for our common shares was initiated only recently in connection with the separation and the combination, and the per share trading price and trading volume of our common shares may be volatile and could decline substantially.

Prior to the combination, there had not been a public market for our common shares. An active trading market for our common shares was initiated only recently and may not be sustainable, which may affect your ability to sell your common shares and could depress their market price.  In addition, the per share trading price of our common shares may be volatile, and the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the per share trading price of our common shares declines significantly, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common shares will not fluctuate or decline significantly in the future. The market price of our common shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•                  our financial condition and performance;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  actual or anticipated quarterly fluctuations in our operating results and financial condition;

•                  our dividend policy;

•                  the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

•                  perceptions of the Washington, DC metropolitan area real estate market;

•                  uncertainty and volatility in the equity and credit markets;

•                  fluctuations in interest rates;

•                  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•                  failure to meet analysts’ revenue or earnings estimates;

•                  speculation in the press or investment community;

•                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                  the extent of institutional investor interest in us;

•                  the extent of short-selling of our common shares and the shares of our competitors;

•                  fluctuations in the stock price and operating results of our competitors;

•                  general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate related companies;

•                  domestic and international economic factors unrelated to our performance; and

•                  all other risk factors addressed elsewhere in this prospectus.

In addition, when the market price of a company’s common shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We cannot guarantee the timing, amount, or payment of dividends on our common shares.

Although we expect to pay regular cash dividends, the timing, declaration, amount and payment of future dividends to shareholders will fall within the discretion of our board of trustees. Our board of trustees’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, limitations under our financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors that it deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends. For more information, please refer to “Dividend Policy.”

Your percentage of ownership in our company may be diluted in the future.

Your percentage of ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise. We also have granted and anticipate continuing to grant compensatory equity awards to our trustees, officers, employees, advisors and consultants who provide services to us. Such awards have a dilutive effect on our earnings per share, which could adversely affect the market price of our common shares.

In addition, our declaration of trust authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, voting powers, preferences, rights and other terms, including preferences over our common shares respecting dividends and distributions, as our board of trustees generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant the holders of preferred shares the right to elect some number of our trustees in all events or on the occurrence of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of our common shares. Please refer to “Description of Shares of Beneficial Interest.”

From time to time we may seek to make one or more material acquisitions. The announcement of such a material acquisition may result in a rapid and significant decline in the price of our common shares.

We are continuously looking at material transactions that we believe will maximize shareholder value. However, an announcement by us of one or more significant acquisitions could result in a quick and significant decline in the price of our common shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained herein or incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this prospectus . In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties” contains forward-looking statements. We also note the following forward-looking statements: in the case of our development and redevelopment projects, the estimated completion date, estimated project cost and cost to complete; and estimates of future capital expenditures, dividends to common shareholders and operating partnership distributions. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For a discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common shares of beneficial interest by the selling shareholders.

DIVIDEND POLICY

We have not paid any dividends as of the date of this prospectus. We expect to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor. We expect that the cash required to fund our dividends will be provided by cash generated from operations and, to the extent not so provided, from our cash on hand or proceeds from financings and asset sales. Our dividends must be authorized by our board of trustees, in its sole discretion.

To qualify as a REIT, we must distribute to our shareholders an amount at least equal to:

(i)                                     90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

(ii)                                  90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

(iii)                               Any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Distributions made by us will be authorized by our board of trustees, in its sole discretion, and declared by us out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue we actually receive from our assets, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, the annual REIT distribution requirements and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially and adversely affect our ability to make distributions, please refer to “Risk Factors.”

Our distributions may be funded from a variety of sources. In particular, we expect that initially our distributions may exceed our net income under GAAP because of non-cash expenses, principally depreciation and amortization expense, included in net income under GAAP. To the extent that our cash available for distribution is less than 100% of our taxable income, we may consider various means to satisfy any such shortfall, including borrowing, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. In addition, our declaration of trust will allow us to issue shares of preferred equity that could have a preference on distributions and, if we do, the distribution preference on the preferred equity could limit our ability to make distributions to the holders of our common shares.

For a discussion of the tax treatment of distributions to holders of our common shares, please refer to “Material U.S. Federal Income Tax Consequences.”

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following tables set forth the summary historical combined financial and other data of JBG SMITH prior to the combination, when we owned the Vornado Included Assets but had not yet have acquired the JBG Included Assets, which have been carved out from the financial information of Vornado as described below. JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado’s Washington, DC segment (other than its 46.2% interest in Rosslyn Plaza) (the “Vornado Included Assets”), and combining Vornado’s Washington, DC segment (which operated as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies. Prior to the completion of the distributions by each of Vornado and VRLP, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 have been derived from our audited combined financial statements, which are included elsewhere in this prospectus. The selected financial historical data set forth below as of December 31, 2014 and 2013 and for the year ended December 31, 2013 have been derived from our audited combined financial statements, which are not included in this prospectus. The selected historical combined financial data as of December 31, 2012 and for the year ended December 31, 2012 have been derived from our unaudited combined financial statements, which are not included in this prospectus. The income statement data for each of the six months ended June 30, 2017 and 2016 and the balance sheet data as of June 30, 2017 have been derived from our unaudited interim combined financial statements included elsewhere in this prospectus. Our unaudited interim combined financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 were prepared on the same basis as our audited combined financial statements as of December 31, 2016, 2015 and 2014 and for each of the years ended December 31, 2016, 2015 and 2014 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes thereto included elsewhere in this prospectus.

The following tables set forth selected financial and operating data for the Vornado Included Assets. This data may not be comparable to, or indicative of, future operating results.

	(Unaudited)	As of December 31,
	As of June 30,	(Audited)	(Audited)	(Audited)	(Audited)	(Unaudited)
(Amounts in thousands)	2017	2016	2015	2014	2013	2012
Balance Sheet Data:
Total assets	$3,909,945	$3,660,640	$3,575,878	$3,357,744	$3,226,203	$3,223,365
Real estate, at cost	4,171,313	4,155,391	4,038,206	3,809,213	3,700,763	3,641,205
Accumulated depreciation and amortization	959,352	930,769	908,233	797,806	732,707	661,597
Mortgages payable, net of deferred financing costs	1,376,077	1,165,014	1,302,956	1,277,889	1,180,480	1,354,895
Payable to Vornado	289,904	283,232	82,912	—	—	—
Noncontrolling interest in consolidated subsidiaries	295	295	515	568	536	448
Total equity	2,162,140	2,121,984	2,059,491	1,988,915	1,966,321	1,771,398

	(Unaudited)		For the Year Ended December 31,
	Six Months Ended June 30,		(Audited)	(Audited)	(Audited)	(Audited)	(Unaudited)
(Amounts in thousands)	2017	2016	2016	2015	2014	2013	2012
Income Statement Data:
Total revenues	$234,292	$233,123	$478,519	$470,607	$472,923	$476,311	$479,800
Operating income	44,821	54,539	112,793	102,597	138,619	149,674	142,904
Net income attributable	17,659	28,330	61,974	49,628	81,299	92,026	59,626
Cash Flow Statement Data:
Provided by operating activities	72,658	90,920	159,541	178,230	187,386	176,255	195,690
Used in investing activities	(56,629)	(144,741)	(256,590)	(237,953)	(236,923)	(99,018)	(70,065)
Provided by (used in) financing activities	235,584	25,118	51,083	122,671	33,353	(73,711)	(123,770)

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined financial statements by applying pro forma adjustments to the historical combined financial statements to reflect the spin-off on July 17, 2017 of the Vornado Included Assets from Vornado, referred to as the separation, and the acquisition on July 18, 2017 of the JBG Included Assets and JBG Operating Partners, referred to as the combination, as described elsewhere in this prospectus. The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on June 30, 2017. The unaudited pro forma combined statements of operations give effect to the transaction as if it had occurred on January 1, 2016. All significant pro forma adjustments and underlying assumptions are described in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma adjustments include the following:

•      The contribution from Vornado to JBG SMITH of the assets and liabilities that comprise the Vornado Included Assets’ business;

•      The acquisition of the JBG Included Assets and JBG Operating Partners;

•      The issuance of 94.7 million JBG SMITH common shares to Vornado’s common shareholders and the distribution of 5.8 million JBG SMITH LP OP Units to VRLP unit holders in connection with the separation and distribution.  In the distribution, holders of Vornado common shares and VRLP common limited partnership units received one common share of JBG SMITH or one JBG SMITH LP OP Unit, as applicable, for every two Vornado common shares or VRLP common limited partnership units of VRLP held by them;

•      The issuance of 23.3 million JBG SMITH common shares and the distribution of 13.9 million JBG SMITH LP OP Units to JBG designees in connection with the combination;

As of the completion of the separation and the combination there were 118.0 million JBG SMITH common shares outstanding and 19.7 million JBG SMITH LP OP Units outstanding that were owned by parties other than JBG SMITH; and

•      The execution of our $1.4 billion credit agreement and draw downs on the facility.

The accompanying unaudited pro forma combined financial statements do not give effect to the potential impact of cost savings that may result from the transactions described above or items that will not have a recurring impact. While Vornado is providing JBG SMITH with certain information technology, financial reporting, and payroll services on a transitional basis pursuant to a Transition Services Agreement, a significant portion of these services are less than one year in duration. Accordingly, the accompanying unaudited pro forma combined financial statements do not give effect to the Transition Services Agreement with Vornado.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or financial results that would have actually been reported had the transaction occurred on January 1, 2016 or June 30, 2017, as applicable, nor are they indicative of our future financial position or financial results. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the unaudited pro forma combined financial statements, including the impact on pro forma amortization of intangible assets and depreciation of property, plant and equipment.

The unaudited pro forma combined financial statements include the results of the carve-out of the Vornado Included Assets from the financial information of Vornado. The historical financial results of the Vornado Included

Assets reflect charges for certain corporate expenses which include costs related to human resources, security, payroll and benefits, legal, corporate communications, and information services. Costs of the services that were allocated or charged to the Vornado Included Assets were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on a number of factors, most significantly, the Vornado Included Assets’ percentage of Vornado’s revenue. The unaudited pro forma financial statements are based on available information and various assumptions that management believes to be reasonable. These allocated amounts are included as a component of general and administrative expenses on the combined statement of operations and do not necessarily reflect what actual costs would have been if the Vornado Included Assets was a separate standalone public company. Actual costs may be materially different.

We considered the guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, and determined that the Vornado Included Assets is the accounting acquirer and all of its assets, liabilities and results of operations are recorded at their historical carryover basis. Our conclusion is supported by the following considerations: (i) Vornado common shareholders hold a significant majority of the JBG SMITH common shares and the voting rights attendant thereto; (ii) the fair value of the Vornado Included Assets is significantly greater than that of the JBG Included Assets (including JBG Operating Partners); and (iii) while the board of trustees includes six trustees designated by Vornado and six trustees designated by JBG, the Vornado common shareholders hold majority voting rights by virtue of their ownership interest in JBG SMITH common shares, with the ability to determine the outcome of elections for the board of trustees occurring beginning in 2018 (with the full board of trustees subject to reelection within three years) and the outcome of the vote on other matters that require shareholder approval.

The unaudited pro forma combined financial statements also include the effect of the acquisition by JBG SMITH of the JBG Included Assets and JBG Operating Partners, which is accounted for under the acquisition method of accounting and recognized at the estimated fair value of the assets acquired and liabilities assumed on the date of such acquisition in accordance with ASC 805.

The unaudited pro forma combined financial statements should be read in conjunction with the combined financial statements and related notes thereto contained elsewhere in this prospectus.

JBG SMITH Properties

PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2017

(unaudited and dollar amount in thousands)

			JBG Included Assets
	JBG SMITH Properties (A)	Vornado Included Assets (B)	Acquisition of JBG Operating Partners (C)	Acquisition of JBG Consolidated Assets and Unconsolidated Real Estate Ventures (C)	Elimination Pro Forma Adjustments (D)	Other Pro Forma Adjustments (E)	JBG SMITH Properties Pro Forma

ASSETS
Real estate, at cost:
Land and improvements	$—	$930,001	$—	$353,257	$—	$—	$1,283,258
Building and improvements	—	3,028,517	—	630,808	—	—	3,659,325
Construction in progress	—	212,795	—	625,618	—	—	838,413
Leasehold improvements and equipment	—	—	11,220	—	—	—	11,220

Total	—	4,171,313	11,220	1,609,683	—	—	5,792,216

Less accumulated depreciation and amortization	—	(959,352)	—	—	—	—	(959,352)
Real estate, net	—	3,211,961	11,220	1,609,683	—	—	4,832,864

Cash and cash equivalents	1	280,613	(972)	100,373	—	129,967	509,982
Restricted cash	—	3,735	—	16,115	—	—	19,850
Tenant and other receivables, net	—	28,232	6,526	1,033	(2,291)	—	33,500
Deferred rent receivable, net	—	143,395	—	—	—	—	143,395
Investments in unconsolidated real estate ventures	—	45,476	24	229,900	—	—	275,400
Receivable from Vornado Realty Trust	—	76,738	—	—		(76,738)	—
Other assets, net	—	119,795	55,957	136,426	—	11,043	323,221
	$1	$3,909,945	$72,755	$2,093,530	$(2,291)	$64,272	$6,138,212

LIABILITIES AND EQUITY
Mortgages payable, net	$—	$1,376,077	$—	$768,357	$—	$(43,500)	$2,100,934
Revolving credit facility	—	—	—	—	—	115,751	115,751
Unsecured term loan	—	—	—	—	—	50,000	50,000
Payable to Vornado Realty Trust	—	289,904	—	—	—	(289,904)	—
Accounts payable and accrued expenses	—	31,779	11,687	32,303	(2,291)	5,608	79,086
Other liabilities, net	—	50,045	1,675	17,413	—	—	69,133

Total liabilities	—	1,747,805	13,362	818,073	(2,291)	(162,045)	2,414,904
Commitments and contingencies
Shareholders’ equity	1	2,161,845	59,393	1,270,354	—	(227,765)	3,263,828
Noncontrolling interests in consolidated subsidiaries	—	295	—	5,103	—	—	5,398
Noncontrolling interests JBG SMITH LP	—	—	—	—	—	454,082	454,082
Total equity	1	2,162,140	59,393	1,275,457	—	226,317	3,723,308

	$1	$3,909,945	$72,755	$2,093,530	$(2,291)	$64,272	$6,138,212

JBG SMITH Properties

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2017

(unaudited and dollar amount in thousands)

			JBG included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)	JBG SMITH Properties Pro Forma

REVENUES:
Property rentals	$—	$199,771	$—	$37,368	$—	$—	$—	$237,139
Tenant reimbursements	—	17,667	—	3,613	—	—	—	21,280
Third-party real estate services	—	9,923	32,646	—	—	(1,247)	—	41,322
Other income	—	6,931	13,758	456	—	—	—	21,145

Total Revenue	—	234,292	46,404	41,437	—	(1,247)	—	320,886

EXPENSES:
Depreciation and amortization	—	65,775	4,829	18,090	—	—	—	88,694
Property operating	—	56,466	13,758	12,558	—	(1,247)	—	81,535
Real estate taxes	—	30,754	—	5,610	—	—	—	36,364
General and administrative	—	25,398	32,966	—	—	—	18,151	76,515
Transaction and other costs	—	11,078	—	—	—	—	(11,078)	—

Total Expenses	—	189,471	51,553	36,258	—	(1,247)	7,073	283,108

Operating Income (Loss)	—	44,821	(5,149)	5,179	—	—	(7,073)	37,778

Income (loss) from unconsolidated real estate ventures	—	314	—	—	(4,424)	—	—	(4,110)
Interest and other income, net	—	1,745	—	154	—	—	(1,675)	224
Interest expense	—	(28,504)	—	(11,129)	—	—	(1,075)	(40,708)

Income (Loss) Before Income Tax Expense	—	18,376	(5,149)	(5,796)	(4,424)	—	(9,823)	(6,816)

Income tax expense	—	(717)	(2,532)	—	—	—	—	(3,249)

Net Income (Loss)	—	17,659	(7,681)	(5,796)	(4,424)	—	(9,823)	(10,065)
Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	—	—	—	(1,228)	(1,228)
Net Income (Loss) Attributable to JBG Smith Properties	$—	$17,659	$(7,681)	(5,796)	$(4,424)	$—	$(8,595)	$(8,837)

Weighted average shares outstanding - basic and diluted								118,049
Earnings per share - basic and diluted								$(0.07)

JBG SMITH Properties

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(unaudited and dollar amount in thousands)

			JBG included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)	JBG SMITH Properties Pro Forma
REVENUES:
Property rentals	$—	$401,577	$—	$75,821	$—	$—	$—	$477,398
Tenant expense reimbursements	—	38,291	—	6,146	—	—	—	44,437
Third-party real estate services	—	25,458	70,040	—	—	(2,799)	(2,038)	90,661
Other income	—	13,193	28,988	965	—	—	—	43,146

Total Revenue	—	478,519	99,028	82,932	—	(2,799)	(2,038)	655,642

EXPENSES:
Depreciation and amortization	—	133,343	9,657	40,394	—	—	—	183,394
Property operating and reimbursement from managed properties	—	117,708	28,988	25,883	—	(2,799)	—	169,780
Real estate taxes	—	57,784	—	10,573	—	—	—	68,357
General and administrative	—	50,416	70,677	—	—	—	35,934	157,027
Transaction and other costs	—	6,476	—	—	—	—	(6,476)	—

Total Expenses	—	365,727	109,322	76,850	—	(2,799)	29,458	578,558

Operating Income (Loss)	—	112,792	(10,294)	6,082	—	—	(31,496)	77,084

Loss from unconsolidated real estate ventures	—	(1,242)	—	—	(18,165)	—	—	(19,407)
Interest and other income, net	—	3,287	(9)	430	—	—	(3,290)	418
Interest expense	—	(51,781)	—	(22,496)	—	—	(4,292)	(78,569)

Income (Loss) before Income Tax Expense	—	63,056	(10,303)	(15,984)	(18,165)	—	(39,078)	(20,474)

Income tax expense	—	(1,083)	(5,335)	—	—	—	—	(6,418)

Net Income (Loss)	—	61,973	(15,638)	(15,984)	(18,165)	—	(39,078)	(26,892)
Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	—	—	—	(3,280)	(3,280)
Net Income (Loss) Attributable to JBG Smith Properties	$—	$61,973	$(15,638)	(15,984)	$(18,165)	$—	$(35,798)	$(23,612)

Weighted average shares outstanding - basic and diluted								118,049
Earnings per share - basic and diluted								$(0.20)

Notes to Pro Forma Combined Financial Statements (unaudited)

1.                                      Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments to the unaudited pro forma combined balance sheet as of June 30, 2017 are as follows (dollar amounts in thousands, except per share and OP Unit amounts):

(A)                               Represents JBG SMITH, the Maryland real estate investment trust that was formed on October 27, 2016, and is the ultimate parent entity upon the completion of the transaction on July 18, 2017. Prior to June 30, 2017, JBG SMITH had no corporate activity since its formation other than the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1 on November 22, 2016. JBG SMITH expects to conduct substantially all of its operations and make substantially all of its investments through JBG SMITH LP, its operating partnership. As of July 18, 2017, JBG SMITH, as the sole general partner of JBG SMITH LP, owned 86% of the OP Units of JBG SMITH LP and controlled the enity. Accordingly, under accounting principles generally accepted in the United States of America, or GAAP, JBG SMITH will consolidate the assets, liabilities and results of operations of JBG SMITH LP and its subsidiaries.

(B)                               Represents the unaudited historical combined balance sheet of the Vornado Included Assets as of June 30, 2017. For detailed information of the structure of the Vornado Included Assets, refer to the audited historical combined financial statements and accompanying notes appearing elsewhere in this registration statement. Because the Vornado Included Assets is deemed the accounting acquirer, all of its assets, liabilities and results of operations will be recorded at their historical carryover basis.

(C)                               Represents the acquisition of the JBG Included Assets which comprise (i) 100% of the ownership interests in certain assets and less than 100% of the ownership interests in certain real estate ventures owned by the JBG Parties and (ii) JBG Operating Partners, a real estate services company providing investment, development, asset and property management, leasing, construction management and other services primarily to the assets owned, directly or indirectly, by the contributing JBG Funds. Consideration to the JBG Parties with respect to the acquisitions referred to in clause (i) above was in the form of common shares and OP Units. Consideration was paid with respect to the acquisition of JBG Operating Partners described in clause (ii) above in the form of OP Units. JBG Operating Partners was owned by 20 unrelated individuals. Upon completion of the transaction, 19 of these individuals are now employees of JBG SMITH and three of these individuals are members of the board of trustees.

The acquisition of the JBG Included Assets and JBG Operating Partners is accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The fair value of the aggregate purchase consideration is allocated based on the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition.

A portion of the OP Unit consideration, paid to certain of the owners of JBG Operating Partners, with an estimated fair value of $110,591 is subject to post combination employment with vesting periods of between 31 and 60 months. In accordance with GAAP, consideration that is subject to future employment is not considered a component of the purchase price for the business combination and has been recognized as compensation expense which is included in general and administrative expenses in the pro forma combined statements of operations in accordance with ASC Topic 718 Share-based Payments.

The acquisition resulted in a bargain purchase gain because the estimated fair value of the identifiable net assets acquired exceeded the purchase consideration in an amount of $104,861. The purchase consideration was determined based upon the relative equity values of the Vornado Included Assets and the JBG Included Assets. The JBG

Parties, in the aggregate received a total number of JBG SMITH common shares and/or JBG SMITH LP OP Units equal to their equity values.   The ultimate value of the consideration was based on the total shares and OP Units multiplied by the stock price of $37.10 per share at the consummation of the transaction on July 18, 2017.

The following preliminary allocation of the purchase price is based on preliminary estimates and assumptions and is subject to change based on a final determination of the fair value of the purchase consideration and assets acquired and liabilities assumed:

	JBG Operating Partners	JBG Consolidated Assets and Unconsolidated Real Estate Ventures	Total JBG Included Assets
Fair value of purchase consideration
Common shares and common limited partnership units	$126,893	$1,097,993	$1,224,886
Cash	2,000	12,892	14,892
Total consideration paid	$128,893	$1,110,885	$1,239,778

Fair value of assets acquired and liabilities assumed
Land and improvements	$—	$353,257	$353,257
Building and improvements	—	630,808	630,808
Construction in progress	—	625,618	625,618
Leasehold improvements and equipment	11,220	—	11,220
Cash	1,028	113,265	114,293
Restricted cash	—	16,115	16,115
Investments in unconsolidated real estate ventures	24	229,900	229,924
Identified intangible assets	55,659	81,548	137,207
Identified intangible liabilities	—	(8,444)	(8,444)
Mortgages payable assumed	—	(768,357)	(768,357)
Other assets acquired (liabilities assumed), net	(6,538)	14,639	8,101
Noncontrolling interests in consolidated subsidiaries	—	(5,103)	(5,103)
Net assets acquired	61,393	1,283,246	1,344,639
Bargain purchase gain			(104,861)
Total consideration paid			$1,239,778

The fair value of the mortgages payable assumed was determined using current market interest rates for comparable debt financings. The carrying value of cash, restricted cash, working capital balances, leasehold improvements and equipment for JBG Operating Partners, and other assets acquired and liabilities assumed approximates fair value.

The allocation to tangible assets (land, building and improvements, construction in progress, and leasehold improvements and equipment) is based upon management’s determination of the value of the asset as if it were vacant. This “as-if vacant” value is estimated using an income, or discounted cash flow, approach that relies upon internally determined assumptions that we believe are consistent with current market conditions for similar assets. The most significant assumptions in determining the allocation of the purchase price to tangible assets are the exit capitalization rate, discount rate, estimated market rents and hypothetical expected lease-up periods.

The allocation to identified intangible assets is based on the following:

•                  The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be received pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be received using fair market rates over the remaining term of the lease. Amounts allocated to above market leases are recorded as identified intangible assets, and amounts allocated to below market leases are recorded as identified intangible liabilities. These intangibles are amortized to rental income over the remaining terms of the respective leases.

•                  Factors considered in determining the value allocable to in-place leases include estimates, during hypothetical lease-up periods, related to space that is actually leased at the time of acquisition. These estimates include (i) lost rent at market rates, (ii) fixed operating costs that will be recovered from tenants and (iii) theoretical leasing commissions required to execute similar leases. These intangible assets are recorded as identified intangible assets and are amortized over the remaining term of the existing lease.

•                  The allocation to intangible assets related to JBG Operating Partners (in-place property management, leasing, asset management, and development and construction management contracts) is based on the estimated fair value of the management contracts. Factors considered in determining the value allocable to these management contracts include revenue and expense projections over the estimated life of each contract, respectively. The projections were then present valued using a market discount rate to calculate fair value. These intangibles are amortized over the estimated life of the contract.

The allocations to the JBG Unconsolidated Real Estate Ventures and noncontrolling interests in the JBG Included Assets that are less than 100% owned are based on the estimated fair value of the identified assets acquired of those entities exceeding the fair value of the liabilities assumed.

The following tables present a summary of the JBG Included Assets acquired and JBG SMITH’s ownership percentage (wholly owned, less than 100% owned and consolidated, and less than 100% owned and unconsolidated).

JBG CONSOLIDATED ASSETS—WHOLLY OWNED	TYPE
RTC—West	Office—Operating
800 North Glebe Road	Office—Operating
7200 Wisconsin Avenue	Office—Operating
1233 20th Street	Office—Operating
Summit II	Office—Operating
Summit I	Office—Operating
1600 K Street	Office—Operating
Wiehle Avenue Office Building	Office—Operating
1831 Wiehle Avenue	Office—Operating
4749 Bethesda Avenue Retail	Office—Recently Delivered
4747 Bethesda Avenue	Office—Under Construction
CEB Tower at Central Place	Office—Under Construction
RTC—West Retail	Office—Under Construction
1900 N Street	Office—Under Construction
Fort Totten Square(1)	Multifamily—Operating
Falkland Chase—South & West	Multifamily—Operating
Falkland Chase—North	Multifamily—Operating
1221 Van Street	Multifamily—Under Construction
Atlantic Plumbing C—North	Multifamily—Under Construction
Atlantic Plumbing C—South	Multifamily—Under Construction
North End Retail	Other—Operating
Falkland Chase—North Land	Future Development
Wiehle Avenue Development Parcel	Future Development
1831 Wiehle Avenue Land	Future Development
RTC—West Land	Future Development
Summit I & II Land	Future Development
Hoffman Town Center	Future Development
DCDF—801 17th Street, NE	Future Development
Gallaudet	Future Development
Potomac Yard Land Bay G	Future Development

(1)         On July 18, 2017, we acquired our real estate venture partner’s interest in the asset and increased our ownership from 99.4% to 100.0%.

JBG CONSOLIDATED ASSETS—PARTIALLY OWNED	TYPE	PERCENT OWNERSHIP
Akridge
West Half II	Multifamily—Under Construction	94.2%
West Half III	Multifamily—Under Construction	94.2%

The following table reflects the ownership interests in the JBG Unconsolidated Real Estate Ventures.

JBG UNCONSOLIDATED REAL ESTATE VENTURES	TYPE	PERCENT OWNERSHIP
MFP-JBGU
L’Enfant Plaza Office—East	Office—Operating	49.0%
L’Enfant Plaza Office—North	Office—Operating	49.0%
Rosslyn Gateway—North	Office—Operating	18.0%
NoBe II Office	Office—Operating	18.0%
Rosslyn Gateway—South	Office—Operating	18.0%
11333 Woodglen Drive	Office—Operating	18.0%
Courthouse Metro Office	Office—Operating	18.0%
L’Enfant Plaza Retail	Office—Operating	49.0%
L’Enfant Plaza Office—Southeast	Office—Under Construction	49.0%
The Alaire	Multifamily—Operating	18.0%
The Terano	Multifamily—Operating	1.8%
Galvan	Multifamily—Operating	1.8%
Capitol Point—North Option	Future Development	59.0%
Capitol Point—North	Future Development	59.0%
L’Enfant Plaza Office—Center	Future Development	49.0%
Rosslyn Gateway—South Land	Future Development	18.0%
Rosslyn Gateway—North Land	Future Development	18.0%
5615 Fishers Drive	Future Development	18.0%
12511 Parklawn Drive	Future Development	18.0%
Twinbrook	Future Development	18.0%
Woodglen	Future Development	18.0%
CBREI Venture
Pickett Industrial Park	Office—Operating	10.0%
The Foundry	Office—Operating	9.9%
Fairway Apartments	Multifamily—Operating	10.0%
The Gale Eckington	Multifamily—Operating	5.0%
Atlantic Plumbing	Multifamily—Operating	64.0%
Stonebridge at Potomac Town Center—Phase I	Other—Operating	10.0%
Stonebridge at Potomac Town Center—Phase II	Other—Near-Term Development	10.0%
Stonebridge at Potomac Town Center—Phase III	Future Development	10.0%
Fairway Land	Future Development	10.0%
Brandywine
1250 1st Street	Future Development	30.0%
50 Patterson Street	Future Development	30.0%
51 N Street	Future Development	30.0%
MRP Realty
965 Florida Avenue	Multifamily—Near-Term Development	70.0%
Berkshire
7900 Wisconsin Avenue	Multifamily—Under Construction	50.0%

The following table reflects the fair value of the depreciable tangible and identified intangible assets and liabilities and their related useful lives for JBG Operating Partners and the JBG Consolidated Assets:

	JBG Operating Partners	JBG Consolidated Assets	Total Fair Value	Useful Life
Tangible Assets:
Building and improvements	$—	$566,720	$566,720	5 - 40 years
Tenant improvement	—	64,088	64,088	Shorter of useful life or life of the respective lease
Leasehold improvements	6,524	—	6,524	Shorter of useful life or life of the respective lease
Equipment	4,696	—	4,696	5 years
Identified Intangible Assets:
In-place leases	$199	$60,709	$60,908	Life of the respective lease
Above-market real estate leases	—	11,671	11,671	Life of the respective lease
Below-market ground leases	—	9,168	9,168	Remaining life of the respective lease
Non-compete agreement	160	—	160	Remaining life of contract
Management and leasing contracts	55,300	—	55,300	Estimated life of contracts, ranging between 3 - 8 years
Identified Intangible Liabilities:
Below-market real estate leases	$—	$8,444	$8,444	Life of the respective lease

In utilizing these useful lives for determining the pro forma adjustments, JBG SMITH considered the length of time the asset had been in existence, the maintenance history, as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

The table below presents the pro forma balance sheet of JBG Operating Partners, as of June 30, 2017, as adjusted to reflect certain pro forma adjustments. The historical information is derived from the consolidated balance sheet of JBG/Operating Partners, L.P. and its subsidiaries as of June 30, 2017.

	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
ASSETS
Real estate, at cost:
Leasehold improvements and equipment	$5,434	$5,786	(1)	$11,220
Total	5,434	5,786		11,220
Less accumulated depreciation and amortization	—	—		—
Real estate, net	5,434	5,786		11,220
Cash and cash equivalents	15,728	(16,700	)(2)	(972)
Tenant and other receivables, net	39,637	(33,111	)(3)	6,526
Investments in unconsolidated real estate ventures	24	—		24
Goodwill	8,967	(8,967	)(4)	—
Other assets, net	1,539	54,418	(5)	55,957
	$71,329	$1,426		$72,755
LIABILITIES AND EQUITY
Revolving credit facility	$14,700	$(14,700	)(2)	$—
Accounts payable and accrued expenses	27,314	(15,627	)(3)	11,687
Other liabilities, net	138,627	(136,952	)(6)	1,675
Total liabilities	180,641	(167,279)		13,362
Commitments and contingencies
Shareholders’ equity (deficit) - historical	(109,312)	109,312	(7)	—
JBG SMITH LP Equity	—	59,393	(7)	59,393
Total equity	$71,329	$1,426		$72,755

(1)         Adjustment to reflect leasehold improvements and equipment acquired by JBG SMITH reclassed from tenant and other receivables.

(2)         Adjustment to reflect cash used to repay JBG Operating Partners’ line of credit as described in footnote (5) and acquire leasehold improvements and equipment.

(3)         Reclassification of transaction costs recorded in accounts receivable and accounts payable to shareholders’ equity and elimination of intercompany receivables.

(4)         Adjustment to eliminate historical goodwill.

(5)         Adjustment to reflect (i) the fair value of intangible assets being acquired by JBG SMITH related to JBG Operating Partners’ third-party service contracts and (ii) elimination of net loan acquisition costs associated with the repayment of JBG Operating Partners’ line of credit.

(6)         Adjustment to reflect (i) ($133,925)—termination of JBG Operating Partners’ profit-sharing arrangement upon JBG SMITH acquisition, and (ii) ($3,027)—elimination of historical straight-line rent liability associated with JBG Operating Partners’ corporate office lease.

(7)         Elimination of historical partners’ deficit and adjustment for the purchase price associated with the JBG SMITH acquisition.

(D)                              Reflects the elimination of $2,291 in accrued receivables and accrued payables associated with intercompany transactions between JBG Operating Partners and the JBG Consolidated Assets that were acquired in connection with the transaction.

(E)                              Reflects adjustments to the matters below.

Cash and Cash Equivalents / Receivable from Vornado Realty Trust / Other Assets, net / Mortgages Payable, net / Unsecured Term Loan / Shareholders’ Equity

Reflects total cash adjustments of $129,967 representing the net impact of: (i) Vornado contribution of $137,591, (ii) borrowings of $50,000 from JBG SMITH’s unsecured term loan, (iii) payment of transaction costs of $79,819 which comprise nonrecurring transaction related severance, the preparation and negotiation of the MTA and related agreements, SEC filings, organizational documents and professional fees, (iv) $43,500 repayment of the 1700 & 1730 M Street mortgage loan, net of deferred financing costs, (v) payment of $11,043 of financing fees related to the execution of the $1.4 billion credit agreement and (vi) $76,738 related to Vornado’s pay off of its note payable to JBG SMITH.

Accounts Payable and Accrued Expenses / Shareholder’s Equity

Reflects the accrual of $5,608 of transaction cost.

Revolving Credit Facility / Payable to Vornado Realty Trust / Shareholders’ Equity

Reflects (i) the $174,153 contribution of Vornado’s note receivable to JBG SMITH at closing of the combination and (ii) the payoff of the remaining $115,751 Payable to Vornado utilizing borrowings under JBG SMITH’s revolving credit facility.

Shareholders’ Equity / Noncontrolling Interests in JBG SMITH LP

Reclassification of $454,082 from equity to reflect the approximate 12.2% noncontrolling interest of JBG SMITH LP.

2. Adjustments to Unaudited Pro Forma Combined Statements of Operations

The adjustments to the unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are as follows (dollar amounts in thousands):

(AA)                     Represents the registrant, which became the ultimate parent entity upon the completion of the distribution of the Vornado Included Assets from Vornado and the acquisition of the JBG Included Assets.

(BB)                     Reflects the unaudited historical combined statements of operations of the Vornado Included Assets for the six months ended June 30, 2017 and the year ended December 31, 2016. Because the Vornado Included Assets is deemed the accounting acquirer, all of its assets, liabilities and results of operations are recorded at their historical cost basis.

(CC)                     The table below presents the pro forma statements of operations of JBG Operating Partners for the six months ended June 30, 2017 and the year ended December 31, 2016, as adjusted to determine the pro forma operating results. The historical information is derived from the consolidated statement of income of JBG/Operating Partners, L.P. and its subsidiaries which is presented elsewhere in the registration statement.

	For the Six Months Ended June 30, 2017
	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
Revenues
Third-party real estate services	$54,026	$(21,380	)(1)	$32,646
Other income	—	13,758	(2)	13,758
Total revenues	54,026	(7,622)		46,404
Expenses
Depreciation and amortization	881	3,948	(3)	4,829
Property operating	—	13,758	(2)	13,758
General and administrative	38,837	(5,871	)(4)	32,966
Total expenses	39,718	11,835		51,553
Operating income (loss)	14,308	(19,457)		(5,149)
Income (loss) from unconsolidated real estate ventures	91	(91	)(5)	—
Interest expense	(171)	171	(6)	—
Income tax expense	(160)	(2,372	)(7)	(2,532)
Net Income (Loss)	$14,068	$(21,749)		$(7,681)

	For the Year Ended December 31, 2016
	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
Revenues
Third-party real estate services	$97,646	$(27,606	)(1)	$70,040
Other income	—	28,988	(2)	28,988
Total revenues	97,646	1,382		99,028
Expenses
Depreciation and amortization	1,827	7,830	(3)	9,657
Property operating	—	28,988	(2)	28,988
General and administrative	98,703	(28,026	)(4)	70,677
Total expenses	100,530	8,792		109,322
Operating income (loss)	(2,884)	(7,410)		(10,294)
Income (loss) from unconsolidated real estate ventures	539	(539	)(5)	—
Gain on acquisition of affiliate, net	3,412	(3,412	)(8)	—
Interest and other income, net	(9)	—		(9)
Interest expense	(303)	303	(6)	—
Income tax expense	(386)	(4,949	)(7)	(5,335)
Net Income (Loss)	$369	$(16,007)		$(15,638)

(1)         Elimination of third-party real estate services revenue associated with services provided to JBG Consolidated Assets.

(2)         Adjustment to reflect the payment for and reimbursement of property operating expenses.

(3)         Adjustment to depreciation and amortization expense based on the estimated fair value of JBG Operating Partners’ real estate and intangible assets.

(4)         Termination of JBG Operating Partners’ profit sharing arrangement upon JBG SMITH acquisition and elimination of other miscellaneous expense not applicable to continuing operations of JBG SMITH.

(5)         Elimination of income attributable to an investment excluded from JBG SMITH acquisition.

(6)         Adjustment to eliminate interest expense for repayment of JBG Operating Partners’ line of credit.

(7)         Adjustment to record the income tax provision on pro forma fee income from JBG Operating Partners’ taxable REIT subsidiaries using an estimated 40% effective income tax rate.

(8)         Elimination of the gain on the acquisition of the remaining 66.7% controlling interest in JBG/Rosenfeld Retail Properties, LLC. The gain is based on the remeasurement of the previously held unconsolidated 33.3% equity interest at fair value. The acquisition of the equity interest was made to facilitate the consummation of the transaction with Vornado and was eliminated because it does not have a continuing impact on the operations of the combined entity.

(DD)                     The table below presents the historical combined statements of revenues and expenses from real estate operations of the operating JBG Consolidated Assets for the six months ended June 30, 2017 and the year ended December 31, 2016, as adjusted to reflect certain pro forma adjustments:

	For the Six Months Ended June 30, 2017
	JBG Consolidated Operating Assets(1)	(2)	(3)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$35,959	$1,104	$305	$37,368
Tenant expense reimbursement	3,620	—	(7)	3,613
Other revenue	454	—	2	456
Total revenue	$40,033	$1,104	$300	$41,437
Expenses:
Property operating	$10,279	$—	$389	$10,668	(4)
Real estate taxes	5,067	—	543	5,610
Management fees	1,273	—	14	1,287
Total expenses	$16,619	$—	$946	$17,565

	For the Year Ended December 31, 2016
	JBG Consolidated Operating Assets(1)	(2)	(3)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$70,242	$2,041	$3,538	$75,821
Tenant expense reimbursement	6,072	—	74	6,146
Other revenue	961	—	4	965
Total revenue	$77,275	$2,041	$3,616	$82,932
Expenses:
Property operating	$20,942	$—	$1,341	$22,283	(4)
Real estate taxes	9,511	—	1,062	10,573
Management fees	2,283	—	110	2,393
Total expenses	$32,736	$—	$2,513	$35,249

(1)         This information is derived from Note 3 to the combined statements of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the six months ended June 30, 2017 and the year ended December 31, 2016, which were prepared for the purposes of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act.

(2)         Reflects the net impact of straight-line rents and the amortization of above/below market lease intangibles based on the preliminary purchase price allocation described in Note C.

(3)         Reflects operating revenue and expenses related to incidental operations for four and three under construction and near-term development assets for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, acquired by JBG SMITH but not included in the combined statements of revenue and expenses from real estate operations because they are not eligible to be the subject of S-X 3-14 financial statements as they are not operating assets. Such assets have generated immaterial incidental operating revenue and expenses.

(4)         Excludes $603 and $1,207 of ground rent expense, respectively, for the six months ended June 30, 2017 and year ended December 31, 2016.

Pro forma depreciation and amortization expense for the six months ended June 30, 2017 and the year ended December 31, 2016 has been calculated and presented based on the estimated fair values of the real estate and identified intangible assets described in Note C. Estimated useful lives are noted in Note C.

Above- and below-market leases are amortized as an increase or decrease to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases, excluding ground leases, is included as a component of depreciation and amortization. Ground lease amortization is presented as ground rent expense.

Interest expense on assumed debt associated with the JBG Consolidated Assets is calculated using the contractual interest rate for each assumed loan and adjusted for the amortization of the net premium resulting from the recognition of the assumed debt at fair value based on market loan interest rates. The contractual interest rates range from 2.82% to 8.76%. If interest rates increase or decrease 0.125%, the impact to interest expense would be $286 and $577 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(EE)                     Reflects JBG SMITH’s share of the income (loss) from its interests in the JBG Unconsolidated Real Estate Ventures accounted for under the equity method, including adjustment for the basis difference between the fair value of the interest in the JBG Unconsolidated Real Estate Ventures and the proportionate interest in the depreciable assets held by each venture. This basis difference is amortized over the estimated life of the underlying assets and recognized as a component of equity in earnings from unconsolidated real estate ventures.

(FF)                       Third-party Real Estate Services Revenues / Property Operating

The table below presents the detail of third-party real estate services revenues and reflects adjustments to eliminate intercompany property management fees and intercompany fees for legal, marketing and other services, respectively, provided by JBG Operating Partners to the operating JBG Consolidated Assets that were acquired in connection with the transaction.

	For the Six Months Ended June 30, 2017(1)
	Vornado Included Assets	JBG Operating Partners	Elimination / Pro Forma Adjustments	Pro Forma JBG SMITH
Asset management fees	$—	$10,595	$—	$10,595
Property management fees	4,220	10,996	(1,200)	14,016
Leasing fees	603	3,323	—	3,926
Development fees	186	5,181	—	5,367
Construction management fees	464	1,951	—	2,415
Other service revenues	135	600	(47)	688
Total third-party real estate services	$5,608	$32,646	$(1,247)	$37,007

	For the Year Ended December 31, 2016(1)
	Vornado Included Assets	JBG Operating Partners	Elimination / Pro Forma Adjustments	Pro Forma JBG SMITH
Asset management fees	$—	$23,176	$—	$23,176
Property management fees	10,643	21,873	(4,470)	28,046
Leasing fees	4,635	4,702	—	9,337
Development fees	396	11,844	—	12,240
Construction management fees	1,181	4,944	—	6,125
Other service revenues	223	3,501	(367)	3,357
Total third-party real estate services	$17,078	$70,040	$(4,837)	$82,281

(1)  Excludes $4,315 and $8,380 of engineering services revenue for the six months ended June 30, 2017 and year ended December 31, 2016, respectively.

(GG)                   Other Pro Forma Adjustments

Third-party Real Estate Services

Reflects adjustments to remove management fees of $2,038 for the year ended December 31, 2016, in relation to Vornado’s management of properties outside of Vornado Included Assets.

General and Administrative

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro forma adjustments(1):
Non-cash compensation expense(2)	$20,706	$41,413
Capitalized wages(3)	(2,555)	(5,479)
Total pro forma adjustments	$18,151	$35,934
General and administrative expense before pro forma adjustments	$58,364	$121,093
Adjustments as above	18,151	35,934
Total pro forma general and administrative expense	76,515	157,027
Estimated allocation to third-party real estate services(4)	32,136	65,951
General and administrative expense—corporate	$44,379	$91,076

(1)         Pro forma general and administrative expenses are not necessarily indicative of what our actual general and administrative expenses will be as a standalone public company. Pro forma amounts include an allocation of Vornado’s corporate general and administrative expenses of $12,171 and $20,690 for the six  months ended June 30, 2017 and the year ended December 31, 2016, respectively, which may not necessarily equal the additional general and administrative expenses of JBG SMITH as a result of being a standalone public company. In addition, annual general and administrative expenses will be elevated during the first five years as a separate public company as our expenses will include non-cash compensation expense resulting from (i) the acquisition of JBG Operating Partners (representing the amortization of one-half of the fair value of OP Units to be issued to the partners of JBG Operating Partners at the closing of the transaction which are subject to vesting over five years) and (ii) the amortization of the fair value of Formation Awards (which are reflected here and presented in greater detail in (2) below) and (iii) ramp up of non-cash compensation expense associated with the JBG SMITH equity compensation plan, including the 2017 Equity Grants and other grants made in connection with the 2017 Plan, as described below under “Compensation Discussion and Analysis—Initial Equity Grants”. Separate from the above, we currently estimate that synergies will result in annual general

and administrative expense savings of approximately $35 million within 18 months from the completion of the transaction    by means of   reduced corporate general and administrative expenses of our third-party real estate services business. There can be no assurance that the cost savings from synergies will be achieved in full or at all.

(2)         Reflects non-cash compensation expense adjustments related to (i) estimated amortization of the fair value of the portion of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company, which vest, subject to continued employment, over five years, (ii) estimated amortization of the fair value of the Formation Awards which vest, subject to continued employment, over five years and (iii) estimated amortization of the fair value of the 2017 Plan awards which vest, subject to continued employment, over four years.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Estimated amortization of the fair value of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are subject to continued employment with JBG SMITH of at least three years (fair value of $100,170)(a)	$13,886	$27,772
Estimated amortization of the fair value of Formation Awards (fair value of $21,778)(b)	2,603	5,206
Estimated amortization of 2017 Plan awards (fair value of $20,926)(c)	4,217	8,435
Total non-cash compensation expense	$20,706	$41,413

(a)         Excludes the amortization of the fair value of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are only subject to continued employment of 12 months. The fair value of these OP Units is $10,422 and the amortization of the fair value of these OP Units is recognized as an adjustment to Shareholder’s equity.

(b)         Excludes the amortization of the fair value of Formation Awards granted to individuals who are over the minimum retirement age, as these awards fully vest immediately upon retirement. The fair value of these Formation Awards is $2,875 and amortization of the fair value of these 2017 Plan awards is recognized as an adjustment to Shareholders’ equity.

(c)          Excludes the amortization of the fair value of 2017 Plan awards that vested immediately upon issuance. The fair value of these 2017 Plan awards is $2,488 and amortization of the fair value of these Formation Awards is recognized as an adjustment to Shareholders’ equity.

(3)         JBG Operating Partners has provided development, construction and other services to the JBG Consolidated Assets. JBG Operating Partners recorded revenue for these services and incurred payroll and related costs reported as general and administrative expense. On a pro forma basis, these costs would be capitalized at the property level, and no revenue or general and administrative cost would be recorded. Accordingly, $2,555 and $5,479 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, are reflected as capitalized wages.

(4)         Our third-party real estate services business provides a wide range of real estate services to the JBG Funds, other JBG-affiliated entities, joint ventures and third parties with which we have longstanding relationships, and earns fees for providing such services. A significant portion of our employees’ time and corresponding overhead cost is attributable to our third-party real estate services business.  General and administrative expenses are allocated in proportion to our employee’s time during the applicable period spent managing assets that will be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our corporate function) versus assets that will not be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our third-party real estate services business). For the six months ended June 30, 2017 and the year ended December 31, 2016, approximately $32,136  and $65,951, respectively, of general and administrative expenses is allocated to our third-party real estate services business.

Transaction Costs

Transaction costs incurred of $11,078 and $6,476 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, have been removed as a pro forma adjustment.

We entered into a consulting agreement with Mr. Schear, a member of our Board of Trustees and formerly the president of Vornado’s Washington, DC segment. The consulting agreement, which expires on December 31, 2017, is subject to renewal through the second anniversary of the closing of the combination unless earlier terminated and provides for the payment of consulting fees at the rate of $166,667 per month for the 24 months following the closing, including upon termination of the consulting agreement in certain circumstances by us, or after December 31, 2017 by him. In March 2017, Vornado amended Mr. Schear’s employment agreement with Vornado to provide for the payments that Mr. Schear will receive in connection with certain post-employment services related to the separation which services are intended to facilitate the integration of the operations of Vornado’s Washington, DC segment with those of the management business and certain assets of JBG. Accordingly, we have recorded $5,607 as a transaction cost which represents amounts due under both the consulting agreement and Mr. Schear’s amended employment agreement.

Interest and Other Income, net

Reflects the elimination of interest income of $1,675 and $3,290 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, related to the pay down of Vornado’s $76,738 payable to JBG SMITH.

Interest Expense

Represents the incremental interest expense associated with (i) the $174,153 contribution of Vornado’s note receivable to JBG SMITH ultizing proceeds from new mortgage borrowings of $220,000, (ii) the payoff of the $115,751 Payable to Vornado utilizing borrowings under our revolving credit facility (iii) the $50,000 draw from our unsecured term loan facility, (iv) the $43,609 repayment of the 1700 and 1730 M Street mortgage loan and (v) amortization of debt issuance costs related to the $1.4 billion credit facility.

Net Income (Loss) Attributable to Noncontrolling Interests

Reflects the allocation of net loss of $1,228 and $3,280, respectively, to the 12.2% noncontrolling interest in JBG SMITH LP for the six months ended June 30, 2017 and year ended December 31, 2016.

MARKET PRICE OF OUR COMMON SHARES AND DIVIDENDS

Our common shares of beneficial interest have been listed on the NYSE under the symbol “JBGS” since July 18, 2017. Other than a when-issued market, prior to that time, there was no public market for our common shares of beneficial interest. The following table sets forth for the periods indicated, the high and low prices of our common shares of beneficial interest. No cash dividends per share have been declared with respect to our common shares of beneficial interest during the period indicated.

	Price Range
	High	Low
Year Ending December 31, 2017:
Third Quarter (from July 18 through September 14, 2017)	$37.24	$32.13

On September 14, 2017, the closing price of our common shares on the NYSE was $33.50. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares of beneficial interest. On September 11, 2017, we had 988 holders of record of our common shares of beneficial interest. This figure does not represent the actual number of beneficial owners of our common shares of beneficial interest because shares of our common shares of beneficial interest are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Organization, Basis of Presentation and Overview

JBG SMITH was organized by Vornado as a Maryland REIT on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via the spin-off on July 17, 2017, substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated the Vornado Included Assets. On July 18, 2017, JBG SMITH acquired the management business and certain assets of JBG. Unless the context otherwise requires, all references to “we,” “us,” and “our,” refer to JBG SMITH after giving effect to the transfer of assets and liabilities from Vornado, but prior to the date of completion of the separation.

Prior to the separation from Vornado, JBG SMITH was a wholly owned subsidiary of Vornado and had no material assets or operations. Pursuant to a separation agreement, on July 17, 2017, Vornado distributed 100% of the then outstanding common shares of JBG SMITH on a pro rata basis to the holders of its common shares. Prior to such distribution by Vornado, VRLP, Vornado’s operating partnership, distributed OP Units on a pro rata basis to the holders of its common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado contributed to JBG SMITH all of the OP Units it received in exchange for common shares of JBG SMITH. Each Vornado common shareholder received one JBG SMITH common share for every two Vornado common shares held as of the close of business on July 7, 2017 (the “Record Date”).  Vornado and each of the other limited partners of VRLP received one JBG SMITH LP common limited partnership unit for every two common limited partnership units in VRLP held as of the close of business on the Record Date. The operations of JBG SMITH are presented as if the transfer of the Vornado Included Assets had been consummated prior to all historical periods presented in the accompanying condensed combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado’s books and records.

After the combination on July 18, 2017, our portfolio comprised: (i) 68 operating assets comprising 50 office assets totaling over 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at our share) and six multifamily assets totaling 1,334 units (1,146 units at our share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at our share) and one other asset with over 65,000 square feet (6,500 square feet at our share) and (iv) 44 future development assets totaling over 22 million square feet (18.3 million square feet at our share) of estimated potential development density.

The following is a discussion of our historical results of operations and liquidity and capital resources as of and for the six months ended June 30, 2017 and the years ended 2016 and 2015, which is prior to the consummation of the separation and the combination. The historical results presented include the Vornado Included Assets, which was under common control of Vornado until July 17, 2017. Unless otherwise specified, the discussion of the historical results does not include the results of the assets acquired from The JBG Companies on July 18, 2017. You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, the unaudited interim combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this prospectus.

The accompanying unaudited condensed combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. The historical financial results for the Vornado Included Assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if the Vornado Included Assets had been operating as a separate standalone public company. These charges are discussed further in Note 11 to the condensed combined financial statements included as part of this prospectus.

We have elected to be taxed as a REIT for U.S. federal income tax purposes, and we operate in a manner intended to enable us to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as dividends to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and has stated its intention to distribute 100% of its taxable income to its shareholders, no provision for federal income taxes has been made in the accompanying combined financial statements. The Vornado Included Assets is also subject to certain other taxes, including state and local taxes which are included in “income tax expense” in the condensed combined statements of income.

Presentation of earnings per share information is not applicable in the condensed combined financial statements, since these assets and liabilities were wholly owned by Vornado.

The Vornado Included Assets aggregate assets into two reportable segments-office and multifamily-because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

We compete with a large number of property owners and developers. Our success depends upon, among other factors, trends affecting national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rates, construction and renovation costs, taxes, governmental regulations and legislation, population trends, zoning laws, and our ability to lease, sublease or sell our assets at profitable levels. Our success is also subject to our ability to refinance existing debt on acceptable terms as it comes due.

Critical Accounting Policies and Estimates

Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

Our assets and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property’s carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our combined financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold assets over longer periods decrease the likelihood of recording impairment losses.

Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease. Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective assets. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

Income Taxes—We operate in a manner intended to enable us to continue to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. We intend to distribute to our shareholders 100% of our taxable income and therefore, no provision for federal income taxes has been made.

Recent Accounting Pronouncements

See Note 2 to the condensed combined financial statements included as part of this prospectus, and the interim financial statements included therein, for a description of the potential impact of the adoption of any new accounting pronouncements.

Results of Operations

Comparison of the Three Months Ended June 30, 2017 to 2016

The following summarizes certain line items from our unaudited condensed combined statements of income that we believe are important in understanding our operations and/or those items which significantly changed in the three months ended June 30, 2017 as compared to the same period in 2016:

	Three Months Ended June 30,
	2017	2016	% Change
	(In thousands)
Property rentals revenue	$100,747	$98,861	1.9%
Tenant reimbursements revenue	9,030	8,716	3.6%
Third-party real estate services revenue	4,869	5,767	(15.6)%
Other income	3,374	2,995	12.7%
Depreciation and amortization expense	31,993	32,625	(1.9)%
Property operating expense	28,285	27,374	3.3%
Real estate taxes expense	15,582	14,137	10.2%
General and administrative expense	11,708	11,939	(1.9)%
Transaction and other costs	5,237	—	NM *
Income (loss) from unconsolidated real estate ventures	105	(374)	NM *
Interest expense	14,586	13,549	7.7%

* Not meaningful.

Property rentals revenue increased by approximately $1.8 million, or 1.9%, to $100.7 million in 2017 from $98.9 million in 2016. The increase was primarily due to The Bartlett multifamily project being phased into service during the second quarter of 2016, partially offset by 1150 17th St and 1770 Crystal Drive, both of which were taken out of service, and higher straight-line rent.

Tenant reimbursements revenue increased by approximately $300,000, or 3.6%, to $9.0 million in 2017 from $8.7 million in 2016. The increase was primarily due to higher real estate taxes.

Third-party real estate services revenue decreased by approximately $900,000, or 15.6%, to $4.9 million in 2017 from $5.8 million in 2016. The decrease was primarily due to lower third-party management fees and leasing commissions, partially offset by an increase in development and construction fees.

Other income increased by approximately $400,000, or 12.7%, to $3.4 million in 2017 from $3.0 million in 2016. The increase was primarily due to lease termination payments from tenants.

Depreciation and amortization expense decreased by approximately $600,000, or 1.9%, to $32.0 million for 2017 from $32.6 million in 2016. The decrease was primarily due to 1150 17th Street and 1726 M Street which were taken out of service during 2016 to prepare for the development of a new Class A office building, partially offset by phasing The Bartlett into service during the second quarter of 2016.

Property operating expense increased by approximately $900,000, or 3.3%, to $28.3 million in 2017 from $27.4 million in 2016. The increase was primarily due to an increase in bad debt expense.

Real estate tax expense increased by approximately $1.5 million, or 10.2%, to $15.6 million in 2017 from $14.1 million in 2016. The increase was primarily due to an increase in the tax assessment and lower capitalized real estate taxes for The Bartlett and increases in the tax assessment for certain of our office properties.

General and administrative expense decreased by approximately $200,000, or 1.9%, to $11.7 million for 2017 from $11.9 million in 2016. The decrease was primarily due to lower payroll and benefits.

Transaction and other costs of $5.2 million in 2017 consist primarily of professional fees incurred in connection with the separation and the combination.

Income (loss) from unconsolidated real estate ventures increased by approximately $479,000, to $105,000 in 2017 from a loss of $374,000 in 2016. The increase was primarily due to a reduction of interest expense resulting from the refinancing of the Warner Building mortgage loan in May 2016 at a lower interest rate and a lower outstanding principal amount.

Interest expense increased by approximately $1.1 million, or 7.7%, to $14.6 million for 2017 from $13.5 million in 2016. The increase was primarily due to higher interest expense on the amount payable to Vornado as a result of a higher outstanding balance due to borrowings and lower capitalized interest related to The Bartlett which was phased into service during the second quarter of 2016.

Comparison of the Six Months Ended June 30, 2017 to 2016

The following summarizes certain line items from our unaudited condensed combined statements of income that we believe are important in understanding our operations and/or those items which significantly changed in the six months ended June 30, 2017 as compared to the same period in 2016:

	Six Months Ended June 30,
	2017	2016	% Change
	(In thousands)
Property rentals revenue	$199,771	$196,232	1.8%
Tenant reimbursements revenue	17,667	18,197	(2.9)%
Third-party real estate services revenue	9,923	12,301	(19.3)%
Other income	6,931	6,393	8.4%
Depreciation and amortization expense	65,775	66,914	(1.7)%
Property operating expense	56,466	56,460	—%
Real estate taxes expense	30,754	29,250	5.1%
General and administrative expense	25,398	25,960	(2.2)%
Transaction and other costs	11,078	—	NM *
Income (loss) from unconsolidated real estate ventures	314	(1,536)	NM *
Interest expense	28,504	25,634	11.2%

* Not meaningful.

Property rentals revenue increased by approximately $3.6 million or 1.8%, to $199.8 million in 2017 from $196.2 million in 2016. The increase was primarily due to The Bartlett multifamily project being phased into service during the second quarter of 2016, partially offset by 1150 17th Street and 1770 Crystal Drive, both of which were taken out of service, and higher straight-line rent.

Tenant reimbursements revenue decreased by approximately $500,000 or 2.9%, to $17.7 million in 2017 from $18.2 million in 2016. The decrease was primarily due to lower operating expenses and real estate taxes for the office portfolio, partially offset by an increase in tenant services.

Third-party real estate services revenue decreased by approximately $2.4 million, or 19.3%, to $9.9 million in 2017 from $12.3 million in 2016. The decrease was primarily due to lower third-party management fees and leasing commissions.

Other income increased by approximately $500,000, or 8.4%, to $6.9 million in 2017 from $6.4 million in 2016. The increase was primarily due to lease termination payments from tenants.

Depreciation and amortization expense decreased by approximately $1.1 million, or 1.7%, to $65.8 million for 2017 from $66.9 million in 2016. The decrease was primarily due to 1150 17th Street and 1726 M Street which were taken out of service during 2016 to prepare for the development of a new Class A office building, partially offset by phasing The Bartlett into service during the second quarter of 2016.

Property operating expense remained relatively constant at $56.5 million in 2017 and 2016. Activity for the period included an increase in repairs and maintenance expense offset by a reduction in utilities.

Real estate tax expense increased by approximately $1.5 million, or 5.1%, to $30.8 million in 2017 from $29.3 million in 2016. The increase was primarily due to an increase in the tax assessments and lower capitalized real estate taxes for The Bartlett, partially offset by capitalized real estate taxes for 1150 17th Street and 1726 M Street, which were taken out of service during 2016.

General and administrative expense decreased by approximately $600,000, or 2.2%, to $25.4 million for 2017 from $26.0 million in 2016. The decrease was primarily due to lower payroll and benefits.

Transaction and other costs of $11.1 million in 2017 consist primarily of professional fees incurred in connection with the separation and the combination.

Income from unconsolidated real estate ventures increased by approximately $1.8 million to $314,000 in 2017 from a loss of $1.5 million in 2016. The increase was primarily due to a reduction of interest expense resulting from the refinancing of the Warner Building mortgage loan in May 2016 at a lower interest rate and for a lower outstanding principal amount.

Interest expense increased by approximately $2.9 million, or 11.2%, to $28.5 million for 2017 from $25.6 million in 2016. The increase was primarily due to lower capitalized interest on The Bartlett which was phased into service during the second quarter of 2016.

Comparison of the Year Ended December 31, 2016 to 2015

Property Rentals

Property rentals were $401,577,000 in the year ended December 31, 2016, compared to $389,792,000 in the year ended December 31, 2015, an increase of $11,785,000. This increase is primarily due to (i) The Bartlett multifamily project being phased into service during the second quarter of 2016, (ii) 2221 South Clark Street being phased into service beginning in the third quarter of 2015 and (iii) higher average office occupancy.

Tenant Expense Reimbursements

Tenant expense reimbursements were $38,291,000 in the year ended December 31, 2016, compared to $41,047,000 in the year ended December 31, 2015, a decrease of $2,756,000. This decrease is primarily due to a decrease in real estate taxes at certain of our office assets and a decrease in tenant services.

Development, Management and Other Service Revenues

Development, management and other service revenues were $17,078,000 in the year ended December 31, 2016, compared to $13,265,000 in the year ended December 31, 2015, an increase of $3,813,000. This increase was primarily due to an increase in leasing fees as a result of higher leasing activity in the current year.

Other Income

Other income was $21,573,000 in the year ended December 31, 2016, compared to $26,503,000 in the year ended December 31, 2015, a decrease of $4,930,000. This decrease is primarily due to a recovery of prior period billings from a former tenant in 2015 and a decrease in lease termination payments from tenants.

Depreciation and Amortization

Depreciation and amortization was $133,343,000 in the year ended December 31, 2016, compared to $144,984,000 in the year ended December 31, 2015, a decrease of $11,641,000. This decrease is primarily due to 1150 17th Street and 1726 M Street, which were taken out of service during the second quarter of 2016 to prepare for development of a new Class A office building.

Property Operating Expenses

Property operating expenses were $115,853,000 in the year ended December 31, 2016, compared to $116,811,000 in the year ended December 31, 2015, a decrease of $958,000. This decrease was primarily due to a reduction in utility expenses.

Real Estate Taxes

Real estate taxes were $57,784,000 in the year ended December 31, 2016, compared to $58,866,000 in the year ended December 31, 2015, a decrease of $1,082,000. This decrease is primarily due to lower tax assessments on certain of our office assets.

General and Administrative Expenses

General and administrative expenses were $50,416,000 in the year ended December 31, 2016, compared to $46,037,000 in the year ended December 31, 2015, an increase of $4,379,000. This increase is primarily due to higher payroll and benefits and lower capitalized payroll and benefits in 2016.

Transaction and Other Costs

Transaction and other costs were $6,476,000 in the year ended December 31, 2016 and consist primarily of professional fees in connection with the spin-off of Vornado’s Washington, DC segment and combining it with the management business and certain Washington, DC assets of JBG.

Ground Rent Expense

Ground rent expense was $1,854,000 in the year ended December 31, 2016, compared to $1,312,000 in the year ended December 31, 2015, an increase of $542,000. This increase is primarily due to ground rent for Courthouse Plaza I and II which is based on the amount of net cash flow of these assets.

Loss from Partially Owned Entities

Loss from partially owned entities was $1,242,000 in the year ended December 31, 2016, compared to $4,434,000 in the year ended December 31, 2015, a decrease of $3,192,000. This decrease is primarily due to our share of interest savings from the refinancing of the Warner Building in May 2016 at a lower interest rate and lower outstanding principal balance.

Interest and Other Investment Income, net

Interest and other investment income, net was $3,287,000 in the year ended December 31, 2016, compared to $2,708,000 in the year ended December 31, 2015, an increase of $579,000. This increase is primarily due to interest accrued on a higher average outstanding receivable balance from Vornado.

Interest and Debt Expense

Interest and debt expense was $51,781,000 in the year ended December 31, 2016, compared to $50,823,000 in the year ended December 31, 2015, an increase of $958,000. This increase is primarily due to (i) $4,346,000 of interest on higher average outstanding payable balances to Vornado, partially offset by (ii) lower interest rates resulting from the refinancing of RiverHouse Apartments in April 2015 and the Bowen Building in June 2016. The new RiverHouse Apartments’ $307,710,000 loan bears interest at LIBOR plus 1.28% (1.90% as of December 31,

2016), and replaced the debt scheduled to mature of $259,500,000 which bore interest at 4.51%. The Bowen Building loan, which bore interest at 6.14%, was repaid using proceeds of a $115,630,000 draw on Vornado’s revolving credit facility which bears interest at LIBOR plus 1.05% (1.68% as of December 31, 2016).

Income Tax Provision

Income tax provision was $1,083,000 in the year ended December 31, 2016, compared to $420,000 in the year ended December 31, 2015, an increase of $663,000. This increase is primarily due to a $645,800 benefit in 2015 from the write-off of deferred tax liabilities.

Comparison of the Year Ended December 31, 2015 to 2014

Property Rentals

Property rentals were $389,792,000 in the year ended December 31, 2015, compared to $390,576,000 in the prior year, a decrease of $784,000. This decrease is primarily due to lower average occupancy of our multifamily portfolio during 2015.

Tenant Expense Reimbursements

Tenant expense reimbursements were $41,047,000 in the year ended December 31, 2015, compared to $41,243,000 in the prior year, a decrease of $196,000. This decrease is primarily due to a decrease in reimbursable real estate taxes and operating expenses due to tenant turnover and lease expirations, partially offset by an increase in tenant services.

Development, Management and Other Service Revenues

Development, management and other service revenues were $13,265,000 in the year ended December 31, 2015, compared to $14,113,000 in the prior year, a decrease of $848,000. This decrease is primarily due to lower management and construction management fees during 2015.

Other Income

Other income was $26,503,000 in the year ended December 31, 2015, compared to $26,991,000 in the prior year, a decrease of $488,000. This decrease is primarily due to lower lease termination income offset by a recovery of prior period billings from a former tenant.

Depreciation and Amortization

Depreciation and amortization was $144,984,000 in the year ended December 31, 2015, compared to $112,046,000 in the prior year, an increase of $32,938,000. This increase is primarily due to accelerating depreciation on 1150 17th Street and 1726 M Street which were taken out of service to prepare for development of a new Class A office building.

Property Operating Expenses

Property operating expenses were $116,811,000 in the year ended December 31, 2015, compared to $114,921,000 in the prior year, an increase of $1,890,000. This increase is primarily due to higher payroll, cleaning, insurance premiums and tenant services.

Real Estate Taxes

Real estate taxes were $58,866,000 in the year ended December 31, 2015, compared to $56,129,000 in the prior year, an increase of $2,737,000. This increase is primarily due to higher assessments and tax rates.

General and Administrative Expenses

General and administrative expenses were $46,037,000 in the year ended December 31, 2015, compared to $47,669,000 in the prior year, a decrease of $1,632,000. This decrease is primarily due to higher capitalized payroll and benefits in 2015.

Ground Rent Expense

Ground rent expense was $1,312,000 in the year ended December 31, 2015, compared to $3,539,000 in the prior year, a decrease of $2,227,000. This decrease is primarily due to lower ground rent for Courthouse Plaza I and II which is based on the amount of net cash flow of these assets.

Loss from Partially Owned Entities

Loss from partially owned entities was $4,434,000 in the year ended December 31, 2015, compared to $1,279,000 in the prior year, an increase of $3,155,000. This increase is primarily due to our $1,800,000 share of Waterfront Station’s gain on sale of a land parcel in the prior year and our share of a recovery in the prior year from a former tenant at The Warner as a result of its bankruptcy settlement.

Interest and Other Investment Income, net

Interest and other investment income, net was $2,708,000 in the year ended December 31, 2015, compared to $1,338,000 in the prior year, an increase of $1,370,000. This increase is primarily due to interest accrued on the note receivable from Vornado which we made in the third quarter of 2014, bearing interest at one year LIBOR plus 2.9% (3.72% as of December 31, 2015), partially offset by a $405,000 non-cash impairment loss on a marketable security.

Interest and Debt Expense

Interest and debt expense was $50,823,000 in the year ended December 31, 2015, compared to $57,137,000 in the prior year, a decrease of $6,314,000. This decrease is primarily due to (i) lower interest rates from the refinancing of RiverHouse Apartments and Universal Buildings, (ii) repayment of 1550 Crystal Drive and 1770 Crystal Drive mortgages, and (iii) an increase in capitalized interest related to construction of The Bartlett multifamily complex.

Income Tax Provision

Income tax provision was $420,000 in the year ended December 31, 2015, compared to $242,000 in the prior year, an increase of $178,000. This increase is primarily due to higher taxes on our hotel asset, the Crystal City Marriott Hotel.

Liquidity and Capital Resources

Property rental income is our primary source of operating cash flow and is dependent on a number of factors including occupancy levels and rental rates, as well as our tenants’ ability to pay rent. Our assets provide us with a relatively consistent level of cash flow that enables us to pay operating expenses, debt service, recurring capital expenditures, dividends to shareholders and distributions to holders of limited partnership units. Other sources of liquidity to fund cash requirements include proceeds from financings and asset sales. We anticipate that cash flows from continuing operations over the next 12 months and proceeds from financings, together with existing cash balances, will be adequate to fund our business operations, debt amortization, capital expenditures, dividends to shareholders and distributions to holders of limited partnership units.

Financing Activities and Contractual Obligations

Below is a summary of our outstanding debt as of June 30, 2017 and December 31, 2016:

			Interest Rate	Balance as of
	Maturity	Stated Interest Rate	June 30, 2017	June 30, 2017	December 31, 2016
				(In thousands)
First mortgages secured by:
RiverHouse Apartments	04/01/25	LIBOR + 128	2.50%	$307,710	$307,710
The Bartlett(1)	06/20/22	LIBOR + 170	2.92%	220,000	—
Universal Buildings	08/12/21	LIBOR + 190	3.12%	185,000	185,000
2101 L Street	08/15/24	3.97%	3.97%	141,960	143,415
2121 Crystal Drive	03/01/23	5.51%	5.51%	140,397	141,625
WestEnd25	06/01/21	4.88%	4.88%	100,078	100,842
1215 Clark Street, 200 12th Street & 251 18th Street	01/01/25	7.94%	7.94%	89,203	91,015
2011 Crystal Drive(2)	08/01/17	7.30%	7.30%	74,338	75,004
220 20th Street	02/01/18	4.61%	4.61%	67,661	68,426
1730 M Street and 1150 17th Street(3)	08/26/17	LIBOR + 125	2.47%	43,581	43,581
Courthouse Plaza 1 and 2	05/10/20	LIBOR + 160	2.82%	11,000	11,000
Mortgages payable				1,380,928	1,167,618
Unamortized deferred financing costs, net and other				(4,851)	(2,604)
Mortgages payable, net				$1,376,077	$1,165,014
Payable to Vornado Realty Trust(4)			3.70%	$289,904	$283,232

(1)              On June 20, 2017, we completed a $220.0 million financing of The Bartlett. The five-year mortgage loan is interest-only at LIBOR plus 1.70% per annum and matures in June 2022. We realized net proceeds of approximately $217.2 million.

(2)              On July 27, 2017, we repaid the mortgage secured by 2011 Crystal Drive.

(3)              On July 17, 2017, we repaid the mortgages secured by 1730 M Street and 1150 17th Street.

(4)              In June 2016, the mortgage loan for the Bowen Building was repaid with proceeds of a $115.6 million draw on Vornado’s revolving credit facility and is secured by an interest in the property, and, accordingly, has been reflected as a component of “Payable to Vornado Realty Trust” on the combined balance sheets as of June 30, 2017 and December 31, 2016. The mortgage was assigned to us at the separation, and the note was repaid with amounts drawn under the revolving credit facility (see Note 12 to the condensed combined financial statements for the quarter ended June 30, 2017).

Contractual Obligations and Commitments

Below is a summary of our contractual obligations and commitments as of June 30, 2017:

	Total	2017	2018	2019	2020	2021	2022	Thereafter
	(In thousands)
Contractual cash obligations (principal and interest):
Mortgages payable	$1,635,685	$149,286	$141,774	$238,955	$49,848	$139,636	$260,107	$656,079
Operating leases	576,080	849	1,741	1,788	1,837	1,888	1,943	566,034
Purchase obligations, primarily construction commitments	55,163	55,163	—	—	—	—	—	—
Total contractual cash obligations	$2,266,928	$205,298	$143,515	$240,743	$51,685	$141,524	$262,050	$1,222,113
Payable to Vornado Realty Trust	$289,904	$289,904	$—	$—	$—	$—	$—	$—
Commitments:
Capital commitments to unconsolidated ventures	$5,258	$5,258	$—	$—	$—	$—	$—	$—

On July 18, 2017, we entered into a $1.4 billion credit facility, consisting of a $1.0 billion revolving credit facility with a four-year term, with two six-month extension options, a five and a half-year delayed draw $200.0 million unsecured term loan (“Tranche A-1 Term Loan”) and a seven-year delayed draw $200.0 million unsecured term loan (“Tranche A-2 Term Loan”). The interest rate for the credit facility will vary based on a ratio of our total outstanding indebtedness to a valuation of certain real property businesses and assets and will range (a) in the case of the revolving credit facility, from LIBOR plus 1.10% to LIBOR plus 1.50%, (b) in the case of the Tranche A-1 Term Loan, from LIBOR plus 1.20% to LIBOR plus 1.70% and (c) in the case of the Tranche A-2 Term Loan, from LIBOR plus 1.55% to LIBOR plus 2.35%. On July 18, 2017, in connection with the combination, we drew $115.8 million on the revolving credit facility and $50.0 million under the Tranche A-1 Term Loan. In connection with the execution of the credit facility, we incurred $6.8 million in fees and expenses.

See Note 12 to the condensed combined financial statements included as part of this prospectus, and the interim financial statements included therein, for a discussion of subsequent events.

Summary of Cash Flows

The following summary discussion of our cash flows is based on the condensed combined statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

	Six Months Ended June 30,
	2017	2016	Change
	(In thousands)
Net cash provided by operating activities	$72,658	$90,920	$(18,262)
Net cash used in investing activities	$(56,629)	$(144,741)	$88,112
Net cash provided by financing activities	$235,584	$25,118	$210,466

Cash Flows for the Six Months Ended June 30, 2017

Cash and cash equivalents were $280.6 million at June 30, 2017, compared to $29.0 million at December 31, 2016, an increase of $251.6 million. This increase resulted from $72.7 million of net cash provided by operating activities and $235.6 million of net cash provided by financing activities, partially offset by $56.6 million of net cash used in investing activities. Our combined outstanding debt was $1.4 billion at June 30, 2017, a $211.1 million increase from the balance at December 31, 2016.

Net cash provided by operating activities of $72.7 million was comprised of (i) net income of $17.7 million, (ii) $63.1 million of non-cash adjustments, which include depreciation and amortization, income from unconsolidated real estate ventures, straight-line rent and accretion of below-market lease intangibles and (iii) distributions of income from unconsolidated real estate ventures of $628,000, partially offset by (iv) the net change in operating assets and liabilities of $8.8 million.

Net cash used in investing activities of $56.6 million primarily was comprised of (i) $54.7 million of development costs, construction in progress and real estate additions, (ii) $1.4 million of other investments and (iii) an increase of $472,000 in restricted cash.

Net cash provided by financing activities of $235.6 million was comprised of (i) $220.0 million of proceeds from borrowings related to The Bartlett, (ii) $21.2 million of contributions, net, and (iii) $4.0 million of proceeds from borrowings from Vornado, partially offset by (iv) $6.7 million for the repayments of borrowings and (v) $2.9 million of debt issuance costs.

Cash Flows for the Six Months Ended June 30, 2016

Cash and cash equivalents were $46.3 million at June 30, 2016, compared to $75.0 million at December 31, 2015, a decrease of $28.7 million. This decrease resulted from $144.7 million of net cash used in investing activities, partially offset by $90.9 million of net cash provided by operating activities and $25.1 million of net cash provided by financing activities.

Net cash provided by operating activities of $90.9 million was comprised of (i) net income of $28.3 million, (ii) $68.6 million of non-cash adjustments, which include depreciation and amortization, loss from unconsolidated real estate ventures, straight-line rent and accretion of below-market lease intangibles and (iii) distributions of income from unconsolidated real estate ventures of $777,000, partially offset by (iv) the net change in operating assets and liabilities of $6.8 million.

Net cash used in investing activities of $144.7 million was comprised of (i) $123.5 million of development costs, construction in progress and real estate additions, (ii) $20.0 million of investments in unconsolidated real estate ventures and (iii) $1.5 million of other investments, partially offset by (iv) a decrease of $272,000 in restricted cash.

Net cash provided by financing activities of $25.1 million primarily was comprised of (i) $28.5 million of proceeds from borrowings from Vornado and (ii) $1.5 million of net contributions, partially offset by (iii) $4.9 million for the repayments of borrowings.

Cash Flows for the Year Ended December 31, 2016

Cash and cash equivalents were $29,000,000 at December 31, 2016, compared to $74,966,000 at December 31, 2015, a decrease of $45,966,000. This decrease resulted from $256,590,000 of net cash used in investing activities, partially offset by $159,541,000 of net cash provided by operating activities and $51,083,000 of net cash provided by financing activities. Our combined outstanding debt was $1,165,014,000 at December 31, 2016, a $137,942,000 decrease from the balance at December 31, 2015.

Net cash provided by operating activities of $159,541,000 was comprised of (i) net income of $61,974,000, (ii) $134,196,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities, and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $1,520,000, partially offset by (iv) the net change in operating assets and liabilities of $38,149,000.

Net cash used in investing activities of $256,590,000 was comprised of (i) $237,814,000 of development costs, construction in progress and real estate additions and (ii) $24,993,000 of investments in partially owned entities, partially offset by (iii) $4,000,000 of proceeds from repayment of Vornado receivable and (iv) $2,217,000 of changes in restricted cash.

Net cash provided by financing activities of $51,083,000 was comprised of (i) $79,500,000 from proceeds from borrowings from Vornado, partially offset by (ii) $24,364,000 for the repayments of borrowings, (iii) $3,763,000 of contributions / (distributions), net, (iv) $220,000 of distributions to non-controlling interests and (v) $70,000 of debt issuance costs.

Cash Flows for the Year Ended December 31, 2015

Cash and cash equivalents were $74,966,000 at December 31, 2015, compared to $12,018,000 at December 31, 2014, an increase of $62,948,000. This increase resulted from $178,230,000 of net cash provided by operating activities and $122,671,000 of net cash provided by financing activities, partially offset by $237,953,000 of net cash used in investing activities. Our combined outstanding debt was $1,302,956,000 at December 31, 2015, a $25,067,000 increase from the balance at December 31, 2014.

Net cash provided by operating activities of $178,230,000 was comprised of (i) net income of $49,628,000, (ii) $146,652,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities, and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $1,347,000, partially offset by (iv) the net change in operating assets and liabilities of $19,397,000.

Net cash used in investing activities of $237,953,000 was comprised of (i) $234,285,000 of development costs, construction in progress and real estate additions, (ii) $9,332,000 of investments in partially owned entities and (iii) $1,336,000 of changes in restricted cash, partially offset by (iv) $7,000,000 of proceeds from repayment of Vornado receivable.

Net cash provided by financing activities of $122,671,000 was comprised of (i) $341,460,000 of proceeds from borrowings, (ii) $96,512,000 of proceeds from borrowings from Vornado, (iii) $16,495,000 of contributions/(distributions), net, partially offset by (iv) $315,824,000 for the repayments of borrowings, (v) $13,600,000 of repayment of borrowings from Vornado, (vi) $2,359,000 of debt issuance costs, and (vii) $13,000 of distributions to noncontrolling interests.

Cash Flows for the Year Ended December 31, 2014

Cash and cash equivalents were $12,018,000 at December 31, 2014, compared to $28,202,000 at December 31, 2013, a decrease of $16,184,000. This decrease resulted from $236,923,000 of net cash used in investing activities, partially offset by, $187,386,000 of net cash provided by operating activities and $33,353,000 of net cash provided by financing activities.

Net cash provided by operating activities of $187,386,000 was comprised of (i) net income of $81,299,000, (ii) $120,386,000 of non-cash adjustments, which include depreciation and amortization, loss from partially owned entities and the effect of straight-lining of rental income, and (iii) distributions of income from partially owned entities of $2,603,000, partially offset by (iv) the net change in operating assets and liabilities of $16,902,000.

Net cash used in investing activities of $236,923,000 was comprised of (i) $126,323,000 of development costs, construction in progress and real estate additions, (ii) $86,000,000 of investment in Vornado receivable, (iii) $15,228,000 of acquisitions of land, (iv) $9,360,000 of investments in partially owned entities, and (v) $2,500,000 of investments in loans receivable and other, partially offset by (vi) $2,413,000 of changes in restricted cash and (vii) $75,000 of capital distributions from partially owned entities.

Net cash provided by financing activities of $33,353,000 was comprised of (i) $185,000,000 of proceeds from borrowings, partially offset by (ii) $85,289,000 for the repayments of borrowings, (iii) $63,318,000 of contributions/(distributions), net, (iv) $3,032,000 of debt issuance costs, and (v) $8,000 of distributions to noncontrolling interests.

Off-Balance Sheet Arrangements

Unconsolidated Real Estate Ventures

We consolidate entities in which we own less than a 100% equity interest if we have a controlling interest or are the primary beneficiary in a variable interest entity, as defined in the Consolidation Topic of the FASB ASC. From time to time, we may have off-balance-sheet unconsolidated real estate ventures and other unconsolidated arrangements with varying structures.

As of June 30, 2017, we have investments in unconsolidated real estate ventures totaling $45.5 million. For the majority of these investments, we exercise significant influence over, but do not control these entities and therefore account for these investments using the equity method of accounting. For a more complete description of our joint ventures, see Note 3 to the condensed combined financial statements included as part of this prospectus, and the interim financial statements included therein.

As of June 30, 2017, the aggregate carrying amount of the debt of our unconsolidated real estate ventures accounted for under the equity method was approximately $304.0 million.

Reconsideration events could cause us to consolidate these unconsolidated real estate ventures and partnerships in the future. We evaluate reconsideration events as we become aware of them. Some triggers to be considered are additional contributions required by each partner and each partners’ ability to make those contributions. Under certain of these circumstances, we may purchase our partner’s interest. Our unconsolidated real estate ventures are with entities which appear sufficiently stable to meet their capital requirements; however, if market conditions worsen and our partners are unable to meet their commitments, there is a possibility we may have to consolidate these entities.

Commitments and Contingencies

There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

As of June 30, 2017, we expect to fund additional capital to certain of our unconsolidated investments totaling approximately $5.3 million.

We are obligated under non-cancelable operating leases, primarily for ground leases on certain of our properties through 2084, totaling $576.1 million.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of our assets, we may be potentially liable for such costs. The operations of current and former tenants at our assets have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in us incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, our assets are exposed to the risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant’s presence can have adverse effects on operations and the redevelopment of our assets.

Most of our assets have been subject, at some point, to environmental assessments that are intended to evaluate the environmental condition of the subject and surrounding assets. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding assets, screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. Soil and/or groundwater testing is conducted at our assets, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. They may not, however, have included extensive sampling or subsurface investigations. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, we have initiated the appropriate actions.

Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental contamination that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, there can be no assurance that the identification of new areas of contamination, changes in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant cost to us.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We have exposure to fluctuations in interest rates, which are sensitive to many factors that are beyond our control. Our exposure to a change in interest rates is summarized in the table below.

	2017			2016
(Amounts in thousands)	June 30, Balance	Weighted Average Interest Rate	Effect of 1% Change in Base Rates	December 31, Balance	Weighted Average Interest Rate
Consolidated debt (contractual balances):
Variable rate	$767,291	2.77%	$7,673	$547,291	2.11%
Fixed rate	613,637	5.52%	—	620,327	5.52%
	$1,380,928		$7,673	$1,167,618
Pro rata share of debt of non-consolidated entities (non-recourse) (contractual balances):
Variable rate	$17,050	2.47%	$171	$17,050	1.87%
Fixed rate	150,150	3.65%	—	150,150	3.65%
	$167,200		$171	$167,200

The fair value of our consolidated debt is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. As of June 30, 2017 and December 31, 2016, the estimated fair value of our combined debt was $1.4 billion and $1.2 billion, respectively.

These estimates of fair value, which are made at the end of the reporting period, may be different from the amounts that may ultimately be realized upon the disposition of our financial instruments.

BUSINESS AND PROPERTIES

Overview

JBG SMITH represents the combination of Vornado’s Washington, DC segment (which operated as Vornado / Charles E. Smith) and the management business and certain Washington, DC metropolitan area assets of JBG. Prior to the combination, Vornado / Charles E. Smith and JBG were two large, noteworthy, Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area.

We believe that the combination of Vornado / Charles E. Smith and JBG results in the following key strengths and competitive advantages that will contribute to our future success:

•                  We are the largest publicly traded real estate company focused on the Washington, DC metropolitan area;

•                  Our assets consist of high-quality office, multifamily and retail properties concentrated in what we believe are the most attractive Metro-served, urban-infill submarkets;

•                  We have a demonstrated track record of combining these uses in vibrant, amenity-rich mixed-use projects that create and sustain value and competitive advantage over time;

•                  We believe that we are positioned for substantial revenue growth driven by near-term opportunities embedded in our existing operating portfolio and our near-term and future development pipelines;

•                  Our Washington, DC area management platform has proven investment, operating and development skills and leverages our experience in the use of our Placemaking strategy to unlock value in large scale projects and neighborhood repositionings;

•                  We expect to access acquisition opportunities with strong prospects for growth through our proven acquisition platform that combines the longstanding market relationships, reputation and expertise of both the Vornado and JBG Washington, DC platforms;

•                  Our disciplined, research-based approach ensures our investment decisions are based on current and forecasted market fundamentals and trends, which allows us to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets;

•                  We have a proven track record of capital allocation across investment opportunities and market cycles;

•                  We have a well-capitalized balance sheet and access to a broad range of funding sources which allows us to fund our growth opportunities while maintaining prudent leverage levels; and

•                  We believe the Washington, DC metropolitan area real estate market is positioned to experience a stronger recovery over the next 24 to 36 months compared to other Gateway Markets.

Our Strategy

Our mission is to own and operate a high-quality portfolio of Metro-served, urban-infill office, multifamily and retail assets concentrated in downtown Washington, DC, our nation’s capital, and other leading urban infill submarkets with proximity to downtown Washington, DC and to grow this portfolio through value-added development and acquisitions. We have significant expertise in the Washington, DC metropolitan area across multiple product types and consider office, multifamily and retail to be our core asset classes. We are known for our creative deal-making and capital allocation skills and for our deep pool of development and value creation expertise across product types.

One of our approaches to value creation involves utilizing a series of complementary disciplines through a process that we call “Placemaking.” Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and designed public space. Through this process, we are able to drive synergies, and thus value, across those varied uses and create unique, amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. We believe that our Placemaking approach will drive occupancy and rent growth across our entire portfolio, particularly with respect to our concentrated and extensive land and building holdings in Crystal City. Crystal City’s attractive attributes of its urban-infill location with close proximity to downtown Washington, DC, its access to Metro and other key transportation infrastructure and strong surrounding demographics serve as a solid foundation upon which to build the mix of uses and amenities that today’s tenants demand. We believe that the application of our Placemaking approach will allow us to increase Crystal City’s attractiveness to potential tenants and create significant value for our shareholders. Our investment in Crystal City will focus on creating a 24-hour environment with an active retail heart through the delivery of additional anchor and small store retail and the introduction of a greater mix of uses, including new multifamily and the select conversion of office buildings to multifamily. These elements, combined with thoughtfully planned streetscapes and public spaces, are all critical to the creation of a dynamic place that we believe will help drive occupancy and rent growth throughout the submarket over time. Importantly, the broader benefits of this repositioning should be achievable without the need to invest capital in repositioning each asset in the submarket. Many similar opportunities exist elsewhere in our portfolio on a smaller scale, and we expect these to drive significant value over time as well.

Our high-quality portfolio with significant embedded growth potential, well-capitalized balance sheet, scale and highly experienced and talented local management team combine to make JBG SMITH an attractive public company investment vehicle focused on the Washington, DC metropolitan area. In addition, we expect our assets under construction and near-term and future development pipelines, which have a meaningful multifamily focus, will provide significant additional potential growth and value creation opportunities that meet market demand over time.

Our Portfolio

We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of concentrating in downtown Washington, DC and other leading urban-infill submarkets with proximity to downtown Washington, DC that have high barriers to entry and key urban amenities, including being within walking distance of the Metro. Over 98% of our operating assets are Metro-served, based on our share of rentable square feet as of June 30, 2017. Our concentrated holdings and leading market share in our targeted primary submarkets allow us to realize meaningful economies of scale and to enhance our neighborhoods through Placemaking, thereby benefiting our overall holdings within these targeted submarkets. Our fully integrated platform has demonstrated capability in managing every aspect of real estate ownership, including investment, development, construction management, finance, asset management, property management and leasing. While our operating portfolio is currently approximately 70% office and 27% multifamily based on total square footage, a significant portion of our near-term and future development pipelines is focused on multifamily assets; delivering these assets to the market will result over time in our portfolio becoming more balanced between office and multifamily.

As of June 30, 2017, our operating portfolio consisted of 68 operating assets comprising 50 office assets totaling approximately 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share).

Our assets are located primarily within attractive submarkets in the District of Columbia and in desirable, infill, Metro-served submarkets outside of Washington, DC. These submarkets include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Our current and target submarkets generally share the following key attributes that make them highly desirable and create significant tenant and investor demand:

•                  They are densely populated, urban-infill submarkets;

•                  They are well-established or emerging growth submarkets;

•                  They are Metro-served;

•                  They exhibit high barriers to new development due to limited available land and/or entitlement constraints; and

•                  They have a high degree of walkability and feature strong clusters of retail and other amenities.

Our Operating Portfolio

Our operating office portfolio is highly concentrated in five primary, Metro-served, urban-infill submarkets: (i) District of Columbia, (ii) Crystal City and Pentagon City, (iii) the Rosslyn-Ballston Corridor, (iv) Reston and (v) Bethesda. In addition to our ownership of over 4.2 million square feet (2.8 million square feet at our share) across 14 assets in the District of Columbia, we have a leading market position in Crystal City and Pentagon City, with ownership of approximately 6.3 million square feet in 20 wholly owned assets in an irreplaceable location along the Potomac River adjacent to Washington, DC and the Ronald Reagan National Airport. We also have ownership of approximately 1.2 million square feet (1.0 million square feet at our share) in four assets in the Rosslyn-Ballston Corridor, approximately 1.3 million square feet in six wholly owned assets in Reston, over 500,000 square feet in three wholly owned assets in Bethesda, approximately 201,000 square feet (36,000 square feet at our share) in two assets in the Rockville Pike Corridor and over 246,000 square feet (24,600 square feet at our share) in one asset in Alexandria (Eisenhower Avenue). Our high-quality, diversified office tenant base spans both the public and private sectors, reflecting the continued evolution and diversification of the Washington, DC economy. Our tenants include many agencies and departments of the U.S. federal government, which collectively comprise our largest tenant, with 80 leases generating approximately 22.3% of our share of annualized rent from our office and retail leases as of June 30, 2017. No other tenant represents more than 3.4% of our share of annualized rent from our office and retail leases. In addition, other major office tenants include Arlington County; non-profit organizations such as Family Health International and the Public Broadcasting Service (“PBS”); leading private-sector companies such as Lockheed Martin Corporation, General Electric, Booz Allen Hamilton, Accenture LLP, Abbott Laboratories, Raytheon Company, and Noblis Inc.; financial institutions such as Citigroup and Wells Fargo; and well-respected law firms and other professional services companies such as Baker Botts LLP, Sidley Austin LLP, Cooley LLP and Deloitte LLP.

Our operating multifamily portfolio consists of 14 multifamily assets comprising 6,016 units (4,232 units at our share) located in some of the most vibrant neighborhoods of the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor and Reston in Virginia; and Bethesda, Silver Spring and the Rockville Pike Corridor in Maryland. Similar to our office buildings, our multifamily assets are located in some of the most desirable locations, with 99% within walking distance of the Metro, restaurants, entertainment and other key urban amenities. We believe our multifamily portfolio includes some of the highest quality multifamily assets in the Washington, DC metropolitan area. These assets include (i) The Bartlett, a recently developed 699-unit luxury property in Pentagon City with a Whole Foods Market as its ground floor retail; (ii) Atlantic Plumbing, a 310-unit class-A property in the heart of the vibrant U Street/Shaw neighborhood in Washington, DC; and (iii) WestEnd25, a 283-unit luxury property situated in West End of Washington, DC.

Approximately 1.3 million operating retail square feet are embedded within our office and multifamily assets—a key component of our Placemaking strategy. Our office and multifamily rental rates generally reflect a premium relative to rates in their broader submarkets that we believe is attributable to the presence of retail amenities, and we strive to incorporate, where possible, high-quality, value-creating retail space into our office and multifamily assets. Our high-quality, diversified retail tenant base includes anchor, specialty and neighborhood retail shops that create thoughtfully planned and designed public space. Our retail tenants include Whole Foods, Trader Joe’s, Starbucks, Dean & DeLuca as well as boutique tenants including Warby Parker, Landmark Theatre and Bonobos.

In addition, we own interests in three standalone retail assets and one standalone hotel, the 345-room Crystal City Marriott.

Our Assets Under Construction and Near-Term and Future Development Pipelines

In addition to our operating portfolio, as of June 30, 2017, we owned:

•                  11 assets under construction comprising over 1.3 million square feet (1.2 million square feet at our share) of office and 1,334 units (1,146 units at our share) of multifamily with an estimated incremental investment as of June 30, 2017 of approximately $952.4 million ($825.7 million at our share);

•                  a near-term development pipeline comprising two assets (one multifamily and one other asset) with 433 multifamily units (303 units at our share) and over 65,000 square feet (6,500 at our share) of retail; and

•                  a future development pipeline consisting of 44 future development assets with an estimated potential development density of over 22.0 million square feet (18.3 million square feet at our share).

With respect to the two assets in our near-term development pipeline, the entitlement process has been substantially completed, and these projects are in position for construction to commence. In general, given current market expectations, we estimate that we will commence construction on near-term development multifamily assets within 18 months following June 30, 2017, while commencement of construction on near-term development office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. We plan to be an active developer, particularly of multifamily assets, and intend to manage the delivery of our development growth pipeline to meet market demand while prudently managing our long-term leverage levels and balance sheet.

Our Third-Party Asset Management and Real Estate Services Business

In addition to our portfolio, we have a third-party asset management and real estate services business that represents the combination of Vornado / Charles E. Smith’s and JBG’s management platforms that provides fee-based real estate services to nine JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships.

Our Management Team and Platform

We are self-managed and led by JBG’s former executive management team, and have combined talent from each of Vornado / Charles E. Smith and JBG, providing us with a seasoned management team. Our executive management team includes W. Matthew Kelly (Chief Executive Officer), Robert Stewart (Executive Vice Chairman), David Paul (President and Chief Operating Officer), James Iker (Chief Investment Officer), Brian Coulter (Co-Chief Development Officer) and Kevin (“Kai”) Reynolds (Co-Chief Development Officer), who are all former managing partners or partners of JBG with an average tenure of 18 years at JBG. These executives managed the JBG business up until the combination and have a longstanding track record in the Washington, DC market. Our senior management team also benefits from the experience and expertise of Stephen W. Theriot (Chief Financial Officer), who served as Vornado’s Chief Financial Officer from June 2013 to February 2017, and Patrick J. Tyrrell (Chief Administrative Officer), who served as Vornado’s Chief Operating Officer of its Washington, DC division from April 2003 until the combination. Our commercial leasing team is led by David Ritchey (Executive Vice President) and is supported by Jim Creedon, a 25-year veteran with Vornado / Charles E. Smith, and a team of 14 professionals. Our board of trustees consists of a majority of independent trustees. In addition to the appointment of seven independent trustees, Steven Roth, Vornado’s Chairman and CEO, is Chairman of our board of trustees and Mitchell Schear, the former President of Vornado’s Washington, DC division, serves as a trustee. Michael Glosserman, W. Matthew Kelly and Robert Stewart, all former managing partners of JBG, also serve as our trustees.

Our management team is a proven steward of investor capital and has a long track record of creating value for investors through numerous economic cycles. JBG had an over 50-year history in the Washington, DC metropolitan area market. In 1999, JBG created its first discretionary investment fund. We do not intend to raise any future investment funds, and current funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future. Several members of our management team will continue to own direct equity co-investment and promote interests in the JBG Funds that were not contributed to us. As the JBG Funds wind down over time, these economic interests will decrease and ultimately be eliminated.

Our broad transactional skill sets, multi-asset class experience, deep organizational and financial expertise, and a long and successful track record built over 50 years, allow us to source and execute on a broad array of opportunities. Our management platform is vertically integrated across functions, including investment, development, construction management, finance, asset management, property management and leasing, which allows us to efficiently execute on our business strategy. Our platform is also horizontally integrated across real estate asset classes, focusing primarily on office, multifamily and retail, which affords us the flexibility to respond to changing market conditions by adjusting our business plans to deliver the type of asset that will meet current market demand. As a result, we are able to execute large-scale mixed-use projects without the need to partner with other operators or developers. In addition, we have developed an intimate knowledge of the Washington, DC metropolitan area and a detailed understanding of the key submarkets on a block-by-block basis. We believe that our in-depth market knowledge and extensive network of longstanding relationships with real estate owners, developers, tenants, brokers, lenders, general contractors, municipalities, local community organizations and other market participants provide us with a sustainable competitive advantage.

We use a disciplined, research-based approach to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets.

Our Portfolio Summary

The following tables provide information about our portfolio as of June 30, 2017.

Summary Table—Total Portfolio as of June 30, 2017

		100% Share	At JBG SMITH Share
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased	Annualized Rent (in thousands)	Annualized Rent Per Square Foot/ Monthly Rent Per Unit(1)
OPERATING
Office
In service	49	13,873,849	11,871,298	87.4%	$447,941	$44.41
Recently delivered	1	13,633	13,633	100.0%	—	—
Total/weighted average	50	13,887,482	11,884,931	87.5%	$447,941	$44.41

Multifamily
In service	13	5,317	3,533	97.0%	$81,485	$2,009
Recently delivered	1	699	699	95.9%	21,313	2,692
Total/weighted average	14	6,016	4,232	96.8%	$102,798	$2,122

Other(2)
In service	4	764,546	348,188	96.3%	$2,888	$36.51
Operating - Total/Weighted Average	68	14,652,028 SF/ 6,016 Units	12,233,119 SF/ 4,232 Units	89.8%	553,627	$44.34 per SF/ $2,122 per unit

DEVELOPMENT
Under Construction
Office(3)	5	1,343,823	1,234,068	41.8%
Multifamily	6	1,334	1,146	N/A
Total/weighted average	11	1,343,823 SF/ 1,334 Units	1,234,068 SF/ 1,146 Units	41.8%

Near-Term Development
Multifamily	1	433	303
Other	1	65,342	6,534
Total	2	65,342 SF/ 433 Units	6,534 SF/ 303 Units

Development - Total	13	1,409,165 SF/ 1,767 Units	1,240,603 SF/ 1,449 Units

Future Development	44	22,024,100	18,254,300

(1) For office assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. For other assets, represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(2) Includes three standalone retail assets and the Crystal City Marriott Hotel, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott Hotel is excluded from percent leased, annualized rent, and annualized rent per square foot metrics.

(3) In July 2017, we executed a lease for approximately 80,200 square feet at 4747 Bethesda Avenue to relocate our headquarters, which brings the asset to 27.9% pre-leased. With this lease, the under construction office assets are 48.3% pre-leased at our share.

Our Competitive Strengths

We believe that our extensive real estate operating and investment platform and our high-quality, urban-infill, Metro-served portfolio provide us with certain competitive advantages outlined below. We believe these competitive advantages will allow us to deliver significant income growth through in-place embedded contractual revenue growth, lease-up of our operating assets, delivery and lease-up of our assets under construction and near-term and future development and acquisition opportunities.

Market-Leading, Largest Publicly Traded Real Estate Company Focused on the Washington, DC Metropolitan Area.  JBG SMITH represents the combination of Vornado / Charles E. Smith and The JBG Companies, two of the largest, Washington, DC focused real estate franchises, each with an over 50-year history of operations in the Washington, DC metropolitan area. We have assembled the largest portfolio, by rentable square feet, of high-quality commercial real estate assets in the Washington, DC metropolitan area of any publicly traded real estate company.

High-Quality Assets in Most Attractive Submarkets.  Our portfolio of high-quality operating assets is primarily located within what we believe are the most attractive Metro-served, urban-infill submarkets of the Washington, DC metropolitan area, one of the highest barrier-to-entry markets in the United States. Our general strategy is to invest in assets that we anticipate, by virtue of location, physical quality, amenities or other specific features, will possess a sustainable ability to outperform the market, maintain high occupancy levels through all market cycles, attract high-quality tenants and appeal to a broad range of buyers if offered for sale.

Concentrated Submarket Ownership.  Our assets are located primarily within attractive submarkets in the District of Columbia and in what we believe are the most desirable, infill, Metro-served submarkets outside of Washington, DC. These include the Rosslyn-Ballston Corridor, Crystal City, Pentagon City and Reston in Virginia. In Maryland, the majority of our assets are concentrated in Bethesda, Silver Spring and the Rockville Pike Corridor. Through concentrating our investments in these key submarkets, we believe we achieve improved asset performance across all of our assets within a submarket as we apply our development, redevelopment and Placemaking skills that help enhance the overall attractiveness of the market to tenants and investors. In addition, this concentrated ownership allows us to create value in our operating and development portfolio by recognizing synergies in operating expenses in our portfolio, managing submarket supply through our near-term and future development pipelines, and fostering strong relationships with local jurisdictions that are key to navigating the entitlement process. Finally, we believe our concentrated ownership provides us with greater access to new acquisition and development opportunities and the ability to unlock value not available to competitors lacking the same submarket scale.

Strong Management Team with Extensive Market Expertise and Interests Aligned with Shareholders.  We are self-managed and led by JBG’s former executive management team, and have combined the talent from each of Vornado / Charles E. Smith and JBG, which provides us with a seasoned management team. Our multi-generational leadership team has over 50 years of single-market focus in the Washington, DC metropolitan area. Our team has an intimate knowledge of the Washington, DC area real estate market and deep local relationships. Our leadership is meaningfully aligned with the interests of shareholders, with the focus on maximizing the value of common shares. In aggregate, our management and board of trustees own or represent approximately 13% of our common shares.

Superior Capital Allocation Skills.  We have a proven track record of managing our risk, cost of capital and capital sources by utilizing various capital allocation strategies across investment opportunities and market cycles. We believe that we have the ability and expertise to use not only our own balance sheet but also to deploy capital from strategic third-party investors through joint ventures. While we intend to use our own balance sheet as our primary source of capital, we may continue to partner with such third parties to selectively develop mixed-use projects or access other opportunities. We have longstanding relationships and a long track record of success with many third-party capital partners. We intend to selectively partner with such third parties to recognize value and recycle capital from stabilized assets into higher growth opportunities. In addition to multiple sources of equity capital, we have a variety of relationships with providers of debt capital that we intend to continue to utilize. We also use various capital allocation strategies to manage risks associated with our development activities. For example, we often use capital to option, rather than purchase, raw land positions until the property has received appropriate entitlements, allowing us to pre-lease these development projects prior to or soon after closing on the land.

Proven Platform for Value Creation with Investment, Development and Leasing Expertise.  Our management team has an extensive track record of investing in, developing and repositioning assets since the first JBG Fund made its first investment in 2000, spanning multiple market cycles, shifting dynamics and a variety of asset classes. Our management team has a long history of opportunistic acquisitions and development as market cycles dictate, although it has not been immune to national and local economic trends that are unrelated to its management of assets. We have in-house mixed-use expertise and the retail leasing team to support it. Our dedicated mixed-use operating and development teams have a deep bench of product experts, and our in-house multidisciplinary expertise provides a competitive advantage in executing large-scale, mixed-use projects. In addition, our experience owning, operating and managing a range of asset classes gives us the capability to identify redevelopment and adaptive reuse opportunities where we can create value.

Significant Development Pipeline to Drive Growth.  We believe that we control one of the largest development pipelines of any REIT generally and in the Washington, DC metropolitan area specifically and the largest pipeline of Metro-served sites based on potential development density. We believe our near-term and future development pipelines position us for significant future growth. We own two near-term development assets (one multifamily and one other asset) consisting of 433 multifamily units (303 units at our share) and over 65,000 square feet (6,500 at our share) of retail. In addition, we own or control 44 future development assets with an estimated potential development density of over 22.0 million square feet (18.3 million square feet at our share).

Ability to Create Value through Placemaking.  One of our approaches to maximizing the value of our assets includes utilizing a series of complementary disciplines through a process that we call “Placemaking.” Placemaking involves strategically mixing high-quality multifamily and commercial buildings with anchor, specialty and neighborhood retail in a high-density, thoughtfully planned and designed public space. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics.

Through this process, we are able to drive synergies across varied uses and create amenity-rich, walkable neighborhoods that are desirable and create significant tenant and investor demand. As part of this process, we build high-quality, distinctive assets. As a result, we believe this approach leads to stronger office, multifamily and retail demand, leading to higher rents, stronger leasing velocity and, ultimately, greater asset values. We believe that our approach has helped mitigate the impact of new competitive supply on our projects and has allowed us to scale our success across neighborhoods.

Extensive Market Knowledge and Longstanding Relationships Drive Significant, Deal Flow.  With over 50 years of experience in the Washington, DC metropolitan area, our team possesses a deep and detailed understanding of the market and the growth dynamics of the region. Our in-depth market knowledge and extensive network of longstanding relationships with a broad range of real estate owners, developers, brokers, lenders, general contractors, municipalities, local community organizations and other market participants has consistently provided us with access to an ongoing pipeline of attractive investment opportunities in our core submarkets that may not be available to our competitors. We believe that our reputation for performance and execution also provides us with a competitive advantage over other market participants.

Disciplined, Research-Based Approach.  We augment our deep and seasoned understanding of the Washington, DC market with a dedicated in-house research function focused on ensuring that our investment decisions are based on current and forecasted market fundamentals and trends in an effort to identify opportunities and mitigate risks. We regularly track changes in the market supply pipeline, construction costs, net absorption, vacancy rates, and rental rate growth in addition to demographic trends, job and population growth patterns, and other leading indicators to determine shifting trends in demand. We synthesize that data to identify value creating development, redevelopment and acquisition opportunities in existing and new high-growth submarkets.

Well-Capitalized Balance Sheet to Support Growth.  We have a well-capitalized balance sheet and access to a broad range of funding sources which we believe will allow us to execute our business plan. On a pro forma basis, as of June 30, 2017, we had approximately $2.3 billion aggregate principal amount of consolidated debt outstanding ($2.3 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($384 million at our share), resulting in a total of over $2.6 billion aggregate principal amount of debt outstanding at our share. We have a well-staggered debt maturity schedule over the next five years, particularly considering our existing extension options. On a pro forma basis as of June 30, 2017, we had significant liquidity with $506.1 million of cash on a consolidated basis and $15.7 million of cash at our share of unconsolidated joint ventures, and we have entered into $1.4 billion credit facility under which we have significant borrowing capacity.

Successful Third-Party Asset Management and Real Estate Services Business.  Our third-party asset management and real estate services platform provides fee-based real estate services to the JBG Funds and other JBG-affiliated entities as well as joint venture partners and third-party clients. Although a significant portion of the assets and interests in assets owned by certain of the JBG Funds were contributed in the combination, the JBG Funds retained certain assets that are not consistent with our long-term business strategy, which can generally be categorized as (i) condominium and townhome assets, (ii) hotels, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets located in markets that are not core markets for us going forward or that are non-Metro-served, (v) noncontrolling joint venture interests and (vi) single-tenant leased GSA assets that are encumbered with long-term, hyper-amortizing bond financing that is not consistent with our financing strategy. With respect to these funds and for most assets that we hold through joint ventures, we will continue to provide the same asset management, property management, construction management, leasing and other services that we provided prior to the combination. We do not intend to raise any future investment funds, and the JBG Funds will be managed and liquidated over time. We expect to continue to earn fees from these funds as they are wound down, as well as from any joint venture arrangements currently in place and any new joint venture arrangements entered into in the future. The JBG management team will continue to own direct equity co-investment and promote interests in the JBG Funds that were not contributed to us. As the JBG Funds are wound down over time, these economic interests will decrease and be eliminated.

We expect that the fees we continue to earn in connection with providing these services will enhance our overall returns, provide additional scale and efficiency in our operating, development and acquisition businesses and generate capital which we can use to absorb overhead and other administrative costs of the platform. This scale provides competitive advantages, including market knowledge, buying power and operating efficiencies across all product types. We also believe that our existing relationships arising out of our third-party asset management and real estate services business will continue to provide potential capital and new investment opportunities. See “—Our Third-Party Asset Management and Real Estate Services Business.”

Business and Growth Strategies

Our primary business objectives are to maximize cash flow and generate strong risk-adjusted returns for our shareholders. We intend to pursue these objectives through the following business and growth strategies:

Focus on High-Quality Mixed-Use Assets in Metro-Served Submarkets in the Washington, DC Metropolitan Area.  We intend to continue our longstanding strategy of owning and operating assets within urban-infill, Metro-served submarkets in the Washington, DC metropolitan area with high barriers to entry and key urban amenities, including being within walking distance of the Metro. These submarkets, which include the District of Columbia; Crystal City and Pentagon City, the Rosslyn-Ballston Corridor, Reston and Alexandria in Virginia; and Bethesda, Silver Spring and the Rockville Pike Corridor in Maryland, generally feature compelling economic and demographic attributes, as well as a premier transportation infrastructure that caters to the preferences of our office, multifamily and retail tenants. We believe these positive attributes will allow our assets located in these submarkets to outperform the Washington, DC metropolitan area as a whole.

Realize Contractual Embedded Growth.  We believe there are substantial near-term growth opportunities embedded in our existing operating portfolio, many of which are contractual in nature, including the burn-off of free rent, contractual rent escalators in our non-GSA office and retail leases based on increases in CPI or a fixed percentage, and signed but not yet commenced leases.

Drive Incremental Growth Through Lease-up of Our Assets.  We believe that we are well-positioned to achieve significant additional internal growth through lease-up of our current vacant space and our recently developed assets, given our leasing capabilities and the current strong tenant demand for high-quality space in our submarkets. For example, as of June 30, 2017 we had 13 operating office assets, totaling approximately 3.7 million square feet, which were on average 73.7% leased resulting in approximately 963,000 square feet available for lease.

Deliver Our Assets Under Construction.  As of June 30, 2017, we owned 11 high-quality assets under construction with an estimated incremental investment of $952.4 million ($825.7 million at our share). Our assets under construction consist of over 1.3 million square feet (1.2 million square feet at our share) of office space and

1,334 units (1,146 units at our share) of multifamily, all of which are Metro-served. We believe these projects provide significant potential for value creation. As of June 30, 2017, over 578,000 square feet, or 43.0% (41.8% at our share), of our office assets under construction were pre-leased.

Develop Our Significant Near-Term and Future Development Pipelines.  We have significant pipelines of concentrated opportunities for value creation through ground-up development, with the goal of producing favorable risk-adjusted returns on our capital. We expect to be active in developing these opportunities while maintaining prudent leverage levels. In addition to the contribution anticipated from our assets under construction, as of June 30, 2017, we had a pipeline of two high-quality near-term development assets (one multifamily and one other asset) consisting of 433 multifamily units (303 units at our share) and over 65,000 square feet (6,500 at our share) of retail. In general, given current market expectations, we estimate that we will commence construction on near-term development multifamily assets within the 18 months following June 30, 2017, while commencement of construction on near-term development office assets will more likely depend on either pre-leasing or attractive submarket supply and demand dynamics. We believe these projects provide significant potential for value creation. We also have a future development pipeline consisting of 44 assets. We estimate our future development pipeline can support over 22.0 million square feet of estimated potential development density (18.3 million square feet of estimated potential development density at our share), with over 98% of this potential development density being Metro-served based on our share of estimated potential development density, which will continue to support incremental development activity well into the future.

Our future development pipeline of nine assets includes nine parcels attached to our existing operating assets that would require a redevelopment of approximately 507,000 office and/or retail square feet (291,000 square feet at our share) and 316 multifamily units (177 units at our share) in order to access approximately 4.9 million square feet of total estimated potential development density (3.3 million square feet at our share). The estimated potential development densities and uses in the table below reflect our current business plans as of June 30, 2017 and are subject to change based on market conditions.

Redevelop and Reposition Our Assets.  We intend to seek to increase occupancy and rents, improve tenant quality and enhance cash flow and value by completing the redevelopment and repositioning of a number of our assets, including the use of our Placemaking process. This approach is facilitated by our extensive proprietary research platform and deep understanding of submarket dynamics. We believe there will be significant opportunities to apply our Placemaking process across the portfolio.

We evaluate our portfolio on an ongoing basis to identify value-creating redevelopment and renovation opportunities, including the addition of amenities, unit renovations and building and landscaping enhancements.

Pursue Attractive Acquisition Opportunities. We are well known in the brokerage community and have deep relationships with the most active brokers and sellers in the Washington, DC market. In addition, we have developed a reputation for fair dealing, performance and creative deal-making, which makes us a preferred counterparty among market participants. We believe that our longstanding market relationships, reputation and expertise will continue to provide us with access to a pipeline of deals that are often compelling, off-market opportunities. We will continue to pursue acquisition opportunities with a disciplined approach and will place an emphasis on well-located, public transit-oriented assets in improving neighborhoods that have strong prospects for growth and where we believe that we can increase value through increasing occupancy and rental rates, re-marketing tenant space, enhancing public spaces, employing Placemaking strategies and improving building management.

Our Assets

The tables below provide information about each of our office, multifamily, other and future development portfolios as of June 30, 2017. In addition, many of our future development parcels are adjacent to or an integrated component of operating office, multifamily or other assets in our portfolio. Furthermore, a significant number of our assets included in the tables below are held through joint ventures with third parties. The tables below indicate our percentage ownership as well as our preliminary conclusion as to whether we expect to consolidate or not consolidate the asset in our future financial statements. For more information about our joint ventures see “—Our Joint Venture Arrangements.”

Office Assets

Asset List as of June 30, 2017

Office Assets	Submarket	% Ownership	C/U(1)	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot(2)	Retail Annualized Rent Per Square Foot(3)
DC
Universal Buildings	Uptown	100.0%	C	1959 / 1990	686,873	568,797	91,075	97.8%	98.9%	99.6%	$31,324	$47.05	$50.65
2101 L Street	CBD	100.0%	C	1975 / 2007	380,375	346,588	31,320	98.7%	99.0%	100.0%	25,321	68.33	58.88
Bowen Building	East End	100.0%	C	1922 / 2004	231,390	229,931	—	84.6%	84.5%	—	13,794	70.80	—
1730 M Street(4)	CBD	100.0%	C	1964 / 1998	205,294	196,691	8,018	91.9%	90.9%	100.0%	8,597	45.83	48.30
1233 20th Street	CBD	100.0%	C	1984 / 2003	157,966	153,812	—	83.3%	81.9%	—	5,986	47.52	—
Executive Tower	East End	100.0%	C	2001 / 2016	129,683	124,488	4,237	78.5%	80.0%	52.6%	8,032	78.72	86.57
1600 K Street	CBD	100.0%	C	1950 / 2000	84,841	70,058	12,391	94.0%	92.7%	100.0%	4,048	49.50	65.40
L’Enfant Plaza Office - East(4)	Southwest	49.0%	U	1972 / 2012	437,504	395,568	—	89.0%	86.7%	—	16,586	47.96	—
L’Enfant Plaza Office - North	Southwest	49.0%	U	1969 / 2014	305,157	279,848	19,474	85.2%	85.5%	100.0%	11,559	46.48	22.36
L’Enfant Plaza Retail	Southwest	49.0%	U	1968 / 2014	148,623	13,628	102,768	78.2%	100.0%	63.7%	4,746	35.99	62.31
The Warner	East End	55.0%	U	1924 / 2012	593,153	534,804	57,133	99.5%	96.9%	96.1%	39,080	72.43	27.86
Investment Building	East End	5.0%	U	1924 / 2001	401,520	375,840	18,140	91.3%	91.1%	100.0%	24,974	68.71	73.12
The Foundry	Georgetown	9.9%	U	1973 / 2017	232,745	221,479	9,755	85.1%	83.3%	70.3%	8,856	46.55	38.16
1101 17th Street	CBD	55.0%	U	1964 / 1999	215,674	200,678	9,758	98.4%	98.4%	82.7%	10,429	49.68	66.35

VA
Courthouse Plaza 1 and 2(4)	Clarendon/ Courthouse	100.0%	C	1989 / 2013	638,910	574,968	57,193	91.9%	91.1%	100.0%	26,704	46.95	34.33
2345 Crystal Drive	Crystal City	100.0%	C	1988 / N/A	507,327	498,315	4,206	93.0%	93.4%	100.0%	21,534	45.77	38.32
2121 Crystal Drive	Crystal City	100.0%	C	1985 / 2006	505,912	505,507	405	95.5%	95.6%	—	23,309	48.23	—
1550 Crystal Drive(5)	Crystal City	100.0%	C	1980 / 2001	489,997	450,508	28,725	75.1%	76.3%	75.5%	14,797	40.52	39.72
RTC - West(5)	Reston	100.0%	C	1988 / 2014	447,339	444,436	—	92.2%	92.1%	—	14,768	36.06	—
2231 Crystal Drive	Crystal City	100.0%	C	1987 / 2009	465,383	414,423	50,960	87.4%	85.8%	100.0%	16,907	42.50	35.18
2011 Crystal Drive	Crystal City	100.0%	C	1984 / 2006	444,664	433,006	6,762	81.5%	81.6%	100.0%	15,773	43.49	51.81
2451 Crystal Drive	Crystal City	100.0%	C	1990 / N/A	402,172	386,182	11,690	75.6%	74.8%	100.0%	12,302	41.08	31.67
Commerce Executive(5)	Reston	100.0%	C	1987 / 2015	393,527	372,190	16,260	89.8%	89.9%	95.2%	12,332	35.40	27.45
1235 S. Clark Street	Crystal City	100.0%	C	1981 / 2007	383,994	335,495	48,346	82.6%	80.5%	97.2%	11,869	40.73	18.54

Office Assets

241 18th Street S.	Crystal City	100.0%	C	1977 / 2013	355,813	325,434	28,457	76.4%	73.3%	89.9%	9,685	36.80	35.36
251 18th Street S.	Crystal City	100.0%	C	1975 / 2013	346,476	296,218	46,581	97.1%	97.8%	95.8%	13,335	39.91	38.95
1215 S. Clark Street	Crystal City	100.0%	C	1983 / 2002	336,903	334,290	2,613	99.8%	99.8%	100.0%	10,757	32.00	31.69
201 12th Street S.	Crystal City	100.0%	C	1987 / N/A	333,838	317,672	12,213	95.3%	96.2%	100.0%	11,464	36.04	36.44
800 North Glebe Road	Ballston	100.0%	C	2012 / N/A	305,039	277,397	26,247	99.5%	77.8%	100.0%	12,481	52.26	45.97
1225 S. Clark Street	Crystal City	100.0%	C	1982 / 2013	283,214	270,159	12,850	51.4%	42.2%	100.0%	4,536	37.68	18.90
2200 Crystal Drive	Crystal City	100.0%	C	1968 / 2006	282,920	282,920	—	45.6%	45.6%	—	4,881	37.80	—
1901 South Bell Street	Crystal City	100.0%	C	1968 / 2008	276,954	275,030	1,924	100.0%	100.0%	100.0%	11,173	40.61	2.14
2100 Crystal Drive	Crystal City	100.0%	C	1968 / 2006	249,281	249,281	—	100.0%	100.0%	—	10,009	40.15	—
200 12th Street S.	Crystal City	100.0%	C	1985 / 2013	202,736	202,736	—	83.1%	83.1%	—	7,205	42.75	—
2001 Jefferson Davis Highway	Crystal City	100.0%	C	1967 / N/A	160,710	159,577	—	59.8%	54.1%	—	2,853	33.03	—
Summit I	Reston	100.0%	C	1987 / 2012	145,768	145,768	—	100.0%	100.0%	—	3,564	24.45	—
Summit II(5)	Reston	100.0%	C	1986 / 2012	138,350	136,878	1,472	100.0%	100.0%	100.0%	4,528	33.03	4.08
1800 South Bell Street(5)	Crystal City	100.0%	C	1969 / 2007	90,866	65,957	24,479	100.0%	100.0%	100.0%	3,147	44.55	8.20
Crystal City Shops at 2100	Crystal City	100.0%	C	1968 / 2006	79,755	—	78,245	93.3%	—	93.5%	1,703	—	23.04
Wiehle Avenue Office Building(4)	Reston	100.0%	C	1984 / N/A	77,528	75,048	—	55.9%	57.7%	—	1,151	26.58	—
1831 Wiehle Avenue	Reston	100.0%	C	1983 / N/A	75,191	73,872	—	78.0%	79.4%	—	1,689	28.78	—
Crystal Drive Retail	Crystal City	100.0%	C	2003 / N/A	56,965	—	56,965	100.0%	—	100.0%	2,936	—	51.55
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	1973 / N/A	246,145	246,145	—	89.7%	89.7%	—	3,400	15.40	—
Rosslyn Gateway - North	Rosslyn	18.0%	U	1996 / 2014	145,348	130,841	14,060	94.0%	93.9%	96.4%	5,414	41.25	25.57
Rosslyn Gateway - South	Rosslyn	18.0%	U	1961 / N/A	106,711	95,465	7,584	89.8%	89.1%	40.4%	2,783	31.19	40.06

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	1986 / 2015	272,602	250,071	17,263	68.0%	67.6%	79.9%	8,810	48.42	43.66
One Democracy Plaza*(4)	Bethesda-Rock Spring	100.0%	C	1987 / 2013	214,019	210,762	2,138	98.4%	98.9%	100.0%	6,841	32.48	31.42
NoBe II Office	Rockville Pike Corridor	18.0%	U	1965 / 2005	136,819	117,971	15,232	19.0%	14.8%	55.4%	644	22.79	29.02
11333 Woodglen Drive	Rockville Pike Corridor	18.0%	U	2004 / N/A	63,875	55,302	8,573	92.6%	91.4%	100.0%	2,204	34.84	51.61

Total/Weighted Average					13,873,849	12,722,034	945,512	87.3%	86.2%	91.4%	$530,820	$45.17	$39.42

Recently Delivered
MD
4749 Bethesda Avenue Retail(6)	Bethesda CBD	100.0%	C	2016 / 2016	13,633	—	13,633	100.0%	—	—	—	—	—

Operating - Total/Weighted Average					13,887,482	12,722,034	959,145	87.4%	86.2%	90.1%	$530,820	$45.17	$39.42

Office Assets

Under Construction
DC
1900 N Street(4)	CBD	100.0%	C	271,433	258,931	12,502	29.6%
L’Enfant Plaza Office - Southeast	Southwest	49.0%	U	215,185	215,185	—	56.4%

VA
CEB Tower at Central Place(4)	Rosslyn	100.0%	C	529,997	518,255	11,742	66.6%
RTC - West Retail	Reston	100.0%	C	40,025	—	40,025	58.8%

MD
4747 Bethesda Avenue(7)	Bethesda CBD	100.0%	C	287,183	281,020	6,163	—

Under Construction - Total/Weighted Average				1,343,823	1,273,391	70,432	43.0%

Total/Weighted Average				15,231,305	13,995,425	1,029,577	83.4%

Totals at JBG SMITH Share
Operating assets				11,884,931	10,933,792	803,402	87.5%	86.2%	92.3%	$447,941	$44.41	$38.29
Under construction assets				1,234,068	1,163,636	70,432	41.8%

*Not Metro Served

Note: Table shown at 100 percent share. Excludes our 10% subordinated interests in five commercial buildings held through a real estate venture with Wealth Capital Management in which we have no economic interest.

(1)                                  “C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)                                  Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.

(3)                                  Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.

(4)                                  The following assets are subject to ground leases:

Office Asset	Ground Lease Expiration Date
1730 M Street	4/30/2061
L’Enfant Plaza Office - East	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Wiehle Avenue Office Building**	6/30/2018
One Democracy Plaza	11/17/2084
1900 N Street***	5/31/2106
CEB Tower at Central Place**	6/2/2102

**We have an option to purchase the ground lease at a fixed price.

***Only a portion of the asset is subject to a ground lease.

(5)                                  The following assets contain space is that is held for development or not otherwise available for lease. Such out-of-service square footage is excluded from area, leased, and occupancy metrics in the table above.

Office Asset	In-Service	Not Available for Lease
1550 Crystal Drive	489,997	18,293
RTC - West	447,339	19,911
Commerce Executive	393,527	14,085
Summit II	138,350	6,480
1800 South Bell Street	90,866	129,914

(6)                                  4749 Bethesda Avenue Retail delivered in the fourth quarter of 2016 and has a signed but not yet commenced lease for 100% of the space.

(7)                                  In July 2017, JBG SMITH executed a lease for approximately 80,200 square feet at 4747 Bethesda Avenue to relocate our headquarters, which brings the asset to 27.9% pre-leased. With this lease, the under construction office assets are 48.3% pre-leased at JBG SMITH’s share.

Multifamily Assets

Asset List as of June 30, 2017

Multifamily Assets	Submarket	% Ownership	C/U(1)	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Average Monthly Rent Per Unit(2)(3)	Average Monthly Rent Per Square Foot(3)(4)
DC
Fort Totten Square(5)	Brookland/Fort Totten	100.0%	C	2015 / N/A	345	384,316	253,652	130,664	95.7%	87.1%	98.7%	8,254	1,812	2.46
WestEnd25	West End	100.0%	C	2009 / N/A	283	273,264	273,264	—	98.5%	96.6%	—	11,391	3,471	3.59
The Gale Eckington	H Street/NoMa	5.0%	U	2013 / 2017	603	466,716	465,516	1,200	97.7%	93.2%	100.0%	13,995	2,070	2.68
Atlantic Plumbing	U Street/Shaw	64.0%	U	2015 / N/A	310	245,527	221,788	23,739	96.8%	91.0%	100.0%	10,611	2,808	3.92

VA
RiverHouse Apartments	Pentagon City	100.0%	C	1960 / 2013	1,670	1,322,016	1,319,354	2,662	97.5%	95.5%	100.0%	$33,289	$1,737	$2.20
220 20th Street	Crystal City	100.0%	C	2009 / N/A	265	271,790	269,913	1,877	97.4%	96.6%	100.0%	7,878	2,550	2.50
2221 South Clark Street	Crystal City	100.0%	C	1964 / 2016	216	171,080	164,743	6,337	100.0%	100.0%	100.0%	3,232	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	1969 / 2005	346	370,850	370,850	—	98.1%	96.8%	—	6,445	1,603	1.50

MD
Falkland Chase - South & West	Downtown Silver Spring	100.0%	C	1938 / 2011	268	222,949	222,949	—	95.9%	93.5%	—	5,217	1,736	2.09
Falkland Chase - North	Downtown Silver Spring	100.0%	C	1938 / 1986	162	119,443	119,443	—	88.0%	98.8%	—	2,748	1,431	1.94
Galvan	Rockville Pike Corridor	1.8%	U	2015 / N/A	356	390,650	295,033	95,617	94.0%	86.5%	96.8%	10,355	1,847	2.23
The Alaire(6)	Rockville Pike Corridor	18.0%	U	2010 / N/A	279	266,497	251,691	14,806	97.9%	94.3%	100.0%	5,956	1,714	1.90
The Terano(6)(7)	Rockville Pike Corridor	1.8%	U	2015 / N/A	214	195,864	183,496	12,368	95.4%	92.5%	76.2%	4,542	1,789	2.09

Total/Weighted Average					5,317	4,700,962	4,411,692	289,270	96.9%	94.1%	97.3%	$123,913	$1,974	$2.37

Recently Delivered
VA
The Bartlett	Pentagon City	100.0%	C	2016 / N/A	699	619,372	577,295	42,077	95.9%	88.6%	100.0%	$21,313	$2,692	$3.26

Opearting - Total/Weighted Average					6,016	5,320,334	4,988,987	331,347	96.7%	93.4%	97.7%	$145,226	$2,057	$2.48

Multifamily Assets

Under Construction
DC
1221 Van Street	Ballpark/Southeast	100.0%	C	291	226,546	202,988	23,558
Atlantic Plumbing C — North	U Street/Shaw	100.0%	C	161	145,605	134,180	11,425
Atlantic Plumbing C — South	U Street/Shaw	100.0%	C	95	79,926	71,877	8,049
West Half III	Ballpark/Southeast	94.2%	C	249	211,939	211,939	—
West Half II	Ballpark/Southeast	94.2%	C	216	176,235	134,476	41,759

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U	322	359,025	338,990	20,035

Under Construction - Total				1,334	1,199,276	1,094,450	104,826

Total				7,350	6,519,610	6,083,437	436,173

Near-Term Development
DC
965 Florida Avenue	U Street/Shaw	70.0%	U	433	336,092	290,296	45,796

Totals at JBG SMITH Share
Operating assets				4,232	3,660,315	3,456,836	203,479	96.8%	93.9%	99.1%	$102,798	$2,122	$2.59
Under construction assets				1,146	997,442	905,035	92,407
Near-term development assets				303	235,264	203,207	32,057

*Not Metro Served

Note: Table shown at 100 percent share.

(1)                                     "C" denotes a consolidated interest. "U" denotes an unconsolidated interest.

(2)                                     Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.

(3)                                     Excludes 2221 South Clark Street (WeLive).

(4)                                     Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.

(5)                                     On July 18, 2017, we acquired our real estate venture partner's interest in the asset and increased our ownership from 99.4% to 100.0%.

(6)                                     The following assets are subject to ground leases:

Multifamily Asset	Ground Lease Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(7)                                     The following asset contains space is that is held for development or not otherwise available for lease. Such out-of-service square footage is excluded from area, leased, and occupancy metrics in the table above.

Multifamily Asset	In-Service	Not Available for Lease
The Terano	195,864	3,904

Other Assets

Asset List as of June 30, 2017

Other Assets	Submarket	% Ownership	C/U(1)	Year Built / Renovated	Total Rentable Square Feet(2)	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent Per Square Foot(3)
Retail
DC
North End Retail	U Street/Shaw	100.0%	C	2015 / N/A	27,380	100.0%	100.0%	$1,184	$43.25

VA
Vienna Retail*	Vienna	100.0%	C	1981 / N/A	8,547	100.0%	100.0%	383	44.83
Stonebridge at Potomac Town Center - Phase I*	Prince William County	10.0%	U	2012 / N/A	462,619	93.3%	93.3%	13,210	30.59

Retail - Total/Weighted Average					498,546	93.8%	93.8%	$14,777	$31.59

Hotel
VA
Crystal City Marriott Hotel	Crystal City	100.0%	C		266,000 (345 Rooms)

Other - Total					764,546

Near-term Development
VA
Stonebridge at Potomac Town Center - Phase II*	Prince William County	10.0%	U		65,342

Totals at JBG SMITH Share
Operating assets					348,188	96.3%	96.3%	$2,888	$36.51
Near-term development assets					6,534

*Not Metro Served

Note: Table shown at 100 percent share.

(1)                                 “C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)                                 Figure does not include over 1.0 million square feet of retail within our operating and under construction office portfolio and 436,000 square feet of retail within our operating and under construction multifamily portfolio.

(3)                                 Represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed, but that have not yet commenced.

Future Development Assets

Our future development pipeline comprises development opportunities on which we do not intend to commence construction within 18 months of June 30, 2017 where we (i) own land or control land through a ground lease (15.9 million square feet of estimated total potential development density at our share) or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to, land (2.4 million square feet of estimated total potential development density at our share). The pipeline includes nine parcels attached to our existing operating assets that would require a redevelopment of approximately 507,000 office and/or retail square feet (291,000 square feet at our share) and 316 multifamily units (177 units at our share) in order to access approximately 4.9 million square feet of total estimated potential development density (3.3 million square feet at our share). The estimated potential development densities and uses in the table below reflect our current business plans as of June 30, 2017 and are subject to change based on market conditions.

Future Development Assets

Future Development Assets as of June 30, 2017

dollars in thousands, except per square foot data

	Number of	Estimated Potential Development Density (SF)				Estimated Commercial SF/Multifamily Units to
Region	Assets	Total	Office	Multifamily	Retail	be Replaced(1)
Owned
DC	8	1,595,400	636,500	938,100	20,800	—
VA	25	12,919,800	3,554,700	8,654,300	710,800	265,966 SF / 15 units
MD	5	1,402,800	19,200	1,244,900	138,700	25,119 SF / 162 units
Total/weighted average	38	15,918,000	4,210,400	10,837,300	870,300	291,085 SF / 177 units

Optioned
DC	3	1,700,000	337,800	1,163,900	198,300	—
VA	2	636,300	625,000	10,400	900	—
MD	1	—	—	—	—	—
Total/weighted average	6	2,336,300	962,800	1,174,300	199,200	—

Total/Weighted Average	44	18,254,300	5,173,200	12,011,600	1,069,500	291,085 SF / 177 units

Note: Table shown at JBG SMITH share.

(1)                                 Represents management’s estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped in order to access some of the estimated potential development density.

Our Office Assets

We have an operating portfolio of office assets comprising 50 assets and approximately 13.9 million square feet (11.9 million square feet at our share), representing approximately 70% of our total operating portfolio square footage as of June 30, 2017. These assets were 87.4% leased as of June 30, 2017. Over 98% of our operating office assets are Metro-served based on our share of rentable square feet as of June 30, 2017.

Additionally, our office portfolio has five assets under construction totaling over 1.3 million square feet (1.2 million square feet at our share). Our five office assets under construction were 43.0% (41.8% at our share) pre-leased as of June 30, 2017.

Our Multifamily Assets

We have a portfolio of multifamily assets consisting of 14 multifamily assets totaling over 5.3 million square feet (3.7 million square feet at our share) and 6,016 units (4,232 units at our share) as of June 30, 2017. Our multifamily assets comprise approximately 27% of our total operating portfolio rentable square feet. Additionally, our multifamily portfolio has six assets under construction and one asset in the near-term development pipeline, representing 1,767 units (1,449 at our share).

Our multifamily lease terms generally range from three to 24 months for new leases, with the majority of new leases having terms of 12 months. Prior to the expiration of their lease, residents are provided lease renewal options ranging from three to 15 months, with rental rates dependent on our assessment of prevailing market conditions. Residents can opt to vacate at the expiration of their current lease, continue their lease on a month-to-month basis or select a renewal option.

Our Other Assets

Our operating other portfolio comprises four assets and approximately 765,000 square feet (348,000 at our share) representing approximately 3.9% of our total operating portfolio square footage as of June 30, 2017. These assets, excluding Crystal City Marriott Hotel, were 93.8% leased as of June 30, 2017.

The majority of our retail portfolio is embedded within our office and multifamily assets and is a key component of our Placemaking strategy. We have relationships with major grocers in the Washington, DC metropolitan area, having executed leases with Whole Foods Market, Harris Teeter, Giant, Safeway, and Trader Joe’s, among others. In addition to major grocers, our retail tenants include Walmart, CVS and multiple other national and local retailers. We believe our office and multifamily rental rates reflect a significant premium attributable to the presence of retail amenities, and we strive to incorporate, where possible, high-quality, value-creating retail space into our office and multifamily assets. As of June 30, 2017, we had approximately 1.3 million operating retail square feet integrated into our operating office and multifamily assets.

The Crystal City Marriott, a 345-room full-service hotel located in the heart of Crystal City, is also part of our operating portfolio. In general, Marriott pays an affiliate of Vornado / Charles E. Smith as lease payments one-half (50%) of all hotel revenues less operating expense, real estate taxes, management fees, and reserves. The lease agreement with Marriott expires on July 31, 2025.

Tenant Diversity

As of June 30, 2017, we had 80 leases with various agencies and departments of the U.S. federal government that accounted for approximately 22.3% of our share of the annualized rent from our office and retail leases, while no other tenant accounted for more than 3.4% of our share of the annualized rent from our office and retail leases. The following table sets forth information regarding the 20 largest office and retail tenants in our operating portfolio based on annualized office and retail rent as of June 30, 2017:

Tenant Diversity

Tenant Diversity as of June 30, 2017

dollars in thousands

			At JBG SMITH Share
Tenant		Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	80	2,561,560	24.4%	$101,521	22.3%
2	Family Health International	9	320,791	3.1%	15,608	3.4%
3	Lockheed Martin Corporation	5	274,361	2.6%	13,116	2.9%
4	Arlington County	9	241,288	2.3%	11,606	2.6%
5	Paul Hastings LLP	5	125,863	1.2%	9,700	2.1%
6	Greenberg Traurig LLP	1	115,315	1.1%	8,581	1.9%
7	Baker Botts	2	89,525	0.9%	7,017	1.5%
8	Public Broadcasting Service	5	140,885	1.3%	5,557	1.2%
9	Accenture LLP	1	102,756	1.0%	5,545	1.2%
10	Cooley LLP	5	71,615	0.7%	5,379	1.2%
11	WeWork	3	122,271	1.2%	5,351	1.2%
12	Evolent Health LLC	1	90,905	0.9%	4,618	1.0%
13	DRS Tech Inc dba Finmeccanica	3	92,834	0.9%	4,433	1.0%
14	RTKL Associates Inc	2	64,003	0.6%	4,317	0.9%
15	National Consumer Cooperative	5	87,243	0.8%	3,912	0.9%
16	Noblis Inc	2	160,503	1.5%	3,911	0.9%
17	Conservation Intl. Foundation	1	86,996	0.8%	3,907	0.9%
18	U.S. Green Building Council	1	54,675	0.5%	3,756	0.8%
19	The Int’l Justice Mission	1	74,833	0.7%	3,657	0.8%
20	Cushman & Wakefield Inc.	3	58,641	0.6%	3,607	0.8%
	Other	1,153	5,562,543	52.9%	229,471	50.5%
	In-Place Leases - Total	1,297	10,499,406	100.0%	$454,570	100.0%

Industry Diversification of Our Office and Other Portfolio

As of June 30, 2017, Government accounted for approximately 25.6% of our share of the annualized rent of our office and retail leases. The next most represented industries within our portfolio as of June 30, 2017 were Government Contractors, Business Services and Member Organizations, representing 17.4%, 12.9% and 10.2%, respectively, of our share of the annualized rent from office and retail leases. The following table sets forth information regarding the ten largest industries in our operating portfolio based on annualized office and retail rent as of June 30, 2017:

Industry Diversification of Our Office and Other Portfolio

Industry Diversification as of June 30, 2017

dollars in thousands

			At JBG SMITH Share
Industry		Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	Government	101	2,878,697	27.4%	$116,580	25.6%
2	Government Contractors	154	1,796,033	17.1%	79,087	17.4%
3	Business Services	187	1,393,093	13.3%	58,827	12.9%
4	Member Organizations	115	995,483	9.5%	46,373	10.2%
5	Legal Services	93	624,923	6.0%	40,962	9.0%
6	Real Estate	77	491,961	4.7%	20,280	4.5%
7	Health Services	74	444,680	4.2%	18,353	4.0%
8	Food and Beverage	135	234,838	2.2%	12,037	2.6%
9	Communications	29	258,150	2.5%	9,750	2.1%
10	Educational Services	33	234,844	2.2%	9,340	2.1%
	Other	299	1,146,704	10.9%	42,981	9.6%
	In-Place Leases - Total	1,297	10,499,406	100.0%	$454,570	100.0%

Lease Expiration Schedule

The following table sets forth a summary schedule of the lease expirations for office and retail leases in place as of June 30, 2017 at the assets in our operating portfolio. The information set forth in the table assumes that tenants exercise no renewal options:

Lease Expiration Schedule

Lease Expiration Schedule as of June 30, 2017

		At JBG SMITH Share
Year of Lease Expiration	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent (in thousands)	% of Total Annualized Rent	Annualized Rent Per Square Foot	Estimated Annualized Rent Per Square Foot at Expiration(1)
Month-to-Month	69	120,199	1.1%	$3,182	0.7%	$26.47	$26.47
2017	85	324,975	3.1%	12,397	2.7%	38.15	38.52
2018	183	946,176	9.0%	41,434	9.1%	43.79	44.70
2019	164	1,315,907	12.5%	59,005	13.0%	44.84	46.55
2020	183	1,425,691	13.6%	67,196	14.8%	47.13	50.03
2021	123	1,084,382	10.3%	48,919	10.8%	45.11	49.28
2022	110	1,297,275	12.4%	59,244	13.0%	45.67	49.46
2023	65	408,296	3.9%	15,878	3.5%	38.89	46.00
2024	71	597,016	5.7%	26,882	5.9%	45.03	53.16
2025	53	387,597	3.7%	15,133	3.3%	39.04	46.14
Thereafter	191	2,591,892	24.7%	105,300	23.2%	40.63	48.60
In-Place Leases - Total/Weighted Average	1,297	10,499,406	100.0%	$454,570	100.0%	$43.29	$47.86

(1) Represents in-place monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2017, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

Our Third-Party Asset Management and Real Estate Services Business

Our third-party asset management and real estate services business provides fee-based services to a variety of real estate owners, including the JBG Funds, joint ventures in which those investment funds have an interest, and in certain cases, third parties. We expect that the fees we continue to earn in connection with providing such services will enhance our overall returns, provide additional scale and efficiency in our operating, development and acquisition businesses and generate capital which we can use to absorb overhead and other administrative costs of the platform. This scale provides competitive advantages, including market knowledge, buying power and operating efficiencies across all product types. We also believe that our existing relationships arising out of our third-party asset management and real estate services business will continue to provide potential capital and new investment opportunities.

Revenues

Our third-party asset management and real estate services business provides a wide range of real estate services, including investment, development, asset and property management, leasing, construction management and other services. This business derives its revenue primarily from fees earned for providing such services. The substantial majority of these fees will be generated by providing services with respect to assets in which we have less than a 100% ownership interest and JBG Excluded Assets. We expect from time to time to provide real estate services to assets in which we do not have an ownership interest, particularly in situations where we might sell an asset to an institutional investor and continue to provide property management and leasing services for the new owner.

The primary revenue streams for our third-party asset management and real estate services business include the following:

•                  Asset management.  We provide asset management services to each of the investment funds and substantially all of the joint ventures in which we have an interest. These services include all aspects of asset management, including analyses regarding appropriate capital allocation and decisions with respect to all aspects of operation of an asset, such as identifying renovation/repositioning opportunities and strategic opportunities for pursuing sale or financing transactions.

•                  Development and construction management.  We provide development and construction management services for new development and redevelopment projects, as well as construction management for tenant improvement construction. We are experienced in all facets of development projects, including obtaining appropriate regulatory and zoning approvals, entering into contracts with general contractors and managing the construction process.

•                  Property management.  We provide property management services to the owners of residential communities, office buildings and retail assets. Our property management function provides “on the ground” intense management of an asset, as we seek to provide quality services for our tenants while identifying opportunities for increasing revenue and optimizing expenses for the building owner.

•                  Leasing.  We provide leasing services to the owners of office buildings and retail assets. We leverage our extensive existing relationships with major corporations and retailers to identify attractive leasing opportunities for the building owner.

•                  Other Services.  We also provide other ancillary services to property owners, such as legal, marketing and administrative support, for which we receive fees or reimbursements of our expenses.

Our third-party asset management and real estate services business generated over $37.0 million and approximately $82.3 million in combined pro forma revenue from such fees ($35.2 million and $79.0 million at our share) for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, from the JBG Funds, other JBG-affiliated entities, joint ventures and third parties with whom we have long-standing relationships. The table below summarizes such fees from joint venture partners and other third parties for the six months ended June 30, 2017 and the year ended December 31, 2016. We expect to earn fees in the future from the JBG Funds, other JBG-affiliated entities and our joint venture arrangements currently in place, as well as any future joint ventures that we establish. Certain members of our senior management will continue to have an ownership interest in the JBG Funds and will continue to own carried interests in each fund and certain joint ventures that will entitle them to receive additional compensation if the fund or joint venture achieves certain return thresholds.

DEVELOPMENT, MANAGEMENT, AND OTHER SERVICE REVENUES TABLE

Development, Management, and Other Service Revenue

	Six Months Ended June 30, 2017
(Amounts in thousands)	Vornado Included Assets	JBG Operating Partners	Elimination/ Other Pro Forma Adjustments	Pro Forma JBG SMITH	Consolidated JBG SMITH Share	Unconsolidated JBG SMITH Share	Total(1)
Asset management fees	$—	$10,595	$—	$10,595	$—	$10,595	$10,595
Property management fees	4,220	10,996	(1,200)	14,016	—	12,706	12,706
Leasing fees	603	3,323	—	3,926	—	3,815	3,815
Development fees	186	5,181	—	5,367	104	5,148	5,252
Construction management fees	464	1,951	—	2,415	6	2,331	2,337
Other service revenues	135	600	(47)	688	—	515	515
Total development, management and other service revenues	$5,608	$32,646	$(1,247)	$37,007	$110	$35,110	$35,220

Joint Venture Adjustment(2)				(1,787)

Pro rata share of total development, management and other service revenues				$35,220

	Year Ended December 31, 2016
	Vornado Included Assets	JBG Operating Partners	Elimination/ Other Pro Forma Adjustments	Pro Forma JBG SMITH	Consolidated JBG SMITH Share	Unconsolidated JBG SMITH Share	Total(1)
Asset management fees	$—	$23,176	$—	$23,176	$—	$23,176	$23,176
Property management fees	10,643	21,873	(4,470)	28,046	—	25,914	25,914
Leasing fees	4,635	4,702	—	9,337	—	9,213	9,213
Development fees	396	11,844	—	12,240	22	11,833	11,855
Construction management fees	1,181	4,944	—	6,125	12	6,044	6,056
Other service revenues	223	3,501	(367)	3,357	5	2,820	2,825
Total development, management and other service revenues	$17,078	$70,040	$(4,837)	$82,281	$39	$79,000	$79,039

Joint Venture Adjustment(2)				(3,242)

Pro rata share of total development, management and other service revenues				$79,039

(1)   Represents pro forma JBG SMITH development, management and other service revenue for the three months ended June 30, 2017 and the year ended December 31, 2016 net of the joint venture adjustments noted in (2) below, and excluding $4,314 and $8,380 of engineering services provided for the six months ended June 30, 2017 and year ended December 31, 2016, respectively.

(2)   Joint venture adjustments are comprised of (i) add back of fees attributable to partners in our consolidated joint ventures and (ii) deductions of our share of fees generated by our unconsolidated real estate ventures. We believe that pro rata share of total development management and other service revenues, which is net of fees attributable to our ownership in our joint ventures, is useful to investors because it allows investors to understand the incremental earnings derived by JBG SMITH from providing services to its joint ventures, the JBG Funds, other JBG affiliated entities and third parties. See the “Presentation of Information” section, beginning on page ii, for disclosure regarding at share metrics.

Outstanding Indebtedness Table

The following table summarizes our pro forma outstanding indebtedness as of June 30, 2017

Debt By Instrument

dollars in thousands

Asset	% Ownership	Principal Balance		Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(2)
Consolidated
2011 Crystal Drive(3)	100.0%	$74,338		7.30%	Fixed	7.30%	8/1/17	8/1/17
1730 M Street & 1150 17th Street(4)	100.0%	—		L + 1.25%	—	2.47%	8/26/17	8/26/17
North End Retail(5)	100.0%	7,850		L + 2.25%	—	3.47%	8/31/17	8/31/17
220 20th Street	100.0%	67,661		4.61%	Fixed	4.61%	2/1/18	2/1/18
4747 Bethesda Avenue	100.0%	12,500		L + 2.75%	—	3.97%	4/29/18	4/29/18
Fort Totten Square	100.0%	73,600		L + 2.15%	Swap	4.23%	6/9/18	12/9/18
1900 N Street(6)	100.0%	27,993		L + 2.50%	Swap	4.07%	5/8/19	5/8/19
7200 Wisconsin Avenue - Senior	100.0%	83,130		L + 1.75%	Cap	2.97%	12/23/18	12/23/19
7200 Wisconsin Avenue - Mezz	100.0%	15,000		L + 7.54%	Cap	8.76%	12/23/18	12/23/19
1900 N Street(7)	100.0%	1,467		4.00%	Fixed	4.00%	1/23/18	1/23/20
Courthouse Plaza 1 and 2	100.0%	11,000		L + 1.60%	—	2.82%	5/10/18	5/10/20
Summit I & II	100.0%	59,000		L + 1.70%	Cap	2.92%	8/4/20	8/4/20
RTC - West	100.0%	107,540		L + 2.20%	—	3.42%	4/12/20	4/12/21
WestEnd25	100.0%	100,078		4.88%	Fixed	4.88%	6/1/21	6/1/21
Universal Buildings	100.0%	185,000		L + 1.90%	Cap	3.12%	8/12/19	8/12/21
CEB Tower at Central Place	100.0%	125,769		L + 2.45%	Swap	3.66%	11/7/18	11/7/21
The Bartlett	100.0%	220,000		L + 1.70%	—	2.92%	6/20/22	6/20/22
2121 Crystal Drive(8)	100.0%	140,397		5.51%	Fixed	5.51%	3/1/23	3/1/23
Falkland Chase - South & West	100.0%	42,445		3.78%	Fixed	3.78%	6/1/23	6/1/23
Falkland Chase - North	100.0%	22,775		L + 2.32%	Cap	3.54%	6/1/23	6/1/23
1221 Van Street	100.0%	37,187		L + 2.65%	—	3.87%	8/31/20	8/31/23
800 North Glebe Road	100.0%	107,500		L + 1.60%	—	2.82%	6/30/22	6/30/24
2101 L Street	100.0%	141,960		3.97%	Fixed	3.97%	8/15/24	8/15/24
1233 20th Street	100.0%	43,229		4.38%	Fixed	4.38%	11/1/19	11/1/24
1215 S. Clark Street, 200 12th Street S., and 251 18th Street S.	100.0%	89,203		7.94%	Fixed	7.94%	1/1/25	1/1/25
RiverHouse Apartments	100.0%	307,710		L + 1.28%	—	2.50%	4/1/25	4/1/25
Unsecured Revolving Credit Facility(9)	100.0%	115,751		L + 1.25%	—	2.47%	7/17/21	7/17/22
Unsecured Term Loan A-1	100.0%	50,000		L + 1.20%	—	2.42%	1/17/23	1/17/23
	100.0%	$2,270,083

Total premium (discount)		(7,753)
Total Consolidated Indebtedness		$2,262,330

Total Consolidated Indebtedness Reconciliation
Mortgages payable, net of deferred financing costs		$2,096,579
Unsecured Revolving Credit Facility		115,751
Unsecured Term Loan A-1		50,000
Total Consolidated Indebtedness		$2,262,330	(11)

Asset	% Ownership	Principal Balance		Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(2)
Unconsolidated
1101 17th Street	55.0%	$31,000		L + 1.25%	—	2.47%	1/19/18	1/19/18
Galvan	1.8%	84,113		L + 2.70%	Cap	3.92%	12/12/17	12/12/18
Capitol Point - North	59.0%	10,996		L + 4.00%	—	5.22%	3/30/18	3/30/19
The Terano	1.8%	38,026		L + 2.10%	Cap	3.32%	11/8/17	11/8/19
11333 Woodglen Drive	18.0%	13,430		L + 1.90%	Swap	3.52%	1/1/20	1/1/20
The Alaire	18.0%	39,015		L + 2.10%	Cap	3.32%	3/13/18	3/13/20
Atlantic Plumbing	64.0%	88,475		L + 2.25%	Swap	6.04%	9/9/17	9/9/20
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	46,000		L + 2.00%	Cap	3.00%	11/17/19	11/17/21
The Foundry	9.9%	48,213		L + 1.85%	Cap	3.07%	12/12/19	12/12/21
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail(10)	49.0%	214,772		L + 3.65%	Cap	4.94%	5/8/19	5/8/22
L’Enfant Plaza Office - Southeast	49.0%	5,100		L + 3.75%	Cap	4.97%	5/8/20	5/8/22
Stonebridge at Potomac Town Center	10.0%	94,962		L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Warner	55.0%	273,000		3.65%	Fixed	3.65%	6/1/23	6/1/23
7900 Wisconsin Avenue	50.0%	—		4.82%	Fixed	4.82%	6/30/25	6/30/25
Fairway Apartments	10.0%	39,575		L + 1.60%	Swap	3.70%	7/1/22	7/1/25
The Gale Eckington	5.0%	110,636		L + 1.60%	Swap	3.56%	7/31/22	7/31/25
Pickett Industrial Park	10.0%	23,600		L + 1.45%	Swap	3.56%	9/4/25	9/4/25
	33.1%	$1,160,913

Total premium (discount)		(2,689)
Total Unconsolidated Indebtedness		$1,158,224

Indebtedness at JBG SMITH Share
Consolidated indebtedness at JBG SMITH share		$2,262,330
Unconsolidated indebtedness at JBG SMITH share		383,668
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,645,998

Indebtedness at JBG SMITH Share, before Pro Forma Adjustments
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,645,998
1730 M Street & 1150 17th Street		43,495
Payable to Vornado		115,751
Unsecured revolving line of credit		(115,751)
Unsecured Term Loan A-1		(50,000)
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share, before Pro Forma Adjustments		$2,639,493

(1)         June 30, 2017 LIBOR of 1.22% applied to loans which are denoted as floating (no hedge) or floating with a cap.

(2)         Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.

(3)         This loan was repaid on July 27, 2017.

(4)         This loan was repaid on July 17, 2017

(5)         This loan was repaid on August 3, 2017.

(6)         This loan was repaid on August 11, 2017. This loan was collateralized by a portion of the 1900 N Street assemblage referred to as 1920 N Street. The remaining portion of the property was encumbered by a separate loan.

(7)         This loan was repaid on August 11, 2017. This loan was collateralized by a portion of the 1900 N Street assemblage referred to as 1253 20th Street. The remaining portion of the property was encumbered by a separate loan.

(8)         The lender of this loan currently has the right to require defeasance of the loan prior to maturity on 90 days’ notice. We currently estimate that the cost of such defeasance would be approximately $25 million.

(9)         Revolver interest rate includes a 0.15% facility fee that is applied to the credit limit of the revolving portion of the facility.

(10) The base rate for the loan is three-month LIBOR, which was 1.29% as of June 26, 2017.

(11) Excludes the debt activity that occured from July 1, 2017 through July 18, 2017 which is included in the proforma combined balance sheet.

Our Joint Venture Arrangements

We own a significant number of our assets through joint ventures with third parties. The tables below identify our joint venture partners, or their affiliated sponsor, and the assets that we held through such joint ventures as of June 30, 2017 separated by those assets we expect to consolidate in the combined company’s financial statements after the combination and those we do not expect to consolidate.

Consolidated Joint Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Akridge
West Half III	Multifamily	Washington, DC	Ballpark/Southeast	94.2%	211,939
West Half II	Multifamily	Washington, DC	Ballpark/Southeast	94.2%	176,235
					388,174

Total Consolidated Real Estate Ventures					388,174

Note: Total Square Feet shown at 100 percent share.

Unconsolidated Joint Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Office	Washington, D.C.	Southwest	49.0%	437,504
L’Enfant Plaza Office - North	Office	Washington, D.C.	Southwest	49.0%	305,157
L’Enfant Plaza Office - Southeast	Office	Washington, D.C.	Southwest	49.0%	215,185
L’Enfant Plaza Retail	Office	Washington, D.C.	Southwest	49.0%	148,623
Rosslyn Gateway - North	Office	Arlington, VA	Rosslyn	18.0%	145,348
Rosslyn Gateway - South	Office	Arlington, VA	Rosslyn	18.0%	106,711
NoBe II Office	Office	Rockville, MD	Rockville Pike Corridor	18.0%	136,819
11333 Woodglen Drive	Office	Rockville, MD	Rockville Pike Corridor	18.0%	63,875
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,650
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,497
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	195,864
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Capitol Point - North	Future Development	Washington, D.C.	NoMa	59.0%	409,100
Capitol Point - North Option	Future Development	Washington, D.C.	NoMa	59.0%	439,000
L’Enfant Plaza Office - Center	Future Development	Washington, D.C.	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
Twinbrook	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					5,470,833

Unconsolidated Joint Ventures

CBREI Venture
Pickett Industrial Park	Office	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Office	Washington, DC	Georgetown	9.9%	232,745
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Stonebridge at Potomac Town Center - Phase I	Other	Woodbridge, VA	Prince William County	10.0%	462,619
Stonebridge at Potomac Town Center - Phase II	Other	Woodbridge, VA	Prince William County	10.0%	65,342
Stonebridge at Potomac Town Center - Phase III	Future Development	Woodbridge, VA	Prince William County	10.0%	209,800
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
					2,825,944

Canadian Pension Plan Investment Board
The Warner	Office	Washington, DC	East End	55.0%	593,153
1101 17th Street	Office	Washington, DC	CBD	55.0%	215,674
					808,827

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
					585,500

Unconsolidated Joint Ventures

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

MRP Realty
965 Florida Avenue	Multifamily	Washington, DC	U Street/Shaw	70.0%	336,092

JP Morgan
Investment Building	Office	Washington, DC	East End	5.0%	401,520

Total Unconsolidated Real Estate Ventures					11,450,341

Note: Total Square Feet shown at 100 percent share.

Akridge

Through joint ventures with Akridge, we own 94.2% interests in two multifamily near-term development assets. As the managing member of each of these ventures, we control all decisions with respect to each asset, including sale and financing decisions.

Landmark

Through a joint venture, which we refer to as JBG Urban, with Landmark Realty Partners, or Landmark, we own interests in eight office, three multifamily and 12 future development assets. We act as managing member of this venture and are entitled to a promoted interest if certain return thresholds are met, in addition to our equity ownership interest. As the managing member of this venture, we exercise day-to-day management control over the assets owned by the venture, subject to certain customary major decision rights in favor of Landmark, which include approval over sales and financings of the assets. The joint venture parties have certain rights to initiate the sale of the venture’s assets.

We own an 18% interest in JBG Urban. Our ownership of individual assets reflected in the table above may differ from 18% for two reasons. For certain assets, JBG Urban owns a 10% interest resulting in an affective ownership of 1.8% in those assets. For other assets, JBG Urban’s joint venture partner is JBG SMITH, resulting in ownership by us, both directly and indirectly through JBG Urban, of significantly more than 18% in these assets.

CBREI Venture

Through a joint venture with CB Richard Ellis Investors, or CBREI, we own a 5.0% interest in The Gale Eckington multifamily asset, a 10.0% interest in the Fairway Apartments multifamily asset and corresponding future development asset, a 9.9% interest in The Foundry office asset, a 10.0% interest in the Pickett Industrial Park office asset, a 10.0% interest in the Stonebridge at Potomac Town Center—Phase I retail asset and corresponding near-term development asset and future development asset, and a 64.0% interest in the Atlantic Plumbing multifamily asset. Our 9.9% interest in The Foundry office asset reflects an assignment of a small portion of the venture’s interest in this asset to an unrelated third-party partner. We act as managing member of the venture and are entitled to a promoted interest if certain return thresholds are met, in addition to our equity ownership interest. As the managing member of each of these ventures, we exercise day-to-day management control over each asset, subject to certain customary major decision rights in favor of CBREI, which include approval over sales and financings of the assets. In the event of a deadlock with respect to any major decision, either partner may exercise certain buy-sell rights with respect to the interests in the applicable venture. Additionally, after the expiration of lock-out periods relating to each of the venture’s assets, either partner may initiate a sale with respect to such asset.

Canada Pension Plan Investment Board

Through two joint ventures with Canada Pension Plan Investment Board, we own a 55.0% interest in two office assets. We act as managing member, as well as the tax matters member, and exercise day-to-day management control over the assets, subject to certain customary major decision rights.

Forest City

Through a joint venture managed by Forest City we own a 2.5% interest in the Waterfront Station future development asset. We are not the managing member nor do we act as the tax matters partner with respect to the venture and are entitled to a promoted interest if certain return thresholds are met. We do not have control over the day-to-day management of the asset.

Brandywine

Through joint ventures with the Brandywine Realty Trust, or Brandywine, we own 30.0% interests in three future development assets. We act as the managing member of each of these ventures and are entitled to a promoted interest if certain return thresholds are met with respect to each asset. As the managing member of each of these ventures, we exercise day-to-day management control over each asset, subject to certain customary major decision rights in favor of Brandywine, which include approval over financings of the assets. In the event of a deadlock with respect to any major decision, either partner may exercise certain buy-sell rights with respect to interests in the applicable venture, other than during the construction phase for the applicable asset. Upon the earlier to occur of the satisfaction of certain development milestones or May 2020, we and Brandywine have a right to initiate a sale of each venture’s assets.

Berkshire

Through a joint venture with Berkshire Group, or Berkshire, we recapitalized the 7900 Wisconsin Avenue near-term development multifamily asset in May of 2017 and decreased our interest from 100% to 50%. We will fund 50% of the equity, and we are the managing member of the venture and developer of the project. Additionally, we are entitled to a promoted interest if certain return thresholds are met. As the managing member of the venture, we exercise day-to-day management control over the venture, subject to our partner’s customary major decision rights. The parties have a forced sale provision following stabilization pursuant to which we retain a formal right of first offer. Additionally, the venture includes a traditional buy-sell provision in the event of an impasse on major decisions.

MRP Realty

Through a joint venture with MRP Realty, we own a 70% interest in the 965 Florida Avenue near-term development asset. MRP Realty acts as the managing member of the venture and is entitled to a promoted interest if certain return thresholds are met with respect to the asset. As the managing member of this venture, MRP Realty exercises day-to-day management control over the asset, subject to customary major decision rights in our favor, which include approval over sales and financing of the property. A buy-sell right is available with respect to major decision deadlocks. Forced sale rights are also expected to be included in venture agreements which may be entered into in connection with the vertical developments to be constructed on this asset.

JPMorgan

Through a joint venture with JPMorgan, we own a 5.0% interest in the Investment Building office asset. We act as the managing general partner, as well as the tax matters partner, with respect to the venture and are entitled to a promoted interest if certain return thresholds are met. As managing general partner of the venture, we exercise day-to-day management control over the asset, subject to certain customary major decision rights, which include approval over asset sales and entering into leases over 5,000 square feet.

Wealth Capital Management

Through joint ventures with Wealth Capital Management, we own 10% interests in six office assets. Our right to receive distributions from these ventures is subordinate to our partner’s right to receive a preferred return and the payment to us of a deferred asset management fee. Our subordinated position results in us having practically no economic interest in the assets of the joint venture based on the terms of the joint venture’s operating agreement; therefore, all equity in earnings of the Wealth Capital joint venture are allocated to our partner. As the managing member of each of these ventures, we exercise day-to-day management control over each asset, subject to certain customary major decision rights in favor of Wealth Capital Management, and receive a management fee. In the event of a deadlock with respect to any major decision, either partner may exercise certain buy-sell rights with respect to interests in the applicable venture, except no buy-sell right may be exercised with respect to any asset that is undergoing material construction. Additionally, we and Wealth Capital Management may initiate a sale of any asset at any time. We have no obligation to contribute additional capital to the venture. Upon the sale of the venture’s assets, after repayment of our partner’s capital and accrued preferred return, we are entitled to a deferred asset management fee, reimbursement of certain appraisal costs, our capital, our accrued preferred return, and 80% of any remaining residual value.

JBG Excluded Assets

Certain JBG Funds continue to own assets that were not contributed to JBG SMITH as part of the combination. The JBG Excluded Assets did not become part of our portfolio because they are not consistent with our long-term business strategy. The JBG Excluded Assets can generally be categorized as follows:

•                  Condominiums and Townhomes.  The JBG Funds own a number of condominium and townhome assets that we did not acquire because they are not part of our long-term strategy.

•                  Hotels.  The JBG Funds own a number of hotels that we did not acquire because we do not intend for hotels to be one of our primary asset classes going forward.

•                  Assets Likely to be Sold in the Near-Term.  The JBG Funds own certain assets that we did not acquire because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term.

•                  Assets Located in Non-Core Markets or Non-Metro-Served.  The JBG Funds own several assets that we did not acquire because they are located in markets that are not core markets for us going forward.

•                  Noncontrolling Joint Venture Interests.  The JBG Funds own minority, noncontrolling interests in certain joint ventures which own assets that we did not acquire because the joint venture partner has consent rights over the transfer of the JBG Fund’s interests and such consent is not likely to be granted.

•                  Single-Tenant Leased GSA Assets.  The JBG Funds own certain single-tenant leased GSA assets that we did not acquire because they are encumbered with long-term, hyper-amortizing bond financing that results in minimal current cash flow generation and is not consistent with our financing strategy.

Financing

Our strategy is to generally use non-recourse asset-level financing to maintain balance sheet flexibility. We intend to strategically recycle capital from mature, lower-growth assets and redeploy it into higher-growth, value-added opportunities and to selectively joint venture new developments.

In connection with the separation, we assumed all of the existing secured, property-level indebtedness related to the our portfolio. On a pro forma basis, as of June 30, 2017, we had approximately $2.3 billion aggregate principal amount of consolidated debt outstanding ($2.3 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($384 million at our share), resulting in a total of over $2.6 billion aggregate principal amount of debt outstanding at our share. We have a well-staggered debt maturity schedule over the next five years, particularly considering our existing extension options. On a pro forma basis, as of June 30, 2017, we had significant liquidity with $15.7 million of cash on a consolidated basis and $506.1 million of cash at our share of unconsolidated joint ventures, and we have entered into a $1.4 billion credit facility under which we have significant borrowing capacity.

We look at several metrics to assess overall leverage levels, including debt to total asset value and total debt to net operating income ratios. We expect that we may, from time to time, re-evaluate our strategy with respect to leverage in light of the current economic conditions; relative costs of debt and equity capital; market values of our assets; acquisition, development, and expansion opportunities; and other factors, including meeting the taxable income distribution requirement for REITs under the Code if we have taxable income without receipt of cash sufficient to enable us to meet such distribution requirements. Our preference is to obtain fixed rate, long-term debt for our assets.

Competition

The leasing of real estate is highly competitive in the markets in which we operate. We compete with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop assets similar to ours in the same markets in which our assets are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than we do or that are willing to acquire assets in transactions which are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates, below the rental rates we currently charge our tenants, in better locations within our markets or in higher quality facilities, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge to retain tenants when our tenants’ leases expire.

Seasonality

Our revenues and expenses are, to some extent, subject to seasonality during the year, which impacts quarterly net earnings, cash flows and funds from operations, and therefore impacts comparisons of the current quarter to the previous quarter. We have historically experienced higher utility costs in the first and third quarters of the year.

Employees

We currently have approximately 1,000 employees.

Insurance

We maintain general liability insurance as well as all-risk property and rental value insurance coverage, with sub-limits for certain perils such as floods and earthquakes on each of our properties. We also maintain coverage for terrorist acts including terrorism involving nuclear, biological, chemical and radiological terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. We will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

Our mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect the ability to finance or refinance the properties.

Legal Proceedings

We are from time to time involved in legal actions arising in the ordinary course of business. In our opinion, after consultation with legal counsel, the outcome of such matters currently is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies may be amended or revised from time to time by our board of trustees or, in certain cases, our management, without a vote of our shareholders. Prior to the separation, we were not an independent company and, therefore, did not engage in any of the activities described below.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We expect to conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our shareholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for U.S. federal income tax purposes. We expect to pursue our investment objectives primarily through the ownership by our operating partnership of our existing properties and other acquired or developed properties and assets. While we currently intend to focus primarily on office, multifamily and retail properties in the DC Metro area, we may invest in real estate assets in new markets outside of the DC Metro area, and we may acquire or develop assets in other asset classes, such as hotels, particularly as part of a mixed-use project, when opportunities are available that we believe can generate attractive risk-adjusted returns and meet our investment criteria or areas that we believe have long-term potential. Our future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. We intend to engage in such future investment activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. In addition, we may purchase or develop properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common shares, units, preferred shares or options to purchase shares. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio.

We do not have a specific policy to acquire assets primarily for capital gain or income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with enhancing shareholder value over time.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness, which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common shares.

Investments in Real Estate Mortgages

We have in the past acquired mortgage loans in connection with acquisitions and we may acquire mortgage loans in the future. We do not, as a general matter, expect to acquire mortgage loans other than in connection with an acquisition of property, but are not precluded from doing so. The mortgage loans in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to satisfying the asset tests and gross income tests applicable to REITs, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required. We have not engaged in these types of investments in the last three years.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred shares or common shares.

Dispositions

We expect to dispose of assets from time to time, based upon management’s periodic review of our portfolio considering market conditions, leverage levels and liquidity, among other factors, or determinations by our management or our board of trustees that such action would otherwise be in the best interest of our shareholders.

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our management or board of trustees. Our declaration of trust and bylaws do not limit the amount or percentage of indebtedness that we may incur. Although our board of trustees has not adopted a policy which limits the total amount of indebtedness that we may incur, we will consider a number of factors in evaluating our level of indebtedness from time to time. Our board of trustees may from time to time adopt or modify any debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. We could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our shareholders. We have adopted a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy governs our use of derivatives to manage the interest rates on our variable rate borrowings. Our policy states that we will not use derivatives for speculative purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to, or guarantee debt of, joint ventures in which we participate. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT. We have not engaged in these types of investments in the last three years.

Equity Capital Policies

To the extent that our board of trustees determines to obtain additional capital, we may issue debt or equity securities, including additional OP units and senior securities, retain earnings (subject to provisions in the Code requiring distributions of operating income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we expect that the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership. We have not issued any securities senior to those issued in the combination.

Existing shareholders have no preemptive right to purchase common shares or preferred shares or OP units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder’s investment in us. We may in the future issue common shares or OP units in connection with acquisitions of property; however, other than in connection with the combination, we have not engaged in these types of investments.

We may, under certain circumstances, purchase our common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board of trustees. Any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT. We have not engaged in these types of investments since our formation.

Conflict of Interest Policies

Overview

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, as the general partner of the operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if our, or such trustee’s or officer’s, conduct did not constitute bad faith, gross negligence or willful misconduct. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (i) an act or omission that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) any transaction for which such person received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Sale of Properties

Upon the sale of certain of the properties owned by us, certain holders of our OP Units (including certain trustees and executive officers) could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common shares. Consequently, holders of our OP Units may have differing objectives regarding the appropriate pricing and timing of any such sale.

Policies Applicable to All Trustees and Officers

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. We have adopted a code of business conduct and ethics that restricts conflicts of interest between our employees, officers and trustees and our company. In addition, as set forth above, our board of trustees is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a trustee or between us and any other corporation or other entity in which any of our trustees is a trustee or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof, provided that:

•                  the fact of the common trusteeship or interest is disclosed or known to our board of trustees or a committee of our board of trustees, and our board of trustees or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•                  the fact of the common trusteeship or interest is disclosed or known to our shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation, firm or other entity; or

•      the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, acting as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a trustee or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate, in the judgment of the disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of trustees will have no obligation to do so.

In addition to the applicable provisions of Maryland law that we are subject to, we have adopted a code of business conduct and ethics that contains a policy generally restricting conflicts of interest between our trustees, officers and employees on the one hand, and us on the other hand. Any waiver of our conflicts of interest policy for executive officers and trustees must be made by our board of trustees or a committee thereof. We will disclose waivers of our conflicts of interest policy in accordance with law or regulations of the SEC.

Policies With Respect To Other Activities

We have authority to offer common shares, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. We also may, but are not obligated to, issue common shares to holders of OP Units upon exercise of their redemption rights. Our board of trustees has the power, without shareholder approval, to increase the number of authorized common shares or preferred shares and issue additional common shares or preferred shares, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of trustees determines that it is no longer in our best interest to qualify as a REIT.

Reporting Policies

We became subject to the information reporting requirements of the Exchange Act upon completion of the separation and the combination. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

MANAGEMENT

Executive Officers

The following table sets forth information with respect to those persons who serve as our executive officers.

Name	Age	Title
W. Matthew Kelly	44	Trustee and CEO
Robert Stewart	55	Executive Vice Chairman of the Board of Trustees
David P. Paul	55	President and Chief Operating Officer
Stephen W. Theriot	57	Chief Financial Officer
James Iker	44	Chief Investment Officer
Brian Coulter	57	Co-Chief Development Officer
Kai Reynolds	47	Co-Chief Development Officer
Patrick J. Tyrrell	56	Chief Administrative Officer
Steven A. Museles	54	Chief Legal Officer

Set forth below is biographical information about our executive officers.

W. Matthew Kelly.  Mr. Kelly serves as our Chief Executive Officer and a member of the board of trustees. Mr. Kelly worked at JBG from August 2004 up until the combination, and served as Managing Partner and a member of JBG’s Executive Committee and Investment Committee from 2008 up until the combination. Mr. Kelly has been responsible for the day-to-day oversight of JBG’s investment strategy and the investment and acquisition activity of the JBG Funds. Prior to joining JBG, he was co-founder of ODAC Inc., a media software company, which he helped start in March 2000, and prior to that worked in private equity and investment banking as an analyst with Thomas H. Lee Partners in Boston, and Goldman Sachs, & Co (NYSE: GS) in New York. Mr. Kelly received his Bachelor of Arts with honors from Dartmouth College and a Master of Business Administration from Harvard Business School.

Mr. Kelly was selected to serve on our board of trustees based on his experience as a successful business leader and entrepreneur, as well as the breadth and depth of his experience in all facets of commercial and residential real estate investment, development, and operations.

Robert Stewart.  Mr. Stewart serves as Executive Vice Chairman of our board of trustees. Mr. Stewart was with JBG from June 1988 up until the combination, serving as Managing Partner and Chair of the Investment Committee, and, during his tenure with JBG, focused on the acquisition, financing and disposition of JBG investments, conceiving development plans for JBG assets and the asset management and fundraising processes. Mr. Stewart served as a member of JBG’s Executive Committee since its formation up until the combination. Mr. Stewart received his Bachelor of Arts from Princeton University and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

Mr. Stewart was selected to serve on our board of trustees based on his experience as a successful business leader, as well as his extensive experience in all facets of commercial and residential real estate investment, development, and operations.

David P. Paul.  Mr. Paul serves as our President and Chief Operating Officer. Mr. Paul has over 25 years of experience in the commercial real estate industry and worked at JBG from September 2007 up until the combination, serving as a Managing Partner and member of JBG’s Executive Committee, Management Committee and Investment Committee. Prior to joining JBG, Mr. Paul worked in commercial and retail real estate development and investment with several firms, including WP Commercial, Archon Group, a subsidiary of Goldman, Sachs & Co (NYSE: GS), Starwood Urban Investments, and Trammell Crow Company, and has been involved in both domestic and international real estate investment. He began his career with the consulting firm Bain & Company. He received his Bachelor of Arts from Vanderbilt University and Master of Business Administration from The Tuck School of Business at Dartmouth.

Stephen W. Theriot.  Mr. Theriot serves as our Chief Financial Officer. Mr. Theriot worked at Vornado from June 2013 up until the combination, serving as Chief Financial Officer from June 2013 to February 2017 and was responsible for Vornado’s accounting, financial reporting and tax activities. From November 1987 to May 2013, Mr. Theriot worked at Deloitte & Touche LLP, where he was a Partner and most recently served as the leader of the Northeast Real Estate practice. Mr. Theriot graduated from the University of North Carolina at Chapel Hill with a Bachelor of Science degree in Business Administration.

James Iker.  Mr. Iker serves as our Chief Investment Officer. Mr. Iker worked at JBG from July 2002 up until the combination, serving as a Managing Partner and a member of JBG’s Executive Committee and Investment Committee. He has more than 20 years of experience in the real estate industry and has been responsible for various aspects of investment strategy, acquisitions, dispositions, and financing activity for the JBG Funds. Prior to joining JBG, he co-founded and managed Costa Mesa Realty Group, a real estate investment firm in Orange County, California. Mr. Iker received his Bachelor of Science from the University of Phoenix and a Master of Business Administration, with honors, from The Wharton School of the University of Pennsylvania.

Brian Coulter.  Mr. Coulter serves as our Co-Chief Development Officer. Mr. Coulter joined JBG in March 1986. He was a Managing Partner and served as a member of JBG’s Executive Committee and Investment Committee from their formation up until the combination. Mr. Coulter has over 30 years of real estate industry experience. During his tenure at JBGS he focused primarily on managing pre-development and development activities, as well as areas of value creation through more effective asset management. After the sale of a significant portion of JBG’s commercial portfolio and two operating companies to a public real estate company, Mr. Coulter served as a Managing Director of the mid-Atlantic region of the acquiring company from February 1998 to April 1999. He returned to JBG in April 1999. He is also a founding member and board member of the Downtown DC and Rosslyn business improvement districts. He is a past Board Member and President of Rosslyn Renaissance. He received his Bachelor of Arts, Summa Cum Laude, Phi Beta Kappa from Rutgers College and a Master of Business Administration from Harvard Business School.

Kai Reynolds.  Mr. Reynolds serves as our Co-Chief Development Officer. Mr. Reynolds worked at JBG from May 2003 and up until the combination, serving as a JBG partner and on the Management Committee and was responsible for overseeing the development group. Mr. Reynolds has over 20 years of real estate experience. Prior to joining JBG, he worked in development for Gables Residential and prior to that worked in corporate finance for JP Morgan in New York. Mr. Reynolds received his Bachelor of Arts from the University of Western Ontario and a Master of Business Administration from the University of North Carolina’s Kenan-Flagler Business School.

Patrick J. Tyrrell.  Mr. Tyrrell serves as our Chief Administrative Officer. Mr. Tyrrell served as the Chief Operating Officer of Vornado / Charles E. Smith from April 2003 up until the combination, with responsibility for overseeing the division’s day-to-day operations. Mr. Tyrrell has more than 25 years of experience in commercial real estate, including asset and property management, leasing and sales. Prior to joining Vornado, Mr. Tyrrell worked at the Kaempfer Company and Insignia/ESG. He is currently a member of BOMA’s National Advisory Council (NAC) and of the Industry Advisory Board for the Virginia Tech Program in Real Estate. Mr. Tyrrell graduated from Boston College with a Bachelor of Science degree in Economics and Political Science and received his Master’s degree in International Affairs from George Washington University.

Steven A. Museles.  Mr. Museles serves as our Chief Legal Officer and Corporate Secretary. Prior to joining JBG in March 2017, Mr. Museles served as Chief Legal Officer and Chief Compliance Officer of Alliance Partners (August 2013 - March 2017), a credit-focused asset management firm. Prior to joining Alliance Partners, Mr. Museles served in several capacities at CapitalSource Inc. (NYSE: CSE), a specialty finance company, including member of the Board of Directors (January 2010 - April 2014), Co-Chief Executive Officer and Chief Legal Officer and Secretary. Prior to joining CapitalSource, he practiced corporate and securities law as a partner at Hogan Lovells. Mr. Museles received his Bachelor of Arts from the University of Virginia and Juris Doctor from the Georgetown University Law Center.

Board of Trustees

Under Maryland law, our business and affairs are managed under the direction of our board of trustees. Our declaration of trust and bylaws provide that the number of trustees may be fixed by the board of trustees from time to time but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor more than 15. Our board of trustees consists of 12 members, a majority of whom satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE.

The following table sets forth information with respect to those persons who serve on our board of trustees.

Name	Age	Title	Class
Steven Roth	75	Chairman of the Board of Trustees	Third
Robert Stewart	55	Executive Vice Chairman of the Board of Trustees	Third
W. Matthew Kelly	44	Trustee and CEO	First
Scott A. Estes	46	Trustee	Third
Alan S. Forman	51	Trustee	Second
Michael Glosserman	71	Trustee	Second
Charles E. Haldeman, Jr.	68	Trustee	Second
Carol A. Melton	62	Trustee	Second
William J. Mulrow	61	Trustee	Third
Mitchell Schear	58	Trustee	First
Ellen Shuman	62	Trustee	First
John F. Wood	47	Trustee	First

Set forth below is biographical information about the trustees identified above that are not also executive officers of ours, as well as a description of the specific skills and qualifications such candidates are expected to provide to our board of trustees.

Steven Roth.  Mr. Roth has been the Chairman of the Board of Trustees of Vornado since May 1989 and Chairman of the Executive Committee of the Vornado board since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. He is a co-founder and Managing General Partner of Interstate Properties since September 1968. He has also served as the Chief Executive Officer and Chairman of the Board of Alexander’s, Inc. since March 1995 and May 2004, respectively, and has served as a trustee of Urban Edge Properties since the completion of its spin-off from Vornado in January 2015. Mr. Roth was a director of J. C. Penney Company, Inc. (a retailer) (NYSE: JCP) from February 2011 until September 2013. Mr. Roth is a graduate of DeWitt Clinton High School in the Bronx. He received his AB degree from Dartmouth College and a Master of Business Administration degree with Highest Distinction from The Tuck School of Business at Dartmouth.

Mr. Roth was selected to serve on our board of trustees based on his 48 years of experience in all facets of commercial and residential real estate investment, development and operations.

Scott A. Estes.  Since January 2009, Mr. Estes has served as the Executive Vice President and Chief Financial Officer of Welltower Inc. (NYSE: HCN), a real estate investment trust focused on healthcare infrastructure. Mr. Estes joined Welltower Inc. in April 2003 from Deutsche Bank Securities, a financial firm, where he served as Senior Equity Analyst and Vice President from January 2000 to April 2003. Mr. Estes received his Bachelor of Arts from the College of William and Mary.

Mr. Estes was selected to serve on our board of trustees based on his financial and business experience as Chief Financial Officer of a large real estate investment trust.

Alan S. Forman.  Mr. Forman serves as a Director of Investments at the Yale University Investments Office, the team charged with managing the University’s $25 billion endowment fund. Mr. Forman joined the Investments Office in October 1990 as a Senior Financial Analyst and has served as a Director of Investments since October 1997. In October 1992 and October 1994, he was promoted to Senior Associate and Associate Director, respectively. Mr. Forman also serves on the Board of Directors of Stemline Therapeutics, where he is the chair of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committees. Mr. Forman served on the Board of Trustees of Acadia Realty Trust (NYSE: AKR), where he served as Chairman of the Compensation Committee and was a member of the Nominating and Corporate Governance Committee. Mr. Forman also served on the Board of Directors of Kimpton Group Holdings, which was ultimately sold to Intercontinental Hotels Group. He served on the Compensation and Nominating and Governance Committees at Kimpton Group Holdings. Mr. Forman received a Bachelor of Arts from Dartmouth College and a Master of Business Administration from the Stern School of Business at New York University.

Mr. Forman was selected to serve on our board of trustees based on his experience overseeing real estate investments for Yale University’s endowment and, in that capacity, his longstanding investment relationship with the JBG Funds.

Michael Glosserman.  Mr. Glosserman worked at JBG from March 1979 until June 2017, and he served as a Managing Partner and member of JBG’s Executive Committee from 2008 until June 30, 2017. He began his career as a staff attorney with the U.S. Department of Justice in March 1971, before moving into commercial real estate investment and development in various senior positions with the Rouse Company between March 1972 and March 1979. He currently serves on the board of directors of the CoStar Group (NASDAQ: CSGP), a provider of information, analytics and marketing services to the commercial real estate industry in the United States and United Kingdom. He received his Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and his Juris Doctor from the University of Texas Law School.

Mr. Glosserman was selected to serve on our board of trustees based on his 45 years of experience in all facets of commercial and residential real estate investment, development, and operations.

Charles E. Haldeman, Jr.  From July 2009 to June 2012, Mr. Haldeman served as the Chief Executive Officer of the Federal Home Loan Mortgage Corporation, a public government-sponsored enterprise that operates in the U.S. secondary mortgage market. Mr. Haldeman joined the Federal Home Loan Mortgage Corporation from Putnam Investments, where he served as President and Chief Executive Officer from November 2003 to June 2008 and Chairman from June 2008 to June 2009. Since 2012, Mr. Haldeman has served as a member of the Board of Directors of S&P Global (NYSE: SPGI), including as the Non-Executive Chairman since April 2015. Mr. Haldeman has also served as the Non-Executive Chairman of KCG Holdings (NYSE: KCG) since November 2013 and as a director of DST Systems (NYSE: DST) since November 2014. Mr. Haldeman received his BA from Dartmouth College, Summa Cum Laude, a Master of Business Administration from Harvard Business School, where he graduated with high distinction as a Baker Scholar, and a Juris Doctor from Harvard Law School.

Mr. Haldeman was selected to serve on our board of trustees based on his managerial experience, in particular his experience overseeing the Federal Home Loan Mortgage Corporation’s strategy, operating plans and financial goals.

Carol A. Melton.  Since June 2005, Ms. Melton has served as Executive Vice President for Global Public Policy at Time Warner (NYSE: TWX), a multinational media and entertainment company. In her role at Time Warner, Ms. Melton is responsible for overseeing the company’s policy activities worldwide. Ms. Melton joined Time Warner from Viacom (NASDAQ: VIAB), where she served as Executive Vice President for Government Relations from June 1997 to June 2005. Ms. Melton is a member of the Council on Foreign Relations and serves on the Board of Directors and as First Vice President of the Economic Club of Washington, DC. Ms. Melton is also a trustee of the Phillips Collection and a Director of Halcyon and Georgetown Heritage. Ms. Melton received her B.A. degree from Wake Forest University, an M.A. from the University of Florida and a Juris Doctor from the Washington College of Law at American University.

Ms. Melton was selected to serve on our board of trustees based on her experience in strategic oversight of policy-related activities for global businesses.

William J. Mulrow.  Mr. Mulrow has served as a senior advisor to Blackstone,  an alternative asset manager, since May 2017. From January 2015 to April 2017, Mr. Mulrow served as Secretary to Andrew M. Cuomo, Governor of the State of New York. Prior to his service in the Governor’s office, Mr. Mulrow worked as a

Senior Managing Director at Blackstone (April 2011 - January 2015). Mr. Mulrow has also worked in senior positions at Paladin Capital Group, Citigroup (NYSE: C), Rothschild and Donaldson, Lufkin and Jenrette Securities Corporation. Mr. Mulrow has served in a number of academic posts including the Board of Advisors for the Taubman Center for State and Local Government at the Harvard University John F. Kennedy School of Government and on the Board of the Maxwell School of Citizenship and Public Affairs at Syracuse University. Mr. Mulrow received a B.A., Cum Laude, from Yale University and an M.P.A. from the Harvard University John F. Kennedy School of Government.

Mr. Mulrow was selected to serve on our board of trustees based on his more than 30 years of experience in business, government and politics.

Mitchell Schear.  Mr. Schear served as President of Vornado / Charles E. Smith from April 2003 up until the combination. Prior to joining Vornado in April 2003, Mr. Schear spent 15 years at the Kaempfer Company, where, as President, he oversaw all of the company’s development, leasing and management activities. Mr. Schear has served on a number of boards on behalf of the real estate industry and the community, including The Washington Convention and Sports Authority; Executive Committee of the Federal City Council; the Downtown DC Business Improvement District; the Economic Club of Washington DC; the Corporate Board of Arena Stage; and is currently Board Chair of Higher Achievement. He also serves on the Governor’s Advisory Council on Revenue Estimates for the Commonwealth of Virginia. Mr. Schear has a B.A. from Hobart College, and earned his MBA at George Washington University.

Mr. Schear was selected to serve on our board of trustees based on his 35 years of experience in commercial and residential real estate investment, development and operations, in particular his 14 years of experience and knowledge with respect to the Vornado Included Assets.

Ellen Shuman.  Since August 2013, Ms. Shuman has served as the Managing Partner of Edgehill Endowment Partners, an endowment and foundation investment management firm. Prior to founding Edgehill Endowment Partners, Ms. Shuman served as Vice President and Chief Investment Officer of Carnegie Corporation of New York, a philanthropic foundation, from January 1999 to July 2011. Ms. Shuman served as the Director of Investments of the Yale Investment Office, which manages the endowment of Yale University, from 1986 to 1998. Ms. Shuman served as a trustee of Bowdoin College from 1992 to 2013 and as an investment advisor, trustee, and investment committee chair of the Edna McConnell Clark Foundation from 1998 to 2013. Ms. Shuman served as a board member of The Investment Fund for Foundations from 2000 to 2009. Ms. Shuman received her Bachelor of Arts degree, Magna Cum Laude, from Bowdoin College and received an M.P.P.M. from the Yale University School of Management.

Ms. Shuman was selected to serve on our board of trustees based on her experience in the management of investments for endowments and foundations.

John F. Wood.  Mr. Wood has been a Partner at Hughes Hubbard & Reed LLP, a law firm, since May 2009. He currently serves as Chairman of the firm’s Defense Industry Practice Group and Co-Chair of the Anticorruption and Internal Investigations Practice Group. Prior to joining Hughes Hubbard, Mr. Wood served as United States Attorney for the Western District of Missouri from April 2007 to March 2009. In that position, he was the senior federal law enforcement official for the district. He previously served in several other government positions, including Chief of Staff for the U.S. Department of Homeland Security (February 2005 to November 2006); Counselor to the Attorney General (July 2003 to February 2005), Deputy General Counsel for the White House Office of Management & Budget (April 2002 to July 2003), and Deputy Associate Attorney General / Counsel to the Associate Attorney General (March 2001 to April 2002). He previously practiced law at Kirkland & Ellis and was a law clerk for the Supreme Court of the United States and the U.S. Court of Appeals for the Fourth Circuit. He was a legislative aide to U.S. Senator John C. Danforth. Mr. Wood received his B.A. with Honors from the University of Virginia and his J.D., magna cum laude, from Harvard Law School.

Mr. Wood was selected to serve on our board of trustees based on his extensive experience in the federal government and his legal experience advising companies and boards of directors on compliance, governance, and other matters.

Election of Trustees

The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation and the combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2020 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies.

Under our bylaws, as amended and restated, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a trustee. Notwithstanding such vote requirement, our Governance Guidelines provide that any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall be elected as a trustee but shall promptly tender his or her offer of resignation to the board of trustees following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the board of trustees the action to be taken in response to the offer, and the board of trustees shall determine whether or not to accept such resignation. The board of trustees shall promptly disclose its decision and the reasons therefor in a Current Report on Form 8-K filed with the SEC. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be required to elect a trustee, unless the election is contested, in which case a plurality shall be sufficient.

Trustee Compensation

Trustees who are not officers of JBG SMITH receive an annual retainer. Non-management members of the board of trustees are compensated as follows: (1) each such member receives an annual cash retainer equal to $100,000; (2) each such member receives an annual equity grant with a value equal to $100,000, either in the form of restricted shares with a one-year vesting period or restricted LTIP units (not to be sold while such member is a trustee, except in certain circumstances); (3) the Chairman of the Audit Committee receives an annual cash retainer of $25,000; (4) the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee receives an annual cash retainer of $15,000; (5) each member of the Audit Committee receives an annual cash retainer of $10,000; and (6) each member of each of the Compensation Committee and the Corporate Governance and Nominating Committee receives an annual cash retainer of $5,000. In lieu of receiving an annual retainer in cash, a non-management member of the board of trustees may elect to receive any portion of the annual retainer in the form of fully vested LTIP Units or common shares.

In addition to his compensation for services as a non-management member of the board of trustees, Mr. Schear is party to a consulting agreement with JBG SMITH with respect to his services to JBG SMITH as a consultant that provides for certain payments and benefits for a period up to two years after the closing of the combination. See “Certain Relationships and Related Person Transactions—Consulting Agreement”. With respect to certain additional benefits provided to Mr. Glosserman under his transition agreement with JBG Properties, Inc., see “Certain Relationships and Related Person Transactions—Continuation Agreement”.

Trustee Independence

A majority of our board of trustees comprises trustees who are “independent” as defined by the rules of the NYSE and the Governance Guidelines adopted by the board of trustees. Our board of trustees has established categorical standards to assist it in making its determination of trustee independence. For relationships that are either not covered by or do not satisfy the categorical standards, the determination of whether the relationship is material and therefore whether the trustee qualified as independent or not, may be made by the Corporate Governance and Nominating Committee or the board of trustees. We will explain in the annual meeting proxy statement immediately following any such determination the basis for any determination that a relationship was immaterial despite the fact that it did not meet the categorical standards adopted by the board of trustees.

Committees of the Board of Trustees

Our board of trustees has the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Initially, Vornado and JBG each appointed six of our 12 trustees (the “Vornado Board Designees” and the “JBG Board Designees,” respectively). Our bylaws and the MTA require that, for the two years following the combination, to the extent practicable, the membership of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee shall consist of an equal number of Vornado Board Designees and JBG Board Designees (or their respective replacement designees).

Audit Committee.  Charles Haldeman and William Mulrow are members of the board of trustees’ Audit Committee, and Scott Estes is the Chairman of the committee. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company’s Governance Guidelines. The Audit Committee’s purposes are to (i) assist the board of trustees in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The primary function of the Audit Committee is oversight. The company’s management is responsible for the preparation, presentation and integrity of its financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out a proper audit of the company’s annual financial statements, reviewing its quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures. The Audit Committee shall consist of no fewer than three members, and at least one member of the Audit Committee must qualify as a “financial expert” as defined by the SEC. In addition, this committee will meet as often as it determines, but not less frequently than quarterly.

Compensation Committee.  Alan Forman, Scott Estes, and William Mulrow are members of the board of trustees’ Compensation Committee, and Carol Melton is the Chairwoman of the committee. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE, the rules and regulations of the SEC, and in accordance with the company’s Governance Guidelines. The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under any company share plans. Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our chief executive officer and are subject to review and approval of the Compensation Committee. Compensation decisions for our trustees are made by the Compensation Committee and/or the board of trustees.

Corporate Governance and Nominating Committee.  Ellen Shuman, Charles Haldeman and John Wood are members of the board of trustees’ Corporate Governance and Nominating Committee, and Alan Forman is the Chairman of the committee. Each of the members of the Corporate Governance and Nominating Committee is independent, as defined by the rules of the NYSE, the rules and regulations of the SEC, and in accordance with the company’s Governance Guidelines.

The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the board of trustees and the development and review of our Governance Guidelines. It also reviews trustee compensation and benefits, and oversees annual self-evaluations of the board of trustees and its committees. The committee also makes recommendations to the board of trustees concerning the structure and membership of the other committees of the board of trustees, as well as management succession plans. The committee selects and evaluates candidates for the board of trustees in accordance with the criteria set out in the company’s Governance Guidelines and as are set forth below. The committee is then responsible for recommending to the board of trustees a slate of candidates for trustee positions for the board of trustees’ approval.

The Corporate Governance and Nominating Committee must consist of at least one member. In addition, this committee must meet at least once annually, or more frequently as circumstances may dictate.

Compensation Committee Interlocks and Insider Participation

During the company’s fiscal year ended December 31, 2016, we were not an independent company, and did not have a Compensation Committee or any other committee serving a similar function.

Corporate Governance

Shareholder Recommendations for Trustee Nominees

Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of trustees. Our Governance Guidelines include guidelines for the evaluation of shareholder recommendations of board candidates. See “Certain Provisions of Maryland Law and of Our Declaration of Trust And Bylaws—Advance Notice of Trustee Nominations and New Business” for more information about shareholder nominations.

Governance Guidelines

The board of trustees has adopted Governance Guidelines in connection with the separation to assist the board of trustees in guiding our governance practices. These practices will be regularly re-evaluated by the Corporate Governance and Nominating Committee in light of changing circumstances to continue serving our best interests and the best interests of its shareholders.

Communicating with the Board of Trustees

Our Governance Guidelines include procedures by which shareholders and other interested parties may communicate with our independent trustees by calling a phone number. A recording of each phone call will be sent to one member of the Audit Committee, as well as to a member of management who may respond to any such call if the caller provides a return number.

Trustee Qualification Standards

Our Governance Guidelines provide that the Corporate Governance and Nominating Committee is responsible for recommending to the board of trustees a slate of trustees or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

The process that this committee will use to identify a nominee to serve as a member of the board of trustees will depend on the qualities being sought, but the board of trustees should, based on the recommendation of the Corporate Governance and Nominating Committee, select nominees considering the following criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other trustees and potential trustees in building a board that is effective, collegial and responsive to the needs of the company; (v) knowledge and expertise in various areas deemed appropriate by the Board; and (vi) diversity of viewpoints, experience and other demographics.

The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the board of trustees as a whole and seek to achieve diversity of occupational and personal backgrounds on the board of trustees. The board is responsible for selecting candidates for election as trustees based on the recommendation of the Corporate Governance and Nominating Committee.

Policies on Business Ethics

In connection with the combination, we adopted a Code of Business Conduct and Ethics (the “code of conduct”) that requires all our business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All of our trustees, officers and employees are required to read, understand and abide by the requirements of the code of conduct.

The code of conduct is accessible on our website on the investor relations page. Any amendment to, or waiver from, a provision of the code of conduct may be granted only by our chief legal officer. Waivers involving any of the company’s executive officers or trustees may be made only by the Corporate Governance and Nominating Committee of our board of trustees or by the board of trustees itself, and all waivers granted to executive officers and trustees will be disclosed promptly as required by the rules and regulations of the SEC and the NYSE. Our chief legal officer, who is responsible for overseeing, administering, and monitoring the code of conduct, will report to the chief executive officer with respect to all matters relating to the code of conduct.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, our Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Policy on Trustee Attendance at Annual Meetings of Shareholders

Under the Governance Guidelines, members of the board of trustees are expected to attend our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This section presents information concerning compensation arrangements for our named executive officers. Compensation decisions for our named executive officers are made by the Compensation Committee.

Named Executive Officers

The individuals listed below serve as our named executive officers (“NEOs”).

W. Matthew Kelly—Chief Executive Officer

Robert Stewart—Executive Vice Chairman

David P. Paul—President and Chief Operating Officer

Stephen W. Theriot—Chief Financial Officer

James L. Iker—Chief Investment Officer

Additional information about our NEOs is set forth in “Management—Executive Officers.”

2017 Compensation Opportunities

The following table sets forth on an annualized basis for 2017 the annual base salary and other compensation expected to be payable to each of our NEOs in accordance with their employment agreements. See “Employment Agreements” below for a summary of these agreements. Because our NEOs did not become officers until the separation, compensation information is not available for prior periods because we did not pay any compensation to our named executive officers during periods prior to the combination. In addition, no compensation was paid by us in 2017 to our executive officers prior to the completion of the separation.

	Base Salary	Target Bonus(1)	2017 Equity Grant(2)	Formation Unit Grant
W. Matthew Kelly Chief Executive Officer	$750,000	100%	$3,500,000	$7,400,000
Robert Stewart Executive Vice Chairman	$500,000	N/A	$2,000,000	$5,500,000
David P. Paul President and Chief Operating Officer	$625,000	100%	$2,000,000	$6,250,000
Stephen W. Theriot Chief Financial Officer	$550,000	100%	$1,000,000	$4,000,000
James L. Iker Chief Investment Officer	$500,000	100%	$1,250,000	$6,000,000

(1)                                 Amounts represent a percentage of annual base salary.

(2)                                 “2017 Equity Grant” amounts stated in the table consist of 50% LTIP Units and 50% OPP Units (as those terms are defined below).  The value of 2017 OPP Units is stated assuming performance is met at the target level. The value of the 2017 OPP Units that were granted on August 1, 2017 assumed the maximum level of performance, which for Mr. Kelly is $3,500,000; for Mr. Stewart is $2,000,000; for Mr. Paul is $2,000,000; for Mr. Theriot is $1,000,000; and for Mr. Iker is $1,250,000.

JBG SMITH Compensation Programs

Although executive compensation determinations are made by the Compensation Committee, the primary objectives of our executive compensation are to (1) attract and retain the most talented executives in our industry; (2) motivate executives to achieve corporate performance objectives as well as individual goals; and (3) align the interests of our executives with those of our shareholders. To fulfill these objectives, we have an executive compensation program that includes three major elements—base salary, annual bonus incentives and long-term equity incentives, which may include stock options, restricted stock or partnership unit awards and performance-based equity awards. Other than the employment agreements, equity incentive plan and initial equity grants, which are described below, we have not adopted any compensation policies, procedures or plans with respect to NEO compensation, and any such determinations remain subject to the review and approval of the Compensation Committee.

Employment Agreements

We have entered into employment agreements with each of the NEOs, and the material terms of their employment agreements are described below. The following summary does not contain all the terms of these agreements.

Term.  For each NEO, the initial term of his employment expires on the third anniversary of the closing of the combination, subject to automatic one-year renewals, unless 180 days’ prior written notice of non-renewal is provided by either party or the NEO is earlier terminated or resigns.

Base Salary, Target Bonus and Benefits.  The employment agreements provide for annual base salaries and target cash bonuses for each of the NEOs, as set forth in the table above. Each NEO’s employment agreement provides that his base salary is subject to review at least annually for possible increase, but not decrease. In addition, each NEO will be entitled to participate in benefit plans and programs as are made available to our senior level executives or to our employees generally.

2017 Equity Grants.  Pursuant to the terms of the employment agreements, on August 1, 2017, each NEO received an equity grant under the 2017 Plan, in the form of long-term incentive partnership units (“LTIP Units”) and outperformance plan units (“OPP Units”), in a number of awards determined based on the values in the table above and the price of a common share on the NYSE. The target value of each grant comprised 50% LTIP Units (the “2017 LTIP Units”), and 50% OPP Units (the “2017 OPP Units”). The 2017 LTIP Units vest in equal annual installments on the first through fourth anniversaries of the date of grant, subject to continued employment with us through each vesting date. The 2017 OPP Units (if earned pursuant to the terms and conditions of the award agreement) vest 50% on the date the number of LTIP Units that become earned is determined and 50% on the fourth anniversary of the date of grant, subject to continued employment with us. The 2017 OPP Units may be earned between 0-2 times the target level reflected in the table above based on the achievement of certain financial goals. The 2017 LTIP Units and 2017 OPP Units may, in each case, vest earlier upon certain employment terminations as described below. For further information on LTIP Units and OPP Units, see “Partnership Agreement—Compensatory Partnership Units”.

Formation Awards.  Pursuant to the terms of the employment agreements, on July 18, 2017, each NEO received an award of Formation Units (as defined below in “—Formation Awards and Initial Equity Grants”) (each, an “Formation Award”), in the form of profits interests that provide for a share of appreciation above the fair market value on the grant date, equal to the values in the table above (with the number of awards determined based on the price of a common share on the NYSE). The Formation Awards vest 25% on each of the third and fourth anniversaries, and 50% on the fifth anniversary, of the date of grant, subject to continued employment with us through each vesting date. For further information on the Formation Units, see “—Formation Awards and Initial Equity Grants” and “Partnership Agreement—Other Partnership Units—Formation Units”.

Severance.  The employment agreements provide for certain benefits in the event of termination without “cause” or resignation for “good reason” (each, a “covered termination”), including enhanced benefits upon a covered termination that occurs following the execution of a definitive agreement the consummation of which would result in, or within two years following, a change in control (a “change in control termination”). Any NEO who experiences a covered termination will be entitled to (i) cash payments equal to one times the sum of the NEO’s base salary and target bonus (or, on a change in control termination, three times for Mr. Kelly and two times for the other NEOs), (ii) a pro rata bonus, (iii) health care continuation for 18 months (or, on a change in control termination, two years), (iv) certain equity vesting benefits as described below, and (v) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the termination date. On a covered termination that is not a change in control termination, any outstanding unvested portion of the NEO’s Formation Award and any LTIP Units or other equity awards without performance conditions will vest, and for any OPP Units and other performance-based awards, a pro rata portion of the awards scheduled to vest on the next vesting date will vest. On a change in control termination, all outstanding unvested equity-based awards (including the NEO’s Formation Award) will vest. In addition, on either a covered termination or a change in control termination, vested stock options held by the terminated NEO and any vested and unconverted portion of the NEO’s profits interests will respectively remain exercisable or convertible for 60 days following termination (or, if earlier, for the remainder of the term of the option or the profits interest award).

For purposes of the employment agreements:

“Cause” generally means the NEO’s (i) conviction of, or plea of guilty or nolo contendere to, a felony; (ii) willful and continued failure to use reasonable best efforts to substantially perform his or her duties (other than such failure resulting from the NEO’s incapacity due to physical or mental illness) that such NEO fails to remedy to our reasonable satisfaction within 30 days after our written notice of such failure; or (iii) willful misconduct that is materially economically injurious to us.

“Good reason” generally means: (i) a reduction in base salary or target annual bonus, (ii) a material diminution in position, authority, duties or responsibilities or the assignment of duties materially and adversely inconsistent with such NEO’s position as provided under such NEO’s employment agreement; (iii) a relocation of employment to a location outside of the Washington, DC metropolitan area; or (iv) our material breach of any provision of his or her employment agreement or any equity agreement with such NEO, which will be deemed to include (x) the NEO’s not holding the title prescribed under the employment agreement, (y) failure of our successor to assume the employment agreement and (z) such NEO no longer reporting directly to our chief executive officer (or, in the case of Mr. Kelly, our board of trustees).

Net-Better Cutback.  If any payments to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Code, and would cause such NEO to become subject to the excise tax imposed under section 4999 of the Code, then such payments will be reduced to the amount that would not cause such NEO to be subject to the excise tax if such a reduction would put such NEO in a better after-tax position than if such NEO were to pay the excise tax.

Restrictive Covenants.  Each NEO is subject to a perpetual non-disclosure covenant, a non-competition covenant through the later of the third anniversary of July 18, 2017 and the first anniversary of the date such NEO’s employment terminates for any reason, and a non-solicitation of employees and consultants covenant through the later of the third anniversary of July 18, 2017 and the second anniversary of the date such NEO’s employment terminates for any reason.

JBG SMITH 2017 Omnibus Share Plan

On June 23, 2017, our Board of Trustees adopted the JBG SMITH 2017 Omnibus Share Plan (the “2017 Plan”), effective as of July 17, 2017, and authorized the reservation of 10,330,200 of our common shares pursuant to the Plan. On July 10, 2017, our sole shareholder approved the Plan. The terms of the Plan are substantially as set forth below.

Purpose.  The purpose of the 2017 Plan is to promote our financial interests by encouraging employees and certain non-employee trustees, advisors and consultants to acquire an ownership position in us, enhancing our ability to attract and retain employees, non-employee trustees and consultants of outstanding ability and providing such persons with a way to acquire or increase their proprietary interest in our success.

Shares Available for Grant.  Awards with respect to a maximum of 10,330,200 of our common shares may be granted under the 2017 Plan, subject to adjustment as described below. If an award expires or is forfeited, terminated, cancelled, settled in cash or paid in cash in lieu of our common shares, then the common shares underlying such award will again become available for grant. Exercise of a stock option or a stock appreciation right reduces the common shares available for grant by the gross number of shares for which the award is exercised, even if the award is exercised by means of a net-settlement exercise procedure. Awards that are settled in cash and awards issued or assumed in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of our common shares that may be granted under the 2017 Plan. No more than 10,330,200 common shares (subject to adjustment as described below) may be issued upon the exercise of incentive stock options, and the maximum aggregate number of our common shares for which any performance-based award may be granted to an Employee in any period of 12 consecutive months is approximately 2,582,500.

Adjustment of and Changes in Shares.  In the event of any change in the number of our outstanding common shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spin-off, combination or exchange of common shares or other corporate change, or any distributions to shareholders other than regular cash dividends, the Compensation Committee will make such substitution or adjustment, if any, as it deems equitable to (i) the number of share equivalents for which awards may be granted under the 2017 Plan, (ii) the number or kind of common shares or other securities issued or reserved for issuance pursuant to outstanding awards, (iii) the individual participant limitations and (iv) the number of common shares that can be issued through incentive stock options, with certain limitations.

Administration.  The Compensation Committee administers and interpret the 2017 Plan. The Compensation Committee is authorized to select participants to receive awards and determine the type of awards to be made, the number of equity-based securities subject to any award and the other terms and conditions of such awards. Our board of trustees, in its sole discretion, also may grant awards or administer the 2017 Plan.

Eligibility.  Awards may be granted to our employees and non-employee trustees and consultants that provide bona fide services to us, as determined by our Compensation Committee. As such criteria are subjective in nature, we cannot accurately estimate the number of persons who may be included in the class of employees or consultants eligible to receive awards from time to time. Currently, all our non-employee trustees are eligible to receive awards under the 2017 Plan from time to time.

Transfer Restrictions.  Awards are not assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any holder may be subject to any lien, obligation or liability of the holder. The Compensation Committee may determine, at the time of grant or thereafter, that an award (other than an award of incentive stock options) is transferable by a holder to such holder’s immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members).

Term; Amendment and Termination.  The 2017 Plan became effective upon the separation and has a term of ten years from the separation date. The Compensation Committee may amend or terminate the 2017 Plan at any time, except that shareholder approval is required for amendments that (i) increase the maximum aggregate number of common shares issuable under the 2017 Plan, (ii) materially modify the eligibility requirements, (iii) result in a material increase in the benefits accrued to participants, (iv) reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights, or (v) require shareholder approval to comply with any applicable laws, regulations or rules. If there is a change in applicable tax law such that OPP Units become taxable to the holder of such OPP Units as ordinary income, JBG SMITH LP may cause the OPP Units to be restructured and/or substituted for other awards to permit a tax deduction to JBG SMITH LP or JBG SMITH while preserving substantially similar pre-tax economics to the holder of such OPP Units.

Types of Awards.  Eligible participants may be granted awards of stock options, stock appreciation rights, performance shares, restricted shares, other stock-based awards and operating partnership units. These awards include equity awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Stock Options.  Stock options entitle the holder to purchase our common shares at a per share price determined by the Compensation Committee, which in no event may be less than the fair market value of the common shares on the date of grant. Options may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The 2017 Plan does not provide for the grant of “reload stock options” (meaning, if a grantee were to pay the applicable exercise price in common shares already owned, the grantee would automatically be granted a new option in the amount of the surrendered common shares).

Stock Appreciation Rights.  Stock appreciation rights entitle the holder to receive from us an amount equal to the amount by which the fair market value of a common share on the date of exercise exceeds the grant price. The Compensation Committee will establish the grant price, which may not be less than the fair market value of the common shares on the date of grant, and is authorized to determine whether a stock appreciation right will be settled in cash, common shares or a combination thereof.

Performance Shares and Restricted Shares.  Performance share awards consist of a grant of actual common shares or “share units” (which may be settled in cash, common shares or a combination thereof as determined by our Compensation Committee) having a value equal to an identical number of common shares in amounts determined by our Compensation Committee at the time of grant. Performance share awards consisting of actual common shares may provide the holder with dividends and voting rights prior to vesting. Performance share awards entitle the holder to receive the value of such award based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant.

Restricted share awards consist of a grant of actual common shares or share units having a value equal to an identical number of common shares. Restricted share awards consisting of actual common shares provide the holder with dividends and voting rights prior to vesting. The employment or other conditions and the length of the period for vesting of restricted share awards are established by the Compensation Committee at the time of grant.

Other Stock-Based Awards.  Other types of equity-based or equity-related awards, including the grant or offer for sale of unrestricted common shares and performance stock and performance units settled in common shares or cash, may be granted under such terms and conditions as may be determined by the Compensation Committee.

OP Units.  Operating partnership unit awards consist of a grant of OP Units of JBG SMITH LP (or any successor entity), the entity through which we conduct substantially all our business, and can be granted either as free-standing awards or in tandem with other awards under the 2017 Plan and are valued by reference to the value of a common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established by our Compensation Committee. Such OP Unit awards may provide the holder with dividend-equivalent rights prior to vesting. OP Units include profits interests convertible into OP Units such as LTIP Units, OPP Units and Formation Units (see “—Formation Awards and Initial Equity Grants” and “Partnership Agreement—Other Partnership Units—Formation Units”).

Performance Goals.  The performance goals are based on one or more of the following business criteria (either separately or in combination): (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in our financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of our common shares, (xi) return on investment, (xii) total return to shareholders, (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of the common shares after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) net earnings, (xviii) changes (or the absence of changes) in the per share or aggregate market price of our common shares, (xix) number of securities sold, (xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period, (xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in our financial reports for the applicable period), (xxii) total shareholder return,

(xxiii) funds from operations, as reported in our financial reports and (xxiv) increase in net asset value per common share.

The performance criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other REITs or the our historic performance. To the extent permitted under Section 162(m) of the Code, the Compensation Committee may (i) designate additional business criteria on which the performance criteria may be based or provide for objectively determinable adjustments, modifications or amendments or (ii) provide for objectively determinable adjustments, modifications or amendments, in accordance with generally accepted accounting principles or practices, to the performance criteria for one or more of the items of gain, loss, profit or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment of a business, related to a change in accounting principles, related to discontinued operations that do not qualify as a segment of a business and attributable to the business operations of any acquired entity, as applicable.

Under the transition rules under Section 162(m) of the Code for subsidiaries that become publicly held corporations (including by spin-off), the compensation we pay to a “covered employee” within the meaning of Section 162(m) will not be subject to the deduction limitations under Section 162(m) prior to the first regularly scheduled meeting of our shareholders that occurs more than 12 months after the separation. After such transition period ends, depending upon how we structure our compensation and our management functions, compensation we pay to our named executive officers may not be subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership. In the past, the Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership.

Vesting.  The Compensation Committee will determine the time or times at which awards become vested, unrestricted or may be exercised, subject to the following limitations. Subject to accelerated vesting in the event of an actual change in control or a grantee’s involuntary termination, retirement, disability or death, (i) full value awards (i.e., awards with a value equivalent to a full common share or OPP Unit) with time-based vesting will be subject to a minimum three-year vesting period (with no more than one-third of the our common shares subject thereto vesting earlier than a date 60 days prior to the first anniversary of the date on which such award is granted and on each of the next two anniversaries of such initial vesting date) and (ii) full value awards with performance-based will have a performance period that ends no earlier than 60 days prior to the first anniversary of the commencement of the period over which performance is evaluated. Notwithstanding the foregoing, a maximum of 5% of the maximum aggregate number of common shares available under the 2017 Plan in respect of full value awards can be subject to full value awards without regard to the minimum vesting limits in the preceding sentence, and any full value awards granted in connection with the separation will not be subject to the minimum vesting limits in the preceding sentence or be counted against the aforementioned 5% exception to the minimum vesting limits.

Change in Control.  Upon a change in control, a participant’s award will be treated as set forth in the applicable award agreement, or, in the case of OP Units, will also be governed by the limited partnership agreement. However, the Compensation Committee may take one or more of the following actions, to the extent it determines Section 409A of the Code permits such action: (i) settle awards for cash or securities (with any out-of-the-money stock options or stock appreciation rights canceled for no consideration), (ii) provide for the assumption of or the issuance of substitute awards that substantially preserve the terms of the affected awards, (iii) modify awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the vesting of such awards or lapse of restrictions thereon will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue, or (v) provide that stock options or stock appreciation rights will become fully exercisable for a period of at least 20 days prior to the change in control, and that any stock options or stock appreciation rights not exercised within this period will terminate upon change in control.

Clawback.  Awards granted under the 2017 Plan will be subject to the requirement that the awards be repaid to us after they have been distributed to the participant (i) to the extent set forth in the 2017 Plan or an award agreement or (ii) to the extent the participant is, or in the future becomes, subject to any clawback or recapture policy, including any such policy that is adopted to comply with the requirements of any applicable laws, or any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

Material United States Income Tax Consequences

Below is a brief summary of the principal U.S. federal income tax consequences of the 2017 Plan under current law. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income, withholding and payroll tax matters, and other tax consequences. The specific tax consequences to a participant will depend on that participant’s individual circumstances.

Incentive Stock Options.  Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for federal income tax purposes, and we will not be entitled to any deduction. If the common shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the common shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such common shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to us. If such common shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the common shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and we will be entitled to a corresponding deduction. The amount by which the fair market value of the common shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference that could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

Non-Qualified Stock Options.  Upon the grant of a non-qualified stock option, no income will be realized by the optionee, and we will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the common shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and we will be entitled to a corresponding deduction. All option grants to non-employee trustees and consultants are treated as non-qualified options for federal income tax purposes.

Stock Appreciation Rights.  Upon the grant of a stock appreciation right, no taxable income will be realized by the holder, and we will not be entitled to any tax deduction. Upon the exercise of a stock appreciation right, the amount by which the fair market value of the common shares at the time of exercise exceeds the grant price will be taxed as ordinary income to the holder, and we will be entitled to a corresponding deduction.

Performance Shares and Restricted Shares.  A participant will not be subject to tax upon the grant of a restricted share unit, or upon the grant of actual restricted common shares, unless such participant makes the election referred to below. Upon the vesting date (the date of lapse of the applicable forfeiture conditions or transfer restrictions, in the case of share awards and, in the case of share unit awards, the date of vesting and distribution of the shares and/or cash underlying the share units), the participant will recognize ordinary income equal to the fair market value of the shares and/or cash received (less any amount such participant may have paid for the shares), and we generally will be entitled to a deduction equal to the amount of income recognized by such participant. In the case of an award of actual restricted common shares, if any dividends are paid on such common shares prior to the vesting date, they will be includible in a participant’s income during the restricted period as additional compensation (and not as dividend income).

A participant may elect to recognize immediately, as ordinary income, the fair market value of actual restricted common shares (less any amount paid for the shares) at date of grant, without regard to applicable forfeiture conditions and transfer restrictions. This election is referred to as a Section 83(b) election. If a participant makes this election, the holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock and no additional income will be recognized by such participant upon the vesting date. However, if a participant forfeits the restricted shares before the vesting date, no deduction or capital loss will be available to that participant (even though the participant previously recognized income with respect to such forfeited shares). In the event that the shares are forfeited by such participant, we generally will include in income the amount of the original deduction.

OP Unit Awards.  OP Unit awards are structured to qualify as “profits interests” for federal income tax purposes, meaning that, under current law, no income will be recognized by the recipient upon grant or vesting, and we will not be entitled to any deduction. As profits interests, OP Unit awards do not initially have full parity with OP Units with respect to liquidating distributions, but upon the occurrence of specified events could over time achieve such parity and thereby accrete to an economic value equivalent to common shares on a one-for-one basis. However, there are circumstances under which such parity would not be reached, in which case the value of an OP Unit award would be reduced. If OP Units are not disposed of within the one-year period beginning on the date of grant of the underlying OP Unit award, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain. OP Unit awards also include Formation Units (see “—Formation Awards and Initial Equity Grants” and “Partnership Agreement—Other Partnership Units—Formation Units”).

Disposition of Shares.  Unless stated otherwise above, upon the subsequent disposition of common shares acquired under any of the preceding awards, the participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant’s basis in the common shares, and such amount will be long-term capital gain or loss if such common shares were held for more than 12 months.

Additional Medicare Tax.  Participants are subject to a 3.8% tax on the lesser of (i) the participant’s “net investment income” for the relevant taxable year and (ii) the excess of the participant’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the participant’s circumstances). A participant’s net investment income generally includes dividend income and net gains from the disposition of common shares. Participants are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains in respect of their investment in common shares.

Section 409A.  If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.

Formation Awards and Initial Equity Grants

Pursuant to the 2017 Plan and the partnership agreement, certain employees were eligible to receive initial equity-based awards, which included awards based on interests in JBG SMITH LP. To attract and retain talented executives and to link compensation to shareholder returns, initial “appreciation-only” equity grants were made in connection with the consummation of the combination to certain JBG Properties and Vornado employees with an aggregate notional value equal to approximately $100 million (with the number of awards determined based on the volume-weighted average price of a common share on the NYSE on the grant date of $37.10), who in each case became trustees, employees or members of our management team in connection with the combination. Such awards, which we refer to as the “Formation Units,” include the Formation Awards issued to the NEOs, as described above. Approximately 2,700,000 Formation Units were granted in connection with the combination. The Formation Units are special limited partnership interests in JBG SMITH LP, structured in a manner intended to qualify as “profits interests” for federal income tax purposes. The value of a Formation Unit is tied to the appreciation of a common share commencing from the date of grant. The Formation Units were issued under the terms of the partnership agreement and the 2017 Plan. The Formation Units generally vest 25% on each of the third and fourth anniversaries of the closing of the combination, and 50% on the fifth anniversary of the closing of the combination, subject to continued employment (with accelerated vesting upon the grantee’s “retirement,” death or “disability,” or the termination of the grantee’s employment without “cause” or by the grantee for “good reason,” each as defined in the applicable award agreement). For further information on the Formation Units, see “Partnership Agreement—Other Partnership Units—Formation Units”.

Pursuant to the terms of a letter agreement dated October 31, 2016, as amended June 22, 2017, Steven Roth, Vornado’s Chairman and Chief Executive Officer was granted 175,202 Formation Units on the closing of the combination, on the same general terms as the Formation Units granted to our employees described above. In addition, Michael Glosserman, in connection with his service on our board of trustees, was granted 144,204 Formation Units on the closing of the combination, on the same general terms as the Formation Units granted to our employees described above. Each of these grants is counted in the total of 2,700,000 Formation Units that were granted in connection with the combination, as described above.

Pursuant to the terms of the employment agreements, on August 1, 2017, we granted approximately 303,700 LTIP Units to management and other employees under our Plan. The LTIP units vest in four equal annual installments beginning on August 1, 2018, subject to continued employment. We also granted approximately 607,000 OPP Units to management and other employees under the Plan. OPP Units are part of a performance-based equity compensation plan pursuant to which participants have the opportunity to earn OPP units based on the relative performance of the total shareholder return (“TSR”) of our common shares compared to the companies in the FTSE NAREIT Equity Office Index, over the three-year performance period beginning on the August 1, 2017 grant date, inclusive of dividends and stock price appreciation. 50% of any OPP Units that are earned vest at the end of the three-year performance period and the remaining 50% on the fourth anniversary of the date of grant, subject to continued employment.

Additionally, on the closing of the combination, we granted 6,738 LTIP Units to each of the seven independent Trustees (with the number of awards determined based on the volume-weighted average price of a common share on the NYSE on the grant date of $37.10). The LTIP Units were fully vested on the date of grant, but may not be transferred or sold while an independent Trustee is serving on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Our board of trustees has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related party transactions policy.” Our related party transactions policy requires that a “related party,” which is defined as (i) any person who is or was a trustee, nominee for trustee, or executive officer of the company at any time since the beginning of the last fiscal year, even if such person does not presently serve in that role; (ii) any person known by the company to be the beneficial owner of more than 5% of the company’s common shares when the related party transaction in question is expected to occur or exist (or when it occurred or existed); and (iii) any person who is or was an immediate family member of any of the fore-going when the related party transaction in question is expected to occur or exist (or when it occurred or existed), must promptly disclose any “related party transaction” (defined as any transaction directly or indirectly involving any related party that is required to be disclosed under Item 404(a) of Regulation S-K) to the Chief Legal Officer. Related party transactions must be approved or ratified by either the Corporate Governance and Nominating Committee or the full board of trustees.

Registration Rights Agreements

In connection with the MTA, we entered into a registration rights agreement with the JBG Parties and JBG designees that received common shares in the combination (the “Shares Registration Rights Agreement”) and a separate registration rights agreement with the JBG Parties and JBG designees that received OP Units in the combination (the “Units Registration Rights Agreement” and together with the Shares Registration Rights Agreement, the “Registration Rights Agreements”).

Under the Shares Registration Rights Agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to file a registration statement to register for resale the common shares issued to the JBG Parties and the JBG designees in the combination no later than 60 days following the consummation of the combination. We are required to pay all expenses related to our registration obligations under such Shares Registration Rights Agreement, except for any brokerage and sales commission fees and disbursements of each holder’s counsel, accountants and other holder’s advisors, and any transfer taxes relating to the sale or disposition of the common shares by such holder. The registration statement of which this prospectus forms a part is being filed to comply with our obligations under the Shares Registration Rights Agreement.

Under the Units Registration Rights Agreement, subject to certain exceptions, we agreed to file one or more registration statements within 13 months following the consummation of the combination that cover either the issuance or the resale of common shares issued in exchange for OP Units issued in the combination. We also are required to use commercially reasonable efforts to cause the registration statement(s) to become effective as promptly as practicable after filing and (i) for registration statement(s) relating to the issuance of common shares, remain effective until all OP Units issued in the combination have been redeemed or exchanged or the common shares eligible for registration no longer exist as a class of securities, or (ii) for registration statement(s) relating to the resale of common shares, remain effective until all common shares have been sold or are eligible to be resold without registration under Rule 144 promulgated under the Securities Act. If we determine to register the resale of the common shares, each holder of OP Units issued in the combination desiring to be covered by the registration statement will be required to provide us with all information regarding the holder and the holder’s plan of distribution that is required to be included in the registration statement. We will pay all of the expenses relating to the registration of common shares.

The registration of either the issuance or the resale of the common shares to be received upon redemption of OP Units generally will enable holders of OP Units to immediately resell under U.S. federal securities laws any common shares received upon the redemption of OP Units that were issued in the combination.

The Registration Rights Agreements permit us to suspend the use of any registration statement if we have material information that has not yet been included in the registration statement, we are engaging in an underwritten offering of our own shares or in certain other circumstances. We are not permitted to suspend the use of any registration statement pursuant to these provisions for more than 180 days in any 12-month period.

The Registration Rights Agreements also provide for customary indemnification obligations of both the company and the holders in connection with any registration statement. In general, we will indemnify each person receiving the registration rights for any liability arising out of any actual or alleged material misstatements or omissions contained in a registration statement or related prospectus, except for misstatements or omissions relating to the information provided by that person. Each person receiving the registration rights provided us with corresponding indemnification relating to the information provided by the holder. The rights under any agreement with respect to common shares issuable upon exchange of OP Units generally are transferable in connection with any permitted transfer of the OP Units.

Agreements with Vornado

JBG SMITH and Vornado operate separately, each as an independent public company. JBG SMITH and Vornado entered into the Separation Agreement and certain other agreements prior to the separation that effectuated the separation, provided a framework for our relationship with Vornado after the separation and provided for the allocation between JBG SMITH and Vornado of Vornado’s assets, liabilities and obligations (including its assets, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado, such as a Transition Services Agreement, a Tax Matters Agreement, and an Employee Matters Agreement. The agreements listed above are filed as exhibits to the registration statement of which this prospectus forms a part. In addition, we entered into certain Cleaning Services Agreements with a subsidiary of Vornado with respect to the JBG Included Properties and Vornado Included Properties, and Management Agreements.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements. When used in this section, “distribution date” refers to the date on which Vornado distributed our common shares to the holders of Vornado common shares and VRLP distributed OP Units to the holders of its common limited partnership units.

The Separation Agreement

The Separation Agreement sets forth, among other things, our agreements with Vornado principal transactions that were necessary to separate JBG SMITH from Vornado, including with respect to the transfer of assets and assumption of liabilities, and sets forth other agreements that govern aspects of our relationship with Vornado after 11:59 p.m. on the distribution date, which we refer to as the effective time, including mutual releases and indemnification provisions.

Transfer of Assets and Assumption of Liabilities

The Separation Agreement identified the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of JBG SMITH and Vornado as part of the separation of Vornado into two companies, and it provided for when and how these transfers, assumptions and assignments would occur.

Claims

Under the Separation Agreement, in general, each of JBG SMITH and Vornado assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities, and agreed to indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

Under the Separation Agreement, JBG SMITH and its affiliates released and discharged Vornado and its affiliates from all liabilities related to our business or assets received in the separation and certain other liabilities. Vornado and its affiliates released and discharged JBG SMITH and its affiliates from all liabilities related to

Vornado’s business or assets retained in the separation and certain other liabilities. These releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect now that the separation has been completed, which agreements include, but are not limited to, the Separation Agreement, the MTA, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, and certain other agreements executed in connection with the separation.

Indemnification

Under the Separation Agreement, JBG SMITH LP is obligated to, defend and hold harmless Vornado, each of its affiliates and each of their respective trustees, officers and employees, from and against all liabilities relating to, arising out of or resulting from our business or assets received in the separation, our failure to pay any such liabilities, any breach by JBG SMITH of the Separation Agreement or ancillary agreements, guarantees, or other credit support agreements for the benefit of JBG SMITH and certain other liabilities. VRLP will indemnify, defend and hold harmless JBG SMITH, each of its affiliates and each of its respective trustees, officers and employees from and against all liabilities relating to, arising out of or resulting from Vornado’s business or assets retained in the separation, Vornado’s failure to pay any such liabilities, any breach by Vornado of the Separation Agreement or ancillary agreements and any guarantee or other credit support agreement for the benefit of Vornado and certain other liabilities. The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Legal Matters

Subject to certain specified exceptions, each party to the Separation Agreement assumed the liability for, and control of, all pending and threatened legal matters related to its own business, as well as assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

Insurance

The Separation Agreement provided for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and set forth procedures for the administration of insured claims. In addition, the Separation Agreement allocated between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, both JBG SMITH and Vornado agreed in the Separation Agreement to use commercially reasonable efforts, prior to, on and after the effective time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

JBG SMITH and Vornado entered into a Transition Services Agreement prior to the distribution pursuant to which Vornado and its subsidiaries are obligated to provide various corporate support services to JBG SMITH on an interim, transitional basis. The services to be provided to JBG SMITH initially include information technology, financial reporting and SEC compliance, insurance and payroll and benefits. The costs of the services to be provided to JBG SMITH are based on fully burdened cost and are expected to diminish over time as JBG SMITH fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm’s-length basis.

The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to 24 months following July 17, 2017. Either party may terminate the agreement upon a change in control of the other party, and JBG SMITH, as the recipient for a particular service, generally can terminate that service prior to the scheduled expiration date.

Tax Matters Agreement

In connection with the Separation Agreement, Vornado and JBG SMITH entered into a Tax Matters Agreement prior to the distribution by Vornado which generally governs Vornado’s and our respective rights, responsibilities and obligations after the distribution by Vornado with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution by Vornado and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

In general, under the Tax Matters Agreement, JBG SMITH is liable for any taxes (other than taxes related to the distribution, which will be allocated in the manner described in the next paragraph) attributable to JBG SMITH and its subsidiaries, unless such taxes are imposed on JBG SMITH or any of the REITs contributed by Vornado (i) with respect to a period before the distribution as a result of any action taken by Vornado after the distribution, or (ii) with respect to any period as a result of Vornado’s failure to qualify as a REIT for the taxable year of Vornado that includes the distribution.

In addition, the Tax Matters Agreement imposes certain restrictions on JBG SMITH and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution by Vornado and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event the distribution by Vornado, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is responsible for any taxes imposed on Vornado or JBG SMITH that arise from the failure of the distribution by Vornado, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code (including as a result of Section 355(e) of the Code), to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective shares, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement

In connection with the Separation Agreement, Vornado and JBG SMITH entered into an Employee Matters Agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

The Employee Matters Agreement governs Vornado’s and our compensation and employee benefit obligations relating to employees of Vornado who are, since the combination, employed by JBG SMITH, and it generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs for such employees between Vornado and JBG SMITH. The Employee Matters Agreement provides that JBG SMITH will establish compensation and benefit plans and programs for the JBG SMITH employees, at the times set forth therein. In addition, the Employee Matters Agreement provides that, unless otherwise specified, Vornado remains responsible for certain liabilities associated with former Vornado employees, employment-related liabilities associated with employees of Vornado who, since the separation, are now employed by JBG SMITH that arise on or prior to the separation date, and any liabilities associated with Vornado’s benefit plans in respect of Vornado employees, regardless of when incurred. JBG SMITH is responsible for employment-related liabilities associated with employees who, since the separation, are now employed by JBG SMITH.

The Employee Matters Agreement also sets forth the general principles relating to employee matters, including with respect to the assignment of employees, employment agreements, workers’ compensation, recognition of employee service credit under the JBG SMITH benefit plans and the duplication of benefits.

Cleaning Services Agreements

Pursuant to the MTA, certain subsidiaries of JBG SMITH and a subsidiary of Vornado entered into agreements pursuant to which a subsidiary of Vornado provides cleaning services to the JBG Included Properties and the Vornado Included Properties. The aggregate annual amount of fees we expect to pay pursuant to these agreements is approximately $22.5 million.

Management Agreements

Pursuant to the terms of the MTA, at the request of Vornado, JBG SMITH shall provide property management, asset management, leasing brokerage and other similar services with respect to any Vornado real property asset that is located in the Washington, DC metropolitan area. However, JBG SMITH will not be obligated to provide any services that, as of the date of the combination, were provided to such property by a third party that is not an affiliate of Vornado. As of the date of this prospectus, JBG SMITH and Vornado have entered into certain management contracts whereby JBG SMITH manages Vornado assets. The aggregate annual amount of fees we expect to receive pursuant to the management agreements is $480,000.

Management Subcontracts

Pursuant to the terms of the MTA, we provide services for the benefit of the JBG Funds that own interests in the JBG Excluded Assets, which JBG Funds are owned in part by members of our senior management. Such services are provided pursuant to management subcontracts, which were entered into in the form specified in the MTA, as well as other service agreements. On a pro forma basis, we earned approximately $18.9 million and $43.6 million in aggregate fees pursuant to the services provided to the JBG Funds and the JBG Excluded Assets for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively.

Employment Agreements

We entered into employment agreements with our named executive officers that took effect upon completion of the transaction. For a description of the terms of these employment agreements, see “Compensation Discussion and Analysis—JBG SMITH Compensation Programs—Employment Agreements.”

Consulting Agreement

In connection with the formation of JBG SMITH, on March 10, 2017, we entered into a consulting agreement with Mr. Schear, effective as of and contingent upon the closing of the combination (the “Consulting Agreement”). The purpose of the Consulting Agreement is to secure Mr. Schear’s expertise in managing what is currently Vornado’s Washington, DC division to facilitate a smooth transition in connection with the separation of the division from Vornado and integration of its operations with those of JBG. The Consulting Agreement, which expires on December 31, 2017, is subject to renewal through the second anniversary of the closing of the combination unless earlier terminated and provides for the payment of consulting fees at the rate of $166,667 per month for up to 24 months following the closing, including upon termination of the Consulting Agreement in certain circumstances by us, or after December 31, 2017 by Mr. Schear. The Consulting Agreement provides for business expense reimbursements and additional cash allowances of $2,750 per month related to Mr. Schear’s services. Mr. Schear is subject to a perpetual non-disclosure covenant and, through the first anniversary of the closing of the combination, is also subject to a non-competition covenant and a non-solicitation of employees and consultants covenant.

In addition, in March 2017, Vornado amended Mr. Schear’s employment agreement with Vornado to provide for the payments that Mr. Schear will receive in connection with certain post-employment services related to the separation which services are intended to facilitate the integration of the operations of Vornado’s Washington, DC segment with those of the management business and certain assets of JBG.  Under the amended employment agreement with Vornado, Mr. Schear is entitled to transition service payments at an annual rate of $1,000,000 paid ratably from the separation date through the end of the period he consults with JBG SMITH under the Consulting Agreement, but in no event will he be entitled to more than $2,000,000 in transition service payments. Separately, he will be entitled to additional payments totaling $3,600,000 paid in two equal installments. The first was paid shortly after the separation and the second is due on the first business day of 2018.

Continuation Agreement

In June 2017, JBG/Operating Partners, L.P. entered into a Second Amended and Restated Continuation Agreement with Michael J. Glosserman (the “Continuation Agreement”) which provides for certain transition arrangements and benefits upon his termination of employment with JBG Properties, Inc. on June 30, 2017. Upon the merger of JBG/Operating Partners, L.P. into a subsidiary of ours in connection with the closing, we assumed certain obligations under this agreement, including, among others, the provision of subsidized health insurance benefits to Mr. Glosserman until December 31, 2018 upon his election, and the use of certain company facilities and support staff until March 31, 2022.

Combination Consideration

Certain of our trustees and executive officers received consideration consisting of OP Units in connection with the combination. In connection with such transactions, the following trustees and executive officers received consideration: W. Matthew Kelly, our Chief Executive Officer and a trustee, received 1,155,706 OP Units; Robert Stewart, our Executive Vice Chairman, received 1,031,224 OP Units; Michael Glosserman, a trustee,  received 829,144 OP Units; David Paul, our President and Chief Operating Officer, received 507,229 OP Units; James Iker, our Chief Investment Officer, received 1,019,513 OP Units; Brian Coulter, our Co-Chief Development Officer, received 1,031,871 OP Units, and Kai Reynolds, our Co-Chief Development Officer, received 376,262 OP Units.

See “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Trustees and Executive Officers” for additional information regarding the common shares and OP Units owned by each of our trustees and executive officers.

Partnership Agreement

Certain of our officers and trustees are limited partners under the Partnership Agreement. See “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Trustees and Executive Officers” for additional information regarding the beneficial ownership of our officers and trustees in JBG SMITH LP. For a description of the Partnership Agreement, see “Partnership Agreement”.

Indemnification Agreements

Our declaration of trust and bylaws provide for certain indemnification rights for our trustees and officers, and we entered into an indemnification agreement with each of our executive officers and trustees providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or trustees to the maximum extent permitted by Maryland law. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification of Trustees and Officers.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of our outstanding common shares were owned beneficially and or of record by Vornado. In connection with the distribution by Vornado and the closing of the combination, we issued approximately 118.0 million common shares, and JBG Smith LP issued approximately 19.7 million OP Units (other than OP Units owned by us). As of September 11, 2017, we had approximately 118.0 million common shares outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of September 14, 2017 regarding each holder of five percent or more of our common shares. Unless otherwise indicated in the footnotes, shares and partnership units are owned directly and the indicated person has sole voting and investment power.

	Number of Common Shares and Partnership Units(1)	Percent of All Common Shares(1)	Percent of All Common Shares and Partnership Units
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	13,453,962	11.38%	9.8%

(1)         Based on information provided in a Schedule 13G filed on August 10, 2017 by The Vanguard Group.

Security Ownership of Trustees and Executive Officers

The following table sets forth information as of September 14, 2017 regarding (1) each of our trustees and named executive officers and (2) all of our trustees and executive officers as a group. The table does not reflect common shares or OP Units underlying equity awards made to our trustees and executive officers that do not vest in 60 days or less from the date of this prospectus. See “Management—Trustee Compensation” and “Compensation Discussion and Analysis— Formation Awards and Initial Equity Grants.” Unless otherwise indicated in the footnotes to the table, shares and partnership units are owned directly and the indicated person has sole voting and investment power.

	Number of Common Shares and OP Units(1)	Percent of All Common Shares(1)	Percent of All Common Shares and OP Units(1)
Steven Roth(2)	4,480,645	3.78%	3.25%
W. Matthew Kelly(3)	1,157,292	*	*
Scott A. Estes	—	*	*
Alan S. Forman(4)	5,122,199	4.32%	3.72%
Michael Glosserman(5)	828,109	*	*
Charles E. Haldeman, Jr.	—	*	*
James Iker(6)	1,021,384	*	*
Carol A. Melton	—	*	*
William J. Mulrow	—	*	*
David Paul(7)	508,287	*	*
Mitchell Schear(8)	74,007	*	*
Ellen Shuman	—	*	*
Robert Stewart(9)	1,033,079	*	*
Stephen W. Theriot(10)	6,558	*	*
John F. Wood	—	*	*
All trustees and executive officers as a group (19 people)	15,648,264	13.2%	11.4%

*                                         Less than 1%.

(1)                                 The total number of common shares and OP Units outstanding used in calculating this percentage assumes that all OP Units that each person owns, are deemed to have been redeemed for common shares, but such common shares are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(2)                                 Consists of 4,217,214 common shares and 263,431 OP Units. Interstate Properties, a partnership of which Mr. Roth is one of the three general partners, received 2,751,774 common shares in the distribution by Vornado. These common shares are included in the total common shares and the percentage of common shares beneficially owned for Mr. Roth. Mr. Roth shares voting power and investment power with respect to these common shares with the two other general partners. Also includes 1,936 common shares owned by the Daryl and Steven Roth Foundation over which Mr. Roth holds sole voting power and sole investment power. Does not include 37,299 common shares which are owned by Mr. Roth’s spouse, as to which Mr. Roth disclaims any beneficial interest.

(3)                                 Consists solely of OP Units.

(4)                                 Consists solely of common shares held by Yale University through various investment vehicles. Mr. Forman serves as Director of Investments at the Yale University Investments Office. Mr. Forman disclaims beneficial ownership of all common shares owned by Yale University.

(5)                                 Consists solely of OP Units. 148,065 units are held through a limited liability company in which Mr. Glosserman disclaims beneficial ownership.

(6)                                 Consists solely of OP Units.

(7)                                 Consists solely of OP Units.

(8)                                 Consists of 31,938 common shares and 42,069 OP Units.

(9)                                 Consists solely of OP Units, 4,692 of which are held through a limited liability company.

(10)                          Consists of 2,002 common shares and 4,556 OP Units.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Credit Facility

JBG SMITH LP entered into a credit facility (the “Credit Facility”) pursuant to a Credit Agreement among JBG SMITH LP, Wells Fargo Bank, National Association, as administrative agent, and other financial institutions as lenders from time to time party thereto (the “Credit Agreement”), dated effective July 18, 2017.

The Credit Facility consists of:

•                  a revolving credit facility in an aggregate principal amount of up to $1.0 billion (the “Revolving Facility”), which is scheduled to terminate on July 16, 2021, with two six-month extension options;

•                  a $200.0 million unsecured term loan (the “Tranche A-1 Term Loan”), which matures on January 18, 2023; and

•                  a $200.0 million unsecured term loan (the “Tranche A-2 Term Loan” and together with the Tranche A-1 Term Loan, the “Term Loans”), which matures on July 18, 2024.

JBG SMITH LP is the sole borrower under the Credit Facility. The Revolving Facility component includes borrowing capacity available in an amount of up to $150.0 million for letters of credit and $75.0 million for short-term borrowings referred to as swing line borrowings. The Credit Facility also provides us with the option to increase the size of the Revolving Facility and enter into additional incremental term loan credit facilities, subject to certain limitations, in an aggregate amount not to exceed $600.0 million for all such increases. 25% of the Tranche A-1 Term Loan was advanced on July 18, 2017 and the remaining portion of the Tranche A-1 Term Loan is available to be drawn after July 18, 2017 until July 18, 2019. Our ability to access delayed draws during the portion of such draw period occurring six months after July 18, 2017 is subject to having drawn at least 50% of the Tranche A-1 Term Loan within six months of July 18, 2017. The Tranche A-2 Term Loan is available to be drawn from and after July 18, 2017 until July 18, 2018. Borrowings, repayments and reborrowings are permitted under Revolving Facility from and after July 18, 2017 until the maturity of the Revolving Facility.

Interest Rate and Fees

Borrowings under the Credit Facility bear interest, at our option, at a per annum rate equal to a margin over either LIBOR for an interest period from time to time elected by JBG SMITH LP or a margin over a base rate determined in a customary manner. The margin for the Credit Facility will vary based on a ratio of our total outstanding indebtedness to a valuation of certain real property businesses and assets (the “Leverage Ratio”) and will range (a) in the case of the Revolving Facility, from 1.10% to 1.50% for LIBOR loans and from 0.10% to 0.50% for base rate loans, (b) in the case of the Tranche A-1 Term Loan, from 1.20% to 1.70% for LIBOR loans and from 0.20% to 0.70% for base rate loans and (c) in the case of the Tranche A-2 Term Loan, from 1.55% to 2.35% for LIBOR loans and from 0.55% to 1.35%, for base rate loans. In addition, upon receiving an investment grade rating, JBG SMITH LP may elect to convert to an alternative pricing structure that varies based on the applicable credit rating.

In addition to paying interest on outstanding principal under the Credit Facility, JBG SMITH LP is required to pay a commitment fee to the lenders under the Revolving Facility in respect of the aggregate commitments thereunder (whether or not utilized) at a per annum rate equal to 0.15% or 0.30%, depending on the Leverage Ratio. JBG SMITH LP is also required to pay unused commitment fees under each of the Term Loans equal to 0.15% per annum times the aggregate amount of the unused commitments in respect of the Term Loans, with such fee commencing to accrue on the October 17, 2017. An extension fee is payable in connection with each exercise of the six-month extension option under the Revolving Facility equal to (a) 0.0625% of the Revolving Facility for the first exercise of the extension option and (b) 0.075% of the Revolving Facility for the second exercise of the extension option.

Amortization and Prepayments

No scheduled amortization payments are required under the Credit Facility. With the exception of a prepayment premium applicable to the Tranche A-2 Term Loan, JBG SMITH LP is permitted to voluntarily repay amounts outstanding under the Term Loan at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs with respect to LIBOR loans. In the case of the Tranche A-2 Term Loan, a prepayment fee will apply to amounts prepaid prior to July 18, 2019 equal to (a) 2.00% for such amounts prepaid prior to July 18, 2018 and (b) 1.00% for such amounts prepaid on or after July 18, 2018, but prior to July 18, 2019.

Guarantees

The obligations under the Credit Facility are guaranteed by each subsidiary of JBG SMITH LP that is a borrower or a guarantor of any unsecured indebtedness in excess of $1,000,000, subject to certain exceptions. Currently, no subsidiaries are required to be guarantors under the Credit Facility.

Certain Covenants and Events of Default

The Credit Agreement contains certain customary affirmative and negative covenants. Among other things, such covenants contain restrictions, subject to customary exceptions, on mergers, asset sales, the incurrence of indebtedness, activities and ownership of assets directly by JBG SMITH, and the payment of dividends and distributions. In addition, the Credit Agreement requires that JBG SMITH LP satisfy certain financial maintenance covenants, including:

•                  a Leverage Ratio of not more than 0.60 to 1.00 (subject to an option to increase to 0.65 to 1.00 for up to four fiscal quarters following an acquisition of real property assets);

•                  ratio of EBITDA to fixed charges of not less than 1.50 to 1.00;

•                  ratio of secured indebtedness to a valuation of certain real property businesses and assets (“Property Value”) of not more than 0.50 to 1.00;

•                  ratio of unsecured indebtedness to the Property Value of unencumbered properties satisfying certain criteria specified in the Credit Agreement of not more than 0.60 to 1.00 (subject to an option to increase to 0.65 to 1.00 for up to four fiscal quarters following an acquisition of real property assets); and

•                  ratio of EBITDA from unencumbered properties satisfying certain criteria specified in the Credit Agreement to interest expense on unsecured indebtedness of not less than 1.50 to 1.00.

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, permit the lenders to, among other things, declare the principal, accrued interest and other obligations owing under the Credit Facility to be immediately due and payable.

Property Level Debt

On a pro forma basis, as of June 30, 2017, we had approximately $2.3 billion aggregate principal amount of consolidated debt outstanding ($2.3 billion at our share) and our unconsolidated joint ventures had approximately $1.2 billion aggregate principal amount of debt outstanding ($384 million at our share), resulting in a total of over $2.6 billion aggregate principal amount of debt outstanding at our share. As of the completion of the separation, certain of these loans are guaranteed, in whole or in part, by JBG SMITH LP.

Typically, our property-level debt may restrict our ability to:

•                  incur additional indebtedness secured by the subject property, including secured or unsecured mezzanine-type indebtedness;

•                  create or permit liens on the subject property, subject to certain exceptions and contest rights;

•                  transfer the subject property or the direct or indirect equity interests in the borrower (subject to certain permitted transfer rights);

•                  distribute cash flows from the subject property following an event of default or if the ratio of cash flow from the property to the debt service on the loan falls below a specified level;

•                  make material alterations to the subject property without consent of the lender; and

•                  enter into, modify or terminate material leases with respect to the subject property without consent of the lender.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our shares of beneficial interest that are set forth in our declaration of trust and bylaws. The following summary of the material terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized shares of beneficial interest consist of 500,000,000 common shares, par value $0.01 per share, and 200,000,000 preferred shares, par value $0.01 per share. Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares that we are authorized to issue or the number of authorized shares of any class or series.

Common Shares

Dividend, Voting and Other Rights of Holders of Common Shares

The holders of common shares are entitled to receive dividends when, if and as authorized by the board of trustees and declared by us out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of our shares and the preferential rights of any other class or series of our shares.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our common shares and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, the holders of common shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Generally, the holders of common shares do not have any conversion, sinking fund, redemption, appraisal or preemptive rights to subscribe to any securities. If we are dissolved, liquidated or wound up, holders of common shares will be entitled to share proportionally in any assets remaining after satisfying (i) the prior rights of creditors, including holders of our indebtedness, and (ii) the aggregate liquidation preference of any preferred shares then outstanding.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our common shares, common shares have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights. The rights, preferences and privileges of the holders of common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred shares that we may designate and issue in the future.

Restrictions on Ownership of Common Shares

The Beneficial Ownership Limit.  For us to maintain our qualification as a REIT under the Code, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (except, in each case, with respect to the first taxable year for which an election to be taxed as a REIT is made). The Code defines “individuals” to include some entities for purposes of the preceding sentence. All references to a shareholder’s ownership of common shares in this section “—The Beneficial Ownership Limit” assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

The declaration of trust contains several provisions that restrict the ownership and transfer of our shares that are designed to safeguard us against loss of our REIT status. These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties. The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than 7.5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series, including our common shares. We refer to this percentage as the “beneficial ownership limit.”

Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the beneficial ownership limit. For instance, if two shareholders, each of whom owns 6% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 12% of the outstanding common shares, which is in excess of the beneficial ownership limit. Similarly, if a shareholder who is treated as owning 6% of the outstanding common shares purchased a 50% interest in a corporation which owns 10% of the outstanding common shares, then the shareholder would be deemed to own 11% of the outstanding common shares immediately after such purchase. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

Closely Held and General Restriction on Ownership.  In addition, common shares may not be transferred if, as a result of such transfer, more than 50% in value of the outstanding common shares would be owned by five or fewer individuals or if such transfer would otherwise cause us to fail to qualify as a REIT.

The Constructive Ownership Limit.  Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any shares owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the beneficial ownership limit. All references to a shareholder’s ownership of common shares in this section “—The Constructive Ownership Limit” assume application of the applicable attribution rules of the Code.

To ensure that our rental income will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that we will not inadvertently lose our REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from constructively owning, directly or indirectly, more than 7.5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. We refer to this 7.5% ownership limit as the “constructive ownership limit.”

Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the beneficial ownership limit. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

Automatic Transfer to a Trust If the Ownership Limits Are Violated.  The declaration of trust provides that a transfer of shares of any class or series that would otherwise result in ownership, under the applicable attribution rules of the Code, of shares in excess of the beneficial ownership limit or the constructive ownership limit would cause our shares of beneficial interest to be beneficially owned by fewer than 100 persons, would result in us being “closely held” (within the meaning of Section 856(h) of the Code) or would otherwise cause us to fail to qualify as a REIT, will be void and the purported transferee will acquire no rights or economic interest in the shares. In addition, our declaration of trust provides that, if the provisions causing a transfer to be void do not prevent a violation of the restrictions mentioned in the preceding sentence, the shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the beneficial ownership limit or the constructive ownership limit, or that would cause us to be “closely held” or otherwise fail to qualify as a REIT, will be automatically transferred to one or more charitable trusts (each, a “charitable trust”) for the benefit of one or more charitable beneficiaries, appointed by us, effective as of the close of business on the business day prior to the date of the relevant transfer.

Shares held in a charitable trust will be issued and outstanding shares. Pursuant to our declaration of trust, the purported transferee will have no rights in the shares held in a charitable trust and will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will have no right to vote or other rights attributable to the shares held in the charitable trust. Instead, our declaration of trust provides that the trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, to be exercised for the exclusive benefit of the charitable beneficiary. Under our declaration of trust, any dividend or other distribution paid prior to the discovery by us that the shares have been transferred to the charitable trust shall be paid by the holder of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, the trustee of the charitable trust has the authority (i) to rescind as void any vote cast by a purported transferee prior to the discovery by us that the shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

Under our declaration of trust, within 20 days of receiving notice from us that shares have been transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person or persons, designated by the trustee, whose ownership of the shares will not violate the restrictions on ownership and transfer noted above. Upon such sale, our declaration of trust provides that the interest of the charitable beneficiary in the shares sold terminates and the trustee of the charitable trust is required to distribute the net proceeds of the sale to the purported transferee and to the charitable beneficiary as follows: the purported transferee will receive the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price (as defined in our declaration of trust) in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The trustee of the charitable trust may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be paid immediately to the charitable beneficiary. If, prior to the discovery by us that common shares have been transferred to the charitable trust, such shares are sold by a purported transferee, then (1) such shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee would have been entitled to receive if such shares had been sold by the charitable trust, such excess shall be paid to the trustee upon demand.

Our declaration of trust provides that any shares transferred to the charitable trust are deemed to have been offered for sale to us, or our designee. The price at which we, or our designee, may purchase the shares transferred to the charitable trust will be equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the market price of the shares on the date that we, or our designee, accepts the offer. Upon a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee and the trustee will distribute any dividends or other distributions held by the trustee with respect to such shares to the beneficiary.

We may reduce the amount payable to the purported transferee by the amount of dividends and other distributions that have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Our right to accept the offer described above exists for as long as the charitable trust has not otherwise sold the shares held in trust.

In addition, if our board of trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares described above, the board of trustees may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Other Provisions Concerning the Restrictions on Ownership.  Our board of trustees, in its sole discretion, may prospectively or retroactively exempt persons from the beneficial ownership limit and the constructive ownership limit and increase or decrease the beneficial ownership limit and constructive ownership limit for one or more persons, if in each case the board of trustees obtains such representations, covenants and undertakings as the board of trustees may deem appropriate in order to conclude that such exemption or modification will not cause us to lose our status as a REIT. In addition, the board of trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure our status as a REIT, and any such exemption or modification may be subject to such conditions or restrictions as the board of trustees may impose.

The foregoing restrictions on transfer and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 1.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series must give a written notice to us containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder will be required to disclose to us upon demand any information that we may request, in good faith, to determine our status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

The transfer and ownership restrictions described above may have the effect of precluding acquisition of control of us unless our board of trustees determines that maintenance of REIT status is no longer in our best interests or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

Preferred Shares and Share Reclassification

Under the terms of our declaration of trust, our board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to distributions or upon liquidation, and we are authorized to issue the newly classified shares. Prior to the issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each such class or series. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As of the date hereof, no preferred shares are outstanding, and we have no present plans to issue any preferred shares. If we were to issue preferred shares, they would be subject to ownership and transfer restrictions that are similar to the restrictions applicable to common shares (including a prohibition on owning more than 7.5% of the outstanding preferred shares of any class or series).

Power to Increase Authorized Shares and Issue Additional Common and Preferred Shares

We believe that the power of our board of trustees, without shareholder approval, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares in any class or series that we have authority to issue, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares provides us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not currently intend to do so, it could authorize us to issue additional classes or series of common shares or preferred shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company, even if such transaction or change of control involves a premium price for our shareholders or shareholders believe that such transaction or change of control may be in their best interests.

Listing

Our common shares are listed on the NYSE and trade under the symbol “JBGS.”

REIT Qualification

Under our declaration of trust, the board of trustees may revoke or otherwise terminate our REIT election, without shareholder approval, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

SELLING SHAREHOLDERS

The selling shareholders listed below hold common shares received in the combination.  Such selling shareholders hold no OP Units. The selling shareholders may from time to time offer and sell pursuant to this prospectus the common shares set forth in the table below. The table below sets forth the beneficial ownership of JBG SMITH and the following information about the selling shareholders:

•                  the number and percentage of outstanding common shares beneficially owned by the selling shareholders;

•                  the maximum number of common shares that may be offered for sale by the selling shareholders under this prospectus; and

•                  the number and percentage of outstanding common shares assumed to be beneficially owned by the selling shareholders upon completion of the offering.

Because the selling shareholders may offer all, some or none of the common shares pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the common shares, no definitive estimate can be given as to the amount of common shares that will be held by the selling shareholders after completion of this offering. The following table has been prepared assuming that the selling shareholders sell all of the shares of common shares beneficially owned by them that have been registered by us pursuant to the registration statement of which this prospectus is a part and do not acquire any additional common shares. We cannot advise you as to whether the selling shareholders will in fact sell any or all of their common shares.

The information presented regarding the selling shareholders is based on information regarding the selling shareholders available to us as of the date of this prospectus. The selling shareholders listed in the table below may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their common shares since the date as of which the information is presented in the table below. A portion of the shares for certain selling shareholders are subject to an escrow, which may result in such selling shareholders owning less than the amounts set forth below if certain conditions of the escrow are satisfied.

For further information regarding material relationships and transactions between us and the selling shareholders, see “Certain Relationships and Related Person Transactions—Registration Rights Agreements”.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Prior to Resale Offering		Common Shares Registered Pursuant to This Registration	After Resale Offering
Name of Beneficial Owner	Number of Common Shares Beneficially Owned	% of All Common Shares(1)	Statement (Maximum Number That May Be Sold)	Number of Common Shares Beneficially Owned	% of All Common Shares(1)
Yale University Investments Office(2)	5,145,068	4.36%	5,145,068	0	0%
Trustees of Princeton University	2,232,817	1.89%	2,232,817	0	0%
MIT Investment Management Company(3)	1,720,323	1.46%	1,720,323	0	0%
The David and Lucile Packard Foundation	1,399,367	1.19%	1,399,367	0	0%
Investure(4)	1,323,307	1.12%	1,323,307	0	0%
VFF INVESTMENTS III LLC	1,323,307	1.12%	1,323,307	0	0%
Conrad N. Hilton Foundation	1,133,659	*	1,133,659	0	0%
SSF III June Bug, LP	1,087,708	*	1,087,708	0	0%
Gordon E. and Betty I. Moore Foundation	1,033,382	*	1,033,382	0	0%
Brown Advisory Funds(5)	700,844	*	700,844	0	0%
Bain Capital(6)	632,465	*	632,465	0	0%
Carnegie Corporation of New York	518,006	*	518,006	0	0%
Clark JBG Funds LLC	442,071	*	442,071	0	0%
Spinnaker Capital(7)	429,524	*	429,524	0	0%
Phillips Exeter Academy	414,614	*	414,614	0	0%
University of Virginia Investment Management Co.	363,017	*	363,017	0	0%
The Kresge Foundation	360,487	*	360,487	0	0%
Duke Management Company(8)	323,856	*	323,856	0	0%
Carnegie Institution of Washington	279,530	*	279,530	0	0%
Gresham Real Estate Partners(9)	297,119	*	297,119	0	0%
Trustees of the University of Pennsylvania	266,308	*	266,308	0	0%
BTV US Beteiligungstreuhand L.L.C.	223,000	*	223,000	0	0%
Trustees of Boston University	206,676	*	206,676	0	0%
TIFF Advisory Services(10)	206,609	*	206,609	0	0%
Hillman Investments(11)	201,240	*	201,240	0	0%
University of Notre Dame du Lac	183,927	*	183,927	0	0%
William Marsh Rice University	177,538	*	177,538	0	0%
The President and Trustees of Williams College	146,977	*	146,977	0	0%
Institute for Advanced Study - Louis Bamberger & Mrs. Felix Fuld Foundation	143,629	*	143,629	0	0%
Trustees of Grinnell College	133,154	*	133,154	0	0%
Trustees of Dartmouth College	116,415	*	116,415	0	0%
Wesleyan University	102,592	*	102,592	0	0%
The Trustees of Davidson College	93,715	*	93,715	0	0%
The William and Mary Investment Trust	44,384	*	44,384	0	0%
USMF Corporation(12)	42,717	*	42,717	0	0%
MRMP Managers, LLC	9,715	*	9,715	0	0%
Hobart and William Smith Colleges	6,295	*	6,295	0	0%

*                                         Represents less than 1%.

(1)                                 Based on 118,048,656 common shares outstanding as of September 11, 2017. Certain of the selling shareholders hold their common shares in vehicles for the benefit of their investors.

(2)                                 A director of Yale University Investments office is Alan Forman, who is a member of our Board of Trustees. Yale University Investments Office holds its common shares through the following entities:

Cauthen IX, LLC (310,692 common shares)

Cauthen VI, LLC (291,472 common shares)

Cauthen VII, LLC (743,456 common shares)

Cauthen VIII, LLC (465,662 common shares)

Cauthen, LLC (43,509 common shares)

Fourth Century, LLC (244,733 common shares)

Indigo 2009, LLC (1,277,957 common shares)

JIF V Holdings, LLC (184,911 common shares)

JIF VI Holdings, LLC (1,062,257 common shares)

JIF VII Holdings, LLC (520,419 common shares)

(3)                                 MIT Investment Management Company holds its common shares through the following entities:

238 Plan Associates LLC (353,876 Common Shares)

Massachusetts Institute of Technology (771,244 common shares)

MIT Basic Retirement Plan (129,541 common shares)

MIT Investments 2010, LP (465,662 common shares)

(4)                                 Investure holds its Common Shares through the following entities:

Investure Evergreen Fund, LP - 2010 Special Term Tranche (297,382 common shares)

Investure Evergreen Fund, LP - 2011 Special Term Tranche (582,078 common shares)

Investure Evergreen Fund, LP - 2014 Term Tranche (443,847 common shares)

(5)                                 Brown Advisory Funds holds its common shares through the following entities:

Brown Advisory Investors 2008 - Fund VII, LLLP (406,075 common shares)

Brown Advisory Investors 2011-JBG VIII, LLLP (160,595 common shares)

Brown Advisory Investors 2014 - JBG Investment Fund IX, LLLP (134,174 common shares)

(6)                                 Bain Capital holds its common shares through the following entities:

BCIP Associates II (112,425 common shares)

Clarendon Investment Partners II, LP (520,040 common shares)

(7)                                 The controlling beneficial owner of Spinnaker Capital is Anastasios Parafestas, who is a member of the Advisory Committee of JBG Investment Fund VI, L.L.C. Spinnaker Capital holds its common shares through the following entities:

Argonaut 11, LLC (75,649 common shares)

Skysail 4 LLC (88,769 common shares)

Triremes 22 LLC (148,691 common shares)

Triremes 30 LLC (116,415 common shares)

(8)                                 Duke Management Company holds its common shares through the following entities:

Gothic Corporation (291,472 common shares)

Gothic ERP, LLC (32,384 common shares)

(9)                                 Gresham Real Estate Partners holds its common shares through the following entities:

2011/2012 Series, a Series of Gresham Real Assets Strategies, LP (116,415 Common Shares)

Gresham Real Estate Partners II, L.P. (106,359 common shares)

Gresham Real Estate Partners III, L.P. (74,345 common shares)

(10)                          TIFF Advisory Services holds its common shares through the following entities:

The TIFF Keystone Fund, L.P. (34,924 common shares)

TIFF Realty and Resources 2009, LLC (66,911 common shares)

TIFF Realty Opportunity Fund, LLC (104,774 common shares)

(11)                          Hillman Investments holds its common shares through the following entities:

HPI Funds, LLC (97,157 common shares)

Hillman Family Foundations (74,345 common shares)

Howard B. Hillman, Trustee U/A/T of Dora B. Hillman dated 8/25/68 f/b/o Elise Hillman Green (“A-4 Trust”) (14,869 common shares)

Elise Hillman Green, Irene H. Riebe and Theodore A. Ruppert, Trustees U/A Howard B. Hillman dated 8/28/68 f/b/o His Issue (“C-1 Trust”) (14,869 common shares)

(12)                          A director and officer of USMF is Joseph B. Gildenhorn, who is a founding partner of The JBG Companies.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and our declaration of trust and bylaws is only a summary and does not purport to be a complete statement of the relevant provisions. The summary is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

The Board of Trustees

Our declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire board of trustees but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor, unless our bylaws are amended, more than 15, provided, however, that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our declaration of trust also provides that, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.

Our declaration of trust initially divides our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation and the combination. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the third annual meeting of shareholders following the separation, which will be held in 2020, all trustees will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until their successors are duly elected and qualify. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares will be able to elect all of our trustees standing for election.

Under our bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a trustee. Notwithstanding such vote requirement, our Governance Guidelines provide that any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall be elected as a trustee but shall promptly tender his or her offer of resignation to the board of trustees following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the board of trustees the action to be taken in response to the offer, and the board of trustees shall determine whether or not to accept such resignation. The board of trustees shall promptly disclose its decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be required to elect a trustee, unless the election is contested, in which case a plurality will be sufficient.

For so long as our board remains classified, this provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. Until the third annual meeting following the separation, at least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control, even though the tender offer or change in control might be in the best interest of our shareholders.

As described in “Management” above, Vornado and JBG each appointed the Vornado Board Designees and the JBG Board Designees, respectively. Pursuant to our bylaws and the MTA, for a period of two years following the combination, if any Vornado Board Designee or JBG Board Designee is unable or unwilling to serve or is otherwise no longer serving as a trustee, then the remaining Vornado Board Designees or JBG Board Designees, respectively, may designate a replacement designee reasonably satisfactory to the Corporate Governance and Nominating Committee and the board of trustees, who shall promptly be appointed by our board of trustees to fill the vacancy. Our bylaws and the MTA also require that, for the two years following the combination, to the extent reasonably practicable, the membership of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee shall consist of an equal number of Vornado Board Designees and JBG Board Designees (or their respective replacement designees). In addition, in connection with the first annual meeting of shareholders following the combination (which will be held in 2018), the board of trustees, subject to the reasonable exercise of its duties, will take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (including their respective replacement designees, if any) for election by our shareholders and use no less rigorous efforts to cause the election of such Vornado Board Designees and the JBG Board Designees than the manner in which we support other nominees for the board of trustees.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (defined as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through willful misconduct, bad faith or active and deliberate dishonesty) and only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, precludes shareholders from removing incumbent trustees, except for cause and upon a majority affirmative vote, and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under the Maryland Business Combination Act (the “MBCA”), a “business combination” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder is prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A business combination includes a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer, issuance or reclassification of equity securities or recapitalization. An interested shareholder is defined as:

•                  a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust’s outstanding voting shares; or

•                  an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and

•                  two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if, among other conditions, the real estate investment trust’s common shareholders receive a minimum price, as defined under the MBCA, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The MBCA permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

The MBCA may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The MBCA may discourage others from trying to acquire control and increase the difficulty of consummating any offer.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “MCSAA”) provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by employees who are trustees of the real estate investment trust are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MCSAA, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The MCSAA does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the MCSAA any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws

Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust provides for approval of any of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on such matters. However, the partnership agreement of our operating partnership provides that certain extraordinary transactions will require, in addition to the consent of our shareholders, “partnership approval” from the limited partners of JBG SMITH LP as described below under “Partnership Agreement.”

Our bylaws provide that the board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. For two years following the combination, certain amendments to our bylaws relating to the composition of our board of trustees require the approval of the majority of the entire board of trustees, including a majority of each of the JBG Board Designees and Vornado Board Designees.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought in our right or on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees or officers or other employees or agents to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees or officers or other employees or agents arising pursuant to any provision of the Maryland REIT Law or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees or officers or other employees that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland (and any shareholder that is a party to any action or proceeding pending in such Court shall cooperate in having the action or proceeding assigned to the Business & Technology Case Management Program), or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees (and for the first annual meeting, in accordance with the MTA) or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Maryland Unsolicited Takeover Act

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•                  a classified board;

•                  a two-thirds vote requirement for removing a trustee;

•                  a requirement that the number of trustees be fixed only by vote of the trustees;

•                  a requirement that a vacancy on the board of trustees be filled only by the remaining trustees and, if its board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; or

•                  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Our declaration of trust provides that, except as may be provided by our board of trustees in setting the terms of any class or series of shares, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, (1) we have a classified board until the third annual meeting of shareholders following the separation and the combination, (2) we vest in the board of trustees the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and (3) our shareholders are not entitled to call special meetings of shareholders.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Shareholder Meetings

Our bylaws provide that annual meetings of our shareholders may only be held each year at a date, time and place determined by our board of trustees. Special meetings of shareholders may only be called by the chairman of our board of trustees, our chief executive officer, our president and our board of trustees. Only matters set forth in the notice of a special meeting of shareholders may be conducted at such a meeting. The first annual meeting of shareholders held after the distribution will take place in 2018.

Shareholder Action by Written Consent

Under our declaration of trust, any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if (i) a unanimous consent setting forth the action is given in writing or by electronic transmission by all shareholders entitled to vote on the matter or (ii) the action is advised and submitted to the shareholders for approval by our board of trustees and a consent in writing or by electronic transmission is given by shareholders entitled to cast not less than the minimum number of votes that would be required to take the action at a meeting of our shareholders.

Limitation of Liability and Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. our declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our declaration of trust and bylaws also permit us, with the approval of the board of trustees, to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our employees, agents or predecessors.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

We entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, trustees or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. We have purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Business Opportunities

Our declaration of trust provides that our trustees who are also trustees, officers, employees or agents of Vornado or any of Vornado’s affiliates (each such trustee, a “Covered Person”) shall have no duty to communicate or present any business opportunity to us, and we renounce any potential interest or expectation in, or right to be offered or to participate in, such business opportunity and waives to the maximum extent permitted from time to time by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer any such business opportunity to us or any of our subsidiaries or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as our trustee. Accordingly, to the maximum extent permitted from time to time by Maryland law and except to the extent such business opportunity is presented to a Covered Person in writing expressly in his or her capacity as our trustee, (a) no Covered Person is required to present, communicate or offer any business opportunity to us and (b) any Covered Person, on his or her own behalf or on behalf of Vornado, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

Proxy Access

Our bylaws permit a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding common shares, continuously for at least three years, to nominate and include in the our proxy statement for an annual meeting of shareholders, trustee nominees constituting up to the greater of two nominees or 20% of the board of trustees, provided that the shareholder(s) and the trustee nominee(s) satisfy the requirements specified in the bylaws.

PARTNERSHIP AGREEMENT

The summary of the limited partnership agreement of JBG SMITH LP, as amended and restated, is subject to and qualified in its entirety by reference to applicable to our limited partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

JBG SMITH LP, our operating partnership, is a Delaware limited partnership. We are the sole general partner of this partnership. As of September 14, 2017, we owned, directly or indirectly, approximately 86% of the partnership interests in our operating partnership. In the future, we may issue additional interests in JBG SMITH LP to third parties.

Management

Pursuant to the partnership agreement of JBG SMITH LP, we, as the general partner, have full, exclusive and complete responsibility for and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions, including acquisitions, developments and dispositions of assets, borrowings and refinancings of existing indebtedness, and the merger, consolidation, reorganization or other combination of the operating partnership or its subsidiaries with or into another person. No limited partner may take part in the operation, management or control of the business of our operating partnership by virtue of being a holder of limited partnership units.

We may not be removed as general partner of the partnership. Upon our bankruptcy or dissolution, the limited partnership shall be dissolved automatically unless, within 90 days after the entry of a final and nonappealable judgment ruling that the general partner is insolvent or a final and nonappealable order for relief against us, a majority in interest of the remaining partners consent in writing to continue the business of the partnership and to the appointment of a substitute general partner.

Fiduciary Responsibilities

The partnership agreement contains provisions that expressly limit the duties, fiduciary or otherwise, that we, as general partner, owe to the limited partners of the operating partnership. Any decisions or actions taken or not taken in accordance with the terms of the partnership agreement will not constitute a breach of any duty owed to the operating partnership or its limited partners by law or equity, fiduciary or otherwise. Pursuant to the partnership agreement, we act on behalf of the operating partnership and its equityholders, and on behalf of our shareholders, and generally are under no obligation to consider or give priority to the separate interests of the limited partners in the operating partnership (including, without limitation, the tax consequences to such limited partners) in deciding whether to cause the operating partnership to take (or decline to take) any actions.

Outside Activities of JBG SMITH

Substantially all of our assets consist of our ownership of limited partnership units of the operating partnership. The partnership agreement prohibits us from directly or indirectly entering into or conducting any material business other than in connection with the ownership, acquisition and disposition of limited partnership units of the operating partnership and the management of the business of the operating partnership. In addition, we may not, without the consent of the holders of a majority of limited partnership units (other than us and our affiliates), own assets other than limited partnership interests in the operating partnership and certain other permitted assets.

Transferability of Interests

General Partner

The partnership agreement provides that we may not transfer our interest as a general partner except in connection with a transaction permitted under the partnership agreement. We may not withdraw from the partnership or transfer all or any portion of our limited partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) except (i) in connection with a merger, consolidation or other combination with or into another person following the consummation of which the equityholders of the surviving entity are substantially identical to our shareholders, (ii) with the consent of a majority of our limited partners (excluding us and any limited partners majority owned, directly or indirectly, by us), (iii) to one or more of our controlled affiliates or (iv) in connection with an “extraordinary transaction” as described below. Upon any such transfer, the transferee will become the successor general partner under the partnership agreement.

We may not engage in a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets, or a reclassification, recapitalization or a change in outstanding shares (except for changes in par value, or from par value to no par value, or as a result of a subdivision or combination of our common shares), which we refer to collectively as an “extraordinary transaction,” unless (i) we receive “partnership approval” (as defined below) of the extraordinary transaction, in the event that partners will receive consideration for their operating partnership units as described in clause (ii) and we are required to seek approval of our shareholders of the extraordinary transaction, or if we would be required to obtain such shareholder approval but for the fact that a tender offer has been accepted by a sufficient number of shareholders to permit consummation of the extraordinary transaction without such approval, and (ii) each partner receives or has the right to receive in the extraordinary transaction cash, securities or other property for each operating partnership unit owned by such partner in the same form as, and equal to the greatest per-share amount paid to, our shareholder (or equal to a proportional amount, if the OP units are no longer redeemable for shares on a one-for-one basis).

To obtain “partnership approval,” we must obtain the consent of our limited partners (including us and any limited partners majority owned, directly or indirectly, by us) representing a percentage interest in JBG SMITH LP that is equal to or greater than the percentage of our outstanding common shares required (or, if there is no shareholder vote with respect to such extraordinary transaction because a tender offer shall have been accepted with respect to a sufficient number of our common shares to permit consummation of the extraordinary transaction without shareholder approval, the percentage of our outstanding common shares that would have been required in the absence of a tender offer) to approve the extraordinary transaction. For purposes of calculating whether this percentage interest in JBG SMITH LP has been obtained, we and any limited partners majority owned, directly or indirectly, by us will be deemed to have provided consent for our partnership units solely in proportion to the percentage of our common shares approving the extraordinary transaction (or, in the case of a tender offer, the percentage of our common shares with respect to which such tender offer shall have been accepted). The “partnership approval” requirement will be satisfied, with respect to such extraordinary transaction when the sum of (i) the percentage interest of limited partners consenting to the extraordinary transaction, plus (ii) the product of (a) the percentage of the outstanding partnership units held by us or by limited partners majority owned, directly or indirectly, by us multiplied by (b) the percentage of our outstanding common shares (or of votes cast, as the case may be) that were cast in favor of the extraordinary transaction (or with respect to which such tender offer shall have been accepted) equals or exceeds the percentage required (or that would have been required in the absence of such tender offer) for our common shareholders to approve the extraordinary transaction.

Limited Partners

The partnership agreement prohibits the transfer (including the sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition) of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion, except for (i) transfers to affiliates of the transferor limited partner, which are permissible without our consent, and (ii) transfers by an incapacitated limited partner, in which case such incapacitated limited partner may transfer all or any portion of its partnership units, and (iii) certain other permitted transfers.

The partnership agreement contains other restrictions on transfer if, among other things, that transfer would adversely affect our ability to qualify as a REIT or would subject us to any additional taxes under the Code.

Capital Contributions

Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares as additional capital to our operating partnership. The general partner is authorized to cause the operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the partnership’s and our best interests.

The partnership agreement provides that we may make additional capital contributions, including assets, to the partnership in exchange for additional partnership units. If we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, the capital accounts of the partners will be adjusted upward or downward to reflect any unrealized gain or loss attributable to our assets as if there were an actual sale of such assets at the fair market value thereof. Limited partners have no preemptive right to make additional capital contributions.

The operating partnership could also issue preferred partnership interests in connection with the acquisitions of property or otherwise. Any such preferred partnership interests have priority over common limited partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly owned subsidiaries may own.

Redemption Rights

Subject to certain specified notice requirements, periodic limits and minimum thresholds set forth in the partnership agreement, a limited partner may generally exercise a redemption right to redeem OP Units at any time beginning the later of (1) August 1, 2018, and (2) twelve months from the date of the issuance of the limited partnership units held by the limited partner, subject to certain limitations in terms of timing and the total number of OP Units that can be redeemed in a single year. In addition, we may reduce or waive the holding period.

Further, if we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its OP Units.

A limited partner may not exercise the unit redemption right for fewer than 1,000 OP Units or, if the limited partner holds fewer than 1,000 OP Units, all of the OP Units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those OP Units redeemed.

Unless we elect to assume and perform the operating partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from the operating partnership in an amount equal to the market value of our common shares for which the OP Units would have been redeemed if we had assumed and satisfied the operating partnership’s obligation by paying with our common shares, as described below. The market value of our common shares for this purpose will be equal to the average of the closing trading price of our common shares on the NYSE for the 10 consecutive trading days before the day on which we received the redemption notice.

In our sole discretion, we may elect to assume and perform the operating partnership’s obligation to acquire the OP Units being redeemed in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP Units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares.

Notwithstanding the foregoing, a limited partner may not exercise the redemption right to the extent that the delivery of common shares on the redemption date would (i) be prohibited, as determined in our sole discretion, under our declaration of trust, (ii) cause the acquisition of common shares by the limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act or (iii) would otherwise be prohibited under applicable federal or state securities laws or regulations. We may, in our sole discretion, waive these prohibitions.

Subject to certain exceptions, holders of LTIP units may not exercise the redemption right for LTIP units unless and until the LTIP units are converted into OP Units, provided that the redemption right may not be exercised with respect to any common limited partnership unit issued upon conversion of an LTIP unit until on or after the date that is two years after the date on which the LTIP unit was issued. In addition, subject to certain exceptions, holders of Formation Units may not exercise the redemption right for Formation Units unless and until the Formation Units are converted into LTIP units that subsequently are converted into OP Units, provided that the redemption right may not be exercised with respect to any common limited partnership unit issued upon such conversions until on or after the date that is two years after the date on which the Formation Unit was issued.

Operations

The partnership agreement requires the partnership to be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid the imposition of federal income and excise tax liability and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership pays all of our administrative costs and expenses. These expenses are treated as expenses of the partnership and generally include all expenses relating to our continuity of existence, all expenses relating to offerings and registration of securities, all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations, all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of the partnership.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause the partnership to issue additional limited partnership units or other partnership interests to its partners, including us and our affiliates, or other persons without the approval of any limited partners. These limited partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including limited partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No limited partnership unit or interest may be issued to us as general partner or limited partner unless:

•                  the partnership issues limited partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the limited partnership units or other partnership interests issued to us and we contribute to the partnership the proceeds received by us from the issuance of such shares or other equity securities;

•                  we make an additional capital contribution to the partnership; or

•                  the partnership issues the additional limited partnership units or other partnership interests to all partners holding limited partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Compensatory Partnership Units

LTIP Units

In addition to the OP Units, the partnership may issue compensatory partnership interests in the form of LTIP Units, which, in general, are a special class of limited partnership units of the partnership that are structured in a manner intended to qualify as “profits interests” for federal income tax purposes. LTIP Units may be subject to vesting requirements as determined prior to grant. Generally, LTIP Units receive the same quarterly (or other period) per-unit profit distributions as the outstanding OP Units beginning as of the date specified in the vesting agreement pursuant to which the LTIP Units are issued (the “Distribution Participation Date”). Net income and net loss is allocated to each LTIP Unit from the Distribution Participation Date for such LTIP Unit in amounts per LTIP Unit equal to the amounts allocated per common limited partnership unit for the same period, with certain exceptions, including special allocations as provided under the partnership agreement.

The partnership maintains a capital account balance for each LTIP Unit as of the date of grant, and a corresponding “Book-Up Target,” which will generally correspond to the capital account balance of the general partner on a per-unit basis, and the Book-Up Target will be reduced by certain specified allocations and forfeitures until the LTIP Unit capital account balance has reached parity with the capital account balance of the general partner on a per-unit basis (as provided in the partnership agreement), and the Book-Up Target equals zero. The partnership will maintain at all times a one-to-one correspondence between LTIP Units and OP Units for conversion, distribution and other purposes, except as provided in the partnership agreement, and will make corresponding adjustments to the LTIP Units to maintain such correspondence upon the occurrence of certain specified adjustment events. A holder of LTIP units has the right to convert all or a portion of vested LTIP Units into OP Units, which are then subsequently exchangeable for common shares, as provided in the partnership agreement. Notwithstanding the foregoing, in no event may a holder of LTIP Units convert a vested LTIP Unit the Book-Up Target of which has not been reduced to zero.

LTIP Units are not entitled to the redemption right described above, but any OP Units into which LTIP Units are converted are entitled to this redemption right. LTIP Units, generally, vote with the OP Units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP Units.

OPP Units

Under the 2017 Plan, participants may earn awards in the form of OPP Units based on the achievement of certain financial goals, which may include absolute total shareholder return (which we refer to as TSR) and TSR relative to our peer group over a specified measurement period, or other performance metrics.

OPP Units are valued by reference to the value of a common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OPP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established prior to grant. Such OPP Unit awards may provide the holder with rights to distributions or dividend equivalents prior to vesting. It is anticipated that net income and net loss will be allocated to each OPP Unit from the date of issuance until the Distribution Participation Date for such OPP Unit in amounts per OPP Unit equal to 10% of the amounts allocated per common limited partnership unit for the same period.

Like LTIP Units, OPP Unit awards are structured in a manner intended to qualify as “profits interests” for federal income tax purposes, meaning that, under current law, no income will be recognized by the recipient upon grant or vesting, and we will not be entitled to any deduction. The holder of the OPP Units is entitled to receive distributions with respect to such OPP Units to the extent that may be provided for in the partnership agreement, as modified by the award agreement, and is not entitled to receive distributions prior to the applicable Distribution Participation Date. If OPP Units are not disposed of within the one-year period beginning on the date of grant of the OPP Unit, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain.

Other Partnership Units

Formation Units

Formation Units are a class of partnership interests in the partnership that were granted to certain individuals in connection with the separation and the combination. Formation Units are intended to qualify as

“profits interests” for federal income tax purposes and are designed to have economics comparable to stock options in that, assuming vesting, they allow the recipient to realize value above a threshold level set at the time of award to be equal to 100% of the then-fair market value of a common share. The value of vested Formation Units is realized through conversion into a number of LTIP Units, and subsequent conversion into OP Units determined on the basis of how much the value of a common share has increased since the award date. The conversion ratio between Formation Units and OP Units, which starts out at zero, is the quotient of (i) the excess of the value of a common share on the conversion date above the per share value at the time the Formation Unit was granted over (ii) the value of a common share as of the date of conversion. This is similar to a “cashless exercise” of stock options, whereby the holder receives a number of shares equal in value to the difference between the full value of the total number of shares for which the option is being exercised and the total exercise price. Like options, Formation Units have a finite term over which their value is allowed to increase and during which they may be converted into LTIP Units (and in turn, OP Units).

Because the Formation Units are outstanding partnership interests, until conversion to vested LTIP Units, holders of Formation Units will receive special allocations of liquidating gains and liquidating losses as provided under the partnership agreement. Holders of Formation Units will not receive distributions or allocations of net income or net loss prior to vesting and conversion to vested LTIP Units and, as a result, will be required to fund their tax liability relating to any special allocations they receive with respect to their Formation Units from other sources. However, upon conversion of Formation Units to vested LTIP Units, the holder will be entitled to receive a distribution per unit equal to 10% of the per unit distributions received by holders of OP Units during the period from the grant date of the Formation Units through the date of such conversion, or such other fraction as specified in the applicable award agreement. Upon conversion of Formation Units to vested LTIP Units, the holder will receive allocations of net income and net loss such that the ratio of (i) the total amount of net income or net loss with respect to each Formation Unit in such taxable year to (ii) the total amount distributed to that Formation Unit with respect to such period is equal (as nearly as practicable) to the ratio of (i) to (ii) with respect to the general partner’s OP Units for such taxable year, with certain exceptions, including any special allocations as provided under the partnership agreement. As a result, assuming that the partnership makes distributions equal to or greater than its taxable income, holders of Formation Units should receive distributions that equal or exceed the amount of any allocations of taxable income they have been allocated.

Preemptive Rights

Except to the extent expressly granted by the partnership in an agreement other than the partnership agreement, no person or entity, including any partner of the partnership, has any preemptive, preferential or other similar right with respect to additional capital contributions or loans to the partnership or the issuance or sale of any OP Units or other partnership interests.

Distributions

The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other limited partners in accordance with the respective percentage interests of the partners in the partnership. Unless otherwise specifically provided for in the partnership agreement (including with respect to the ranking of any units as senior in preference or in priority to other units) or in the terms established for a new class or series of partnership interests in accordance with the partnership agreement, no partnership interest is entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to a limited partnership unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a common share for which that limited partnership unit has been exchanged or redeemed.

We will make reasonable efforts, as determined by us in our sole discretion and consistent with our qualification as a REIT, to distribute available cash in an amount sufficient to enable us to pay shareholder dividends that will satisfy the requirements to qualify as a REIT and to avoid any federal income or excise tax liability.

Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder.

Amendments

Amendments to the partnership agreement may be proposed only by the general partner. The general partner has the power, subject to certain exceptions, to amend the partnership agreement without the consent of the limited partners. However, the partnership agreement may not be amended with respect to any partner adversely affected by such amendment without the consent of such limited partner if such amendment would convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a general partner, or amend certain specified sections of the partnership agreement, including the unit redemption right of the limited partners and the distribution rights of and allocations to the limited partners (except in connection with the creation or issuance of new or additional partnership interests or as otherwise permitted by the partnership agreement). In addition, certain specified sections of the partnership agreement, including restrictions on the issuance of limited partnership units and restrictions on the transfers by us of limited partnership units, may not be amended without the consent of a majority of the holders of limited partnership units (other than us and our affiliates).

Exculpation and Indemnification of the General Partner

The partnership agreement provides that none of the general partner, its affiliates nor any of their respective directors, trustees, officers, shareholders, partners, members, employees, representatives or agents (each of which we refer to as a “covered person”) will be liable to the partnership or to any of its partners as a result of errors in judgment or of any act or omission, if such covered person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

In addition, the partnership agreement requires our operating partnership to indemnify the general partner and its trustees, officers, shareholders, partners, members, employees, representatives or agents from and against any and all claims that relate to the operations of our operating partnership or the general partner in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such indemnitee acted in bad faith or with gross negligence or willful misconduct.

No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

Term

The partnership shall continue until it is dissolved, whether upon (i) the general partner’s bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership), (ii) the sale or other disposition of all or substantially all of the assets of the partnership, (iii) an election by us in our capacity as the general partner on or after January 1, 2068 or (iv) entry of a decree of judicial dissolution of the partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes our taxation and the material federal income tax consequences to holders of common shares for your general information only. It is not tax advice. The tax treatment of these holders will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•                  banks;

•                  life insurance companies;

•                  tax-exempt organizations;

•                  certain insurance companies;

•                  persons liable for the alternative minimum tax;

•                  persons that hold shares that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares as part of a wash sale for tax purposes; and

•                  U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

If a partnership holds common shares, the United States federal income tax treatment of a partner generally depends on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common shares.

We urge you to consult with your tax advisors regarding the tax consequences to you of acquiring, owning and selling common shares, including the federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

Taxation of JBG SMITH as a REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, from and after the taxable year ending December 31, 2017. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code. We conduct our business as an umbrella partnership REIT, pursuant to which substantially all of our assets are held by our operating partnership, JBG SMITH LP. We are the sole general partner of our operating partnership and, as of the completion of the separation and the contribution, we owned approximately 86% of the OP Units. JBG SMITH LP owns, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through our interests in certain joint ventures that we acquired in the combination. Our subsidiary REITs are subject to the same REIT qualification requirements and other limitations described herein that apply to us (and in certain cases, are subject to more stringent REIT qualification requirements).

In connection with the distribution by Vornado and the combination, we received an opinion of Sullivan & Cromwell LLP and an opinion of Hogan Lovells US LLP to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation enables us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2017. In addition, we received an opinion of Hogan Lovells US LLP with respect to each REIT that was contributed to JBG SMITH LP by JBG in the combination, and we and JBG received an opinion of Sullivan & Cromwell LLP with respect to each REIT that was contributed by VRLP to JBG SMITH LP, in each case to the effect that each such REIT has been organized and operates in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled such REIT to meet, and its proposed method of operation will enable such REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code.

It must be emphasized that the opinion of Sullivan & Cromwell LLP and the opinion of Hogan Lovells US LLP, described in the preceding paragraph, regarding our status as a REIT, relied, without independent investigation or verification, on various assumptions relating to our organization and operation and on the opinions described in the preceding paragraph as to the qualification and taxation of Vornado, each REIT that was contributed by VRLP to JBG SMITH LP and each REIT that was contributed to JBG SMITH LP by JBG, as a REIT, and was conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the present and future conduct of our business operations. While we intend to operate so that we qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells US LLP or by us that we will qualify to be taxed as a REIT for any particular year. The opinion of Sullivan & Cromwell LLP and the opinion of Hogan Lovells US LLP, described in the preceding paragraph, regarding our status as a REIT, was expressed as of the date issued. Neither Sullivan & Cromwell LLP nor Hogan Lovells US LLP has any obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of advisors are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be monitored by Hogan Lovells US LLP. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

As noted above, we have elected and believe we are organized to operate in such a manner as to qualify to be taxed as a REIT for U.S. federal income tax purposes, from and after our taxable year that includes the distribution of our common shares by Vornado. The material qualification requirements are summarized below under “—Requirements for Qualification.” While we operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. Please refer to “—Failure to Qualify as a REIT.” The discussion in this section “—Taxation of JBG SMITH as a REIT” assumes that we will qualify as a REIT.

As a REIT, we generally do not have to pay federal corporate income taxes on our net income that we currently distribute to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. Our dividends, however, generally are not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders, except in limited circumstances, and (ii) the corporate dividends received deduction.

However, we will have to pay federal income tax as follows:

•                  First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•                  Second, under certain circumstances, we may have to pay the alternative minimum tax on our items of tax preference.

•                  Third, if we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we may thereby avoid (i) the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (ii) the inclusion of any income from such property as non-qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•                  Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests,” but has nonetheless maintained our qualification as a REIT because we have satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•                  Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the our hands, and we recognize gain on the disposition of that asset during the five-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•                  Eighth, if we derive “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•                  Ninth, if we receive non-arm’s-length income from a taxable REIT subsidiary (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on the amount of our non-arm’s-length income.

•                  Tenth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•                  Eleventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•                  Twelfth, we have a number of TRSs, the net earnings of which will be subject to U.S. federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets, operations and net worth. We also could be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  which is managed by one or more directors or trustees;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons (except with respect to the first taxable year for which an election to be taxed as a REIT is made);

•                  during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”) (except with respect to the first taxable year for which an election to be taxed as a REIT is made); and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. we satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and expects that it will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common shares are described in this prospectus under the heading “Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares.”

Investments in Partnerships

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership in which we are a partner will be treated as assets, liabilities and items of our income for purposes of applying the requirements described in this section. As the sole general partner of our operating partnership, JBG SMITH LP, we have direct control over it and indirect control over the subsidiaries in which our operating partnership or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time for us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below in “—Failure to Qualify as a REIT.” In addition, actions taken by partnerships in which we own an interest can affect the determination of whether we have net income from prohibited transactions. See the fourth bullet in the list under “—Taxation of JBG SMITH as a REIT” for a brief description of prohibited transactions.

The Protecting Americans From Tax Hikes (“PATH”) Act may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the QRS generally is disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation other than a TRS that is wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence no longer would be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS, a QRS or another REIT. See “—Income Tests” and “—Asset Tests.”

Ownership of Subsidiary REITs

As discussed above, JBG SMITH LP owns, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through our interests in certain joint ventures. We believe that these subsidiary REITs are organized and operate in a manner to permit qualification for taxation as a REIT for U.S. federal income tax purposes. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting share asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. If the subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting share test and the 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT, unless we could avail ourselves of certain relief provisions.

Taxable REIT Subsidiaries

JBG SMITH LP owns a number of taxable REIT subsidiaries. A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

A taxable REIT subsidiary is subject to federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our taxable REIT subsidiaries will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to our shareholders. We may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, for us to qualify as a REIT, the securities of all the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets (25% with respect to our taxable years ending on or before December 31, 2017). We believe that, with respect to our taxable years ending on or before December 31, 2017, the aggregate value of all of our interests in taxable REIT subsidiaries will represent less than 25% of the total value of our assets, and we expect that, with respect to our taxable years ending after December 31, 2017, the aggregate value of all of our interests in taxable REIT subsidiaries will represent less than 20% of the total value of its assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests

To maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•                  First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•                  Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

We expect that it will not derive material rents from related party tenants. We also expect that it will not derive material rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

We directly perform services for some of our tenants. We do not believe that the provision of these services will cause our gross income attributable to these tenants to fail to be treated as rents from real property. If we were to provide services to a tenant that are other than those that landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. “Hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. Gross income also excludes income from clearly identified hedging transactions that are entered into with respect to previously acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or property is disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are now treated as “real estate assets,” as discussed below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934.

As a general matter, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  Our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•                  We file a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

We might not be entitled to the benefit of these relief provisions, however, and even if these relief provisions apply, we would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests

We, at the close of each quarter of our taxable year, must also satisfy four tests relating to the nature of our assets.

•                  First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of our shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, (c) cash, cash items and government securities, and (d) certain debt instruments of “publicly offered REITs” (as defined above), interests in mortgages on interests in real property, personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section, and a mortgage secured by real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage.

•                  Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of the REIT’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered REITs). For this purpose, a “nonqualified” debt instrument issued by a publicly offered REIT is any real estate asset that would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.

•                  Third, not more than 20% of our total assets may constitute securities issued by taxable REIT subsidiaries (25% with respect to our taxable years ending on or before December 31, 2017) and, of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets.

•                  Fourth, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities).

Solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which it owns an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which we maintain a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, we could lose our REIT status. In addition, in the case of such a successful challenge, we could lose our REIT status if such recharacterization results in us otherwise failing one of the asset tests described above.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after a 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements.

We, to qualify as a REIT, are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if we acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset during the five-year period beginning on the date on which we acquired that asset, we may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

To the extent that we do not distribute all of our net capital gain or distributes at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when it actually pays deductible expenses and (b) when we include the income and deducts the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Penalty Tax

As a REIT, we are subject to a 100% penalty tax with respect to certain transactions with taxable REIT subsidiaries. The PATH Act imposes an excise tax of 100% on a REIT with respect to the gross income of a taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the reported amount of such income is adjusted by the IRS by reason of such reported amount being less than the amount that would have been paid to a party in an arm’s-length transaction.

Failure to Qualify as a REIT

If we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described above in all circumstances.

In addition, if either Vornado or JBG SMITH were to fail to qualify as a REIT at any time during the two years after the distribution, then, for our taxable year that includes the distribution, we would have to recognize corporate-level gain on assets acquired in so-called “conversion transactions.” For more information, please review the risk factor entitled “Unless Vornado and JBG SMITH are both REITs immediately after the distribution and at all times during the two years thereafter, the distribution could be taxable to Vornado and our shareholders or JBG SMITH could be required to recognize certain corporate-level gains for tax purposes.”

Excess Inclusion Income

If we hold a residual interest in a REMIC or certain interests in a TMP from which we derive “excess inclusion income,” we may be required to allocate such income among our shareholders in proportion to the dividends received by our shareholders, even though we may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

TAXATION OF HOLDERS OF OUR COMMON SHARES

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common shares who, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends (giving rise to “qualified dividend income”) except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for our previous taxable year and less any taxes paid by us during our previous taxable year, or (c) that represents earnings and profits that were accumulated by us in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their tax advisors to determine the impact of tax rates on dividends received from us. Distributions made by we will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held its common shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. The maximum amount of dividends that may be designated by us as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends paid by it in the succeeding taxable year that relate back to the prior taxable year for purposes of determining our dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that we make distributions that are not designated as capital gain dividends in excess of current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by us in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any or our net operating losses or capital losses.

We may make distributions to holders of our common shares that are paid in common shares. These distributions would be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of common shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount of our undistributed net capital gain that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Shares

When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of or common shares that the shareholder has held for nine months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

Backup Withholding

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide us with its correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Shareholders

The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as “debt financed property”

within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by us that are allocable to our “excess inclusion” income, if any.

Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•                  is described in Section 401(a) of the Code;

•                  is tax-exempt under Section 501(a) of the Code; and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•                  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of REIT shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis who own common shares, which we call “non-U.S. shareholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements.

Ordinary Dividends

Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by us, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Also, we could potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of common shares. See discussion below under “—Sales of Shares.”

Capital Gain Dividends

Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Share Distributions

We may make distributions to holders of common shares that are paid in common shares. These distributions would be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above in “—Ordinary Dividends” and “Capital Gain Dividends.” If we are required to withhold an amount in excess of any cash distributed along with the common shares, we will retain and sell some of the common shares that would otherwise be distributed in order to satisfy our withholding obligations.

Sales of Shares

Gain recognized by a non-U.S. shareholder upon a sale or exchange of common shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). We believe that we are a domestically controlled REIT, but because our common shares are publicly traded, there can be no assurance that it in fact will qualify as a domestically-controlled REIT. Assuming that we continue to be a domestically controlled REIT, taxation under FIRPTA generally will not apply to the sale of common shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home”

in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we do not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares will depend upon whether such shares will be regularly traded on an established securities market and the amount of such shares that will be held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the shares of such class at any time during a specified period. A non-U.S. shareholder that holds a class of our shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of our shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. For purposes of determining the amount of shares owned by a shareholder, complex constructive ownership rules apply. You should consult your tax advisors regarding such rules in order to determine your ownership in the relevant period.

Qualified Shareholders and Qualified Foreign Pension Funds

Stock of a REIT will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified shareholder” or “qualified foreign pension fund” with respect to REIT stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified shareholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the NYSE or the Nasdaq Stock Market, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a U.S. real property interest in the hands of the qualified shareholder and will be subject to FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of common shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold common shares through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of common shares could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. You should consult your tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

Common shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of common shares effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•                  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States;

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•                  a United States person;

•                  a controlled foreign corporation for United States tax purposes;

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•                  such foreign partnership is engaged in the conduct of a United States trade or business;

•                  unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in us.

SHARES ELIGIBLE FOR FUTURE SALE

General

Our common shares of beneficial interest have been listed on the NYSE under the symbol “JBGS” since July 18, 2017. Other than a when-issued market, prior to that time, there was no public market for our common shares of beneficial interest. Future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices.

As of the date of this prospectus, we have approximately 118.0 million common shares issued and outstanding. Upon effectiveness of the registration statement of which the prospectus is a part, all outstanding common shares will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, and except for any common shares held by our “affiliates,” as that term is defined by Rule 144. In addition, pursuant to the JBG SMITH 2017 Omnibus Share Plan, we have reserved for issuance to trustees, executive officers and other employees who provide services to us an aggregate of approximately 10,330,200 of our common shares that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

In addition, we have adopted the JBG SMITH 2017 Employee Share Purchase Plan (the “ESPP”) with an authorized issuance of up to 2,066,000 common shares. The ESPP provides eligible employees an option to purchase, through payroll deductions, our common shares at a discount no greater than 15% of the closing price of a common share on relevant determination dates, provided that the fair market value of common shares purchased by any eligible employee may not exceed $25,000 in any calendar year.  The maximum aggregate number of common shares reserved for issuance under the ESPP will automatically increase on January 1 of each year, unless the Compensation Committee of the board of trustees determines to limit any such increase, by the lesser of (i) 0.1% of the total number of outstanding common shares on December 31 of the preceding calendar year and (ii) 206,600. We have not yet established an offering period.

The common shares that were distributed to Vornado common shareholders in the distribution are freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act and as described below. Persons who may be deemed to be our affiliates generally include individuals or entities that control, are controlled by or are under common control with us and may include trustees and certain officers or our principal shareholders. Our affiliates are permitted to sell their common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144. Our common shares are subject to certain restrictions on transferability designed to protect our REIT qualification. Please refer to “Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares.”

Redemption/Exchange Rights

Pursuant to the limited partnership agreement of our operating partnership, JBG SMITH LP, persons that own OP Units have the right to redeem their units. When a limited partner exercises this right with respect to OP Units, the partnership must redeem the OP Units for cash or, at our option, our common shares, on a one-for-one basis subject to the terms and conditions of the partnership agreement. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the OP Units. Please refer to “Partnership Agreement—Redemption Rights.” Any amendment to the partnership agreement that would affect these redemption rights would require our consent as general partner and the consent of all limited partners adversely affected. As of the date of this prospectus, there are approximately 19.7 million OP Units outstanding, which may redeemed in the future.

Registration Rights Agreements

In connection with the MTA, we entered into the Registration Rights Agreements. Under the Shares Registration Rights Agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to file a registration statement to register for resale the common shares issued to the JBG Parties and the JBG designees in the combination no later than 60 days following the consummation of the combination. The registration statement of which this prospectus forms a part has been filed to comply with this obligation. Under the Units Registration Rights Agreement, subject to certain exceptions, we agreed to file one or more registration statements within 13 months following the consummation of the combination that cover either the issuance or the resale of common shares issued in exchange for OP Units issued in the combination, and we are required to use commercially reasonable efforts to cause such registration statement(s) to become effective as promptly as practicable after filing and to remain effective for the period of time specified in the Units Registration Rights Agreement.

The registration of either the issuance or the resale of the common shares to be received upon redemption of OP Units generally will enable holders of OP Units to immediately resell under U.S. federal securities laws any common shares received upon the redemption of OP Units that were issued in the combination. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

Rule 144

Any “restricted” securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, a holder of such restricted shares who is not and has at no time during the preceding three months been our affiliate can sell such shares, provided that we have complied with our public reporting requirements during the 12 months preceding such sale (or for such shorter period that we were required to file such reports). Under certain circumstances, the holding period of OP Units that are redeemed for common shares may count toward the Rule 144 holding period for restricted shares.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and volume limitations.

Grants Under Our Equity Compensation Plan

Pursuant to the JBG SMITH 2017 Omnibus Share Plan, we have reserved for issuance to trustees, executive officers and other employees who provide services to us an aggregate of approximately 10,330,200 of our common shares that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions. For a description of the JBG SMITH 2017 Omnibus Share Plan, see “Compensation Discussion and Analysis—JBG SMITH 2017 Omnibus Share Plan.”

PLAN OF DISTRIBUTION

We are registering these common shares by this prospectus to permit the selling shareholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. The selling shareholders or pledgees, donees or transferees of, or other successors in interest to, the selling shareholders may sell all or a portion of common shares beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire our common shares as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from the purchasers of our common shares for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Unless otherwise permitted by law, if our common shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include such pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

Determination of Offering Price by Selling Shareholders

The selling shareholders may offer the common shares pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the market, by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

Our common shares are listed on the NYSE under the symbol “JBGS.” The public price at which our common shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling shareholders may offer their common shares from time to time pursuant to this prospectus, we expect selling shareholders to consider a number of factors in addition to prevailing market conditions, including:

•                  the information set forth in this prospectus and otherwise available to selling shareholders;

•                  the history of and prospects for our industry;

•                  an assessment of our management;

•                  our present operations;

•                  the trend of our revenues and earnings;

•                  our earnings prospects;

•                  the price of similar securities of generally comparable companies; and

•                  other factors deemed relevant.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them hereby will be the purchase price of our common shares less discounts and commissions, if any, paid by the selling shareholders.

Methods of Distribution

The sales described in the preceding paragraphs may be effected in transactions:

•                  on any national securities exchange or quotation service on which our common shares is listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  through the writing of options whether the options are listed on an option exchange or otherwise;

•                  through the settlement of short sales (except that no selling shareholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement); or

•                  a combination of any such methods or any other method permitted by applicable law.

In connection with sales of the common shares, selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell the common shares short and deliver the common shares to close out short positions, or loan or pledge the common shares to broker-dealers that in turn may sell the common shares.

The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common shares which may be resold thereafter pursuant to this prospectus if the common shares are delivered by the selling shareholders. However, if the common shares are to be delivered by the selling shareholders’ successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the successors in interest as selling shareholders under this prospectus.

Selling shareholders might not sell any, or all, of the common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer any, or all, of the common shares by other means not described in this prospectus.

The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares, and, if the selling shareholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling shareholders, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as selling shareholders under this prospectus.

In addition, any common shares registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To comply with the securities laws of some states, our common shares may be sold in such states only through registered or licensed brokers or dealers.

The selling shareholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common shares by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Underwriting Discounts and Commissions, Indemnification and Expenses

Brokers, dealers, underwriters or agents participating in the distribution of the common shares pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of the common shares pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling shareholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act.

Pursuant to the Share Registration Rights Agreement between us and the selling shareholders, we have agreed to indemnify each selling shareholder, its officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and affiliates, and each person, if any, who controls such selling shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities arising under the Securities Act, but only insofar as such damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or free writing prospectus or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such specified liabilities arose out of or were based upon any untrue statement or omission or alleged untrue statement or omission included in reliance and in conformity with information provided to us by the selling shareholder.  Each selling shareholder has agreed to indemnify us, our officers, directors, agents, employees, attorneys, representatives and affiliates and each person, if any, who controls the company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against specified liabilities, but only with respect to information relating to such selling shareholder included in reliance upon and in conformity with information furnished by such selling shareholder for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus.

Pursuant to the Share Registration Rights Agreement, with respect to the parties thereto, we have agreed to pay for the registration expenses (including all registration and filing fees) of registering the common shares covered by this prospectus.  We will not cover brokerage and sales commission fees, disbursements of any counsel, accountants and other advisors of any selling shareholder, or any transfer taxes relating to the sale or disposition of the common shares.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Hogan Lovells US LLP.  Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Investment vehicles comprised of certain current and former partners of Hogan Lovells US LLP, or trusts for the benefit of their family members, own interests representing less than one percent of the company.

EXPERTS

The balance sheets of JBG SMITH Properties as of  November 22, 2016 and December 31, 2016 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement.  Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements and financial statement schedules of all of the assets and liabilities of Vornado Realty Trust’s Washington DC segment (other than its 46.2% interest in Rosslyn Plaza), (the “Vornado Included Assets”) as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the allocation of certain operating expenses) appearing herein and elsewhere in the registration statement.  Such financial statements and financial statement schedules have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the year ended December 31, 2016, and the consolidated financial statements of JBG/Operating Partners, L.P. and its subsidiaries as of and for the year ended December 31, 2016, have been included herein in reliance upon the reports by KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at https://www.jbgsmith.com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act, with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits, schedules and amendments to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement of which this prospectus is a part, including the exhibits, schedules and amendments to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our shareholders reports containing financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

We have audited the accompanying balance sheets of JBG SMITH Properties (the “Company”) as of December 31, 2016 and November 22, 2016 (date of capitalization). The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the financial position of JBG SMITH Properties as of December 31, 2016 and November 22, 2016 (date of capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

June 9, 2017

JBG SMITH Properties

BALANCE SHEETS

	December 31, 2016	November 22, 2016 (date of capitalization)
ASSETS
Cash	$1,000	$1,000
	$1,000	$1,000
SHAREHOLDER’S EQUITY
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, 1,000 issued and outstanding)	$1,000	$1,000
	$1,000	$1,000

JBG SMITH Properties

NOTES TO FINANCIAL STATEMENT

1.              ORGANIZATION

JBG SMITH Properties (“JBG SMITH”) was organized by Vornado Realty Trust (NYSE: VNO) (“Vornado”) as a Maryland real estate investment trust on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado’s Washington, DC segment (other than our 46.2% interest in Rosslyn Plaza) (the “Vornado Included Assets”), and combining Vornado’s Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies (the “Transaction”). In addition, JBG SMITH will acquire certain assets of the JBG Companies, such that JBG SMITH will ultimately own and operate a portfolio of Washington, DC metropolitan area real estate, comprised of (i) 68 operating assets aggregating approximately 20.2 million square feet (16.1 million square feet at our share), comprised of 50 office assets aggregating approximately 14.1 million square feet (12.1 million square feet at our share), 14 multifamily assets aggregating 6,016 units (4,232 units at our share) and four other assets aggregating approximately 765,000 square feet (348,000 square feet at our share); (ii) eight office and multifamily assets under construction totaling over 1.6 million square feet (1.5 million square feet at our share); (iii) five near-term development office and multifamily assets totaling over 1.3 million estimated square feet (1.0 million square feet at our share) and (iv) 44 future development assets totaling over 22.1 million square feet (18.3 million square feet at our share) of estimated potential development density. JBG SMITH is currently a wholly owned subsidiary of Vornado, and has no material assets or operations to date. All references to “we,” “us,” “our,” and “the Company” refer to the Vornado Included Assets.

2.              BASIS OF PRESENTATION

JBG SMITH’s balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income, changes in shareholder’s equity and cash flows have not been presented because JBG SMITH has had no activity as of December 31, 2016.

Transaction costs

Through December 31, 2016, $6,476,000 of costs and expenses have been incurred in connection with the Transaction. These costs and expenses have been paid on our behalf by Vornado. In connection with the organization, JBG SMITH has and will continue to incur legal, accounting and related professional fees. Such costs will be expensed as incurred.

3.              SHAREHOLDER’S EQUITY

JBG SMITH has been capitalized with the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1,000.

4.              SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date that this balance sheet was available to be issued.

JBG SMITH Properties

BALANCE SHEETS

June 30, 2017
ASSETS
Cash	$1,000
$1,000
SHAREHOLDER’S EQUITY
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, 1,000 issued and outstanding)	$1,000
$1,000

JBG SMITH Properties

NOTES TO FINANCIAL STATEMENT

1.              ORGANIZATION

JBG SMITH Properties (“JBG SMITH”) was organized by Vornado Realty Trust (NYSE: VNO) (“Vornado”) as a Maryland real estate investment trust on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via the spin-off on July 17, 2017 (the “Separation”), substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, (the “Vornado Included Assets”). On July 18, 2017, JBG SMITH acquired the management business and certain assets of The JBG Companies (“JBG”) (the “Combination”). As of June 30, 2017, JBG SMITH was a wholly owned subsidiary of Vornado, and had no material assets or operations as of such date. See Note 3 for further discussion of the Separation and the Combination. Unless the context otherwise requires, all references to “we,” “us,” and “our,” refer to JBG SMITH.

2.              BASIS OF PRESENTATION

JBG SMITH’s balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income, changes in shareholder’s equity and cash flows have not been presented because JBG SMITH has had no activity as of June 30, 2017.

Transaction costs

Through June 30, 2017, $17,554 of costs and expenses have been incurred in connection with the Transaction. These costs and expenses have been paid on JBG SMITH’s behalf by Vornado. In connection with the organization, JBG SMITH has and will continue to incur legal, accounting and related professional fees. Such costs will be expensed as incurred.

3.              SHAREHOLDER’S EQUITY

JBG SMITH has been capitalized with the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1,000.

4.              SUBSEQUENT EVENTS

Subsequent events have been evaluated for events after June 30, 2017.

The Separation

Pursuant to a separation agreement, on July 17, 2017, Vornado distributed 100% of the then outstanding common shares of JBG SMITH on a pro rata basis to the holders of its common shares. Prior to such distribution by Vornado, Vornado Realty L.P. (“VRLP”), Vornado’s operating partnership, distributed JBG SMITH LP, JBG SMITH’s operating partnership, common limited partnership units on a pro rata basis to the holders of its common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado contributed to JBG SMITH all of the JBG SMITH LP common limited partnership units it received in exchange for common shares of JBG SMITH. Each Vornado common shareholder received one JBG SMITH common share for every two Vornado common shares held as of the close of business on July 7, 2017 (the “Record Date”). Vornado and each of the other limited partners of VRLP received one JBG SMITH LP common limited partnership unit for every two common limited partnership units in VRLP held as of the close of business on the Record Date.

In connection with the Separation, JBG SMITH issued 94.7 million common shares and JBG SMITH LP issued 5.8 million common limited partnership units to parties other than JBG SMITH. In connection with the Combination, JBG SMITH issued 23.3 million common shares and JBG SMITH LP issued 13.9 million common limited partnership units to parties other than JBG SMITH. As of the completion of the Separation and the Combination there were 118.0 million JBG SMITH common shares outstanding and 19.7 million JBG SMITH LP common limited partnership units outstanding that were owned by parties other than JBG SMITH.

After the Combination on July 18, 2017, the combined portfolio of JBG SMITH was comprised of: (i) 68 operating assets comprising 50 office assets totaling approximately 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at our share) and six multifamily assets totaling 1,334 units (1,146 units at our share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at our share) and one other asset of approximately 65,000 square feet (6,500 square feet at our share), and (iv) 44 future development assets totaling over 22 million square feet (18.3 million square feet at our share) of estimated potential development density.

Commencing with the transfer of assets to JBG SMITH and the distribution of JBG SMITH’s common shares to Vornado’s shareholders, JBG SMITH operates in a manner intended to enable it to qualify as a REIT under Sections 860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as dividends to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders.

Acquisition-related transaction costs and costs to effect the Separation and the Combination (such as advisory, legal, accounting, valuation and other professional fees) will not be included as a component of acquisition consideration. Such costs are expensed in the periods incurred.

In connection with the Separation and the Combination, we entered into an agreement with Vornado under which Vornado will provide operational support for an initial period of up to two years. These services include information technology, financial reporting and payroll services. The charges for these services will be based on an hourly or per transaction fee arrangement including reimbursement for overhead and out-of-pocket expenses. Pursuant to an agreement, we are providing Vornado with leasing and property management services for certain of its assets held under joint venture arrangements that were not part of the Separation. We believe that the terms of both of these agreements are comparable to those that would have been negotiated on an arm’s-length basis.

Other Events

JBG SMITH 2017 Omnibus Share Plan

On June 23, 2017, our Board of Trustees adopted the JBG SMITH 2017 Omnibus Share Plan (the “Plan”), effective as of July 17, 2017, and authorized the reservation of approximately 10.3 million of our common shares pursuant to the Plan. On July 10, 2017, our sole shareholder approved the Plan.

Formation Awards

Pursuant to the Plan, on July 18, 2017, we granted approximately 2.7 million formation awards based on an aggregate notional value of approximately $100.0 million divided by the volume-weighted average price on July 18, 2017 of $37.10 per common share. The formation awards are structured in the form of profits interests that provide for a share of appreciation determined by the increase in the value of a common share at the time of conversion over the $37.10 volume-weighted average price of a common share at the time the formation unit was granted. The formation awards, subject to certain conditions, will vest 25% on each of the third and fourth anniversaries, and 50% on the fifth anniversary, of the closing of the Combination, subject to continued employment with JBG SMITH through each vesting date.

2017 Equity Grants

On July 18, 2017, we granted long-term incentive partnership units (“LTIP Units”) to the seven independent Trustees in the amount of $250,000 each. The LTIP Units fully vested on the date of grant, but may not be sold while an independent Trustee is serving on the Board.

On August 1, 2017, we granted approximately 303,700 LTIP Units to management and other employees under our Plan. The LTIP units vest in four equal installments on July 18 of each year, subject to continued employment.

On August 1, 2017, we granted approximately 607,000 out-performance award units (“OPP Units”) to management and other employees under the Plan. OPP Units are part of a performance-based equity compensation plan pursuant to which participants have the opportunity to earn OPP units based on the relative performance of the total shareholder return (“TSR”) of our common shares compared to the companies in the FTSE NAREIT Equity Office Index, over the three-year performance period beginning on the August 1, 2017 grant date, inclusive of dividends and stock price appreciation. 50% of any OPP Units that are earned vest at the end of the three-year performance period and the remaining 50% on the fourth anniversary of the date of grant, subject to continued employment.

Credit Facility

On July 18, 2017, we entered into a $1.4 billion credit facility, consisting of a $1.0 billion revolving credit facility with a four- year term, with two six-month extension options, a five and a half-year delayed draw $200.0 million unsecured term loan (“Tranche A-1 Term Loan”) and a seven-year delayed draw $200.0 million unsecured term loan (“Tranche A-2 Term Loan”). The interest rate for the credit facility will vary based on a ratio of our total outstanding indebtedness to a valuation of certain real property businesses and assets and will range (a) in the case of the revolving credit facility, from LIBOR plus 1.10% to LIBOR plus 1.50%, (b) in the case of the Tranche A-1 Term Loan, from LIBOR plus 1.20% to LIBOR plus 1.70% and (c) in the case of the Tranche A-2 Term Loan, from LIBOR plus 1.55% to LIBOR plus 2.35%. On July 18, 2017, in connection with the Combination, we drew $115.8 million on the revolving credit facility and $50.0 million under the Tranche A-2 Term Loan. In connection with the execution of the credit facility, we incurred $6.8 million in fees and expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

We have audited the accompanying combined balance sheets of the Vornado Included Assets (the “Company”) as described in Note 1 to the combined financial statements as of December 31, 2016 and 2015, and the related combined statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedules listed in the Index to Financial Statements on Page F-1. These combined financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Vornado Included Assets as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the combined financial statements, the combined financial statements of the Vornado Included Assets include allocations of certain operating expenses from Vornado Realty Trust. These costs may not be reflective of the actual costs which would have been incurred had the Vornado Included Assets operated as an independent, standalone entity separate from Vornado Realty Trust.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

June 9, 2017

VORNADO INCLUDED ASSETS

COMBINED BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2016	2015
ASSETS
Real estate, at cost:
Land	$934,317	$968,498
Buildings and improvements	3,047,091	2,750,496
Construction in progress	151,333	299,982
Leasehold improvements and equipment	22,650	19,230
Total	4,155,391	4,038,206
Accumulated depreciation and amortization	(930,769)	(908,233)
Real estate, net	3,224,622	3,129,973
Cash and cash equivalents	29,000	74,966
Restricted cash	3,263	5,480
Tenant and other receivables, net of allowance for doubtful accounts of $4,212 and $4,199	33,380	30,437
Investments in partially owned entities	49,763	27,531
Receivables arising from the straight-lining of rents, net of allowance of $314 and $232	136,582	121,271
Identified intangible assets, net of accumulated amortization of $12,908 and $13,379	3,063	3,803
Deferred leasing costs, net of accumulated amortization of $57,910 and $55,317	99,348	96,429
Receivable from Vornado	75,062	79,000
Other assets, including prepaid expenses	6,557	6,988
	$3,660,640	$3,575,878
LIABILITIES AND EQUITY
Mortgages payable, net of deferred financing costs	$1,165,014	$1,302,956
Payable to Vornado	283,232	82,912
Accounts payable and accrued expenses	40,923	54,092
Identified intangible liabilities, net of accumulated amortization of $24,945 and $23,702	11,570	13,001
Other liabilities	37,917	63,426
Total liabilities	1,538,656	1,516,387
Commitments and contingencies
Parent equity	2,121,689	2,058,976
Noncontrolling interest in consolidated subsidiaries	295	515
Total equity	2,121,984	2,059,491
	$3,660,640	$3,575,878

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF INCOME

(Amounts in thousands)

	Year Ended December 31,
	2016	2015	2014
REVENUES
Property rentals	$401,577	$389,792	$390,576
Tenant expense reimbursements	38,291	41,047	41,243
Development, management and other service revenues	17,078	13,265	14,113
Other income	21,573	26,503	26,991
Total revenues	478,519	470,607	472,923
EXPENSES
Depreciation and amortization	133,343	144,984	112,046
Property operating	115,853	116,811	114,921
Real estate taxes	57,784	58,866	56,129
General and administrative	50,416	46,037	47,669
Transaction costs	6,476	—	—
Ground rent	1,854	1,312	3,539
Total expenses	365,726	368,010	334,304
Operating income	112,793	102,597	138,619
Loss from partially owned entities	(1,242)	(4,434)	(1,279)
Interest and other investment income, net	3,287	2,708	1,338
Interest and debt expense	(51,781)	(50,823)	(57,137)
Income before income taxes	63,057	50,048	81,541
Income tax provision	(1,083)	(420)	(242)
Net income attributable to the Vornado Included Assets	$61,974	$49,628	$81,299

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands)

	Total Equity	Parent Equity	Noncontrolling Interest in Consolidated Subsidiaries
Balance, December 31, 2013	$1,966,321	$1,965,785	$536
Net income attributable to the Vornado Included Assets	81,299	81,299	—
Deferred compensation shares and options, net	4,581	4,581	—
Contributions/(distributions), net	(63,286)	(63,318)	32
Balance, December 31, 2014	1,988,915	1,988,347	568
Net income attributable to the Vornado Included Assets	49,628	49,628	—
Deferred compensation shares and options, net	4,506	4,506	—
Contributions/(distributions), net	16,442	16,495	(53)
Balance, December 31, 2015	2,059,491	2,058,976	515
Net income attributable to the Vornado Included Assets	61,974	61,974	—
Deferred compensation shares and options, net	4,502	4,502	—
Distributions, net	(3,983)	(3,763)	(220)
Balance, December 31, 2016	$2,121,984	$2,121,689	$295

See notes to combined financial statements.

VORNADO INCLUDED ASSETS

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$61,974	$49,628	$81,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	135,072	146,985	113,205
Straight-lining of rental income	(15,551)	(10,929)	(1,285)
Other non-cash adjustments	14,786	8,959	9,004
Distributions of income from partially owned entities	1,520	1,347	2,603
Amortization of below-market leases, net	(1,353)	(2,797)	(1,817)
Loss from partially owned entities	1,242	4,434	1,279
Change in operating assets and liabilities:
Tenant and other receivables, net	(3,693)	(428)	(5,830)
Prepaid assets	(309)	1,808	(220)
Other assets	(16,305)	(15,475)	(14,933)
Accounts payable and accrued expenses	7,667	(4,004)	1,622
Other liabilities	(25,509)	(1,298)	2,459
Net cash provided by operating activities	159,541	178,230	187,386
CASH FLOWS FROM INVESTING ACTIVITIES
Development costs, construction in progress and real estate additions	(237,814)	(234,285)	(126,323)
Investments in partially owned entities	(24,993)	(9,332)	(9,360)
Proceeds from repayment of Vornado receivable	4,000	7,000	—
Restricted cash	2,217	(1,336)	2,413
Investment in Vornado receivable	—	—	(86,000)
Acquisitions of land	—	—	(15,228)
Investments in loans receivable and other	—	—	(2,500)
Distributions of capital from partially owned entities	—	—	75
Net cash used in investing activities	(256,590)	(237,953)	(236,923)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings from Vornado	79,500	96,512	—
Repayments of borrowings	(24,364)	(315,824)	(85,289)
Contributions/(distributions), net	(3,763)	16,495	(63,318)
Contributions from/(distributions to) noncontrolling interests	(220)	(13)	(8)
Debt issuance costs	(70)	(2,359)	(3,032)
Proceeds from borrowings	—	341,460	185,000
Repayment of borrowings from Vornado	—	(13,600)	—
Net cash provided by financing activities	51,083	122,671	33,353
Net (decrease) increase in cash and cash equivalents	(45,966)	62,948	(16,184)
Cash and cash equivalents at beginning of year	74,966	12,018	28,202
Cash and cash equivalents at end of year	$29,000	$74,966	$12,018
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Transfer of mortgage payable to Vornado	$115,022	$—	$—
Write-off of fully depreciated assets	$(100,076)	$(23,155)	$(28,764)
Cash payments for interest, excluding capitalized interest of $4,076, $6,437 and $3,605, respectively	$45,373	$54,055	$59,847
Accrued capital expenditures included in accounts payable and accrued expenses	$8,851	$29,400	$11,641
Cash payments for income taxes	$1,165	$677	$931
Accrued lease incentives	$—	$30,514	$7,145

See notes to combined financial statements

VORNADO INCLUDED ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

1.              ORGANIZATION

JBG SMITH Properties (“JBG SMITH”) was organized by Vornado Realty Trust (NYSE: VNO) (“Vornado”) as a Maryland real estate investment trust (“REIT”) on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via contribution from Vornado, all of the assets and liabilities of Vornado’s Washington, DC segment (other than our 46.2% interest in Rosslyn Plaza) (the “Vornado Included Assets”), and combining Vornado’s Washington, DC segment (which operates as Vornado / Charles E. Smith) and the management business and certain Washington, DC assets of the JBG Companies. In addition, JBG SMITH will acquire certain assets of the JBG Companies, such that JBG SMITH will ultimately own and operate a portfolio of Washington, DC metropolitan area real estate, comprised of (i) 68 operating assets aggregating approximately 20.2 million square feet (16.1 million square feet at our share), comprised of 50 office assets aggregating approximately 14.1 million square feet (12.1 million square feet at our share), 14 multifamily assets aggregating 6,016 units (4,232 units at our share) and four other assets aggregating approximately 765,000 square feet (348,000 square feet at our share); (ii) eight office and multifamily assets under construction totaling over 1.6 million square feet (1.5 million square feet at our share); (iii) five near-term development office and multifamily assets totaling over 1.3 million estimated square feet (1.0 million square feet at our share) and (iv) 44 future development assets totaling over 22.1 million square feet (18.3 million square feet at our share) of estimated potential development density. JBG SMITH is currently a wholly owned subsidiary of Vornado, and has no material assets or operations to date. All references to “we,” “us,” “our,” and “the Company” refer to the Vornado Included Assets.

Pursuant to a separation agreement, Vornado will distribute 100% of the common shares of JBG SMITH on a pro rata basis to the holders of its common shares as of the record date. To date, JBG SMITH has not conducted any business as a separate company and has no material assets and liabilities. The operations of the Vornado Included Assets are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado’s books and records.

JBG SMITH will enter into agreements with Vornado under which Vornado will provide various services to it, including information technology, financial reporting and SEC compliance, and possibly other matters. The charges for these services will be estimated based on an hourly or per transaction fee arrangement including reimbursement for out of pocket expenses. We believe that the terms are comparable to those that would have been negotiated on an arm’s-length basis.

JBG SMITH’s revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance.

Only the U.S. federal government accounted for 10% or more of revenue, as follows:

	Revenues for the Years Ended December 31,
(Amounts in thousands)	2016	2015	2014
Tenant:
U.S. federal government	$103,864	$102,951	$100,099
Percentage of office segment revenues	28.4%	27.6%	26.8%
Percentage of total revenues	21.7%	21.9%	21.2%

2.              BASIS OF PRESENTATION AND COMBINATION

The accompanying combined financial statements include the Vornado Included Assets, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved out of Vornado’s books and records at their historical carrying amounts. All intercompany transactions have been eliminated.

The historical financial results for the carved out assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if the Vornado Included Assets had been operating as a separate standalone public company. These charges are discussed further in Note 5—Related Party Transactions.

The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. Certain prior period amounts have been reclassified to conform to the current year presentation.

Subsequent to the transfer of assets to JBG SMITH and the distribution of JBG SMITH’s common shares to Vornado’s shareholders, JBG SMITH expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”). Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of its taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. The Vornado Included Assets are also subject to certain other taxes, including state and local taxes which are included in “income tax provision” in the combined statements of income.

Presentation of earnings per share information is not applicable in these carved out combined financial statements, since these assets and liabilities are owned by Vornado.

The Vornado Included Assets aggregate assets into two reportable segments—office and multifamily—because all of the assets in each segment have similar economic characteristics and we will provide similar products and services to similar types of office and multifamily tenants.

3.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

Our assets and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property’s carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our combined financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold assets over longer periods decrease the likelihood of recording impairment losses.

Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease.

Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective assets. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

Income Taxes—We operate in a manner intended to enable us to continue to qualify as a REIT under Sections 856-860 of the Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. We intend to distribute to our shareholders 100% of our taxable income and therefore, no provision for Federal income taxes is required.

We have elected to treat certain consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries pursuant to an amendment to the Code that became effective January 1, 2001. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to Federal and state income tax at regular corporate tax rates. Our taxable REIT subsidiaries had a combined current income tax expense of approximately $1,029,000, $960,000 and $808,000 for the years ended December 31, 2016, 2015 and 2014, respectively, and have immaterial differences between the financial reporting and tax basis of assets and liabilities.

The following table reconciles net income attributable to the Vornado Included Assets to estimated taxable income (loss) for the years ended December 31, 2016, 2015 and 2014.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
Net income attributable to the Vornado Included Assets	$61,974	$49,628	$81,299
Book to tax differences:
Tangible Property Regulations(1)	—	(192,317)	—
Depreciation and amortization	57,032	79,009	41,884
Straight-line rent adjustments	(15,551)	(10,929)	(1,285)
Earnings of partially owned entities	3,495	6,308	3,239
Reversal of deferred tax assets	17	(505)	(635)
Other, net	9,306	(4,729)	12,695
Estimated taxable income (loss) (unaudited)	$116,273	$(73,535)	$137,197

(1)                                 Represents one-time deductions pursuant to the implementation of the Tangible Property Regulations issued by the Internal Revenue Service.

The net basis of our assets and liabilities for tax reporting purposes is approximately $1.7 billion lower than the amounts reported in our combined balance sheet at December 31, 2016.

4.              RECENTLY ISSUED ACCOUNTING LITERATURE

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an update (“ASU 2014-09”) establishing Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASU 2014-09, as amended by subsequent ASUs on the topic, establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard, which is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2017, requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. When adopting this standard, we are permitted to use either the full retrospective method or the modified retrospective method. We will adopt this standard effective as of January 1, 2018 and currently expect to utilize the modified retrospective method of adoption. We have commenced the execution of our project plan for adopting this standard, which consists of gathering and evaluating the inventory of our revenue streams. We expect this standard will have an impact on the presentation of certain lease and non-lease components of revenue from leases upon the adoption of (“ASU 2016-02”) Leases with no impact on “total revenues.” We expect this standard will have an impact on the timing of gains on certain sales of real estate. We are continuing to evaluate the impact of this standard on these combined financial statements.

In August 2014, the FASB issued an update (“ASU 2014-15”), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern to ASC Subtopic 205-40, Presentation of Financial Statements—Going Concern, to determine when and how an entity is required to disclose going-concern uncertainties in the financial statements. ASU 2014-15 requires the management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going-concern. ASU 2014-15 is effective for annual reporting periods ending after December 15, 2016. Management has assessed the Company’s ability to continue as a going concern and is not aware of any material uncertainties related to events or conditions that may cause substantial doubt on the Company’s ability to continue as a going concern.

In February 2016, the FASB issued an update ASU 2016-02 establishing ASC Topic 842, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the overall impact of the adoption of ASU 2016-02 on our combined financial statements, including the timing of adopting this standard. ASU 2016-02 will more significantly impact the accounting for leases in which we are the lessee. We have ground leases for which we will be required to record a right-of-use asset and lease liability equal to the present value of the remaining minimum lease payments upon adoption of this standard. We also expect that this standard will have an impact on the presentation of certain lease and non-lease components of revenue from leases with no impact to “total revenues.” In particular, lease components, such as reimbursable real estate taxes and insurance expenses, will be presented in “property rentals” and non-lease components, such as reimbursable operating expenses, will be presented in “expense reimbursements” on our combined statements of income.

In August 2016, the FASB issued an update (“ASU 2016-15”) Classification of Certain Cash Receipts and Cash Payments to ASC Topic 230, Statement of Cash Flows. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice with respect to (i) debt prepayment or debt extinguishment costs, (ii) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (iii) contingent consideration payments made after a business combination, (iv) proceeds from the settlement of insurance claims, (v) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (vi) distributions received from equity method investees, (vii) beneficial interests in securitization transactions, and (viii) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The adoption of this update is not expected to have a significant impact on these combined financial statements.

In November 2016, the FASB issued an update (“ASU 2016-18”) Restricted Cash to ASC Topic 230 Statement of Cash Flows. ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. ASU 2016-18 is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Other than the revised statement of cash flows presentation of restricted cash, the adoption of ASU 2016-18 is not expected to have an impact on these combined financial statements.

In January 2017, the FASB issued an update (“ASU 2017-01”) Clarifying the Definition of a Business to ASC Topic 805, Business Combination. ASU 2017-01 provides a screen to determine when an asset acquired or group of assets acquired is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. ASU 2017-01 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. The adoption of this standard will result in less real estate acquisitions qualifying as businesses and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed.

In February 2017, the FASB issued an update (“ASU 2017-05”) Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets to ASC Subtopic 610-20. Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 clarifies the scope of recently established guidance on nonfinancial asset derecognition as well as the accounting for partial sales of nonfinancial assets. This update conforms the derecognition guidance on nonfinancial assets with the model for transactions in ASC 606. ASU 2017-05 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. The adoption of this standard is not expected to have an impact on these combined financial statements.

5.              RELATED PARTY TRANSACTIONS

As described in Note 1—Organization, the accompanying combined financial statements present the operations of the office, multifamily and other assets as carved out from the financial statements of Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the assets in the combined financial statements using reasonable allocation methodologies. Allocated amounts are included as a component of general and administrative expenses on the combined statements of income. A summary of the amounts allocated is provided below.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
Payroll and fringe benefits	$14,100	$13,791	$14,246
Professional fees	4,300	3,852	3,942
Other	2,290	2,324	2,151
	$20,690	$19,967	$20,339

The allocated amounts in the table above do not necessarily reflect what actual costs would have been if the Vornado Included Assets were a separate standalone public company and actual costs may be materially different.

In August 2014, we completed a $185,000,000 financing of the Universal buildings, a 690,000 square foot office complex located in Washington, DC. In connection with this financing, pursuant to a note agreement dated August 12, 2014, we used a portion of the financing proceeds and made an $86,000,000 loan to Vornado at LIBOR plus 2.9% (4.43% at December 31, 2016) due August 2019. During 2016 and 2015, Vornado repaid $4,000,000 and $7,000,000, respectively, of the loan receivable. As of December 31, 2016 and 2015, the balance of the receivable from Vornado was $75,062,000 and $79,000,000, respectively. Vornado intends to repay the outstanding balance of $75,062,000 at the time of the distribution.

A summary of the interest income earned on the Vornado loan receivable is provided below.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
Interest income	$3,290	$2,976	$1,172

In connection with the development of The Bartlett, in February 2015, we entered into a note agreement with Vornado whereby we can borrow up to $50,000,000 at LIBOR plus 2.9% (4.06% at December 31, 2016). In October 2015, the note agreement was amended and the maximum borrowing under the note agreement was increased to $100,000,000. In April 2016, we entered into an additional note agreement with Vornado whereby we can borrow up to $60,000,000 at LIBOR plus 2.9% (4.12% at December 31, 2016). In December 2016, we entered into an additional note agreement with Vornado whereby we can borrow up to $10,000,000 at LIBOR plus 2.9% (4.59% at December 31, 2016). The maximum total borrowing capacity under these note agreements is $170,000,000 and matures in February 2020. As of December 31, 2016 and 2015, the amounts outstanding under these note agreements were $166,525,000 and $82,912,000, respectively, and are included in “Payable to Vornado” on our combined balance sheets. Vornado intends to contribute to JBG SMITH these note agreements at the time of the distribution. During the years ended December 31, 2016 and 2015, we incurred interest expense of $4,113,000 and $846,000, respectively.

In June 2016, the $115,022,000 mortgage loan (including $608,000 of accrued interest) secured by the Bowen Building, a 231,000 square foot office building located in Washington, DC, was repaid with proceeds of a $115,630,000 draw on Vornado’s revolving credit facility. Given that the $115,630,000 draw on Vornado’s credit facility is secured by an interest in the property, such amount is included in “Payable to Vornado” on the combined balance sheet as of December 31, 2016. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH. During the year ended December 31, 2016, we incurred interest expense of $1,077,000.

We have agreements with Building Maintenance Services (“BMS”), a wholly owned subsidiary of Vornado, to supervise cleaning, engineering and security services at our properties. A summary of the fees paid to BMS is provided below.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
BMS fees	$12,090	$12,441	$12,049

6.              INVESTMENTS IN PARTIALLY OWNED ENTITIES

Below are schedules summarizing our investments in, and net (loss) income from, partially owned entities.

	Percentage
	Ownership at	As of December 31,
(Amounts in thousands)	December 31, 2016	2016	2015
Investments:
Warner Building	55%	39,417	20,558
1101 17th Street	55%	(3,105)	(4,501)
Other investments	Various	13,451	11,474
		$49,763	$27,531

	Percentage	For the Year Ended
	Ownership at	December 31,
(Amounts in thousands)	December 31, 2016	2016	2015	2014
Our Share of Net (Loss) Income:
Warner Building	55%	$(3,010)	$(6,415)	$(4,732)
1101 17th Street	55%	1,655	1,647	1,202
Other investments	Various	113	334	2,251
		$(1,242)	$(4,434)	$(1,279)

Below is a summary of the debt of our partially owned entities as of December 31, 2016 and 2015, none of which is recourse to us.

	Percentage			100% Partially Owned
	Ownership at		Interest Rate at	Entities’ Debt at December 31,
(Amounts in thousands)	December 31, 2016	Maturity	December 31, 2016	2016	2015
Warner Building	55%	06/23(1)	3.65%	$272,047	$292,673
1101 17th Street	55%	01/18(2)	1.87%	30,919	30,837
				$302,966	$323,510

(1)                                 On May 6, 2016, the joint venture completed a $273,000 refinancing of the Warner Building. The loan matures in June 2023, has a fixed rate of 3.65%, is interest-only for the first two years and amortizes based on a 30-year schedule beginning in year three.

(2)                                 On January 11, 2017, the 1101 17th Street mortgage was extended from January 19, 2017 to January 19, 2018.

Summary of Condensed Combined Financial Information

The following is a summary of condensed combined financial information for all of our partially owned entities, as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014.

	As of December 31,
(Amounts in thousands)	2016	2015
Balance Sheet:
Assets	$609,419	$779,936
Liabilities	328,246	358,908
Noncontrolling interests	343	344
Equity	280,830	420,684

	For the Year Ended December 31,
Income Statement:	2016	2015	2014
Total revenue	$68,470	$67,475	$65,299
Net income	3,680	130	3,255

7.              VARIABLE INTEREST ENTITIES

At December 31, 2016 and 2015, we have several unconsolidated variable interest entities. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities does not give us power over decisions that significantly affect these entities’ economic performance. We account for our investment in these entities under the equity method (see Note 6—Investments in Partially Owned Entities). As of December 31, 2016 and 2015, the net carrying amounts of our investment in these entities were $42,406,000 and $21,875,000, respectively, and our maximum exposure to loss in these entities is limited to our investments.

We adopted ASU 2015-02 Amendments to the Consolidation Analysis on January 1, 2016, using the modified retrospective method. The adoption of ASU 2015-02 has no material impact on our combined financial statements.

8.              DEFERRED COSTS

The following is a summary of deferred costs as of December 31, 2016 and 2015.

	As of December 31,
(Amounts in thousands)	2016	2015
Deferred leasing costs:
Gross amount	$157,258	$151,746
Accumulated amortization	(57,910)	(55,317)
Net	99,348	$96,429
Deferred financing costs (a contra-component of mortgages payable):
Gross amount	$9,158	$10,829
Accumulated amortization	(4,867)	(4,884)
Net	$4,291	$5,945

9.              IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES

The following summarizes identified intangible assets (primarily acquired above-market leases) and liabilities (primarily acquired below-market leases) as of December 31, 2016 and 2015.

	As of December 31,
(Amounts in thousands)	2016	2015
Identified intangible assets:
Gross amount	$15,971	$17,182
Accumulated amortization	(12,908)	(13,379)
Net	$3,063	$3,803

	As of December 31,
(Amounts in thousands)	2016	2015
Identified intangible liabilities:
Gross amount	$36,515	$36,703
Accumulated amortization	(24,945)	(23,702)
Net	$11,570	$13,001

Amortization of acquired below-market leases, net of acquired above-market leases resulted in an increase to rental income of $1,353,000, $2,797,000, and $1,817,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Estimated annual amortization of acquired below-market leases, net of acquired above-market leases for each of the five succeeding years commencing January 1, 2017 is as follows:

(Amounts in thousands)
2017	$1,374
2018	1,374
2019	1,374
2020	1,339
2021	1,328

Amortization of all other identified intangible assets (a component of depreciation and amortization expense) was $577,000, $1,591,000 and $2,125,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Estimated annual amortization of all other identified intangible assets including acquired in-place leases, customer relationships, and third-party contracts for each of the five succeeding years commencing January 1, 2017 is as follows:

(Amounts in thousands)
2017	$569
2018	565
2019	508
2020	271
2021	247

Certain of the assets were acquired subject to ground leases. Amortization of these acquired below-market leases, net of above-market leases resulted in an increase to ground rent expense of $85,000 in each of the years ended December 31, 2016, 2015 and 2014, respectively. Estimated annual amortization of these below-market leases, net of above-market leases for each of the five succeeding years commencing January 1, 2017 is as follows:

(Amounts in thousands)
2017	$85
2018	85
2019	85
2020	85
2021	85

10.       MORTGAGES PAYABLE

The following is a summary of mortgages payable as of December 31, 2016 and 2015.

		Interest Rate at December 31,	Balance at December 31,
(Amounts in thousands)	Maturity	2016	2016	2015
First mortgages secured by:
RiverHouse Apartments	04/25	1.90%	$307,710	$307,710
Universal Buildings	08/21	2.52%	185,000	185,000
2101 L Street	08/24	3.97%	143,415	146,222
2121 Crystal Drive	03/23	5.51%	141,625	143,983
Bowen Building(1)	—	—	—	115,022
West End 25	06/21	4.88%	100,842	101,671
1215 Clark Street, 200 12th Street & 251 18th Street	01/25	7.94%	91,015	94,429
2011 Crystal Drive	08/17	7.30%	75,004	76,265
220 20th Street	02/18	4.61%	68,426	69,869
1730 M Street and 1150 17th Street	08/17(2)	1.86%	43,581	43,581
2200/2300 Clarendon Boulevard (Courthouse Plaza)	05/20	2.25%	11,000	23,250
Total			1,167,618	1,307,002
Deferred financing costs, net and other			(2,604)	(4,046)
Total, net			$1,165,014	$1,302,956
Payable to Vornado		3.11%	$283,232	$82,912

(1)                                 The mortgage loan which was scheduled to mature in June 2016 was repaid with proceeds of a $115,630 draw on Vornado’s revolving credit facility. The mortgage will be assigned to JBG SMITH and the note will be repaid with new financing proceeds from JBG SMITH.

(2)                                 The maturity date was extended for three months in May 2017.

The net carrying amount of real estate collateralizing the above indebtedness amounted to $2.2 billion at December 31, 2016. Our mortgage loans contain covenants that limit our ability to incur additional indebtedness on these assets, and in certain circumstances, require lender approval of tenant leases and/or yield maintenance upon repayment prior to maturity.

As of December 31, 2016, the principal repayments for the next five years and thereafter are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2017	$142,168
2018	80,193
2019	14,103
2020	14,924
2021	283,784
Thereafter	632,446

11.       INTEREST AND DEBT EXPENSE

The following is a summary of interest and debt expense for the years ended December 31, 2016, 2015, and 2014.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
Interest expense	$54,128	$55,259	$59,583
Amortization of deferred financing costs	1,729	2,001	1,159
Capitalized interest and debt expense	(4,076)	(6,437)	(3,605)
	$51,781	$50,823	$57,137

12.       FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1—quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2—observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3—unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

There were no financial assets or liabilities measured at fair value on a recurring basis at December 31, 2016 and 2015.

Financial Assets and Liabilities Not Measured at Fair Value

Financial assets and liabilities that are not measured at fair value in the combined balance sheets include cash and cash equivalents, receivable from Vornado mortgages payable and payable to Vornado. Cash and cash equivalents, receivable from Vornado and payable to Vornado, are carried at cost, which approximates fair value. The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of cash equivalents is classified as Level 1 and the fair value of mortgages payable, payable to Vornado, and receivable from Vornado are classified as Level 2. The table below summarizes the carrying amounts and fair value of these financial instruments as of December 31, 2016 and 2015.

	As of December 31, 2016		As of December 31, 2015
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$29,000	$29,000	$74,966	$74,966
Receivable from Vornado	$75,062	$75,062	$79,000	$79,000
Liabilities:
Mortgages payable	$1,167,618	$1,192,267	$1,307,002	$1,339,859
Payable to Vornado	$283,232	$283,232	$82,912	$82,912

13.       LEASES

As Lessor

We lease space to tenants at our assets. The leases provide for the payment of fixed base rents payable monthly in advance as well as reimbursements of real estate taxes, insurance and maintenance costs. Retail leases may also provide for the payment by the lessee of additional rents based on a percentage of their sales.

Future base rental revenue under these non-cancelable operating leases is as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2017	$333,322
2018	287,454
2019	239,517
2020	200,621
2021	171,148
Thereafter	689,822

These future minimum amounts do not include additional rents based on a percentage of tenants’ sales. For the years ended December 31, 2016, 2015, and 2014, these rents were $4,447,000, $4,182,000, and $3,695,000, respectively.

As Lessee

We are a tenant under long-term ground leases for certain of our assets. Ground lease expirations range from 2061 to 2084. Future lease payments under these agreements, excluding extension options, are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2017	$1,697
2018	1,741
2019	1,788
2020	1,837
2021	1,888
Thereafter	567,976

14.       COMMITMENTS AND CONTINGENCIES

Insurance

Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and per property, and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado’s properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020. Insurance premiums are charged directly to each of the properties. JBG SMITH intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements.

JBG SMITH will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. We cannot anticipate what coverage will be available on commercially reasonable terms in the future. We are responsible for deductibles and losses in excess of the insurance coverage, which could be material.

Vornado’s mortgage loans are generally non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect the ability to finance or refinance our properties.

Other

There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

As of December 31, 2016, we expect to fund additional capital to certain of our partially owned entities aggregating approximately $6,700,000.

15.       SEGMENT INFORMATION

Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the years ended December 31, 2016, 2015 and 2014.

	For the Year Ended December 31, 2016
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$478,519	$365,646	$68,798	$44,075
Total expenses	365,726	245,143	43,591	76,992
Operating income (loss)	112,793	120,503	25,207	(32,917)
Loss from partially owned entities	(1,242)	(946)	—	(296)
Interest and other investment income (loss), net	3,287	3,406	1	(120)
Interest and debt (expense) benefit	(51,781)	(40,805)	(11,098)	122
Income (loss) before income taxes	63,057	82,158	14,110	(33,211)
Income tax provision	(1,083)	(93)	—	(990)
Net income (loss)	61,974	82,065	14,110	(34,201)
Interest and debt expense (benefit)(2)	59,474	48,498	11,098	(122)
Depreciation and amortization(2)	140,127	117,815	19,223	3,089
Income tax expense(2)	1,105	116	—	989
EBITDA(1)	$262,680	$248,494	$44,431	$(30,245	)(3)
Balance Sheet Data:
Real estate, at cost	$4,155,391	$2,929,976	$959,267	$266,148
Investments in partially owned entities	49,763	45,647	—	4,116
Total assets	3,660,640	2,498,148	872,838	289,654

	For the Year Ended December 31, 2015
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$470,607	$372,797	$57,810	$40,000
Total expenses	368,010	266,861	33,838	67,311
Operating income (loss)	102,597	105,936	23,972	(27,311)
Loss from partially owned entities	(4,434)	(4,283)	—	(151)
Interest and other investment income (loss), net	2,708	3,051	—	(343)
Interest and debt (expense) benefit	(50,823)	(41,735)	(9,876)	788
Income (loss) before income taxes	50,048	62,969	14,096	(27,017)
Income tax (provision) benefit	(420)	526	—	(946)
Net income (loss)	49,628	63,495	14,096	(27,963)
Interest and debt expense (benefit)(2)	61,474	52,386	9,876	(788)
Depreciation and amortization(2)	151,954	135,913	13,209	2,832
Income tax expense (benefit)(2)	368	(578)	—	946
EBITDA(1)	$263,424	$251,216	$37,181	$(24,973	)(3)
Balance Sheet Data:
Real estate, at cost	$4,038,206	$2,882,417	$892,284	$263,505
Investments in partially owned entities	27,531	25,085	—	2,446
Total assets	3,575,878	2,453,391	814,226	308,261

See notes on following page.

	For the Year Ended December 31, 2014
(Amounts in thousands)	Total	Office	Multifamily	Other
Total revenues	$472,923	$373,680	$59,406	$39,837
Total expenses	334,304	233,582	32,248	68,474
Operating income (loss)	138,619	140,098	27,158	(28,637)
(Loss) income from partially owned entities	(1,279)	(3,079)	—	1,800
Interest and other investment income, net	1,338	1,309	1	28
Interest and debt (expense) benefit	(57,137)	(40,229)	(20,809)	3,901
Income (loss) before income taxes	81,541	98,099	6,350	(22,908)
Income tax provision	(242)	(14)	—	(228)
Net income (loss)	81,299	98,085	6,350	(23,136)
Interest and debt expense (benefit)(2)	67,735	50,828	20,808	(3,901)
Depreciation and amortization(2)	118,109	102,529	12,713	2,867
Income tax expense(2)	288	60	—	228
EBITDA(1)	$267,431	$251,502	$39,871	$(23,942	)(3)
Balance Sheet Data:
Real estate, at cost	$3,809,213	$2,841,744	$622,214	$345,255
Investments in partially owned entities	23,982	22,852	—	1,130
Total assets	3,357,744	2,411,980	557,589	388,175

(1)                                 We consider EBITDA a non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As assets are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

(2)                                 Interest and debt expense (benefit), depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)                                 The elements of “Other” EBITDA are summarized below.

	For the Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
General and administrative expenses	$(50,218)	$(45,936)	$(47,530)
Transaction costs	(6,476)	—	—
Management company	19,940	16,314	16,778
Other investments	6,509	4,649	6,810
Total Other EBITDA	$(30,245)	$(24,973)	$(23,942)

16.       SUBSEQUENT EVENTS

Subsequent events have been evaluated for events after December 31, 2016.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

December 31, 2016

(Amounts in thousands)

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-off	Balance at End of Year
Year Ended December 31, 2016:
Allowance for doubtful accounts	$4,431	$751	$(656)	$4,526
Year Ended December 31, 2015:
Allowance for doubtful accounts	$2,514	$1,407	$510	$4,431
Year Ended December 31, 2014:
Allowance for doubtful accounts	$2,026	$1,721	$(1,233)	$2,514

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2016

(Amounts in thousands)

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H	Column I
		Initial cost to company		Costs capitalized subsequent	Gross amount at which carried at close of period			Accumulated depreciation			Depreciation in latest income
Description	Encumbrances(1)	Land	Buildings and improvements	to acquisition	Land	Buildings and improvements	Total(2)	and amortization	Date of construction(3)	Date acquired	statement is computed
1800, 1851 and 1901 South Bell Street	$—	$37,551	$118,806	$356	$37,551	$119,162	$156,713	$39,446	1968	2002	(4)
2001 Jefferson Davis Highway, 2100/2200 Crystal Drive, 223 23rd Street, 2221 South Clark Street, Crystal City Shops at 2100, 220 20th Street	68,426	57,213	131,206	216,730	57,070	348,079	405,149	77,331	1964-1969	2002	(4)
1550 - 1750 Crystal Drive/ 241 - 251 18th Street	37,307	64,817	218,330	96,244	64,652	314,739	379,391	111,549	1974-1980	2002	(4)
Crystal City Hotel	—	8,000	47,191	11,659	8,000	58,850	66,850	18,059	1968	2004	(4)
Crystal Drive Retail	—	—	20,465	5,806	—	26,271	26,271	11,069	2004	2004	(4)
S. Clark Street/ 12th Street—5 buildings	53,708	63,420	231,267	130,043	63,291	361,439	424,730	112,593	1981, 1983-1987	2002	(4)
2011 - 2451 Crystal Drive	216,629	100,935	409,920	162,506	100,228	573,133	673,361	228,973	1984-1989	2002	(4)
2200 / 2300 Clarendon Blvd	11,000	—	105,475	53,505	—	158,980	158,980	62,247	1988-1989	2002	(4)
1730 M Street, NW	14,853	10,095	17,541	15,521	10,687	32,470	43,157	12,094	1963	2002	(4)
1150 17th Street, NW	28,728	23,359	24,876	(48,231)	—	4	4	—	1970	2002	(4)
2101 L Street, NW	143,415	32,815	51,642	83,064	39,768	127,753	167,521	36,447	1975	2003	(4)
Democracy Plaza One	—	—	33,628	5,954	—	39,582	39,582	20,252	1987	2002	(4)
Commerce Executive	—	13,401	58,705	29,414	13,140	88,380	101,520	32,027	1985-1989	2002	(4)
South Capitol	—	4,009	6,273	(1,865)	—	8,417	8,417	306		2005	(4)
Bowen Building—875 15th Street, NW	—	30,077	98,962	5,443	30,176	104,306	134,482	29,760	2004	2005	(4)

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H	Column I
		Initial cost to company		Costs capitalized	Gross amount at which carried at close of period			Accumulated depreciation			Depreciation in latest income
Description	Encumbrances(1)	Land	Buildings and improvements	subsequent to acquisition	Land	Buildings and improvements	Total(2)	and amortization	Date of construction(3)	Date acquired	statement is computed
H Street	$—	$1,763	$641	$40	$1,763	$681	$2,444	$196		2005		(4)
1726 M Street, NW	—	9,450	22,062	(30,660)	—	852	852	—	1964	2006		(4)
Universal Buildings 1825 - 1875 Connecticut Ave NW	185,000	69,393	143,320	19,062	68,612	163,163	231,775	44,146	1956, 1963	2007		(4)
RiverHouse Apartments	307,710	118,421	125,078	76,671	138,851	181,319	320,170	47,192		2007		(4)
H Street—North 10-1D Land Parcel	—	104,473	55	(32,808)	61,970	9,750	71,720	—		2007		(4)
H Street—Warehouses	—	65,259	1,326	26,308	82,898	9,995	92,893	28		2007		(4)
The Barlett	—	41,687	—	216,843	41,687	216,843	258,530	3,664		2007		(4)
WestEnd25 Apartments	100,842	67,049	5,039	107,638	68,198	111,528	179,726	20,143		2007		(4)
1109 South Capitol St	—	11,541	178	(252)	11,597	(130)	11,467	—		2007		(4)
1399 New York Ave, NW	—	33,481	67,363	7,075	34,178	73,741	107,919	10,715		2011		(4)
Other	—	—	51,767	17,350	—	69,117	69,117	(383)
	$1,167,618	$968,209	$1,991,116	$1,173,416	$934,317	$3,198,424	$4,132,741	$917,854
Leasehold Improvements Equipment and Other	—	—	—	22,650	—	22,650	22,650	12,915
Total	$1,167,618	$968,209	$1,991,116	$1,196,066	$934,317	$3,221,074	$4,155,391	$930,769

(1)                                 Represents the contractual debt obligations.

(2)                                 The net basis of our assets and liabilities for tax reporting purposes is approximately $1.7 billion lower than the amount reported for financial statement purposes.

(3)                                 Date of original construction—many assets have had substantial renovation or additional construction—see Column D.

(4)                                 Depreciation of the buildings and improvements is calculated over lives ranging from the life of the lease to 40 years.

The following is a reconciliation of real estate and accumulated depreciation:

	Year Ended December 31,
	2016	2015	2014
Real Estate
Balance at beginning of period	$4,038,206	$3,809,213	$3,700,763
Additions during the period
Land	—	—	15,228
Buildings and improvements	217,261	252,113	128,905
	4,255,467	4,061,326	3,844,896
Less: Assets sold and written-off	(100,076)	(23,120)	(35,683)
Balance at end of period	$4,155,391	$4,038,206	$3,809,213
Accumulated Depreciation
Balance at beginning of period	$908,233	$797,806	$732,707
Additions charged to operating expenses	122,612	133,582	100,471
	1,030,845	931,388	833,178
Less: Accumulated depreciation on assets sold and written-off	(100,076)	(23,155)	(35,372)
Balance at end of period	$930,769	$908,233	$797,806

VORNADO INCLUDED ASSETS

Condensed Combined Balance Sheets

June 30, 2017 and December 31, 2016

(Unaudited)

(In thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Real estate, at cost:
Land and improvements	$930,001	$939,592
Buildings and improvements	3,028,517	3,064,466
Construction in progress	212,795	151,333
	4,171,313	4,155,391
Less accumulated depreciation	(959,352)	(930,769)
Real estate, net	3,211,961	3,224,622
Cash and cash equivalents	280,613	29,000
Restricted cash	3,735	3,263
Tenant and other receivables, net	28,232	33,380
Deferred rent receivable, net	143,395	136,582
Investments in unconsolidated real estate ventures	45,476	45,776
Receivable from Vornado Realty Trust	76,738	75,062
Other assets, net	119,795	112,955
TOTAL ASSETS	$3,909,945	$3,660,640

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,376,077	$1,165,014
Payable to Vornado Realty Trust	289,904	283,232
Accounts payable and accrued expenses	31,779	40,923
Other liabilities, net	50,045	49,487
Total liabilities	1,747,805	1,538,656
Commitments and contingencies	—	—
Equity:
Parent equity	2,161,845	2,121,689
Noncontrolling interests	295	295
Total equity	2,162,140	2,121,984
TOTAL LIABILITIES AND EQUITY	$3,909,945	$3,660,640

See accompanying notes to the condensed combined financial statements.

VORNADO INCLUDED ASSETS

Condensed Combined Statements of Income

For the three and six months ended June 30, 2017 and 2016
(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE
Property rentals	$100,747	$98,861	$199,771	$196,232
Tenant reimbursements	9,030	8,716	17,667	18,197
Third-party real estate services	4,869	5,767	9,923	12,301
Other income	3,374	2,995	6,931	6,393
Total revenue	118,020	116,339	234,292	233,123
EXPENSES
Depreciation and amortization	31,993	32,625	65,775	66,914
Property operating	28,285	27,374	56,466	56,460
Real estate taxes	15,582	14,137	30,754	29,250
General and administrative	11,708	11,939	25,398	25,960
Transaction and other costs	5,237	—	11,078	—
Total operating expenses	92,805	86,075	189,471	178,584
OPERATING INCOME	25,215	30,264	44,821	54,539
Income (loss) from unconsolidated real estate ventures	105	(374)	314	(1,536)
Interest and other income, net	970	760	1,745	1,543
Interest expense	(14,586)	(13,549)	(28,504)	(25,634)
INCOME BEFORE INCOME TAX EXPENSE	11,704	17,101	18,376	28,912
Income tax expense	(363)	(318)	(717)	(582)
NET INCOME ATTRIBUTABLE TO JBG SMITH PROPERTIES	$11,341	$16,783	$17,659	$28,330

See accompanying notes to the condensed combined financial statements.

VORNADO INCLUDED ASSETS

Condensed Combined Statement of Equity
For the six months ended June 30, 2017

(Unaudited)

(In thousands)

	Parent	Noncontrolling
	Equity	Interests	Total Equity

BALANCE AT JANUARY 1, 2017	$2,121,689	$295	$2,121,984
Net income attributable to JBG SMITH Properties	17,659	—	17,659
Deferred compensation shares and options, net	1,294	—	1,294
Contributions from Vornado Realty Trust, net	21,203	—	21,203
BALANCE AT JUNE 30, 2017	$2,161,845	$295	$2,162,140

See accompanying notes to the condensed combined financial statements.

VORNADO INCLUDED ASSETS

Condensed Combined Statements of Cash Flows
For the six months ended June 30, 2017 and 2016

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2017	2016
OPERATING ACTIVITIES:
Net income attributable to JBG SMITH Properties	$17,659	$28,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	66,563	67,806
Straight-line rent	(6,829)	(5,461)
Equity in (income) loss of unconsolidated real estate ventures	(314)	1,536
Accretion of below-market lease intangibles, net	(687)	(673)
Operating distributions from unconsolidated real estate ventures	628	777
Other non-cash adjustments	4,408	5,399
Changes in operating assets and liabilities:
Tenant and other receivables	4,472	134
Other assets, net	(14,868)	(7,214)
Accounts payable and accrued expenses	359	6,122
Other liabilities, net	1,267	(5,836)
Net cash provided by operating activities	72,658	90,920
INVESTING ACTIVITIES:
Development costs, construction in progress and real estate additions	(54,747)	(123,519)
Restricted cash	(472)	272
Other investments	(1,396)	(1,529)
Investments in unconsolidated real estate ventures	(14)	(19,965)
Net cash used in investing activities	(56,629)	(144,741)
FINANCING ACTIVITIES:
Contributions from Vornado Realty Trust, net	21,203	1,487
Proceeds from borrowings from Vornado Realty Trust	4,000	28,500
Repayments of borrowings	(6,689)	(4,858)
Distributions to noncontrolling interests	—	(7)
Debt issuance costs	(2,930)	(4)
Proceeds from borrowings	220,000	—
Net cash provided by financing activities	235,584	25,118
Net increase (decrease) in cash and cash equivalents	251,613	(28,703)
Cash and cash equivalents at beginning of the period	29,000	74,966
Cash and cash equivalents at end of the period	$280,613	$46,263

SUPPLEMENTAL DISCLOSURE OF CASH FLOW AND NON-CASH INFORMATION:
Transfer of mortgage payable to Vornado Realty Trust	$—	$115,022
Cash paid for interest (net of capitalized interest of $917 and $2,761 in 2017 and 2016, respectively)	$22,719	$19,907
Accrued capital expenditures included in accounts payable and accrued expenses	$1,475	$44,754
Write-off of fully depreciated assets	$(12,946)	$(43,027)
Cash payments for income taxes	$706	$762

See accompanying notes to the condensed combined financial statements.

VORNADO INCLUDED ASSETS

Notes to Condensed Combined Financial Statements

June 30, 2017

(Unaudited)

1.                                      Organization and Basis of Presentation and Combination

Organization

JBG SMITH Properties (“JBG SMITH”) (NYSE: JBGS) was organized by Vornado Realty Trust (NYSE: VNO) (“Vornado”) as a Maryland real estate investment trust (“REIT”) on October 27, 2016 (capitalized on November 22, 2016). JBG SMITH was formed for the purpose of receiving, via the spin-off on July 17, 2017 (the “Separation”), substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, (the “Vornado Included Assets”). On July 18, 2017, JBG SMITH acquired the management business and certain assets of The JBG Companies (“JBG”) (the “Combination”). Unless the context otherwise requires, all references to “we,” “us,” and “our,” refer to JBG SMITH after giving effect to the transfer of assets and liabilities from Vornado, but prior to the date of completion of the Separation.

Prior to the Separation from Vornado, JBG SMITH was a wholly owned subsidiary of Vornado and had no material assets or operations. Pursuant to a separation agreement, on July 17, 2017, Vornado distributed 100% of the then outstanding common shares of JBG SMITH on a pro rata basis to the holders of its common shares. Prior to such distribution by Vornado, Vornado Realty L.P. (“VRLP”), Vornado’s operating partnership, distributed JBG SMITH LP, our operating partnership, common limited partnership units on a pro rata basis to the holders of its common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Following such distribution by VRLP and prior to such distribution by Vornado, Vornado contributed to JBG SMITH all of the JBG SMITH LP common limited partnership units it received in exchange for common shares of JBG SMITH. Each Vornado common shareholder received one JBG SMITH common share for every two Vornado common shares held as of the close of business on July 7, 2017 (the “Record Date”). Vornado and each of the other limited partners of VRLP received one JBG SMITH LP common limited partnership unit for every two common limited partnership units in VRLP held as of the close of business on the Record Date. The operations of JBG SMITH are presented as if the transfer of the Vornado Included Assets had been consummated prior to all historical periods presented in the accompanying condensed combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado’s books and records.

In connection with the Separation, JBG SMITH issued 94.7 million common shares and JBG SMITH LP issued 5.8 million common limited partnership units to parties other than JBG SMITH. In connection with the Combination, JBG SMITH issued 23.5 million common shares and JBG SMITH LP issued 13.7 million common limited partnership units to parties other than JBG SMITH. As of the completion of the Separation and the Combination there were 118.2 million JBG SMITH common shares outstanding and 19.5 million JBG SMITH LP common limited partnership units outstanding that were owned by parties other than JBG SMITH.

After the Combination on July 18, 2017, the combined portfolio of JBG SMITH was comprised of: (i) 68 operating assets comprising 50 office assets totaling approximately 13.9 million square feet (11.9 million square feet at our share), 14 multifamily assets totaling 6,016 units (4,232 units at our share) and four other assets totaling approximately 765,000 square feet (348,000 square feet at our share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at our share) and six multifamily assets totaling 1,334 units (1,146 units at our share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at our share) and one other asset of approximately 65,000 square feet (6,500 square feet at our share), and (iv) 44 future development assets totaling over 22.0 million square feet (18.3 million square feet at our share) of estimated potential development density.

Our revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance.

Only the U.S. federal government accounted for 10% or more of revenue for the three and six months ended June 30, 2017 and 2016, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2017	2016	2017	2016
U.S. federal government	$23,168	$23,326	$46,377	$47,345
Percentage of office segment revenue	26.74%	26.03%	26.80%	26.26%
Percentage of total revenue	19.63%	20.05%	19.79%	20.31%

Basis of Presentation and Combination

The accompanying condensed combined financial statements include the Vornado Included Assets, all of which were under common control of Vornado for all periods prior to the July 17, 2017 transfer of assets to JBG SMITH and the distribution of JBG SMITH’s common shares to Vornado’s shareholders. The assets and liabilities in these combined financial statements have been carved out of Vornado’s books and records at their historical carrying amounts. All significant intercompany transactions and balances have been eliminated.

Our condensed combined financial statements covered in this report present the financial condition as of and for the three- and six-month periods ended June 30, 2017, which is prior to consummation of the Separation and the Combination. Therefore, the discussion of our results of operations, cash flows and financial condition set forth in this report is not necessarily indicative of our future results of operations, cash flows or financial condition as an independent, publicly traded company.

The historical financial results for the Vornado Included Assets reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on an analysis of key metrics, including total revenues. Such costs do not necessarily reflect what the actual costs would have been if JBG SMITH had been operating as a separate standalone public company. These charges are discussed further in Note 11.

Presentation of earnings per share information is not applicable in these condensed combined financial statements, since these assets and liabilities were owned by Vornado during the periods presented.

The condensed combined financial statements included in this report are unaudited. In our opinion, all adjustments considered necessary for a fair presentation have been included, and all such adjustments are of a normal recurring nature. The results of operations for the three and six months ended June 30, 2017 and 2016 are not necessarily indicative of the results that may be expected for a full year.

The accompanying unaudited condensed combined financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions of Form 10-Q. Accordingly, these unaudited condensed combined financial statements do not contain certain information required in annual financial statements and notes. The unaudited condensed combined balance sheet as of December 31, 2016 was derived from audited financial statements, but does not include all disclosures required under GAAP. These condensed combined financial statements should be read in conjunction with our Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission (the “SEC”) and declared effective on June 26, 2017 as well as the final Information Statement filed with the SEC as Exhibit 99.1 to our Current Report on Form 8-K filed on June 27, 2017.

Commencing with the transfer of assets to JBG SMITH and the distribution of JBG SMITH’s common shares to Vornado’s shareholders, JBG SMITH operates in a manner intended to enable it to qualify as a REIT under Sections 860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as dividends to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for federal income taxes has been made in the accompanying condensed combined financial statements. The Vornado Included Assets are subject to certain other taxes, including state and local taxes which are included in “income tax expense” in the condensed combined statements of income.

The Vornado Included Assets aggregate assets into two reportable segments (office and multifamily) because all of the assets in each segment have similar economic characteristics and we provide similar products and services to similar types of office and multifamily tenants.

Certain prior period data have been reclassified to conform to the current period presentation. We reclassified $4.0 million of investments to “Other assets” on our condensed combined balance sheet as of December 31, 2016 as a result of the revision in the line item “Investments in unconsolidated real estate ventures” on our condensed combined balance sheet to include only real estate investments.

2.                                      Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements (Accounting Standards Update or “ASU”) by the Financial Accounting Standards Board (“FASB”) that could have a material effect on our financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards not yet adopted
ASU 2017-09, Compensation— Stock Compensation (Topic 718): Scope of Modification Accounting

This standard clarifies which changes to the terms or conditions of a share-based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification (“ASC”) Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share-based payment award are the same immediately before and after a change to the terms or conditions of the award.

		January 2018	We are currently evaluating the overall impact of the adoption of ASU 2017-09. The adoption of this standard is not expected to have a material impact on our combined financial statements.

ASU -05, Other Income— Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets

This standard clarifies the scope of recently established guidance on nonfinancial asset derecognition as well as the accounting for partial sales of nonfinancial assets. This update conforms the derecognition guidance on nonfinancial assets with the model for transactions in ASC 606.

		January 2018	The adoption of this standard is not expected to have an impact on our combined financial statements.

ASU -01 Business Combinations (Topic 805): Clarifying the Definition of a Business

This standard provides a screen to determine when an asset acquired or group of assets acquired is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated.

January 2018

The adoption of this standard will result in fewer real estate acquisitions qualifying as businesses and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed.

ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash

These standards amend the existing guidance and address specific cash flow issues with the objective of reducing existing diversity in practice. ASU 2016-15 addresses eight specific cash flow issues and ASU 2016-18 specifically addresses presentation of restricted cash and restricted cash equivalents in the statements of cash flows. These standards require a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, entities may apply the amendments prospectively as of the earliest date practicable.

		January 2018	Other than the revised statement of cash flows presentation of restricted cash, the adoption of these standards is not expected to have a material impact on our combined financial statements.

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842)

This standard sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases.

January 2019

We are currently evaluating the overall impact of the adoption of ASU 2016-02 on our combined financial statements, including the timing of adopting this standard. ASU 2016-02 will more significantly impact the accounting for leases in which we are the lessee. We have ground leases for which we will be required to record a right-of- use asset and lease liability equal to the present value of the remaining minimum lease payments upon adoption of this standard. We also expect that this standard will have an impact on the presentation of certain lease and lease components of revenue from leases with no material impact to “total revenues.”

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as clarified and amended by ASU 2016-08, ASU 2016-10 and ASU 2016-12

This standard establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. It requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. This standard may be adopted either retrospectively or on a modified retrospective basis.

January 2018

We currently expect to utilize the modified retrospective method of adoption. We have commenced the execution of our project plan for adopting this standard, which consists of gathering and evaluating the inventory of our revenue streams. We expect this standard will have an impact on the presentation of certain lease and non-lease components of revenue from leases upon the adoption of ASU 02, Leases, with no material impact on “total revenues.” We expect this standard will have an impact on the timing of gains on certain sales of real estate. We are continuing to evaluate the impact of this standard on our combined financial statements.

3.                                      Investments in Unconsolidated Real Estate Ventures

The following is a summary of the composition of our investments in unconsolidated real estate ventures as of June 30, 2017 and December 31, 2016:

	Ownership Interest	Investment Balance
Investments	June 30, 2017	June 30, 2017	December 31, 2016
		(In thousands)
The Warner	55.0%	$38,823	$39,417
Other investments	Various	6,653	6,359
Total investments in unconsolidated real estate ventures		$45,476	$45,776

The following is a summary of the debt of our unconsolidated real estate ventures as of June 30, 2017 and December 31, 2016:

			Interest Rate	100% Unconsolidated Real Estate Ventures’ Debt
Investments	Maturity		June 30, 2017	June 30, 2017	December 31, 2016
				(In thousands)
The Warner	06/01/23		3.65%	$273,000	$273,000
1101 17th Street	01/19/18	(1)	2.47%	31,000	31,000
Unconsolidated real estate ventures - mortgages payable				304,000	304,000
Unamortized deferred financing costs, net				(918)	(1,034)
Unconsolidated real estate ventures - mortgages payable, net				$303,082	$302,966

(1) In January 2017, the 1101 17th Street mortgage was extended from January 2017 to January 2018.

The following is a summary of the condensed combined financial information for all of our unconsolidated real estate ventures, as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016:

	June 30, 2017	December 31, 2016
	(In thousands)
Balance sheet information:
Total assets	$606,293	$598,239
Total liabilities	$334,092	$327,862
Noncontrolling interests	$343	$343
Total equity	$271,858	$270,034

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Income statement information:
Total revenue	$18,318	$17,379	$36,557	$34,702
Net income	$3,570	$2,298	$5,993	$2,476

4.                                      Variable Interest Entities

As of June 30, 2017 and December 31, 2016, we have several unconsolidated variable interest entities. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities does not give us power over decisions that significantly affect these entities’ economic performance. We account for our investment in these entities under the equity method. As of June 30, 2017 and December 31, 2016, the net carrying amounts of our investment in these entities were $43.2 million and $42.4 million, respectively, and our maximum exposure to loss in these entities is limited to our investments.

5.                                      Other Assets, Net

The following is a summary of other assets, net as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(In thousands)
Deferred leasing costs, gross	$166,689	$157,258
Accumulated amortization	(63,442)	(57,910)
Deferred leasing costs, net	103,247	99,348
Prepaid expenses	4,111	2,199
Identified intangible assets, net	2,739	3,063
Other	9,698	8,345
Total other assets, net	$119,795	$112,955

6.                                      Mortgages Payable

The following is a summary of mortgages payable as of June 30, 2017 and December 31, 2016:

	Interest Rate	Balance as of
	June 30,	June 30,	December 31,
	2017	2017	2016
		(In thousands)
Variable rate(1)	2.77%	$767,291	$547,291
Fixed rate	5.52%	613,637	620,327
Mortgages payable		1,380,928	1,167,618
Unamortized deferred financing costs and premium/discount, net		(4,851)	(2,604)
Mortgages payable, net		$1,376,077	$1,165,014
Payable to Vornado Realty Trust(2)	3.70%	$289,904	$283,232

(1) On June 20, 2017, we completed a $220.0 million financing of The Bartlett, a 699-unit residential building in Arlington, Virginia. The five-year interest-only mortgage loan bears interest at LIBOR plus 1.70% per annum and matures in June 2022. We realized net proceeds of approximately $217.2 million.

(2) In June 2016, the mortgage loan for the Bowen Building was repaid with proceeds of a $115.6 million draw on Vornado’s revolving credit facility collateralized by an interest in the property, and, accordingly, has been reflected as a component of “Payable to Vornado Realty Trust” on the combined balance sheets as of June 30, 2017 and December 31, 2016. The mortgage was assigned to JBG SMITH at Separation, and the note was repaid with amounts drawn under the revolving credit facility (see Note 12 for further discussion).

7.                                      Other Liabilities, Net

The following is a summary of other liabilities, net as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(In thousands)
Prepaid rent	$13,762	$9,163
Lease assumptions liabilities and accrued tenant incentives	11,792	14,907
Lease intangible liabilities, net	10,862	11,570
Security deposits	10,316	10,324
Ground lease deferred rent payable	3,313	3,331
Other	—	192
Total other liabilities, net	$50,045	$49,487

8.                                      Fair Value Measurements

ASC 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 — quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 — observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 — unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

There were no financial assets or liabilities measured at fair value on a recurring basis as of June 30, 2017 and December 31, 2016.

Financial Assets and Liabilities Not Measured at Fair Value

As of June 30, 2017 and December 31, 2016, all financial instruments and liabilities were reflected in our condensed combined balance sheets at amounts which, in our estimation, reasonably approximated their fair values, except for the following:

	June 30, 2017		December 31, 2016
	Carrying		Carrying
	Amount (1)	Fair Value	Amount (1)	Fair Value
(In thousands)
Financial liabilities:
Mortgages payable	$1,380,928	$1,411,419	$1,167,618	$1,192,267

(1)   The carrying amount consists of principal only.

The fair value of our mortgages payable is estimated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of the mortgages payable was determined using Level 2 inputs of the fair value hierarchy.

9.                                      Segment Information

Below is a summary of net income by segment for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30, 2017
	Office	Multifamily	Other	Total
	(In thousands)
Total revenue	$86,631	$21,698	$9,691	$118,020
Operating expenses	57,639	13,083	16,846	87,568
Transaction and other costs	—	—	5,237	5,237
Total operating expenses	57,639	13,083	22,083	92,805
Operating income (loss)	28,992	8,615	(12,392)	25,215
Income from unconsolidated	105	—	—	105
Interest and other income, net	857	7	106	970
Interest expense	(10,476)	(4,117)	7	(14,586)
Income (loss) before income tax expense	19,478	4,505	(12,279)	11,704
Income tax expense	(37)	—	(326)	(363)
Net income (loss) attributable to JBG SMITH Properties	$19,441	$4,505	$(12,605)	$11,341

	Three Months Ended June 30, 2016
	Office	Multifamily	Other	Total
	(In thousands)
Total revenue	$89,612	$16,319	$10,408	$116,339
Total operating expenses	58,964	10,594	16,517	86,075
Operating income (loss)	30,648	5,725	(6,109)	30,264
Loss from unconsolidated real estate ventures	(374)	—	—	(374)
Interest and other income, net	759	—	1	760
Interest expense	(10,505)	(3,097)	53	(13,549)
Income (loss) before income tax expense	20,528	2,628	(6,055)	17,101
Income tax expense	(81)	—	(237)	(318)
Net income (loss) attributable to JBG SMITH Properties	$20,447	$2,628	$(6,292)	$16,783

	Six Months Ended June 30, 2017
	Office	Multifamily	Other	Total
	(In thousands)
Total revenue	$173,044	$42,473	$18,775	$234,292
Operating expenses	116,128	26,476	35,789	178,393
Transaction and other costs	—	—	11,078	11,078
Total operating expenses	116,128	26,476	46,867	189,471
Operating income (loss)	56,916	15,997	(28,092)	44,821
Income from unconsolidated real estate ventures	314	—	—	314
Interest and other income, net	1,723	7	15	1,745
Interest expense	(20,783)	(7,780)	59	(28,504)
Income (loss) before income tax expense	38,170	8,224	(28,018)	18,376
Income tax expense	(68)	—	(649)	(717)
Net income (loss) attributable to JBG SMITH Properties	$38,102	$8,224	$(28,667)	$17,659

	Six Months Ended June 30, 2016
	Office	Multifamily	Other	Total
	(In thousands)
Total revenue	$180,296	$31,825	$21,002	$233,123
Total operating expenses	123,116	19,541	35,927	178,584
Operating income (loss)	57,180	12,284	(14,925)	54,539
Loss from unconsolidated real estate ventures	(1,536)	—	—	(1,536)
Interest and other income, net	1,540	—	3	1,543
Interest expense	(21,517)	(4,283)	166	(25,634)
Income (loss) before income tax expense	35,667	8,001	(14,756)	28,912
Income tax expense	(98)	—	(484)	(582)
Net income (loss) attributable to JBG SMITH Properties	$35,569	$8,001	$(15,240)	$28,330

The following is a summary of certain balance sheet data by segment as of June 30, 2017 and December 31, 2016:

	Office	Multifamily	Other	Total
	(In thousands)
June 30, 2017
Real estate, at cost	$2,935,001	$965,577	$270,735	$4,171,313
Investments in unconsolidated real estate ventures	$45,333	$—	$143	$45,476
Total assets	$2,527,891	$1,100,658	$281,396	$3,909,945
December 31, 2016
Real estate, at cost	$2,929,976	$959,267	$266,148	$4,155,391
Investments in unconsolidated real estate ventures	$45,647	$—	$129	$45,776
Total assets	$2,498,148	$872,838	$289,654	$3,660,640

10.                               Commitments and Contingencies

Environmental Matters

Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental contamination that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, there can be no assurance that the identification of new areas of contamination, changes in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant cost to us.

Other

There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

As of June 30, 2017, we expect to fund additional capital to certain of our unconsolidated investments totaling approximately $5.3 million.

We are obligated under non-cancelable operating leases, primarily for ground leases on certain of our properties through 2084, totaling $576.1 million.

11.                               Related Party Transactions

As described in Note 1, the accompanying condensed combined financial statements present the operations of the office and multifamily assets as carved-out from the financial statements of Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the assets in the combined financial statements using reasonable allocation methodologies. The total amounts allocated during the three months ended June 30, 2017 and 2016 were $5.4 million and $4.6 million, respectively. The total amounts allocated during the six months ended June 30, 2017 and 2016 were $12.2 million and $10.7 million, respectively. These allocated amounts are included as a component of general and administrative expenses on the combined statements of income and do not necessarily reflect what actual costs would have been if the Vornado Included Assets were a separate standalone public company. Actual costs may be materially different. Allocated amounts for the three and six months ended June 30, 2017 and 2016 are not necessarily indicative of allocated amounts for a full year.

In August 2014, we completed a $185.0 million financing of the Universal Buildings, a 687,000 square foot office complex located in Washington, DC. In connection with this financing, pursuant to a note agreement dated August 12, 2014, we used a portion of the financing proceeds and made an $86.0 million loan to Vornado at LIBOR plus 2.9% (4.4% at June 30, 2017) due August 2019. During 2016 and 2015, Vornado repaid $4.0 million and $7.0 million of the loan receivable, respectively. As of June 30, 2017 and December 31, 2016, the balance of the receivable from Vornado, including accrued interest, was $76.7 million and $75.1 million, respectively. We recognized interest income of $843,000 and $1.7 million during the three and six months ended June 30, 2017, respectively, and $746,000 and $1.5 million during the three and six months ended June 30, 2016, respectively. At the Separation, Vornado repaid the outstanding balance of the loan and related accrued interest.

In connection with the development of The Bartlett, we entered into various note agreements with Vornado whereby we could borrow up to a maximum of $170.0 million. As of June 30, 2017 and December 31, 2016, the amounts outstanding under these note agreements at LIBOR plus 2.9% (4.7% at June 30, 2017) were $174.3 million and $166.5 million, respectively, and are included in “Payable to Vornado Realty Trust” on our condensed combined balance sheets. We incurred interest of $2.0 million and $3.7 million during the three and six months ended June 30, 2017, respectively, and $1.1 million and $1.8 million during the three and six months ended June 30, 2016, respectively. Vornado contributed these note agreements to JBG SMITH at the Separation.

In June 2016, the $115.0 million mortgage loan (including $608,000 of accrued interest) secured by the Bowen Building, a 231,000 square foot office building located in Washington, DC, was repaid with the proceeds of a $115.6 million draw on Vornado’s revolving credit facility. Given that the $115.6 million draw on Vornado’s credit facility is secured by an interest in the property, such amount is included in “Payable to Vornado Realty Trust” on our condensed combined balance sheets. We incurred interest expense of $625,000 and $1.2 million during the three and six months ended June 30, 2017, respectively, and $145,000 for both the three and six months ended June 30, 2016. The mortgage was assigned to JBG SMITH at the Separation, and the note was repaid with amounts drawn under our revolving credit facility. See Note 12 for further discussion.

We have agreements with Building Maintenance Services (“BMS”), a wholly owned subsidiary of Vornado, to supervise cleaning, engineering and security services at our properties. We paid BMS $3.2 million and $6.3 million during the three and six months ended June 30, 2017, respectively, and $3.2 million and $6.3 million during the three and six months ended June 30, 2016, respectively, which are included in “Property operating expenses” on our condensed combined statements of income.

In connection with the Separation and the Combination, we entered into an agreement with Vornado under which Vornado will provide operational support for an initial period of up to two years. See Note 12 for further discussion.

We entered into a consulting agreement with Mr. Schear, a member of our Board of Trustees and formerly the president of Vornado’s Washington, DC segment. The consulting agreement, which expires on December 31, 2017, is subject to renewal through the second anniversary of the closing of the Combination unless earlier terminated and provides for the payment of consulting fees at the rate of $166,667 per month for the 24 months following the closing, including upon termination of the consulting agreement in certain circumstances by us, or after December 31, 2017 by him. In March 2017, Vornado amended Mr. Schear’s employment agreement with Vornado to provide for the payments that Mr. Schear will receive in connection with certain post-employment services related to the Separation which services are intended to facilitate the integration of the operations of Vornado’s Washington, DC segment with those of the management business and certain assets of JBG.

12.                               Subsequent Events

Pursuant to the Subsequent Events Topic of the Financial Accounting Standards Board ASC, we have evaluated subsequent events and transactions that occurred after our June 30, 2017 unaudited condensed combined balance sheet date for potential recognition or disclosure in our condensed combined financial statements and have also included such events in the footnotes herein.

The Separation

On July 17, 2017, we completed the Separation from Vornado. The Separation was effectuated by the distribution by Vornado of one common share of JBG SMITH for every two common shares of Vornado, and the distribution by VRLP of one common limited partnership unit of JBG SMITH LP for every two common limited partnership units of VRLP. A total of 94.7 million of our common shares and 5.8 million common limited partnership units of JBG SMITH LP were distributed to parties other than JBG SMITH. We are now an independent public company trading under the ticker symbol “JBGS” on the New York Stock Exchange. See Note 1 for further discussion.

The Combination

On July 18, 2017, we completed the Combination and acquired the management business and certain assets and liabilities, including mortgages payable with an aggregate principal balance of approximately $770.0 million, of The JBG Companies in exchange for 37.2 million common shares and common limited partnership units with a volume weighted average price on July 18, 2017 of $37.10 per share/unit. In accordance with ASC 805, Business Combinations, the Combination will be accounted for at fair value under the acquisition method of accounting. The purchase price allocation is in process and will be finalized after our valuation studies are complete. In addition, due to the short period of time between the closing of the Combination and the filing of this Quarterly Report on Form 10-Q, pro forma disclosures are not included and will be subsequently filed in an amended Current Report on Form 8-K, in accordance with SEC regulations.

The JBG assets acquired comprise: (i) 30 operating assets comprising 19 office assets totaling approximately 3.6 million square feet (2.3 million square feet at our share), nine multifamily assets with 2,883 units (1,099 units at our share) and two other assets totaling approximately 490,000 square feet (73,000 square feet at our share); (ii) 11 assets under construction comprising five office assets totaling over 1.3 million square feet (1.2 million square feet at our share) and six multifamily assets totaling 1,334 units (1,146 units at our share); (iii) two near-term development assets comprising one multifamily asset totaling 433 units (303 units at our share) and one other asset of approximately 65,000 square feet (6,500 square feet at our share); (iv) 26 future development assets totaling approximately 11.7 million square feet (8.5 million square feet at our share) of estimated potential development density; and (v) JBG/Operating Partners, L.P., a real estate services company providing investment, development, asset management, property management, leasing, construction management and other services. JBG/Operating Partners, L.P. was owned by 20 unrelated individuals of which 19 became our employees, and three of these former owners serve on our Board of Trustees.

Acquisition-related transaction costs and costs to effect the Separation and the Combination (such as advisory, legal, accounting, valuation and other professional fees) will not be included as a component of acquisition consideration. Such costs are expensed in the periods incurred.

In connection with the Separation and the Combination, we entered into an agreement with Vornado under which Vornado will provide operational support for an initial period of up to two years. These services include information technology, financial reporting and payroll services. The charges for these services will be based on an hourly or per transaction fee arrangement including reimbursement for overhead and out-of-pocket expenses. Pursuant to an agreement, we are providing Vornado with leasing and property management services for certain of its assets held under joint venture arrangements that were not part of the Separation. We believe that the terms of both of these agreements are comparable to those that would have been negotiated on an arm’s-length basis.

Other Events

JBG SMITH 2017 Omnibus Share Plan

On June 23, 2017, our Board of Trustees adopted the JBG SMITH 2017 Omnibus Share Plan (the “Plan”), effective as of July 17, 2017, and authorized the reservation of approximately 10.3 million of our common shares pursuant to the Plan. On July 10, 2017, our sole shareholder approved the Plan.

Initial Formation Awards

Pursuant to the Plan, on July 18, 2017, we granted approximately 2.7 million initial formation awards based on an aggregate notional value of approximately $100.0 million divided by the volume-weighted average price on July 18, 2017 of $37.10 per common share. The initial formation awards are structured in the form of profits interests that provide for a share of appreciation determined by the increase in the value of a common share at the time of conversion over the $37.10 volume-weighted average price of a common share at the time the formation unit was granted. The initial formation awards, subject to certain conditions, will vest 25% on each of the third and fourth anniversaries, and 50% on the fifth anniversary, of the closing of the Combination, subject to continued employment with JBG SMITH through each vesting date.

2017 Equity Grants

On July 18, 2017, we granted long-term incentive partnership units (“LTIP Units”) to the seven independent Trustees in the amount of $250,000 each. The LTIP Units fully vested on the date of grant, but may not be sold while an independent Trustee is serving on the Board.

On August 1, 2017, we granted approximately 303,700 LTIP Units to management and other employees under our Plan. The LTIP units vest in four equal installments on July 18 of each year, subject to continued employment.

On August 1, 2017, we granted approximately 607,000 out-performance award units (“OPP Units”) to management and other employees under the Plan. OPP Units are part of a performance-based equity compensation plan pursuant to which participants have the opportunity to earn OPP units based on the relative performance of the total shareholder return (“TSR”) of our common shares compared to the companies in the FTSE NAREIT Equity Office Index, over the three-year performance period beginning on the August 1, 2017 grant date, inclusive of dividends and stock price appreciation. 50% of any OPP Units that are earned vest at the end of the three-year performance period and the remaining 50% on the fourth anniversary of the date of grant, subject to continued employment.

Credit Facility

On July 18, 2017, we entered into a $1.4 billion credit facility, consisting of a $1.0 billion revolving credit facility with a four- year term, with two six-month extension options, a five and a half-year delayed draw $200.0 million unsecured term loan (“Tranche A-1 Term Loan”) and a seven-year delayed draw $200.0 million unsecured term loan (“Tranche A-2 Term Loan”). The interest rate for the credit facility will vary based on a ratio of our total outstanding indebtedness to a valuation of certain real property businesses and assets and will range (a) in the case of the revolving credit facility, from LIBOR plus 1.10% to LIBOR plus 1.50%, (b) in the case of the Tranche A-1 Term Loan, from LIBOR plus 1.20% to LIBOR plus 1.70% and (c) in the case of the Tranche A-2 Term Loan, from LIBOR plus 1.55% to LIBOR plus 2.35%. On July 18, 2017, in connection with the Combination, we drew $115.8 million on the revolving credit facility and $50.0 million under the Tranche A-2 Term Loan. In connection with the execution of the credit facility, we incurred $6.8 million in fees and expenses.

JBG REAL ESTATE OPERATING ASSETS

COMBINED STATEMENT OF REVENUES AND EXPENSES FROM

REAL ESTATE OPERATIONS

Including Independent Auditors’ Report

For the Year Ended December 31, 2016

INDEPENDENT AUDITORS’ REPORT

The Partners of
JBG/Operating Partners, L.P.:

We have audited the accompanying combined statement of revenues and expenses from real estate operations (as defined in Note 1) for the year ended December 31, 2016, and the related notes (the “statement”).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenues and expenses from real estate operations referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 1 of the statement for the year ended December 31, 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement, which describes that the accompanying statement was prepared for the purpose of complying with the Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended (for inclusion in the filing of Form 10 of JBG SMITH Properties) and is not intended to be a complete presentation of revenues and expenses. Our opinion is not modified with respect to this matter.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the statement as a whole. The accompanying combining information included in Schedule 1 is presented for purposes of additional analysis and is not a required part of the statement. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the statement. The information has been subjected to the auditing procedures applied in the audit of the statement and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the statement or to the statement itself, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the statement as a whole.

/s/ KPMG LLP

McLean, Virginia
June 8, 2017

JBG REAL ESTATE OPERATING ASSETS

Combined Statement of Revenues and Expenses from Real Estate Operations

(dollar amounts in thousands)

For the Year Ended December 31, 2016
Revenue
Property rentals	$204,906
Tenant expense reimbursement	26,916
Other revenue	3,456
Total Revenue	235,278
Expenses
Property operating	72,711
Real estate taxes	27,832
Management fees	7,330
Total Expenses	107,873
Revenues in Excess of Expenses	$127,405

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from

Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION

JBG Real Estate Operating Assets is not a separate or single legal entity, but rather a combination of real estate operating assets and entities under the common management of JBG/Operating Partners, L.P. (the “Partnership”) and its consolidated subsidiaries (the “Management Company”). The Management Company earns fees in connection with investment, development, property management, leasing, construction management, tenant improvement construction, and finance provided to commercial office, multifamily (both rental and for-sale), retail, and hotel assets. Substantially all fee revenue earned by the Management Company is from services provided to the real estate assets owned by affiliated real estate investment funds (each a “Fund” and collectively, the “Funds”) and real estate ventures (the “Ventures”). The Funds either held or continue to hold direct or indirect ownership in each real estate asset (“Property Asset”) through separate limited liability companies (each, a “Property LLC”). The Funds own direct or indirect equity interests in the Property LLCs. The Ventures also either held or continue to hold interests in real estate assets (the “Venture Assets”). The Management Company, Funds, Ventures, Property Assets, Property LLCs, and Venture Assets are collectively referred to as “JBG”.

On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the “Transaction Agreement”) with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties (“JBG SMITH”) and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH’s subsidiary operating partnership (the “Operating Partnership”). On July 18, 2017, in accordance with the Transaction Agreement, the Management Company, the Funds’ interests in certain Property LLCs, and interests in the Ventures, were contributed through a series of transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH or, in certain circumstances, cash (the “Transaction”). As of the closing of the Transaction on July 18, 2017, JBG SMITH was a publicly traded real estate investment trust. Except where the context requires otherwise, “JBG SMITH” refers to JBG SMITH, the Operating Partnership and their consolidated subsidiaries.

On July 18, 2017, JBG SMITH acquired up to 100% of the ownership interests in certain Property LLCs from one or more of the following real estate funds, affiliated with the Management Company: JBG Investment Fund I, L.P. (“Fund I”); JBG Investment Fund II, L.P. (“Fund II”); JBG Investment Fund III, L.P. (“Fund III”); JBG Investment Fund VI, L.L.C. (“Fund VI”); JBG Investment Fund VII, L.L.C. (“Fund VII”); JBG Investment Fund VIII, L.L.C. (“Fund VIII”); JBG Investment Fund IX, L.L.C. (“Fund IX”); JBG/Urban Direct Member, L.L.C. (“Urban Direct”); and JBG/Recap Investors, L.L.C. (“Recap”). JBG SMITH also acquired interests in several Ventures from the Funds and other affiliates of the Management Company.

The Management Company, Funds, Ventures, and Property LLCs are not entities under common control or subsidiaries of a common parent. The Property Assets and Venture Assets presented in the combined statement of revenues and expenses from real estate operations and supplementary information presented in Schedule 1 (the “Statement”) have been under common management of the Management Company since the date of acquisition by the applicable Fund.

Although JBG SMITH acquired less than 100% of the equity interests in certain of the Property LLCs and each Venture, the Statement presents 100% of the revenues and expenses from real estate operations for each Property Asset and Venture Asset. The schedule included in the Supplemental Information identifies the selling entity (Fund) and the name of the Venture, and the percentage ownership in each Property Asset or Venture Asset that was acquired by JBG SMITH.

The following tables set forth the percentage ownership interest JBG SMITH acquired in the Property LLCs and Ventures that hold ownership interests in certain Property Assets and Venture Assets. The ownership percentages are unaudited.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

JBG SMITH acquired 100% of the ownership interests in the Property LLCs that hold the ownership interests in the following Property Assets:

Property Asset—Office	Property Asset—Retail	Property Asset—Multifamily
1233 20th Street	North End Retail	Falkland Chase—North
1600 K Street		Falkland Chase—South & West
1831 Wiehle Avenue		Fort Totten Square
800 North Glebe Road
7200 Wisconsin Avenue
RTC—West
Summit I
Summit II
Wiehle Avenue Office Building

JBG SMITH acquired less than 100% of the ownership interests in the Property LLCs and Ventures that hold the ownership interests in the following Property Assets and Venture Assets, with the exception of 12725 Twinbrook Parkway.

Property Assets and Venture Assets	Type	JBG SMITH Ownership (Unaudited)
5640 Fishers/12441 Parklawn	Office	10.0%
12725 Twinbroook Parkway	Office	0.0	%(1)
11333 Woodglen Drive	Office	18.0%
Capitol Point—North	Office	59.0%
Chase Tower Office/Retail	Office	10.0%
Courthouse Metro Office	Office	18.0%
Fishers Place I	Office	10.0%
Fishers Place II	Office	10.0%
Fishers Place III	Office	10.0%
L’Enfant Plaza Office—East	Office	49.0%
L’Enfant Plaza Office—North	Office	49.0%
L’Enfant Plaza Retail	Office	49.0%
NoBe II Office	Office	18.0%
Pickett Industrial Park	Office	10.0%
Rosslyn Gateway—North	Office	18.0%
Rosslyn Gateway—South	Office	18.0%
The Foundry	Office	9.9%
Woodglen	Office	18.0%
Stonebridge at Potomac Town Center—Phase I	Retail	10.0%
Atlantic Plumbing	Multifamily	64.0%
Fairway Apartments	Multifamily	10.0%
Galvan	Multifamily	1.8%
The Alaire	Multifamily	18.0%
The Gale Eckington	Multifamily	5.0%
The Terano	Multifamily	1.8%

(1)         The Fund’s 10% ownership interest in the asset was sold to an unrelated party on July 12, 2017.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION (Continued)

The accompanying combined statement of revenues and expenses from real estate operations has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act. Accordingly, the combined statement of revenues and expenses from real estate operations does not reflect the actual operations for the period presented as revenues and expenses from real estate operations excludes certain revenue and expenses expected to be incurred in the future operations of the Property Assets or Venture Assets. Such items include depreciation, amortization, interest expense, interest income, ground rent expense, and amortization of above- and below-market leases. Revenue includes contractual base and other rent pursuant to the lease agreements, tenant expense reimbursements, and other revenue derived from the operation of the real estate asset. The expenses presented are the direct expenses associated with operating and maintaining the real estate asset and are recognized as incurred. Further, the accompanying combined statement of revenues and expenses from real estate operations does not include any amounts for non-operating real estate assets including future development parcels and Property Assets or Venture Assets in the near-term development, development, and construction phases.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination—The combined statement of revenues and expenses from real estate operations includes selected accounts of the Property Assets and Venture Assets as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the combined statement of revenues and expenses from real estate operations.

Revenue Recognition—Property rental revenue is recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant expense reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. The reimbursements are recognized and presented gross as the Property Assets and Venture Assets are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and bear the associated credit risk.

Other revenue is revenue derived from lease termination fees and the tenants’ use of parking and other property facilities. Lease termination fees are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants. Other revenue is recognized when the related services are utilized by the tenants.

Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and expenses from real estate operations during the reporting period to present the statement of revenues and expenses from real estate operations in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

NOTE 3—SUMMARY TABLE (UNAUDITED)

The following table separately presents the aggregate operating revenues and expenses for the wholly owned Property Assets and the less than wholly owned consolidated and non-consolidated Property Assets and Venture Assets. Presentation of amounts as “100% Owned”, “Less Than 100% Owned Consolidated”, and “Less Than 100% Owned Non-Consolidated” are unaudited.

	Year Ended December 31, 2016
	100% Owned	Less Than 100% Owned Consolidated	Combined	Less Than 100% Owned Non- Consolidated
Revenue
Property rentals	$70,242	$—	$70,242	$134,664
Tenant expense reimbursement	6,072	—	6,072	20,844
Other revenue	961	—	961	2,495
Total Revenue	77,275	—	77,275	158,003
Expenses
Property operating	20,942	—	20,942	51,769
Real estate taxes	9,511	—	9,511	18,321
Management fees	2,283	—	2,283	5,047
Total Expenses	32,736	—	32,736	75,137
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$44,539	$—	$44,539	$82,866

NOTE 4—LEASE COMMITMENTS

There are various lease agreements in place with tenants to lease space in the Property Assets and Venture Assets. As of December 31, 2016, the minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter were as follows:

2017	$136,004
2018	133,646
2019	120,305
2020	110,195
2021	84,909
Thereafter	292,700
$877,759

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes, and other operating expenses, which are excluded from the amounts above. Future cash rents receivable on multifamily real estate operating assets are excluded from the table above as the lease terms are generally one year or less.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from
Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

NOTE 5—TENANT CONCENTRATIONS

For the year ended December 31, 2016, 15% of total combined revenue was recognized from one government agency tenant.

NOTE 6—RELATED PARTY TRANSACTIONS

The Management Company provides all property management and related services for the Property Assets and Venture Assets, which are calculated as a percentage of rental revenue or gross receipts. These fees, which have been recorded as management fees in the accompanying Statement, totaled $7,330 for the year ended December 31, 2016.

NOTE 7—SUBSEQUENT EVENTS

Subsequent events were evaluated through June 8, 2017, the date the combined statement of revenues and expenses from real estate operations was available to be issued.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office
	Capitol Point— North	L’Enfant Plaza Office— East	L’Enfant Plaza Office— North	L’Enfant Plaza Retail
Revenue
Property rentals	$165	$16,883	$8,444	$4,800
Tenant expense reimbursement	55	1,419	310	890
Other revenue	(24)	149	81	153
Total Revenue	196	18,451	8,835	5,843
Expenses
Property operating	335	4,911	3,627	3,472
Real estate taxes	494	3,723	1,998	802
Management fees	30	524	187	142
Total Expenses	859	9,158	5,812	4,416
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$(663)	$9,293	$3,023	$1,427
Affiliated Seller	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct
JBG SMITH Ownership (Unaudited)	59.0%	49.0%	49.0%	49.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	DC	DC	DC	DC

Note: This schedule is presented for the purposes of additional analysis and is not a required part of the Statement. The terms “consolidated” and “non-consolidated” reflect management’s preliminary conclusion with respect to presentation of such assets in JBG SMITH’s financial statements upon completion of the transaction described in Note 1 and is therefore unaudited.

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office—Continued
	1233 20th Street	The Foundry	1600 K Street	Subtotal DC Office
Revenue
Property rentals	$5,814	$9,049	$3,656	$48,811
Tenant expense reimbursement	112	249	248	3,283
Other revenue	(20)	29	90	458
Total Revenue	5,906	9,327	3,994	52,552
Expenses
Property operating	1,732	2,845	1,174	18,096
Real estate taxes	1,199	1,625	669	10,510
Management fees	153	254	117	1,407
Total Expenses	3,084	4,724	1,960	30,013
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$2,822	$4,603	$2,034	$22,539
Affiliated Seller	Fund VIII	Fund IX	Fund VII
JBG SMITH Ownership (Unaudited)	100.0%	9.9%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office—Continued
	Courthouse Metro Office	Rosslyn Gateway— North	Rosslyn Gateway— South	Pickett Industrial Park	1831 Wiehle Avenue	Wiehle Avenue Office Building
Revenue
Property rentals	$637	$5,261	$2,902	$3,014	$1,902	$1,208
Tenant expense reimbursement	109	181	145	834	250	121
Other revenue	66	50	3	(1)	4	4
Total Revenue	812	5,492	3,050	3,847	2,156	1,333
Expenses
Property operating	349	1,636	1,123	867	661	634
Real estate taxes	102	370	335	410	165	142
Management fees	60	156	94	98	65	60
Total Expenses	511	2,162	1,552	1,375	891	836
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$301	$3,330	$1,498	$2,472	$1,265	$497
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund IX	Fund VIII/Urban Direct	Fund VIII
JBG SMITH Ownership (Unaudited)	18.0%	18.0%	18.0%	10.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA	VA	VA

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office—Continued
	800 North Glebe Road	Summit I	Summit II	RTC—West	Subtotal VA Office
Revenue
Property rentals	$9,914	$3,751	$4,209	$13,427	$46,225
Tenant expense reimbursement	3,015	—	115	480	5,250
Other revenue	274	2	7	108	517
Total Revenue	13,203	3,753	4,331	14,015	51,992
Expenses
Property operating	2,716	736	1,154	3,854	13,730
Real estate taxes	1,730	232	423	1,739	5,648
Management fees	386	10	122	374	1,425
Total Expenses	4,832	978	1,699	5,967	20,803
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$8,371	$2,775	$2,632	$8,048	$31,189
Affiliated Seller	Fund VII/Urban Direct	Fund VIII	Fund VIII	Fund VIII
JBG SMITH Ownership (Unaudited)	100.0%	100.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated	Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office—Continued
	11333 Woodglen Drive	NoBe II Office	Woodglen	7200 Wisconsin Avenue	Chase Tower Office/Retail	12725 Twinbrook Parkway(1)
Revenue
Property rentals	$2,027	$905	$145	$10,934	$11,310	$1,355
Tenant expense reimbursement	529	101	—	427	1,102	1,093
Other revenue	69	(10)	—	27	189	—
Total Revenue	2,625	996	145	11,388	12,601	2,448
Expenses
Property operating	1,098	1,058	48	2,593	2,857	936
Real estate taxes	204	144	32	976	1,242	131
Management fees	72	32	—	327	387	72
Total Expenses	1,374	1,234	80	3,896	4,486	1,139
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,251	$(238)	$65	$7,492	$8,115	$1,309
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VI	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/Fund III
JBG SMITH Ownership (Unaudited)	18.0%	18.0%	18.0%	100.0%	10.0%	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	MD	MD	MD	MD	MD	MD

(1)         Asset was sold on July 12, 2017.

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Office—Continued
	Fishers Place I	Fishers Place II	Fishers Place III	5640 Fishers/12441 Parklawn	Subtotal MD Office	Total Office
Revenue
Property rentals	$3,992	$2,149	$8,195	$1,768	$42,780	$137,816
Tenant expense reimbursement	3,505	2,544	703	2,331	12,335	20,868
Other revenue	105	137	136	—	653	1,628
Total Revenue	7,602	4,830	9,034	4,099	55,768	160,312
Expenses
Property operating	2,979	2,415	2,273	2,279	18,536	50,362
Real estate taxes	694	271	622	231	4,547	20,705
Management fees	190	79	269	67	1,495	4,327
Total Expenses	3,863	2,765	3,164	2,577	24,578	75,394
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,739	$2,065	$5,870	$1,522	$31,190	$84,918
Affiliated Seller	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/Fund III/Recap
JBG SMITH Ownership (Unaudited)	10.0%	10.0%	10.0%	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Retail
	North End Retail	Subtotal DC Retail
Revenue
Property rentals	$980	$980
Tenant expense reimbursement	227	227
Other revenue	46	46
Total Revenue	1,253	1,253
Expenses
Property operating	824	824
Real estate taxes	200	200
Management fees	42	42
Total Expenses	1,066	1,066
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$187	$187
Affiliated Seller	Fund VII
JBG SMITH Ownership (Unaudited)	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated
Jurisdiction	DC

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Retail—Continued
	Stonebridge at Potomac Town Center—Phase I	Subtotal VA Retail	Total Retail
Revenue
Property rentals	$11,075	$11,075	$12,055
Tenant expense reimbursement	2,870	2,870	3,097
Other revenue	349	349	395
Total Revenue	14,294	14,294	15,547
Expenses
Property operating	2,521	2,521	3,345
Real estate taxes	1,551	1,551	1,751
Management fees	524	524	566
Total Expenses	4,596	4,596	5,662
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$9,698	$9,698	$9,885
Affiliated Seller	Fund IX
JBG SMITH Ownership (Unaudited)	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated
Jurisdiction	VA

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Multifamily
	The Gale Eckington	Atlantic Plumbing	Fort Totten Square	Subtotal DC Multifamily
Revenue
Property rentals	$13,516	$5,285	$6,375	$25,176
Tenant expense reimbursement	425	177	871	1,473
Other revenue	321	125	155	601
Total Revenue	14,262	5,587	7,401	27,250
Expenses
Property operating	3,697	2,453	2,705	8,855
Real estate taxes	77	525	1,288	1,890
Management fees	561	250	288	1,099
Total Expenses	4,335	3,228	4,281	11,844
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$9,927	$2,359	$3,120	$15,406
Affiliated Seller	Fund IX	Fund VII	Fund VII
JBG SMITH Ownership (Unaudited)	5.0%	64.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Multifamily—Continued
	Fairway Apartments	Subtotal VA Multifamily
Revenue
Property rentals	$6,283	$6,283
Tenant expense reimbursement	559	559
Other revenue	243	243
Total Revenue	7,085	7,085
Expenses
Property operating	2,096	2,096
Real estate taxes	772	772
Management fees	284	284
Total Expenses	3,152	3,152
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,933	$3,933
Affiliated Seller	Fund IX
JBG SMITH Ownership (Unaudited)	10.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated
Jurisdiction	VA

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Galvan	The Terano	The Alaire	Falkland Chase— South & West
Revenue
Property rentals	$5,543	$4,200	$5,761	$5,190
Tenant expense reimbursement	340	104	269	123
Other revenue	109	76	140	141
Total Revenue	5,992	4,380	6,170	5,454
Expenses
Property operating	2,589	1,620	1,685	1,279
Real estate taxes	838	437	691	430
Management fees	239	224	252	217
Total Expenses	3,666	2,281	2,628	1,926
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$2,326	$2,099	$3,542	$3,528
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VIII
JBG SMITH Ownership (Unaudited)	1.8%	1.8%	18.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations

For the Year Ended December 31, 2016

(dollar amounts in thousands)

	Multifamily—Continued
	Falkland Chase— North	Subtotal MD Multifamily	Total Multifamily	Combined Total
Revenue
Property rentals	$2,882	$23,576	$55,035	$204,906
Tenant expense reimbursement	83	919	2,951	26,916
Other revenue	123	589	1,433	3,456
Total Revenue	3,088	25,084	59,419	235,278
Expenses
Property operating	880	8,053	19,004	72,711
Real estate taxes	318	2,714	5,376	27,832
Management fees	122	1,054	2,437	7,330
Total Expenses	1,320	11,821	26,817	107,873
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,768	$13,263	$32,602	$127,405
Affiliated Seller	Fund VIII
JBG SMITH Ownership (Unaudited)	100.0%
Anticipated Financial Statement Presentation by Combined Entity (Unaudited)	Consolidated
Jurisdiction	MD

See accompanying independent auditors’ report.

JBG REAL ESTATE OPERATING ASSETS

INTERIM COMBINED STATEMENT OF REVENUES AND EXPENSES FROM

REAL ESTATE OPERATIONS (Unaudited)

For the Six Months Ended
June 30, 2017

JBG REAL ESTATE OPERATING ASSETS

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

(dollar amounts in thousands)

For the Six Months Ended June 30, 2017
Revenue
Property rentals	$110,105
Tenant expense reimbursement	9,515
Other revenue	2,045
Total Revenue	121,665
Expenses
Property operating	30,571
Real estate taxes	15,570
Management fees	4,102
Total Expenses	50,243
Revenues in Excess of Expenses	$71,422

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Notes to the Combined Statement of Revenues and Expenses from

Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

NOTE 1—BASIS OF PRESENTATION

JBG Real Estate Operating Assets is not a separate or single legal entity, but rather a combination of real estate operating assets and entities under the common management of JBG/Operating Partners, L.P. (the “Partnership”) and its consolidated subsidiaries (the “Management Company”). The Management Company earns fees in connection with investment, development, property management, leasing, construction management, tenant improvement construction, and finance provided to commercial office, multifamily (both rental and for-sale), retail, and hotel assets. Substantially all fee revenue earned by the Management Company is from services provided to the real estate assets owned by affiliated real estate investment funds (each a “Fund” and collectively, the “Funds”) and real estate ventures (the “Ventures”). The Funds either held or continue to hold direct or indirect ownership in each real estate asset (“Property Asset”) through separate limited liability companies (each, a “Property LLC”). The Funds own direct or indirect equity interests in the Property LLCs. The Ventures also either held or continue to hold interests in real estate assets (the “Venture Assets”). The Management Company, Funds, Ventures, Property Assets, Property LLCs, and Venture Assets are collectively referred to as “JBG”.

On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the “Transaction Agreement”) with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties (“JBG SMITH”) and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH’s subsidiary operating partnership (the “Operating Partnership”). On July 18, 2017, in accordance with the Transaction Agreement,  the Management Company, the Funds’ interests in certain Property LLCs, and interests in the Ventures, were contributed through a series of transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH or, in certain circumstances, cash (the “Transaction”). As of the closing of the Transaction on July 18, 2017, JBG SMITH was a publicly traded real estate investment trust. Except where the context requires otherwise, “JBG SMITH” refers to JBG SMITH, the Operating Partnership and their consolidated subsidiaries.

On July 18, 2017, JBG SMITH acquired up to 100% of the ownership interests in certain Property LLCs from one or more of the following real estate funds, affiliated with the Management Company: JBG Investment Fund I, L.P. (“Fund I”); JBG Investment Fund II, L.P. (“Fund II”); JBG Investment Fund III, L.P. (“Fund III”); JBG Investment Fund VI, L.L.C. (“Fund VI”); JBG Investment Fund VII, L.L.C. (“Fund VII”); JBG Investment Fund VIII, L.L.C. (“Fund VIII”); JBG Investment Fund IX, L.L.C. (“Fund IX”); JBG/Urban Direct Member, L.L.C. (“Urban Direct”); and JBG/Recap Investors, L.L.C. (“Recap”). JBG SMITH also acquired interests in several Ventures from the Funds and other affiliates of the Management Company.

The Management Company, Funds, Ventures, and Property LLCs are not entities under common control or subsidiaries of a common parent. The Property Assets and Venture Assets presented in the combined statement of revenues and expenses from real estate operations and supplementary information presented in Schedule 1 (the “Statement”) have been under common management of the Management Company since the date of acquisition by the applicable Fund.

Although JBG SMITH acquired less than 100% of the equity interests in certain of the Property LLCs and each Venture, the Statement presents 100% of the revenues and expenses from real estate operations for each Property Asset and Venture Asset. The schedule included in the Supplemental Information identifies the selling entity (Fund) and the name of the Venture, and the percentage ownership in each Property Asset or Venture Asset that was acquired by JBG SMITH.

The following tables set forth the percentage ownership interest JBG SMITH acquired in the Property LLCs and Ventures that hold ownership interests in certain Property Assets and Venture Assets.

JBG SMITH acquired 100% of the ownership interests in the Property LLCs that hold the ownership interests in the following Property Assets:

Property Asset—Office	Property Asset—Retail	Property Asset—Multifamily
1233 20th Street	North End Retail	Falkland Chase—North
1600 K Street		Falkland Chase—South & West
1831 Wiehle Avenue		Fort Totten Square
800 North Glebe Road
7200 Wisconsin Avenue
RTC—West
Summit I
Summit II
Wiehle Avenue Office Building

JBG SMITH acquired less than 100% of the ownership interests in the Property LLCs and Ventures that hold the ownership interests in the following Property Assets and Venture Assets, with the exception of 12725 Twinbrook Parkway.

Property Assets and Venture Assets	Type	JBG SMITH Ownership
5640 Fishers/12441 Parklawn	Office	10.0%
12725 Twinbrook Parkway	Office	0.0	%(1)
11333 Woodglen Drive	Office	18.0%
Capitol Point—North	Office	59.0%
Chase Tower Office/Retail	Office	10.0%
Courthouse Metro Office	Office	18.0%
Fishers Place I	Office	10.0%
Fishers Place II	Office	10.0%
Fishers Place III	Office	10.0%
L’Enfant Plaza Office—East	Office	49.0%
L’Enfant Plaza Office—North	Office	49.0%
L’Enfant Plaza Retail	Office	49.0%
NoBe II Office	Office	18.0%
Pickett Industrial Park	Office	10.0%
Rosslyn Gateway—North	Office	18.0%
Rosslyn Gateway—South	Office	18.0%
The Foundry	Office	9.9%
Woodglen	Office	18.0%
Stonebridge at Potomac Town Center—Phase I	Retail	10.0%
Atlantic Plumbing	Multifamily	64.0%
Fairway Apartments	Multifamily	10.0%
Galvan	Multifamily	1.8%
The Alaire	Multifamily	18.0%
The Gale Eckington	Multifamily	5.0%
The Terano	Multifamily	1.8%

(1)         The Fund’s 10% ownership interest in the asset was sold to an unrelated party on July 12, 2017.

The accompanying combined statement of revenues and expenses from real estate operations has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act. Accordingly, the combined statement of revenues and expenses from real estate operations does not reflect the actual operations for the period presented as revenues and expenses from real estate operations excludes certain revenue and expenses expected to be incurred in the future operations of the Property Assets or Venture Assets. Such items include depreciation, amortization, interest expense, interest income, ground rent expense, and amortization of above- and below-market leases. Revenue includes contractual base and other rent pursuant to the lease agreements, tenant expense reimbursements, and other revenue derived from the operation of the real estate asset. The expenses presented are the direct expenses associated with operating and maintaining the real estate asset and are recognized as incurred.

Further, the accompanying combined statement of revenues and expenses from real estate operations does not include any amounts for non-operating real estate assets including future development parcels and Property Assets or Venture Assets in the near-term development, development, and construction phases.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination—The combined statement of revenues and expenses from real estate operations includes selected accounts of the Property Assets and Venture Assets as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the combined statement of revenues and expenses from real estate operations.

Unaudited Interim Combined Statement—The combined statement of revenues and expenses from real estate operations for the six months ended June 30, 2017 is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature.

Revenue Recognition—Property rental revenue is recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant expense reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. The reimbursements are recognized and presented gross as the Property Assets and Venture Assets are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and bear the associated credit risk.

Other revenue is revenue derived from lease termination fees and the tenants’ use of parking and other property facilities. Lease termination fees are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants. Other revenue is recognized when the related services are utilized by the tenants.

Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and expenses from real estate operations during the reporting period to present the statement of revenues and expenses from real estate operations in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

NOTE 3—SUMMARY TABLE

The following table separately presents the aggregate operating revenues and expenses for the wholly owned Property Assets and the less than wholly owned consolidated and non-consolidated Property Assets and Venture Assets.

	Six Months Ended June 30, 2017
	100% Owned	Less Than 100% Owned Consolidated	Combined	Less Than 100% Owned Non- Consolidated
Revenue
Property rentals	$35,959	$—	$35,959	$74,146
Tenant expense reimbursement	3,620	—	3,620	5,895
Other revenue	454	—	454	1,591
Total Revenue	40,033	—	40,033	81,632
Expenses
Property operating	10,279	—	10,279	20,292
Real estate taxes	5,067	—	5,067	10,503
Management fees	1,273	—	1,273	2,829
Total Expenses	16,619	—	16,619	33,624
Revenues in Excess of Expenses	$23,414	$—	$23,414	$48,008

NOTE 4—LEASE COMMITMENTS

There are various lease agreements in place with tenants to lease space in the Property Assets and Venture Assets. As of June 30, 2017, the minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter were as follows:

Six Months Ending December 31, 2017	$67,249
2018	132,940
2019	119,977
2020	110,655
2021	85,295
Thereafter	295,024
$811,140

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes, and other operating expenses, which are excluded from the amounts above. Future cash rents receivable on multifamily real estate operating assets are excluded from the table above as the lease terms are generally one year or less.

NOTE 5—TENANT CONCENTRATIONS

For the six months ended June 30, 2017, 14% of total combined revenue was recognized from one government agency tenant.

NOTE 6—RELATED PARTY TRANSACTIONS

The Management Company provides all property management and related services for the Property Assets and Venture Assets, which are calculated as a percentage of rental revenue or gross receipts. These fees, which have been recorded as management fees in the accompanying Statement, totaled $4,102 for the six months ended June 30, 2017.

NOTE 7—SUBSEQUENT EVENTS

Subsequent events were evaluated through September 15, 2017, the date the combined statement of revenues and expenses from real estate operations was available to be issued.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office
	Capitol Point— North	L’Enfant Plaza Office— East	L’Enfant Plaza Office— North	L’Enfant Plaza Retail
Revenue
Property rentals	$67	$9,252	$4,746	$1,968
Tenant expense reimbursement	(49)	223	148	384
Other revenue	—	41	164	39
Total Revenue	18	9,516	5,058	2,391
Expenses
Property operating	84	2,419	1,783	1,151
Real estate taxes	246	1,998	1,371	453
Management fees	10	331	124	77
Total Expenses	340	4,748	3,278	1,681
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$(322)	$4,768	$1,780	$710
Affiliated Seller	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct	Fund VI/Urban Direct
JBG SMITH Ownership	59.0%	49.0%	49.0%	49.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	DC	DC	DC	DC

Note: This schedule is presented for the purposes of additional analysis and is not a required part of the Statement. The terms “consolidated” and “non-consolidated” reflect management’s preliminary conclusion with respect to presentation of such assets in JBG SMITH’s financial statements upon completion of the transaction described in Note 1.

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office—Continued
	1233 20th Street	The Foundry	1600 K Street	Subtotal DC Office
Revenue
Property rentals	$2,897	$4,719	$1,747	$25,396
Tenant expense reimbursement	147	116	141	1,110
Other revenue	11	122	40	417
Total Revenue	3,055	4,957	1,928	26,923
Expenses
Property operating	939	1,453	583	8,412
Real estate taxes	625	804	372	5,869
Management fees	73	138	66	819
Total Expenses	1,637	2,395	1,021	15,100
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,418	$2,562	$907	$11,823
Affiliated Seller	Fund VIII	Fund IX	Fund VII
JBG SMITH Ownership	100.0%	9.9%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office—Continued
	Courthouse Metro Office	Rosslyn Gateway— North	Rosslyn Gateway— South	Pickett Industrial Park	1831 Wiehle Avenue	Wiehle Avenue Office Building
Revenue
Property rentals	$237	$2,815	$1,421	$1,508	$821	$501
Tenant expense reimbursement	1	75	(3)	433	126	50
Other revenue	9	9	11	—	—	—
Total Revenue	247	2,899	1,429	1,941	947	551
Expenses
Property operating	137	828	483	389	323	294
Real estate taxes	103	187	169	228	83	71
Management fees	30	85	44	59	34	30
Total Expenses	270	1,100	696	676	440	395
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$(23)	$1,799	$733	$1,265	$507	$156
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund IX	Fund VIII/Urban Direct	Fund VIII
JBG SMITH Ownership	18.0%	18.0%	18.0%	10.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA	VA	VA

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office—Continued
	800 North Glebe Road	Summit I	Summit II	RTC—West	Subtotal VA Office
Revenue
Property rentals	$4,998	$1,917	$2,158	$6,894	$23,270
Tenant expense reimbursement	1,687	—	73	245	2,687
Other revenue	132	1	2	47	211
Total Revenue	6,817	1,918	2,233	7,186	26,168
Expenses
Property operating	1,383	193	611	2,059	6,700
Real estate taxes	901	221	221	899	3,083
Management fees	219	41	68	222	832
Total Expenses	2,503	455	900	3,180	10,615
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$4,314	$1,463	$1,333	$4,006	$15,553
Affiliated Seller	Fund VII/Urban Direct	Fund VIII	Fund VIII	Fund VIII
JBG SMITH Ownership	100.0%	100.0%	100.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated	Consolidated	Consolidated	Consolidated
Jurisdiction	VA	VA	VA	VA

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office—Continued
	11333 Woodglen Drive	NoBe II Office	Woodglen	7200 Wisconsin Avenue	Chase Tower Office/Retail	12725 Twinbrook Parkway(1)
Revenue
Property rentals	$975	$326	$89	$4,977	$5,918	$666
Tenant expense reimbursement	213	13	—	325	645	570
Other revenue	46	26	—	6	191	—
Total Revenue	1,234	365	89	5,308	6,754	1,236
Expenses
Property operating	416	513	46	1,338	1,454	446
Real estate taxes	92	49	6	505	648	72
Management fees	38	10	—	159	192	39
Total Expenses	546	572	52	2,002	2,294	557
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$688	$(207)	$37	$3,306	$4,460	$679
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VI	Fund I/Fund II/ Fund III/Recap	Fund I/Fund II/ Fund III
JBG SMITH Ownership	18.0%	18.0%	18.0%	100.0%	10.0%	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	MD	MD	MD	MD	MD	MD

(1)         Asset was sold on July 12, 2017.

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Office—Continued
	Fishers Place I	Fishers Place II	Fishers Place III	5640 Fishers/12441 Parklawn	Subtotal MD Office	Total Office
Revenue
Property rentals	$1,996	$1,072	$4,066	$884	$20,969	$69,635
Tenant expense reimbursement	375	141	206	—	2,488	6,285
Other revenue	52	71	64	—	456	1,084
Total Revenue	2,423	1,284	4,336	884	23,913	77,004
Expenses
Property operating	81	55	1,087	79	5,515	20,627
Real estate taxes	362	138	280	113	2,265	11,217
Management fees	97	41	108	30	714	2,365
Total Expenses	540	234	1,475	222	8,494	34,209
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$1,883	$1,050	$2,861	$662	$15,419	$42,795
Affiliated Seller	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/Fund III/Recap	Fund I/Fund II/ Fund III/Recap	Fund I/Fund II/Fund III/Recap
JBG SMITH Ownership	10.0%	10.0%	10.0%	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Non-Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Retail
	North End Retail	Subtotal DC Retail
Revenue
Property rentals	$938	$938
Tenant expense reimbursement	124	124
Other revenue	3	3
Total Revenue	1,065	1,065
Expenses
Property operating	186	186
Real estate taxes	96	96
Management fees	24	24
Total Expenses	306	306
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$759	$759
Affiliated Seller	Fund VII
JBG SMITH Ownership	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated
Jurisdiction	DC

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Retail—Continued
	Stonebridge at Potomac Town Center—Phase I	Subtotal VA Retail	Total Retail
Revenue
Property rentals	$5,667	$5,667	$6,605
Tenant expense reimbursement	1,158	1,158	1,282
Other revenue	57	57	60
Total Revenue	6,882	6,882	7,947
Expenses
Property operating	925	925	1,111
Real estate taxes	776	776	872
Management fees	268	268	292
Total Expenses	1,969	1,969	2,275
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$4,913	$4,913	$5,672
Affiliated Seller	Fund IX
JBG SMITH Ownership	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated
Jurisdiction	VA

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Multifamily
	The Gale Eckington	Atlantic Plumbing	Fort Totten Square	Subtotal DC Multifamily
Revenue
Property rentals	$7,228	$5,638	$4,081	$16,947
Tenant expense reimbursement	184	183	593	960
Other revenue	230	80	99	409
Total Revenue	7,642	5,901	4,773	18,316
Expenses
Property operating	1,638	1,255	1,277	4,170
Real estate taxes	363	428	656	1,447
Management fees	309	222	177	708
Total Expenses	2,310	1,905	2,110	6,325
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$5,332	$3,996	$2,663	$11,991
Affiliated Seller	Fund IX	Fund VII	Fund VII
JBG SMITH Ownership	5.0%	64.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	DC	DC	DC

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Multifamily—Continued
	Fairway Apartments	Subtotal VA Multifamily
Revenue
Property rentals	$3,175	$3,175
Tenant expense reimbursement	271	271
Other revenue	126	126
Total Revenue	3,572	3,572
Expenses
Property operating	1,008	1,008
Real estate taxes	386	386
Management fees	147	147
Total Expenses	1,541	1,541
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$2,031	$2,031
Affiliated Seller	Fund IX
JBG SMITH Ownership	10.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated
Jurisdiction	VA

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Multifamily—Continued
	Galvan	The Terano	The Alaire	Falkland Chase— South & West
Revenue
Property rentals	$4,586	$2,221	$2,906	$2,662
Tenant expense reimbursement	390	89	129	66
Other revenue	82	81	90	70
Total Revenue	5,058	2,391	3,125	2,798
Expenses
Property operating	1,176	574	812	675
Real estate taxes	566	298	367	241
Management fees	190	113	127	102
Total Expenses	1,932	985	1,306	1,018
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$3,126	$1,406	$1,819	$1,780
Affiliated Seller	Urban Direct	Urban Direct	Urban Direct	Fund VIII
JBG SMITH Ownership	1.8%	1.8%	18.0%	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Non-Consolidated	Non-Consolidated	Non-Consolidated	Consolidated
Jurisdiction	MD	MD	MD	MD

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG REAL ESTATE OPERATING ASSETS

Supplemental Information—Schedule 1 (Continued)

Combined Statement of Revenues and Expenses from Real Estate Operations (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

	Multifamily—Continued
	Falkland Chase— North	Subtotal MD Multifamily	Total Multifamily	Combined Total
Revenue
Property rentals	$1,368	$13,743	$33,865	$110,105
Tenant expense reimbursement	43	717	1,948	9,515
Other revenue	43	366	901	2,045
Total Revenue	1,454	14,826	36,714	121,665
Expenses
Property operating	418	3,655	8,833	30,571
Real estate taxes	176	1,648	3,481	15,570
Management fees	58	590	1,445	4,102
Total Expenses	652	5,893	13,759	50,243
Revenues in Excess of Expenses (Expenses in Excess of Revenues)	$802	$8,933	$22,955	$71,422
Affiliated Seller	Fund VIII
JBG SMITH Ownership	100.0%
Anticipated Financial Statement Presentation by Combined Entity	Consolidated
Jurisdiction	MD

See accompanying notes to combined statement of revenues and expenses from real estate operations.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Chevy Chase, Maryland

CONSOLIDATED FINANCIAL STATEMENTS

Including Report of Independent Auditors

For the Year Ended

December 31, 2016

INDEPENDENT AUDITORS’ REPORT

The Partners
JBG/Operating Partners, L.P.

We have audited the accompanying consolidated financial statements of JBG/Operating Partners, L.P. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income and comprehensive income, changes in partners’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JBG/Operating Partners, L.P. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
June 8, 2017

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Balance Sheet

As of December 31, 2016

(dollar amounts in thousands)

Assets
Current assets
Cash and cash equivalents	$5,091
Accounts receivable	8,107
Prepaid expenses and other current assets	1,036
Due from affiliates	8,852
Total current assets	23,086
Intangible assets, net	1,116
Goodwill	8,967
Investment in affiliates	151
Property and equipment, net	6,189
Total Assets	$39,509
Liabilities and Partners’ Deficit
Current liabilities
Line of credit	$3,600
Accounts payable	424
Accrued expenses	20,880
Accrued limited partner profit-sharing expense, current	4,223
Deferred rent, current	302
Contingent purchase consideration payable	1,675
Due to affiliate	156
Total current liabilities	31,260
Accrued limited partner profit-sharing expense, net of current portion	128,758
Deferred rent, net of current portion	2,871
Total Liabilities	162,889
Total Partners’ Deficit	(123,380)
Total Liabilities and Partners’ Deficit	$39,509

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statement of Income and Comprehensive Income

For the Year Ended December 31, 2016

(dollar amounts in thousands)

Revenues
Asset management fees	$35,992
Asset management fee credits	3,757
Development and construction management fees	26,049
Property management fees	21,873
Leasing fees	6,068
Other revenue	3,907
Total revenues	97,646
Operating Expenses
Salary and benefits—reimbursement to general partner	55,516
Limited partner profit-sharing expense	24,471
Asset management fee credit expense	3,757
General and administrative	14,959
Depreciation and amortization	1,827
Total operating expenses	100,530
Operating Loss	(2,884)
Income from investments in affiliates	539
Other Income (Expenses)
Gain on acquisition of affiliate, net	3,412
Loss on disposal of equipment	(9)
Interest expense	(303)
Total other income (expenses)	3,100
Income Before Income Taxes	755
Income Taxes	(386)
Net Income	369
Other comprehensive income	—
Comprehensive Income	$369

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statement of Changes in Partners’ Deficit

For the Year Ended December 31, 2016

(dollar amounts in thousands)

Balance, January 1, 2016	$(123,749)
Net Income	369
Balance, December 31, 2016	$(123,380)

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2016

(dollar amounts in thousands)

Cash Flows from Operating Activities
Net income	$369
Reconciliation adjustments
Gain on acquisition of affiliate, net	(3,412)
Loss on disposal of equipment	9
Depreciation and amortization	1,827
Other adjustments	60
Income from investment in affiliates	(539)
Distributions from affiliates	604
Changes in, net of acquired amounts:
Accounts receivable	287
Prepaid expenses and other current assets	107
Accounts payable	99
Accrued expenses	2,195
Accrued limited partner profit-sharing expense	4,517
Due from affiliate, net	(7,901)
Deferred rent	(199)
Net cash used in operating activities	(1,977)
Cash Flows from Investing Activities
Acquisition of affiliate	(4,668)
Acquisition of property and equipment	(427)
Net cash used in investing activities	(5,095)
Cash Flows from Financing Activities
Line of credit advances	12,000
Line of credit repayments	(8,400)
Loan costs	(60)
Net cash provided by financing activities	3,540
Net Decrease in Cash and Cash Equivalents	(3,532)
Cash and Cash Equivalents, beginning of year	8,623
Cash and Cash Equivalents, end of year	$5,091
Supplemental Disclosure of Cash Flow Information
Interest paid	$243
Taxes paid	$313
Supplemental Disclosure of Non-Cash Activity
Contingent consideration for acquisition of affiliate	$2,000

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

NOTE 1—ORGANIZATION

JBG/Operating Partners, L.P. and subsidiaries (the “Partnership”) is a limited partnership under the laws of the State of Delaware and will continue in perpetuity, unless earlier terminated or dissolved pursuant to the limited partnership agreement or by operation of law.

The Partnership is a fee-based real estate services company that is owned by a group of investors, including a general partner and nineteen limited partners (the “Limited Partners”). The Limited Partners, and all other personnel providing services to and on behalf of the Partnership, are employees of the Partnership’s general partner. The Partnership reimburses its general partner for all salary, benefits, and related costs under a cost reimbursement arrangement.

The Partnership operates in the Washington, DC metropolitan area and earns fees in connection with investment, development, assets and property management, leasing, construction management, tenant improvement construction and finance services provided to commercial office properties, multifamily (both rental and for-sale), retail and hotels. Substantially all fee revenue earned by the Partnership is from services provided for the real estate assets owned by affiliated real estate investment funds (the “Funds”) and other real estate investment vehicles (collectively, the “Contributing Entities”). The Contributing Entities own interests in real estate assets through separate limited liability companies (“Property LLCs”). The Partnership, Contributing Entities, and Property LLCs are not under common control or ownership.

On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the “Transaction Agreement”) with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties (“JBG SMITH”) and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH’s subsidiary operating partnership (the “Operating Partnership”), pursuant to which, among other things, the Partnership, and the Funds’ interests in certain separate Property LLCs’ will be contributed through a series of formation transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH or, in certain circumstances, cash (the “Transaction”). As of the closing of the Transaction, JBG SMITH will be a publicly traded real estate investment trust. The Contributing Entities are otherwise not parties to the formation transactions and the substantial majority of them will continue to exist independent of the Transaction. It is expected that the Partnership will merge with and into a subsidiary of the Operating Partnership, which will continue providing management and other services to, and on behalf of, certain of the Contributing Entities and the Property LLCs owned by the Contributing Entities that were not contributed in the Transaction.

On May 25, 2016, the Partnership and certain affiliated entities entered into a Master Combination Agreement (the “Combination Agreement”) with New York REIT, Inc. (“NYRT”). On August 2, 2016, the Partnership and NYRT entered into a Termination and Release Agreement (the “Termination Agreement”) which terminated the Combination Agreement. In accordance with the Termination Agreement, NYRT reimbursed the Partnership $9,500 for professional fees incurred by the Partnership pursuing the transactions governed by the Combination Agreement. The Partnership’s share of the reimbursement from NYRT totaled $1,303 and was recorded as a reduction of general and administrative expenses on the accompanying consolidated statement of income and comprehensive income. The remaining amount reimbursed by NYRT was recorded as a reduction of due from affiliates.

The Partnership has one reportable segment—real estate services.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

Principles of Consolidation—The consolidated financial statements include the accounts of the Partnership and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Partnership has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Updated (“ASU”) No. 2015-02, Amendment to the Consolidation Analysis, which improves targeted areas of the consolidation guidance and reduces the number of consolidation models for all periods presented.

The Partnership does not have significant involvement and is not the primary beneficiary of any variable interest entities.

When the requirements for consolidation are not met, but the Partnership has significant influence over the operations of an investee, the Partnership accounts for its partially owned entities under the equity method. The Partnership’s judgement with respect to its level of influence of an entity involves the consideration of various factors, including voting rights, forms of its ownership interest, representation in the entity’s governance, the size of its investment (including loans), its ability to participate in policy making decisions and rights of the other investors to participate in the decision making process and to replace the Partnership as managing member and/or liquidate the venture, if applicable. The assessment of the Partnership’s influence over an entity affects the presentation of these investments in the accompanying consolidated financial statements.

Equity method investments are initially recorded at cost and subsequently adjusted for the Partnership’s share of net income or loss and cash contributions and distributions each period. See Note 5.

Cash and Cash Equivalents—For purposes of the accompanying consolidated balance sheet and consolidated statement of cash flows, the Partnership considers short-term investments with remaining maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable—Accounts receivable are stated at net realizable value. Management considers the following factors when determining the collectability of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessments, an allowance for doubtful accounts was not deemed necessary as of December 31, 2016.

Property and Equipment—Furniture, fixtures, and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are costs incurred to prepare the Partnership’s corporate office space for occupancy and are depreciated on a straight-line basis over the shorter of the estimated useful lives of the improvements or the terms of the respective leases. The following are the estimated useful lives used for depreciation purposes:

Assets	Depreciation Period
Furniture, fixtures, and equipment	3-5 years
Leasehold improvements	8-15 years

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements that improve or extend the useful life of the asset are capitalized. Depreciation and amortization expense related to property and equipment for the year ended December 31, 2016 was $1,620.

Business Combination—The Partnership accounts for business combinations using the acquisition method of accounting, under which the purchase price of the acquisition is allocated to the assets acquired and liabilities assuming using the fair values determined by management as of the acquisition date. Contingent consideration obligations that are elements of consideration transferred are recognized as of the acquisition date as part of the fair value transferred in exchange for the acquired business. Acquisition-related costs incurred in connection with the business combination are expensed.

Intangible Assets—Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are reviewed annually for impairment or when events or circumstances indicate their carrying amount may not be recoverable. No impairment was recorded during the year ended December 31, 2016.

Goodwill—Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in a business combination. The Partnership tests the carrying value of goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Such interim circumstances may include, but are not limited to, significant adverse changes in the general business climate, unanticipated competition, and the loss of key personnel. The Partnership first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If assessing the totality of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a quantitative assessment is performed to determine if the goodwill is impaired. The Partnership does not believe that impairment indicators are present as of December 31, 2016, and, accordingly, no such losses have been reflected in the accompanying consolidated financial statements.

Long-Lived Assets—Long-lived assets, such as property and equipment, and acquired intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Partnership does not believe that impairment indicators are present as of December 31, 2016, and, accordingly, no such losses have been reflected in the accompanying consolidated financial statements.

Fair Value Measurements—U.S. GAAP has established a framework for measuring fair value and requires certain disclosures for all financial and non-financial instruments required to be recorded in the consolidated balance sheet or disclosed in the footnotes to the consolidated financial statements. Broadly, U.S. GAAP requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. U.S. GAAP generally requires the use of one or more valuation techniques that include the market, income, or cost approaches. U.S. GAAP also establishes market or observable inputs as the preferred source of values when using such valuation techniques, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques required by U.S. GAAP are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. U.S. GAAP classifies inputs using the following hierarchy:

Level 1                                     Quoted prices for identical instruments in active markets.

Level 2                                     Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3                                     Significant inputs to the valuation model are unobservable.

Due to the uncertainty inherent in the valuation process, such estimates of fair value may differ significantly from the values that would have been used had a ready market for the asset or liability existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of these assets and liabilities may cause the gains or losses, if any, ultimately realized, to be different than the valuations currently assigned.

The fair value of the intangible assets and goodwill and the measurement of the contingent consideration were based on unobservable inputs, including projected probability-weighted cash payments and a discount rate, which reflects a market rate. Changes in fair value may occur as a result of a change in the actual or projected cash payments, the probability weightings applied by the Partnership to projected payments, or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a significant upward or downward change in the fair value measurement. Allocations of fair value to other assets and liabilities was equal to the respective carrying amounts.

The following table summarizes the Partnership’s liabilities measured at fair value on a recurring basis as of December 31, 2016:

	Level 1	Level 2	Level 3	Total
Contingent purchase consideration payable	—	—	$1,675	$1,675

The changes in the contingent purchase consideration payable measured at fair value for which the Partnership has used Level 3 inputs to determine fair value for the year ended December 31, 2016, are as follows:

Balance, January 1, 2016	$—
Fair value at acquisition	2,000
Unrealized gain	(325)
Balance, December 31, 2016	$1,675
Remeasurement included in earnings related to financial liabilities still held as of December 31, 2016	$325

The fair value of the Partnership’s contingent consideration payable as of December 31, 2016 was computed using a discounted cash flow valuation technique; the most significant input used in determining the fair value of contingent consideration was the fair value of the Partnership. This input was an unobservable Level 3 input which and was derived from various sources of information including consultation with third parties.

Revenue Recognition—The Partnership’s revenue streams are received for providing various real estate management and advisory services, including:

•                  Asset management services provided to the Contributing Entities, as delegated by the managing member or equivalent of each of the Contributing Entities, for executing strategies to maximize real estate values, managing/supervising asset performance, and providing related reporting and other services to the Fund investors. Asset management fees are recognized as services are provided. See also Note 8.

•                  Pre-development and construction management fees are received for services rendered at agreed upon hourly rates as stipulated in the related agreement. Revenue is recognized as services are provided or when the related fee has been earned.

•                  Development fees are received for services rendered and are based on a percentage of development costs incurred as stipulated in the related agreement. Revenue is recognized as services are provided or when the related fee has been earned.

•                  Property management services, include on-site oversight and maintenance, lease management, accounting, and other property related services. Property management fees are calculated as a percentage of rental revenue and are recognized as services are provided.

•                  Leasing commissions include commissions received when a lease is executed. Leasing commissions are recognized when earned.

Income Taxes—JBG/Operating Partners, L.P. is a limited partnership and certain subsidiaries of JBG/Operating Partners, L.P. are limited liability companies. Limited partnerships and limited liability companies are not subject to federal income taxes, although they may be subject to state income taxes in certain instances. The Partnership and the limited liabilities companies record no provision or benefit for federal income taxes because taxable income or loss passes through to and is reported by the partners and members on their respective income tax returns.

Deferred income taxes are provided for temporary differences in the reported costs of assets and liabilities and their tax bases, and are calculated due to the requirement of certain of the Partnership’s subsidiaries to pay unincorporated business franchise tax in Washington, DC (“DC Franchise Tax”). DC Franchise Tax is an income-based tax and accounted for under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740, Income Taxes.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Partnership recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Partnership applied the accounting standard to all tax positions for which the statute of limitations remained open. As a result of this review, the Partnership did not identify any material uncertain tax positions.

The Partnership recognizes interest and penalties related to unrecognized tax benefits in income tax expense. For the year ended December 31, 2016, the Partnership has not recognized any interest or penalties in the consolidated statement of income and comprehensive income. The Partnership is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for the years before 2013. The Partnership is not currently under examination by any taxing jurisdiction.

The Partnership’s DC Franchise Tax for the year ended December 31, 2016 totaled $386, and is included in income tax expense on the consolidated statement of income and comprehensive income.

NOTE 3—ACQUISITION OF AFFILIATE

Prior to January 8, 2016, the Partnership held a 33.3 percent interest in JBG/Rosenfeld Retail Properties, LLC (“JBGR”) and accounted for its interest using the equity method of accounting. On January 8, 2016, the Partnership acquired the remaining 66.7 percent interest for cash consideration of $4,668 plus contingent consideration of up to $2,250. The acquisition of JBGR is expected to enable the Partnership to provide a full range of real estate services for retail properties. Upon the acquisition, the estimated fair value of the contingent consideration totaled $2,000. The amount of contingent consideration payable will be determined based on the fair value of the Partnership derived from the Transaction described in Note 1. As of December 31, 2016, the estimated fair value of the contingent consideration was $1,675. The Partnership estimates that the contingent consideration will be paid during 2017.

The carrying value of the Partnership’s 33.3 percent interest was zero on the date of acquisition. Pursuant to U.S. GAAP, the Partnership’s existing equity interest is remeasured at fair value on the date of acquisition. The fair value adjustment is recognized as a gain in the consolidated statement of income and comprehensive income and allocated to investee’s assets and liabilities based on their relative fair values.

As of the acquisition date, the fair value of JBGR totaled $10,220. Of this amount, $4,668 was paid to the sellers, $2,000 of contingent consideration is payable to the sellers, and $3,552 is allocable to the Partnership for its existing 33.3 percent interest. Also included in gain on acquisition of affiliate, net on the consolidated statement of income and comprehensive income is the write-off of deferred rent receivable of $465 related to a preexisting sublease between the Partnership and JBGR.

The following table summarizes the preliminary estimated fair values of the assets and liabilities at the acquisition date.

Accounts receivable	$465
Other assets	90
Property and equipment	187
Accrued expenses	(812)
Net identifiable liabilities assumed	(70)
Intangible assets	1,323
Goodwill	8,967
Net assets acquired	$10,220

The goodwill recognized is attributable primarily to expected synergies and assembled workforce of JBGR. The amounts of revenue and net income of JBGR included in the Partnership’s consolidated statement of income and comprehensive income for the year ended December 31, 2016 are $9,036 and $1,191, respectively.

As of the acquisition date, the fair value of the accounts receivable, other assets, and accrued expenses approximated the historical basis of the assets and liabilities due to the near term liquidity of the assets and liabilities. The value for property and equipment was determined based on a replacement cost approach, adjusted for estimated depreciation.

The following table sets forth the acquired intangible assets detail as of December 31, 2016:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Exclusive leasing agreements	$1,002	$100	$902
Non-competition agreement	321	107	214
	$1,323	$207	$1,116

Exclusive leasing agreements are amortized on a straight-line basis over their estimated useful lives of approximately 10 years. The non-competition agreement is amortized on a straight-line basis over the term of the non-competition agreement, which is 3 years. Amortization expense for intangible assets for the year ended December 31, 2016 was $207.

Estimated amortization of the acquired intangible assets as of December 31, 2016 is as follows:

2017	$207
2018	207
2019	100
2020	100
2021	100
Thereafter	402
$1,116

Additionally, in January 2016, the Partnership entered into a Consulting Agreement with an entity owned by certain individual sellers of JBGR. The noncancelable term of the Consulting Agreement expires on January 1, 2018. Under the terms of the Consulting Agreements, monthly payments of $181 and $186 are payable in 2016 and 2017, respectively. The Partnership incurred consulting fees of $2,172 for the year ended December 31, 2016 related to the Consulting Agreement, which is included in general and administrative expense on the accompanying consolidated statement of income and comprehensive income.

NOTE 4—PROPERTY AND EQUIPMENT

The following table sets forth the details of property and equipment as of December 31, 2016:

Furniture, fixtures, and equipment	$8,260
Leasehold improvements	7,791
16,050
Less accumulated depreciation and amortization	(9,862)
Property and equipment, net	$6,189

NOTE 5—INVESTMENT IN AFFILIATE

The Partnership applies the equity method of accounting for investment in Hotco, LLC (“Hotco”). Under the Hotco limited liability agreement, the Partnership is not obligated to fund operating losses or other obligations of Hotco.

The Partnership periodically evaluates the carrying value of its equity method investment for impairment when the estimated fair value is less than the carrying value. The Partnership records a charge to reduce carrying value to estimated fair value when impairment is deemed other than temporary. No impairment was recorded for the year ended December 31, 2016.

The following information summarizes the aggregate financial position and results Hotco as of and for the year ended December 31, 2016:

Assets	$610
Liabilities	99
Equity	511
Total Liabilities and Equity	$610
Partnership’s Investment in Affiliate	$127
Net Income	$2,165
Partnership’s Ownership Percentage	24.9%

In addition to this equity method investment, the Partnership has several immaterial investments accounted for under the cost method.

In 2017, Hotco was dissolved and the remaining net assets were distributed to its members in accordance with the Hotco, LLC limited liability agreement.

NOTE 6—LINES OF CREDIT

The Partnership maintains a line of credit that had a maximum amount available of $8,000 as of December 31, 2016, which matures on September 30, 2017. The Partnership maintains a second line of credit with a maximum amount available of $8,000 as of December 31, 2016, which matures on June 30, 2017. Advances on the two lines of credit bear interest at a variable rate equal to the Adjusted London Interbank Offered Rate (“LIBOR”) plus 3.00 percent. As of December 31, 2016, borrowings on the lines of credit totaled $3,600 and the effective interest rate was 3.72 percent. The Partnership incurred interest expense of $243 for the year ended December 31, 2016, related to the lines of credit.

In connection with the Partnership obtaining each line of credit, certain of the Limited Partners entered into Repayment Guaranty Agreements (the “Guaranty Agreements”). Under the Guaranty Agreements, these Limited Partners agreed to guarantee timely payment due to the lender through the maturity date, including reasonable attorney fees and expenses. The terms of the Guaranty Agreements require partners to comply with certain financial covenants, including maintaining a collective minimum liquidity of $8,000 as of December 31, 2016. As of December 31, 2016, the partners were in compliance with the collective minimum liquidity requirement.

NOTE 7—LIMITED PARTNER PROFIT-SHARING EXPENSE

The Limited Partners serve in an employment capacity, delivering real estate services for the benefit of the Partnership. The Limited Partners receive salary and other benefits in that capacity from the Partnership’s general partner. The Partnership reimburses its general partner for these costs. In addition, and pursuant to the Limited Partnership Agreement, as amended (the “Partnership LPA”), the Limited Partners are entitled to receive a share of the Partnership’s annual distributable cash, as defined in the Partnership LPA (“Distributable Cash”), subject to continued employment. The payment of this Distributable Cash is referred to as an “Annual Profit-Sharing Payment.”

In addition to the Annual Profit-Sharing Payment, under the Partnership LPA, the Limited Partners are eligible to receive an annual profit-sharing payment equal to the Limited Partner’s share of Distributable Cash for each year in the five-year period following conclusion of such Limited Partner’s employment with the Partnership (“Redemption Payments”). Pursuant to the Partnership LPA, Redemption Payments vest ratably over a fifteen year period during the Limited Partner’s continued employment. The Annual Profit-Sharing Payment and the Redemption Payments are collectively referred to as the “Profit-Sharing Arrangement.”

The Limited Partners were not obligated to make an equity investment in the Partnership in exchange for the right to receive the benefit of the Annual Profit-Sharing Payment or Redemption Payments. Although the terms of the Partnership LPA require that Limited Partners contribute capital in the event of a capital call, no such capital call has occurred in the past, and none are expected in the future. In light of this history, the Partnership does not consider the Limited Partners to be substantively at risk for adverse changes in the net equity of the Partnership. The Partnership accounts for the Profit-Sharing Arrangement and recognizes corresponding compensation expense equal to (a) the Annual Profit-Sharing Payment; and (b) the vested portion of the Redemption Payments payable in accordance with the Partnership LPA when such future payments become probable and estimable. The compensation expense recorded related to these interests is recorded as limited partner profit-sharing expense on the consolidated statement of income and comprehensive income, and the vested portion of Redemption Payments is accrued as accrued limited partner profit-sharing expense on the consolidated balance sheet. The partners’ capital deficit is attributable to the expense recognition related to this Profit-Sharing Arrangement.

Judgment is required for purposes of estimating the Redemption Payments element of the Profit-Sharing Arrangement. Specifically, management must estimate the amount of final distributions expected to be paid based upon the availability of Distributable Cash.

In connection with the contemplated Transaction, this Profit-Sharing Arrangement is expected to be terminated. The Limited Partners are expected to receive units of limited partnership in the Operating Partnership to settle any future amounts due for vested Redemption Payments.

The current liability for Redemption Payments is equal to the amount payable over the next 12 months for Limited Partners that have previously retired or separated from the Partnership. Future actual payments may differ materially from current estimates. Future payment to the Limited Partners for the Annual Profit-Sharing Payments and future Redemption Payments is solely dependent upon the availability of Distributable Cash.

NOTE 8—ASSET MANAGEMENT FEES AND FEE CREDITS

Each of the Funds pay an Asset Management Fee to the Fund’s managing member (“Fund Managing Member Entity”). The Asset Management Fee is calculated quarterly on the basis of an annual rate ranging from 0.35 percent to 1.50 percent (0.029 percent to 0.125 percent per month) of the Fund’s committed or invested member capital as defined in the Fund’s organizational documents, determined and calculated as of the first day of each quarter, and payable monthly. At the election of the Fund Managing Member Entity, the Asset Management Fee is initially payable in the form of a credit amount representing a residual equity interest in the Fund up to certain defined monetary thresholds (“Asset Management Fee Credit”). Fee credits are presented as Asset Management Fee Credits in the consolidated statement of income and comprehensive income. After achievement of the threshold, the remaining Asset Management Fee is payable in cash. The Fund Managing Member Entity may, at any time, make an irrevocable election to receive the Asset Management Fee in cash instead of in the form of an Asset Management Fee Credit. Fees paid in cash are presented as Asset Management Fees in the consolidated statement of income and comprehensive income. As of December 31, 2016, all Asset Management Fee Credits have been earned and no Asset Management Fee Credits are expected to be earned in the future.

The Fund Managing Member Entity may delegate the provision of services, and may assign the corresponding fee, to an affiliate. The Fund Managing Member Entity has delegated responsibility for such services to the Partnership.

The Fund Managing Member Entity has granted the Asset Management Fee Credits to certain Partnership Limited Partners in exchange for services rendered to the Fund. The Partnership does not retain any portion of the Asset Management Fee Credits. These amounts are presented as asset management fee credit expense in the consolidated statement of income and comprehensive income. Measurement of the revenue amount and corresponding expense is based on the fair value of the services rendered as this amount is more readily determinable than the fair value of the residual equity interest in the Fund. The fair value of the services rendered is equal to the amount of cash that would have been received had the Fund Managing Member Entities elected to receive a cash payment instead of the fee credit.

In connection with the Transaction, it is expected that the asset management agreements will be amended. The amendments are expected to include the removal of the ability to elect a Fee Credit in lieu of a cash payment for the asset management fee, among other changes.

The Partnership does not have a direct ownership interest or any other interests in the Fund Managing Member Entities.

NOTE 9—COMMITMENTS

The Partnership’s general partner leases office space from a related party under a non-cancelable operating lease expiring in 2022. Because the general partner has no other operations or activities other than its interest in the Partnership, and the Partnership reimburses the general partner for all amounts due under the lease agreement, the rental obligation and related amounts are presented and disclosed in the Partnership’s consolidated financial statements.

The lease contains a renewal option for two additional five-year periods. The Partnership recognizes lease expense on a straight-line basis over the non-cancelable term of the lease. The Partnership reports the liability associated with the lease as deferred rent liability on the accompanying consolidated balance sheet. As of December 31, 2016, the deferred rent liability related to this lease was $3,173.

Future minimum rental payments due under the lease are as follows:

2017	$3,889
2018	3,991
2019	4,096
2020	4,203
2021	4,313
Thereafter	3,313
$23,805

For the year ended December 31, 2016 lease expense totaled $4,095, and is included in general and administrative expense on the accompanying consolidated statement of income and comprehensive income.

A portion of the leased space was subleased to JBGR; this sublease was terminated upon the acquisition of the remaining interest in JBGR in January 2016.

NOTE 10—BUSINESS AND CREDIT CONCENTRATIONS

Substantially all revenues of the Partnership are derived from performing services for the affiliated Contributing Entities and Property LLCs.

The Partnership maintains cash and cash equivalents at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. The Partnership believes that the risk is not significant.

NOTE 11—EMPLOYEE RETIREMENT SAVINGS PLAN

The Partnership’s general partner maintains a multiple employer retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code whereby employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Internal Revenue Code. The Partnership provides a discretionary matching contribution, which totaled $823 for the year ended December 31, 2016, and is included in salary and benefits—reimbursement to general partner on the accompanying consolidated statement of income and comprehensive income. The Partnership may also provide a discretionary profit-sharing contribution under the plan. No discretionary profit-sharing contributions were made during the year ended December 31, 2016.

NOTE 12—RELATED PARTY TRANSACTIONS

The Partnership provides a wide range of services to affiliated entities, including asset management, property management, leasing, tenant improvement construction, acquisition, repositioning, development, redevelopment, accounting, and financing services. The rates for these services have been agreed upon in advance and are included in the related agreements. For the year ended December 31, 2016 revenues of $91,146, were earned from affiliated entities.

As of December 31, 2016, the Partnership had accounts receivable balances totaling $7,124 from affiliated entities and accounts payable totaling $200 due to an affiliate.

During the year ended December 31, 2016, the Partnership received reimbursements of professional fees incurred in 2016 and 2015 associated with the Combination Agreement described in Note 1. Fees reimbursed in 2016 by the Funds and other affiliates totaled $5,598 and fees reimbursed by NYRT, in accordance with the Termination Agreement described in Note 1, totaled $9,500. During the year ended December 31, 2016, the Partnership expensed professional fees incurred related to the Combination Agreement of $1,307 based on its value allocation associated with the intended transaction described in the Combination Agreement, which are included in general and administrative expenses on the accompanying consolidated statement of income and comprehensive income. As of December 31, 2016, $100 is due from an affiliate related to the fees incurred and is included in due from affiliate on the accompanying consolidated balance sheet. The amount due from the affiliate was repaid in January 2017.

During the year ended December 31, 2016, the Partnership incurred certain professional fees of $5,607 and certain personnel costs of $3,145 associated with the Transaction Agreement described in Note 1, which will be reimbursed by JBG SMITH upon closing of the Transaction described in Note 1. These reimbursable professional fees and personnel costs and are included in due from affiliate on the accompanying consolidated balance sheet.

NOTE 13—SUBSEQUENT EVENTS

The Partnership evaluated subsequent events through June 8, 2017, the date the consolidated financial statements were available to be issued.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Chevy Chase, Maryland

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 30, 2017

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Balance Sheet (Unaudited)

As of June 30, 2017

(dollar amounts in thousands)

Assets
Current assets
Cash and cash equivalents	$15,728
Accounts receivable	6,889
Prepaid expenses and other current assets	526
Due from affiliate	32,748
Total current assets	55,891
Intangible assets, net	1,013
Goodwill	8,967
Investment in affiliates	24
Property and equipment, net	5,434
Total Assets	$71,329
Liabilities and Partners’ Deficit
Current liabilities
Lines of credit	$14,700
Accounts payable	2,703
Accrued expenses	24,433
Accrued limited partner profit-sharing expense, current	4,266
Deferred rent, current	351
Contingent purchase consideration payable	1,675
Due to affiliate	178
Total current liabilities	48,306
Accrued limited partner profit-sharing expense, net of current portion	129,659
Deferred rent, net of current portion	2,676
Total Liabilities	180,641
Total Partners’ Deficit	(109,312)
Total Liabilities and Partners’ Deficit	$71,329

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

For the Six Months Ended June 30, 2017 and 2016

(dollar amounts in thousands)

	Six Months Ended June 30,
	2017	2016
Revenues
Asset management fees	$19,359	$17,008
Asset management fee credits	—	3,757
Development and construction management fees	17,095	12,770
Property management fees	11,103	10,888
Leasing fees	5,367	3,200
Other revenue	1,102	2,068
Total revenues	54,026	49,691
Operating Expenses
Salary and benefits—reimbursement to general partner	26,367	28,251
Limited partner profit-sharing expense	5,643	13,724
Asset management fee credit expense	—	3,757
General and administrative	6,827	9,089
Depreciation and amortization	881	1,032
Total operating expenses	39,718	55,853
Operating Income (Loss)	14,308	(6,162)
Income from investments in affiliates	91	370
Other (Expenses) Income
Gain on acquisition of affiliate, net	—	3,087
Interest expense	(171)	(132)
Total other (expenses) income	(171)	2,955
Income (Loss) Before Income Taxes	14,228	(2,837)
Income Taxes	(160)	(122)
Net Income (Loss)	14,068	(2,959)
Other comprehensive income	—	—
Comprehensive Income (Loss)	$14,068	$(2,959)

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statement of Changes in Partners’ Deficit (Unaudited)

For the Six Months Ended June 30, 2017

(dollar amounts in thousands)

Balance, January 1, 2017	$(123,380)
Net income	14,068
Balance, June 30, 2017	$(109,312)

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2017 and 2016

(dollar amounts in thousands)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$14,068	$(2,959)
Reconciliation adjustments
Gain on acquisition of affiliate, net	—	(3,087)
Depreciation and amortization	881	1,032
Other adjustments	30	30
Income from investment in affiliates	(91)	(370)
Distributions from affiliates	218	274
Changes in, net of acquired amounts:
Accounts receivable	1,218	(261)
Prepaid expenses and other current assets	477	212
Accounts payable	2,279	(34)
Accrued expenses	3,553	(4,330)
Accrued limited partner profit-sharing expense	944	5,174
Due from affiliate, net	(23,874)	(9,466)
Deferred rent	(146)	(95)
Net cash used in operating activities	(443)	(13,880)
Cash Flows from Investing Activities
Acquisition of affiliate	—	(4,668)
Acquisition of property and equipment	—	(171)
Net cash used in investing activities	—	(4,839)
Cash Flows from Financing Activities
Line of credit advances	14,700	12,000
Line of credit repayments	(3,600)	—
Loan costs	(20)	—
Net cash provided by financing activities	11,080	12,000
Net Increase (Decrease) in Cash and Cash Equivalents	10,637	(6,719)
Cash and Cash Equivalents, beginning of period	5,091	8,623
Cash and Cash Equivalents, end of period	$15,728	$1,904
Supplemental Disclosure of Cash Flow Information
Taxes paid	$101	$172
Interest paid	$141	$102
Supplemental Disclosure of Non-Cash Activity
Contingent consideration for acquisition of affiliate	$—	$2,000

See accompanying notes to the consolidated financial statements.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

NOTE 1—ORGANIZATION

JBG/Operating Partners, L.P. and subsidiaries (the “Partnership”) is a limited partnership under the laws of the State of Delaware and will continue in perpetuity, unless earlier terminated or dissolved pursuant to the limited partnership agreement or by operation of law.

The Partnership is a fee-based real estate services company that is owned by a group of investors, including a general partner and nineteen limited partners (the “Limited Partners’’). The Limited Partners, and all other personnel providing services to and on behalf of the Partnership, are employees of the Partnership’s general partner. The Partnership reimburses its general partner for all salary, benefits, and related costs under a cost reimbursement arrangement.

The Partnership operates in the Washington, DC metropolitan area and earns fees in connection with investment, development, assets and property management, leasing, construction management, tenant improvement construction and finance services provided to commercial office properties, multifamily (both rental and for-sale), retail and hotels. Substantially all fee revenue earned by the Partnership is from services provided for the real estate assets owned by affiliated real estate investment funds (the ‘‘Funds’’) and other real estate investment vehicles (collectively, the “Contributing Entities”). The Contributing Entities own interests in real estate assets through separate limited liability companies (‘‘Property LLCs’’). The Partnership, Contributing Entities, and Property LLCs are not under common control or ownership.

On October 31, 2016, the Partnership entered into a Master Transaction Agreement (the “Transaction Agreement”) with Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., certain affiliates of JBG Properties, Inc., JBG SMITH Properties (“JBG SMITH”) and JBG SMITH Properties LP, a Delaware limited partnership and JBG SMITH’s subsidiary operating partnership (the “Operating Partnership”). On July 18, 2017, in accordance with the Transaction Agreement, the Partnership, and the Funds’ interests in certain separate Property LLCs’ were contributed through a series of formation transactions to the Operating Partnership, in exchange for the right to receive units of limited partnership interest in the Operating Partnership or common shares of JBG SMITH (a publicly traded real estate investment trust) or, in certain circumstances, cash (the “Transaction”). The Contributing Entities are otherwise not parties to the formation transactions and the substantial majority of them continue to exist independent of the Transaction. Upon the closing of the Transaction, the Partnership merged with and into a subsidiary of the Operating Partnership, which will continue providing management and other services to, and on behalf of, certain of the Contributing Entities and the Property LLCs owned by the Contributing Entities that were not contributed in the Transaction.

On May 25, 2016, the Partnership and certain affiliated entities entered into a Master Combination Agreement (the “Combination Agreement”) with New York REIT, Inc. (“NYRT”). On August 2, 2016, the Partnership and NYRT entered into a Termination and Release Agreement (the “Termination Agreement”) which terminated the Combination Agreement. In accordance with the Termination Agreement, NYRT reimbursed the Partnership $9,500 for professional fees incurred by the Partnership pursuing the transactions governed by the Combination Agreement.

The Partnership has one reportable segment—real estate services.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

Principles of Consolidation—The consolidated financial statements include the accounts of the Partnership and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Partnership has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2015-02, Amendment to the Consolidation Analysis, which improves targeted areas of the consolidation guidance and reduces the number of consolidation models for all periods presented.

The Partnership does not have significant involvement and is not the primary beneficiary of any variable interest entities.

When the requirements for consolidation are not met, but the Partnership has significant influence over the operations of an investee, the Partnership accounts for its partially owned entities under the equity method. The Partnership’s judgement with respect to its level of influence of an entity involves the consideration of various factors, including voting rights, forms of its ownership interest, representation in the entity’s governance, the size of its investment (including loans), its ability to participate in policy making decisions and rights of the other investors to participate in the decision making process and to replace the Partnership as managing member and/or liquidate the venture, if applicable. The assessment of the Partnership’s influence over an entity affects the presentation of these investments in the accompanying consolidated financial statements.

Equity method investments are initially recorded at cost and subsequently adjusted for the Partnership’s share of net income or loss and cash contributions and distributions each period. See Note 5.

Unaudited Interim Consolidated Financial Statements—The interim consolidated financial statements are unaudited.  In the opinion of management, these consolidated financial statements reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Cash and Cash Equivalents—For purposes of the accompanying consolidated balance sheet and consolidated statements of cash flows, the Partnership considers short-term investments with remaining maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable—Accounts receivable are stated at net realizable value. Management considers the following factors when determining the collectability of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessments, an allowance for doubtful accounts was not deemed necessary as of June 30, 2017.

Property and Equipment—Furniture, fixtures, and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are costs incurred to prepare the Partnership’s corporate office space for occupancy and are depreciated on a straight-line basis over the shorter of the estimated useful lives of the improvements or the terms of the respective leases. The following are the estimated useful lives used for depreciation purposes:

Assets	Depreciation Period
Furniture, fixtures, and equipment	3 - 5 years
Leasehold improvements	8 - 15 years

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements that improve or extend the useful life of the asset are capitalized. Depreciation and amortization expense related to property and equipment for the six months ended June 30, 2017 and 2016 was $777 and $812, respectively.

Business Combinations—The Partnership accounts for business combinations using the acquisition method of accounting, under which the purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date. Contingent consideration obligations that are elements of consideration transferred are recognized as of the acquisition date as part of the fair value transferred in exchange for the acquired business. Acquisition-related costs incurred in connection with the business combination are expensed as incurred.

Intangible Assets—Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are reviewed annually for impairment or when events or circumstances indicate their carrying amount may not be recoverable. No impairment was recorded during the six months ended June 30, 2017 and 2016.

Goodwill—Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in a business combination. The Partnership tests the carrying value of goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Such interim circumstances may include, but are not limited to, significant adverse changes in the general business climate, unanticipated competition, and the loss of key personnel. The Partnership first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If assessing the totality of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a quantitative assessment is performed to determine if the goodwill is impaired. The Partnership does not believe that impairment indicators were present during the periods presented, and, accordingly, no such losses have been reflected in the accompanying consolidated financial statements.

Long-Lived Assets—Long-lived assets, such as property and equipment, and acquired intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Partnership does not believe that impairment indicators were present during the periods presented, and, accordingly, no such losses have been reflected in the accompanying consolidated financial statements.

Fair Value Measurements—U.S. GAAP has established a framework for measuring fair value and requires certain disclosures for all financial and non-financial instruments required to be recorded in the consolidated balance sheet or disclosed in the footnotes to the consolidated financial statements. Broadly, U.S. GAAP requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. U.S. GAAP generally requires the use of one or more valuation techniques that include the market, income, or cost approaches. U.S. GAAP also establishes market or observable inputs as the preferred source of values when using such valuation techniques, followed by assumptions based on hypothetical transactions in the absence of market inputs.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

The valuation techniques required by U.S. GAAP are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. U.S. GAAP classifies inputs using the following hierarchy:

Level 1 -                    Quoted prices for identical instruments in active markets.

Level 2 -                    Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -                    Significant inputs to the valuation model are unobservable.

Due to the uncertainty inherent in the valuation process, such estimates of fair value may differ significantly from the values that would have been used had a ready market for the asset or liability existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of these assets and liabilities may cause the gains or losses, if any, ultimately realized, to be different than the valuations currently assigned.

The fair value of the intangible assets and goodwill and the measurement of the contingent consideration were based on unobservable inputs, including projected probability-weighted cash payments and a discount rate, which reflects a market rate. Changes in fair value may occur as a result of a change in the actual or projected cash payments, the probability weightings applied by the Partnership to projected payments, or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a significant upward or downward change in the fair value measurement. Allocations of fair value to other assets and liabilities was equal to the respective carrying amounts.

The following table summarizes the Partnership’s liabilities measured at fair value on a recurring basis as of June 30, 2017:

	Level 1	Level 2	Level 3	Total
Contingent purchase consideration payable	$—	$—	$1,675	$1,675

The fair value of the Partnership’s contingent consideration payable as of June 30, 2017 was computed using a discounted cash flow valuation technique; the most significant input used in determining the fair value of contingent consideration was the fair value of the Partnership. This input was an unobservable Level 3 input which and was derived from various sources of information including consultation with third parties.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

Revenue Recognition—The Partnership’s revenue streams are received for providing various real estate management and advisory services, including:

•                  Asset management services provided to the Contributing Entities, as delegated by the managing member or equivalent of each of the Contributing Entities, for executing strategies to maximize real estate values, managing/supervising asset performance, and providing related reporting and other services to the Fund investors. Asset management fees are recognized as services are provided. See also Note 8.

•                  Pre-development and construction management fees are received for services rendered at agreed upon hourly rates as stipulated in the related agreement. Revenue is recognized as services are provided or when the related fee has been earned.

•                  Development fees are received for services rendered and are based on a percentage of development costs incurred as stipulated in the related agreement. Revenue is recognized as services are provided or when the related fee has been earned.

•                  Property management services, include on-site oversight and maintenance, lease management, accounting, and other property related services. Property management fees are calculated as a percentage of rental revenue and are recognized as services are provided.

•                  Leasing commissions include commissions received when a lease is executed. Leasing commissions are recognized when earned.

Income Taxes—JBG/Operating Partners, L.P. is a limited partnership and certain subsidiaries of JBG/Operating Partners, L.P. are limited liability companies. Limited partnerships and limited liability companies are not subject to federal income taxes, although they may be subject to state income taxes in certain instances. The Partnership and the limited liabilities companies record no provision or benefit for federal income taxes because taxable income or loss passes through to and is reported by the partners and members on their respective income tax returns.

Deferred income taxes are provided for temporary differences in the reported costs of assets and liabilities and their tax bases, and are calculated due to the requirement of certain of the Partnership’s subsidiaries to pay unincorporated business franchise tax in Washington, DC (“DC Franchise Tax”). DC Franchise Tax is an income-based tax and accounted for under the FASB Accounting Standards Codification Topic 740, Income Taxes.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Partnership recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Partnership applied the accounting standard to all tax positions for which the statute of limitations remained open. As a result of this review, the Partnership did not identify any material uncertain tax positions.

The Partnership recognizes interest and penalties related to unrecognized tax benefits in income tax expense. For the six months ended June 30, 2017 and 2016, the Partnership has not recognized any interest or penalties in the consolidated statements of operations and comprehensive income (loss). The Partnership is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for the years before 2014. The Partnership is not currently under examination by any taxing jurisdiction.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

The Partnership’s DC Franchise Tax for the six months ended June 30, 2017 and 2016 totaled $160 and $122, respectively, and is included in income tax expense on the consolidated statements of operations and comprehensive income (loss).

NOTE 3—ACQUISITION OF AFFILIATE

Prior to January 8, 2016, the Partnership held a 33.3 percent interest in JBG/Rosenfeld Retail Properties, LLC (“JBGR”) and accounted for its interest using the equity method of accounting. On January 8, 2016, the Partnership acquired the remaining 66.7 percent interest for cash consideration of $4,668 plus contingent consideration of up to $2,250. The acquisition of JBGR is expected to enable the Partnership to provide a full range of real estate services for retail properties. Upon the acquisition, the estimated fair value of the contingent consideration totaled $2,000. The amount of contingent consideration payable is based on the fair value of the Partnership derived from the Transaction described in Note 1. As of June 30, 2017, the estimated fair value of the contingent consideration was $1,675. Upon the closing of the Transaction, described in Note 1, the contingent consideration of $1,675 was transferred to the sellers.

The carrying value of the Partnership’s 33.3 percent interest was zero on the date of acquisition. Pursuant to U.S. GAAP, the Partnership’s existing equity interest is remeasured at fair value on the date of acquisition. The fair value adjustment is recognized as a gain in the consolidated statements of operations and comprehensive income (loss) and allocated to investee’s assets and liabilities based on their relative fair values.

As of the acquisition date, the fair value of JBGR totaled $10,220. Of this amount, $4,668 was paid to the sellers, $2,000 of contingent consideration was payable to the sellers, and $3,552 is allocable to the Partnership for its existing 33.3 percent interest. Also included in gain on acquisition of affiliate, net on the consolidated statements of operations and comprehensive income (loss) for the six months ended June 30, 2016, is the write-off of deferred rent receivable of $465 related to a preexisting sublease between the Partnership and JBGR.

The following table summarizes the preliminary estimated fair values of the assets and liabilities at the acquisition date.

Accounts receivable	$465
Other assets	90
Property and equipment	187
Accrued expenses	(812)
Net identifiable liabilities assumed	(70)
Intangible assets	1,323
Goodwill	8,967
Net assets acquired	$10,220

The goodwill recognized is attributable primarily to expected synergies and assembled workforce of JBGR.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

The following table sets forth the acquired intangible assets detail as of June 30, 2017:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Exclusive leasing agreements	$1,002	$150	$852
Non-competition agreement	321	160	161
	$1,323	$310	$1,013

Exclusive leasing agreements are amortized on a straight-line basis over their estimated useful lives of approximately 10 years. The non-competition agreement is amortized on a straight-line basis over the term of the non-competition agreement, which is 3 years. Amortization expense for the six months ended June 30, 2017 and 2016 was $104 and $220, respectively.

Estimated amortization of the acquired intangible assets as of June 30, 2017 is as follows:

Six months ending December 31, 2017	$104
2018	207
2019	100
2020	100
2021	100
Thereafter	402
$1,013

Additionally, in January 2016, the Partnership entered into a Consulting Agreement with an entity owned by certain individual sellers of JBGR. The noncancelable term of the Consulting Agreement expires on January 1, 2018. Under the terms of the Consulting Agreements, monthly payments of $181 and $186 are payable in 2016 and 2017, respectively. The Partnership incurred consulting fees of $1,116 and $1,086 for the six months ended June 30, 2017 and 2016, respectively, related to the Consulting Agreement, which is included in general and administrative expense on the accompanying consolidated statements of operations and comprehensive income (loss).

NOTE 4—PROPERTY AND EQUIPMENT

The following table sets forth the details of property and equipment as of June 30, 2017:

Furniture, fixtures, and equipment	$8,260
Leasehold improvements	7,791
16,051
Less accumulated depreciation and amortization	(10,617)
Property and equipment, net	$5,434

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

NOTE 5—INVESTMENT IN AFFILIATE

The Partnership applied the equity method of accounting for investment in Hotco, LLC (“Hotco”), which was dissolved on March 31, 2017. Under the Hotco limited liability agreement, the Partnership was not obligated to fund operating losses or other obligations of Hotco.

The Partnership periodically evaluates the carrying value of its equity method investment for impairment when the estimated fair value is less than the carrying value. The Partnership records a charge to reduce carrying value to estimated fair value when impairment is deemed other than temporary. No impairment was recorded for the six months ended June 30, 2017 and 2016.

During the six months ended June 30, 2017, the Partnership received its final distribution from Hotco of $100. As of June 30, 2017, the Partnership’s investment in Hotco was $0. For the six months ended June 30, 2017 and 2016, the Partnership recorded income from its investment in Hotco of $91 and $370, respectively.

As of June 30, 2017, the Partnership had several immaterial investments accounted for under the cost method, which were distributed to the Limited Partners upon the closing of the Transaction described in Note 1.

NOTE 6—LINES OF CREDIT

The Partnership maintains a line of credit that had a maximum amount available of $8,000 as of June 30, 2017, with a maturity date of September 30, 2017. The Partnership maintains a second line of credit with a maximum amount available of $8,000, which was increased to $16,000 on June 30, 2017 and extended through December 30, 2017. Advances on the two lines of credit bear interest at a variable rate equal to the Adjusted London Interbank Offered Rate (“LIBOR”) plus 3.00 percent. As of June 30, 2017, borrowings on the lines of credit totaled $14,700 and the effective interest rate was 4.17 percent. The Partnership incurred interest expense of $171 and $132 for the six months ended June 30, 2017, and 2016, respectively, related to the lines of credit. Upon the closing of the Transaction, both lines of credit were repaid in full and terminated.

In connection with the Partnership obtaining each line of credit, certain of the Limited Partners entered into Repayment Guaranty Agreements (the “Guaranty Agreements”). Under the Guaranty Agreements, these Limited Partners agreed to guarantee timely payment due to the lender through the maturity date, including reasonable attorney fees and expenses. The terms of the Guaranty Agreements require partners to comply with certain financial covenants, including maintaining a collective minimum liquidity of $8,000 as of June 30, 2017. As of June 30, 2017, the partners were in compliance with the collective minimum liquidity requirement. The Guaranty Agreements were terminated upon the closing of the Transaction.

NOTE 7—LIMITED PARTNER PROFIT-SHARING EXPENSE

The Limited Partners serve in an employment capacity, delivering real estate services for the benefit of the Partnership. The Limited Partners receive salary and other benefits in that capacity from the Partnership’s general partner. The Partnership reimburses its general partner for these costs. In addition, and pursuant to the Limited Partnership Agreement, as amended (the “Partnership LPA”), the Limited Partners are entitled to receive a share of the Partnership’s annual distributable cash, as defined in the Partnership LPA (“Distributable Cash”), subject to continued employment. The payment of this Distributable Cash is referred to as an “Annual Profit-Sharing Payment.”

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

In addition to the Annual Profit-Sharing Payment, under the Partnership LPA, the Limited Partners are eligible to receive an annual profit-sharing payment equal to the Limited Partner’s share of Distributable Cash for each year in the five-year period following conclusion of such Limited Partner’s employment with the Partnership (“Redemption Payments”). Pursuant to the Partnership LPA, Redemption Payments vest ratably over a fifteen year period during the Limited Partner’s continued employment. The Annual Profit-Sharing Payment and the Redemption Payments are collectively referred to as the “Profit-Sharing Arrangement.”

The Limited Partners were not obligated to make an equity investment in the Partnership in exchange for the right to receive the benefit of the Annual Profit-Sharing Payment or Redemption Payments. Although the terms of the Partnership LPA require that Limited Partners contribute capital in the event of a capital call, no such capital call has occurred in the past, and none are expected in the future. In light of this history, the Partnership does not consider the Limited Partners to be substantively at risk for adverse changes in the net equity of the Partnership. The Partnership accounts for the Profit-Sharing Arrangement and recognizes corresponding compensation expense equal to (a) the Annual Profit-Sharing Payment; and (b) the vested portion of the Redemption Payments payable in accordance with the Partnership LPA when such future payments become probable and estimable. The compensation expense recorded related to these interests is recorded as limited partner profit-sharing expense on the consolidated statements of operations and comprehensive income (loss), and the vested portion of Redemption Payments is accrued as accrued limited partner profit-sharing expense on the consolidated balance sheet. The partners’ capital deficit is attributable to the expense recognition related to this Profit-Sharing Arrangement.

Judgment is required for purposes of estimating the Redemption Payments element of the Profit-Sharing Arrangement. Specifically, management must estimate the amount of final distributions expected to be paid based upon the availability of Distributable Cash.

Upon the closing of the Transaction, this Profit-Sharing Arrangement was terminated. The Limited Partners received units of limited partnership in the Operating Partnership to settle any future amounts due for vested Redemption Payments.

NOTE 8—ASSET MANAGEMENT FEES AND FEE CREDITS

Each of the Funds pay an Asset Management Fee to the Fund’s managing member (“Fund Managing Member Entity”). The Asset Management Fee is calculated quarterly on the basis of an annual rate ranging from 0.35 percent to 1.50 percent (0.029 percent to 0.125 percent per month) of the Fund’s committed or invested member capital as defined in the Fund’s organizational documents, determined and calculated as of the first day of each quarter, and payable monthly. At the election of the Fund Managing Member Entity, the Asset Management Fee is initially payable in the form of a credit amount representing a residual equity interest in the Fund up to certain defined monetary thresholds (“Asset Management Fee Credit”). Fee credits are presented as Asset Management Fee Credits in the consolidated statements of operations and comprehensive income (loss). After achievement of the threshold, the remaining Asset Management Fee is payable in cash. The Fund Managing Member Entity may, at any time, make an irrevocable election to receive the Asset Management Fee in cash instead of in the form of an Asset Management Fee Credit. Fees paid in cash are presented as Asset Management Fees in the consolidated statement of operations and comprehensive income (loss). As of June 30, 2017, all Asset Management Fee Credits have been earned and no Asset Management Fee Credits are expected to be earned in the future.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

The Fund Managing Member Entity may delegate the provision of services, and may assign the corresponding fee, to an affiliate. The Fund Managing Member Entity has delegated responsibility for such services to the Partnership.

The Fund Managing Member Entity has granted the Asset Management Fee Credits to certain Partnership Limited Partners in exchange for services rendered to the Fund. The Partnership does not retain any portion of the Asset Management Fee Credits. These amounts are presented as asset management fee credit expense in the consolidated statements of operations and comprehensive income (loss). Measurement of the revenue amount and corresponding expense is based on the fair value of the services rendered as this amount is more readily determinable than the fair value of the residual equity interest in the Fund. The fair value of the services rendered is equal to the amount of cash that would have been received had the Fund Managing Member Entities elected to receive a cash payment instead of the fee credit.

Upon the closing of the Transaction, the asset management agreements were amended to remove the ability to elect a Fee Credit in lieu of a cash payment for the asset management fee, among other changes.

The Partnership does not have a direct ownership interest or any other interests in the Fund Managing Member Entities.

NOTE 9—COMMITMENTS

The Partnership’s general partner leases office space from a related party under a non-cancelable operating lease expiring in 2022. Because the general partner has no other operations or activities other than its interest in the Partnership, and the Partnership reimburses the general partner for all amounts due under the lease agreement, the rental obligation and related amounts are presented and disclosed in the Partnership’s consolidated financial statements.

The lease contains a renewal option for two additional five-year periods. The Partnership recognizes lease expense on a straight-line basis over the non-cancelable term of the lease. The Partnership reports the liability associated with the lease as deferred rent liability on the accompanying consolidated balance sheet. As of June 30, 2017, the deferred rent liability related to this lease was $3,027.

Future minimum rental payments due under the lease are as follows:

Six months ending December 31, 2017	$2,085
2018	3,991
2019	4,096
2020	4,203
2021	4,313
Thereafter	3,313
$22,001

For the six months ended June 30, 2017 and 2016, lease expense totaled $2,052 and $2,070, respectively, and is included in general and administrative expense on the accompanying consolidated statements of operations and comprehensive income (loss).

A portion of the leased space was subleased to JBGR; this sublease was terminated upon the acquisition of the remaining interest in JBGR in January 2016.

JBG/OPERATING PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

NOTE 10—BUSINESS AND CREDIT CONCENTRATIONS

Substantially all revenues of the Partnership are derived from performing services for the affiliated Contributing Entities and Property LLCs.

The Partnership maintains cash and cash equivalents at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. The Partnership believes that the risk is not significant.

NOTE 11—EMPLOYEE RETIREMENT SAVINGS PLAN

The Partnership’s general partner maintains a multiple employer retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code whereby employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Internal Revenue Code. The Partnership provides a discretionary matching contribution, which totaled $573 and $368 for the six months ended June 30, 2017 and 2016, respectively, and is included in salary and benefits—reimbursement to general partner on the accompanying consolidated statements of operations and comprehensive income (loss). The Partnership may also provide a discretionary profit-sharing contribution under the plan. No discretionary profit-sharing contributions were made during the six months ended June 30, 2017 and 2016.

NOTE 12—RELATED PARTY TRANSACTIONS

The Partnership provides a wide range of services to affiliated entities, including asset management, property management, leasing, tenant improvement construction, acquisition, repositioning, development, redevelopment, accounting, and financing services. The rates for these services have been agreed upon in advance and are included in the related agreements. For the six months ended June 30, 2017 and 2016, revenues of $50,359 and $46,048, respectively, were earned from affiliated entities.

As of June 30, 2017, the Partnership had accounts receivable balances totaling $6,235 from affiliated entities.

The Partnership incurred certain reimbursable professional fees and personnel costs associated with the Transaction Agreement described in Note 1. As of June 30, 2017, reimbursable professional fees and personnel costs totaled $32,748 and are included in due from affiliate on the accompanying consolidated balance sheet. Upon the closing of the Transaction described in Note 1, JBG SMITH reimbursed the Partnership $31,382. The remaining balance is expected to be reimbursed by JBG SMITH in 2017.

NOTE 13—SUBSEQUENT EVENTS

The Partnership evaluated subsequent events through September 15, 2017 the date the consolidated financial statements were available to be issued.

23,313,165 Shares

JBG SMITH Properties

Common Shares of Beneficial Interest

PROSPECTUS

        , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of the common shares being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Filing Fee—Securities and Exchange Commission	$89,018
Fees and Expenses of Counsel	250,000
Printing Expenses	25,000
Fees and Expenses of Accountants	700,000

Total	$1,064,018

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Equity Securities.

In connection with the transaction, on July 17, 2017, JBG SMITH LP issued 100,571,124 OP Units to VRLP in exchange for the contribution by VRLP of Vornado’s Washington, DC business (including interests in entities holding properties).  In addition, we issued 94,734,489 common shares to Vornado in exchange for the contribution by Vornado of the 94,735,489 OP Units that Vornado received in the distribution by VRLP.  The OP Units and common shares issued to VRLP and Vornado, respectively, were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving any public offering.  Neither of these offerings was a “public offering” because only one person was involved in each transaction, neither JBG SMITH nor JBG SMITH LP has engaged in general solicitation or advertising with regard to the issuance and sale of the OP Units and common shares to VRLP and Vornado, and neither JBG SMITH nor JBG SMITH LP has offered securities to the public in connection with such issuances and sales to VRLP and Vornado.

In connection with the combination, on July 18, 2017, we issued 23,313,165 common shares and JBG SMITH LP issued 13,850,729 OP Units as consideration for the contribution of certain assets of JBG, which were issued in reliance upon an exemption from registration pursuant to Regulation D under the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving any public offering.  Among other things, JBG SMITH and JBG SMITH LP relied on the fact that there was no general solicitation or advertising with regard to the issuance and sale of these securities. The OP Units are redeemable for cash or, at our election, common shares, beginning August 1, 2018, subject to certain limitations.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our declaration of trust and bylaws also permits us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our employees, agents or predecessors.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

We entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, trustees or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. We have purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)   See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b) The following exhibits are being filed as a part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit number	Description

2.1†

Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners set forth on Schedule A thereto, JBG SMITH Properties and JBG SMITH Properties LP (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form 10, filed on June 12, 2017).

2.2†

Amendment to Master Transaction Agreement, dated as of July 17, 2017, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners set forth on Schedule A thereto, JBG SMITH Properties and JBG SMITH Properties LP (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on July 21, 2017).

2.3†

Agreement and Plan of Merger, dated as of July 17, 2017, by and between JBG/Fund VI Transferred, L.L.C. and JBGS/Fund VI OP Mergerco, L.L.C. (incorporated by reference to Exhibit 2.3 to our Current Report on Form 8-K, filed on July 21, 2017).

2.4†

Agreement and Plan of Merger, dated as of July 17, 2017, by and between JBG/Fund VII Transferred, L.L.C. and JBGS/Fund VII OP Mergerco, L.L.C. (incorporated by reference to Exhibit 2.4 to our Current Report on Form 8-K, filed on July 21, 2017).

2.5†

Agreement and Plan of Merger, dated as of July 17, 2017, by and between JBG/Fund IX Transferred, L.L.C. and JBGS/Fund IX OP Mergerco, L.L.C. (incorporated by reference to Exhibit 2.5 to our Current Report on Form 8-K, filed on July 21, 2017).

2.6†

Contribution and Assignment Agreement, dated as of July 18, 2017, by and between JBG SMITH Properties LP and JBG/Fund VIII Legacy, L.L.C. (incorporated by reference to Exhibit 2.6 to our Current Report on Form 8-K, filed on July 21, 2017).

2.7†

Contribution and Assignment Agreement, dated as of July 18, 2017, by and between JBG SMITH Properties LP and JBG/UDM Legacy, L.L.C. (incorporated by reference to Exhibit 2.7 to our Current Report on Form 8-K, filed on July 21, 2017).

2.8†

Agreement and Plan of Merger, dated as of July 17, 2017, by and between JBG/Operating Partners, L.P. and JBGS/OP Mergerco, L.L.C. (incorporated by reference to Exhibit 2.8 to our Current Report on Form 8-K, filed on July 21, 2017).

2.9†

Contribution and Assignment Agreement, dated as of July 18, 2017, by and between JBG Properties, Inc. and JBG SMITH Properties LP (incorporated by reference to Exhibit 2.9 to our Current Report on Form 8-K, filed on July 21, 2017).

2.10†

Separation and Distribution Agreement, dated as of July 17, 2017, by and among Vornado Realty Trust, Vornado Realty L.P., JBG SMITH Properties and JBG SMITH Properties LP (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K, filed on July 21, 2017).

3.1†	Declaration of Trust of JBG SMITH Properties, as amended and restated (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on July 21, 2017).

3.2†	Amended and Restated Bylaws of JBG SMITH Properties (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed on July 21, 2017).

5.1**	Opinion of Hogan Lovells US LLP regarding validity of shares issued.

8.1**	Opinion of Hogan Lovells US LLP regarding certain tax matters.

10.1†

Tax Matters Agreement, dated as of July 17, 2017, by and between Vornado Realty Trust and JBG SMITH Properties (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on July 21, 2017).

10.2†

Employee Matters Agreement, dated as of July 17, 2017, by and between Vornado Realty Trust, Vornado Realty L.P., JBG SMITH Properties and JBG SMITH Properties LP (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on July 21, 2017).

10.3†

Transition Services Agreement, dated as of July 17, 2017, by and between Vornado Realty Trust and JBG SMITH Properties (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on July 21, 2017).

10.4†

Credit Agreement, dated as of July 18, 2017, by and among JBG SMITH Properties LP, as Borrower, the financial institutions party thereto as lenders, and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on July 21, 2017).

10.5†

Registration Rights Agreement, dated as of July 18, 2017, by and among JBG SMITH Properties and the holders listed on Schedule I thereto (for holders of common shares of JBG SMITH Properties received in the combination) (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on July 21, 2017).

10.6†

Registration Rights Agreement, dated as of July 18, 2017, by and among JBG SMITH Properties and the holders listed on Schedule I thereto (for holders of OP Units of JBG SMITH LP received in the combination) (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on July 21, 2017).

10.7†	Form of JBG SMITH Properties Unit Issuance Agreement (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed on July 21, 2017).

10.8†

JBG SMITH Properties Non-Employee Trustee Unit Issuance Agreement, dated July 18, 2017, by and among, JBG SMITH Properties, JBG SMITH Properties LP, Michael J. Glosserman and Glosserman Family JBG Operating, L.L.C. (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K, filed on July 21, 2017).

10.9†	JBG SMITH Properties 2017 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K, filed on July 21, 2017).

10.10†	JBG SMITH Properties 2017 Omnibus Share Plan (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K, filed on July 21, 2017).

10.11†

Amended and Restated Employment Agreement, dated as of June 16, 2017, by and between JBG SMITH Properties and W. Matthew Kelly (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form 10, filed on June 21, 2017).

10.12†

Amended and Restated Employment Agreement, dated as of June 16, 2017, by and between JBG SMITH Properties and James L. Iker (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form 10, filed on June 21, 2017).

10.13†

Amended and Restated Employment Agreement, dated as of June 16, 2017, by and between JBG SMITH Properties and David P. Paul (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form 10, filed on June 21, 2017).

10.14†

Amended and Restated Employment Agreement, dated as of June 16, 2017, by and between JBG SMITH Properties and Robert A. Stewart (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form 10, filed on June 21, 2017).

10.15†

Employment Agreement, dated as of July 17, 2017, by and between JBG SMITH Properties and Stephen W. Theriot (incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K, filed on July 21, 2017).

10.16†

Form of Indemnification Agreement between JBG SMITH Properties and each of its trustees and executive officers (incorporated by reference to Exhibit 10.12 to our Current Report on Form 8-K, filed on July 21, 2017).

10.17†

First Amended and Restated Limited Partnership Agreement of JBG SMITH Properties LP, dated as of July 17, 2017 (incorporated by reference to Exhibit 10.13 to our Current Report on Form 8-K, filed on July 21, 2017).

10.18†

Formation Unit Grant Letter, dated as of October 31, 2016, by and between JBG SMITH Properties and Steven Roth (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form 10, filed on June 21, 2017).

10.19†

Consulting Agreement, dated as of March 10, 2017, by and between JBG SMITH Properties and Mitchell Schear (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form 10, filed on June 21, 2017).

10.20†

Second Amended and Restated Continuation Agreement, dated as of June 13, 2017, by and between Michael J. Glosserman and JBG/Operating Partners, L.P. (incorporated by reference to Exhibit 10.17 to our Registration Statement on Form 10, filed on June 21, 2017).

10.21†	Form of JBG SMITH Properties Formation Unit Agreement (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form 10, filed on June 21, 2017).

10.22†	Form of JBG SMITH Properties Formation Unit Agreement for Non-Employee Trustees (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form 10, filed on June 21, 2017).

10.23†	Form of JBG SMITH Properties Restricted LTIP Unit Agreement (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form 10, filed on June 21, 2017).

10.24†	Form of JBG SMITH Properties Performance LTIP Unit Agreement (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form 10, filed on June 21, 2017).

10.25†	Form of JBG SMITH Properties Non-Employee Trustee Restricted LTIP Unit Agreement (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form 10, filed on June 21, 2017).

10.26†	Form of JBG SMITH Properties Non-Employee Trustee Restricted Stock Agreement (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form 10, filed on June 21, 2017).

10.27†	Form of JBG SMITH Properties Non-Employee Trustee Unit Issuance Agreement (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form 10, filed on June 21, 2017).

21.1**	Subsidiaries of JBG SMITH Properties.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of KPMG LLP

23.3**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).

23.4**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1).

24.1**	Power of Attorney (included on the Signature Page).

**	Filed herewith.

†	Filed previously

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chevy Chase, Maryland, on September 15, 2017.

JBG SMITH PROPERTIES,
a Maryland real estate investment trust

By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen W. Theriot and Steven A. Museles, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any and all registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on September 15, 2017.

Signature	Title

/s/ W. Matthew Kelly	Chief Executive Officer and Trustee
W. Matthew Kelly	(Principal Executive Officer)

/s/ Stephen W. Theriot	Chief Financial Officer
Stephen W. Theriot	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Roth	Chairman of the Board of Trustees
Steven Roth

/s/ Robert Stewart	Executive Vice Chairman of the Board of Trustees
Robert Stewart

/s/ Scott A. Estes	Trustee
Scott A. Estes

/s/ Alan S. Forman	Trustee
Alan S. Forman

/s/ Michael Glosserman	Trustee
Michael Glosserman

/s/ Charles E. Haldeman, Jr.	Trustee
Charles E. Haldeman, Jr.

/s/ Carol A. Melton	Trustee
Carol A. Melton

/s/ William J. Mulrow	Trustee
William J. Mulrow

/s/ Mitchell Schear	Trustee
Mitchell Schear

/s/ Ellen Shuman	Trustee
Ellen Shuman

/s/ John F. Wood	Trustee
John F. Wood